As filed with the Securities and Exchange Commission on March 28, 2012

Registration No. 333-179952

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGCO Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3523	58-1960019
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

4205 River Green Parkway

Duluth, Georgia 30096

(770) 813-9200

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Debra Kuper

Vice President, General Counsel and Corporate Secretary

4205 River Green Parkway

Duluth, Georgia 30096

(770) 813-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E.-Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1d) (Cross-Border Third-Party Tender Offer)   ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2012

PROSPECTUS

OFFER TO EXCHANGE

$300,000,000 PRINCIPAL AMOUNT OF ITS 5.875% SENIOR NOTES DUE 2021

THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED

FOR

ANY AND ALL OF ITS OUTSTANDING 5.875% SENIOR NOTES DUE 2021

The exchange offer will expire at 5:00 p.m., New York City time, on May 2, 2012,

unless we extend the exchange offer in our sole and absolute discretion.

Terms of the Exchange Offer:

•

We are offering to exchange any and all of our outstanding 5.875% senior notes due 2021, which we refer to as “outstanding notes,” for $300,000,000 principal amount of substantially identical notes that have been registered under the Securities Act and are freely tradable, which we refer to as “exchange notes.”

•	The outstanding notes were issued on December 5, 2011. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture.

•	We are making the exchange offer to satisfy your registration rights, as a holder of outstanding notes.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on May 2, 2012, unless extended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to list the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system.

•

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker-dealer who acquired outstanding notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes.

You should carefully consider the risk factors beginning on page 7 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2012

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. A copy of the letter of transmittal is attached as Annex A to this prospectus and is incorporated herein by reference. A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (our “Form 10-K”) is attached as Annex B to this prospectus and is incorporated herein by reference. A copy of our Proxy Statement for our 2012 Annual Meeting of Stockholders is attached as Annex C to this prospectus and except as where otherwise indicated is incorporated herein by reference (our “2012 Proxy Statement”). We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging the outstanding notes for exchange notes. You should rely only on the information contained in this prospectus and in the accompanying transmittal documents. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information contained in our Form 10-K and 2012 Proxy Statement, is accurate as of any date other than its respective date.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document. See “Where You Can Find Additional Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

AGCO Corporation

Attn: Investor Relations

4205 River Green Parkway

Duluth, Georgia 30096

(770) 813-9200

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to May 2, 2012, the date you must make your investment decision.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it does not contain all of the information that you should consider before participating in the exchange offer. You should read the entire prospectus carefully, including the section entitled “Risk Factors.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “AGCO,” “we,” “us,” “our” or similar references mean AGCO Corporation and its subsidiaries.

AGCO CORPORATION

We are a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. We also manufacture and distribute grain storage and handling equipment systems as well as protein production systems. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brands, including: Challenger®, Fendt®, Massey Ferguson® and Valtra®. We distribute most of our products through a combination of approximately 3,100 independent dealers and distributors in more than 140 countries. In addition, we provide retail financing through our retail finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

The address of our principal executive offices is 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200. Our internet site is www.agcocorp.com. Information contained on our internet site is not incorporated by reference into this prospectus, and you should not consider that information to be a part of this prospectus.

For additional information regarding our business see “Business” and “Properties” in our Form 10-K that is attached as Annex B to this prospectus.

THE EXCHANGE OFFER

In this prospectus, except as otherwise indicated, “outstanding notes” refers to our 5.875% Senior Notes due 2021 issued on December 5, 2011, “exchange notes” refers to the 5.875% Senior Notes due 2021 offered hereby, and “notes” refers to the outstanding notes and the exchange notes, collectively. The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

The Exchange Offer

We are offering to exchange an aggregate of $300,000,000 aggregate principal amount of exchange notes for $300,000,000 principal amount of outstanding notes that are properly tendered and accepted. You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes when or promptly after the exchange offer expires.

The form and terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to contractual transfer restrictions, registration rights and additional interest provisions applicable to the exchange notes prior to the consummation of the exchange offer. We will issue the exchange notes under the same indenture that governs the outstanding notes.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

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•   are acquiring the exchange notes in the ordinary course of business;

•   have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in, a distribution of the exchange notes; and

•   are not our “affiliate” (as defined under Rule 405 of the Securities Act).

In addition, each participating broker-dealer that receives registered exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see “Plan of Distribution.”

Any holder of unregistered outstanding notes, including any broker-dealer, who:

•   is our affiliate,

•   does not acquire the registered exchange notes in the ordinary course of its business, or

•   tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of registered exchange notes, cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated, Shearman & Sterling, or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 2, 2012, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company (“DTC”) for tendering notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC confirms that:

•   DTC has received your instructions to exchange your outstanding notes; and

•   you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your outstanding notes, please refer to the section in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

2

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all outstanding notes that are validly tendered in the exchange offer and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal Rights.”

Consequences of Failure to Exchange Notes	If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be outstanding and accrue interest and will also be subject to the existing transfer restrictions provided in the outstanding notes and the indenture. Following completion of the exchange offer, we do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the outstanding notes outstanding.

Material United States Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Fees and Expenses	We will bear the expenses related to the exchange offer. See “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Exchange Agent	Union Bank, N.A., the trustee under the indenture governing the notes, is serving as the exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

Union Bank, N.A. Corporate Trust Department 120 South San Pedro Street, 4th Floor Los Angeles, CA 90012 Attn: Josefina Benavides / Linh Duong Fax: (213) 972-5695 For Information Call: (213) 972-5679

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TERMS OF THE EXCHANGE NOTES

The following summary contains basic information about the exchange notes and is not intended to be complete. The form and terms of the exchange notes will be substantially identical to those of the outstanding notes, except that the exchange notes will have been registered under the Securities Act. Therefore, the exchange notes will not be subject to contractual transfer restrictions, registration rights and additional interest provisions applicable to the exchange notes prior to the consummation of the exchange offer. We will issue the exchange notes under the same indenture that governs the outstanding notes. For a more complete understanding of the exchange notes, please refer to the section entitled “Description of Exchange Notes” in this prospectus.

Issuer	AGCO Corporation, a Delaware corporation.

Securities Offered	$300,000,000 aggregate principal amount of 5.875% Senior Notes due 2021.

Maturity	The notes will mature on December 1, 2021, unless earlier redeemed or repurchased.

Interest Payment Dates	5.875% interest per year on the principal amount, payable semiannually in arrears on June 1 and December 1, 2021 of each year, beginning on June 1, 2012.

Optional Redemption	Prior to September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

•    the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined in this prospectus) plus 50 basis points.

Beginning September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of Exchange Notes—Optional Redemption.”

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a change of control triggering event (as defined in this prospectus), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the repurchase date. See “Description of Exchange Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Ranking	The notes are our unsecured and unsubordinated obligations and rank equally with all of our current and future unsecured and unsubordinated indebtedness, including any borrowings under our credit facility, and senior to all of our future subordinated debt. The notes effectively rank junior to any of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2011 we and our subsidiaries had approximately $49.3 million of secured indebtedness.

4

Certain Covenants	We will issue the exchange notes under an indenture with Union Bank, N.A., as trustee, which indenture also governs the outstanding notes. The indenture contains certain covenants by us for your benefit. These covenants, among other things, limit our ability to:

• incur indebtedness secured by principal properties;

• enter into certain sale and leaseback transactions with respect to principal properties; and

• enter into certain mergers, consolidations and transfers of all or substantially all of the assets of us and our subsidiaries on a consolidated basis.

The above restrictions are subject to significant exceptions. See “Description of Exchange Notes—Certain Covenants.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably (except for the issue date, the offering price and the first interest payment date) with the notes of a series in all respects, as described under “Description of Exchange Notes—General.”

Absence of Trading Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the notes on any securities exchange.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	Union Bank, N.A.

For a more complete description of the terms of the notes, see “Description of Exchange Notes.”

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary financial data and other data as of and for each of the years in the five-year period ended December 31, 2011. This summary financial data has been derived from, and is qualified by reference to, our consolidated financial statements. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in our Form 10-K that is attached as Annex B to this prospectus.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(in millions, except ratios)
Operating Data:
Net sales	$6,715.9	$8,273.1	$6,516.4	$6,896.6	$8,773.2
Gross profit	1,189.7	1,498.4	1,071.9	1,258.7	1,776.1
Income from operations	393.7	563.7	218.7	324.2	610.3
Net income	232.9	385.9	135.4	220.2	585.3
Net loss (income) attributable to noncontrolling interests	—	—	0.3	0.3	(2.0)
Net income attributable to AGCO Corporation and subsidiaries	$232.9	$385.9	$135.7	$220.5	$583.3
Net income per common share—diluted(1)	$2.41	$3.95	$1.44	$2.29	$5.95
Weighted average shares outstanding—diluted(1)	96.6	97.7	94.1	96.4	98.1

	As of December 31,
	2007	2008	2009	2010	2011
	(in millions, except ratios)
Balance Sheet Data:
Cash and cash equivalents	$574.8	$506.1	$651.4	$719.9	$724.4
Working capital(2)	724.8	1,037.4	1,079.6	1,208.1	1,457.3
Total assets	4,698.0	4,846.6	4,998.9	5,436.9	7,257.2
Total long-term debt, excluding current portion(2)	294.1	625.0	454.0	443.0	1,409.7
Stockholders’ equity	2,114.1	2,014.3	2,394.4	2,659.2	3,031.2

Other Data:
Ratio of earnings to fixed charges(3)	6.4	8.9	3.1	4.8	8.6

(1)	Our 1 1/4% convertible senior subordinated notes potentially will impact the dilution of weighted shares outstanding for the excess conversion value using the treasury stock method.

(2)

Holders of our former 1 3/4% convertible senior subordinated notes due 2033 and our $201.3 million 1 1/4% convertible senior subordinated notes due 2036 could have converted or may convert the notes if, during any fiscal quarter, the closing sales price of our common stock exceeded or exceeds 120% of the conversion price of $22.36 per share for our former 1 3/4% convertible senior subordinated notes and $40.73 per share for our 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2011, this criteria was not met with respect to the 1 1/4% convertible senior subordinated notes, and, therefore, we classified these notes as long-term debt. As of December 31, 2010 and 2009, the criteria was met for our former 1 3/4% convertible senior subordinated notes, and, therefore, we classified these notes as a current liability. As of December 31, 2008, this criteria was not met with respect to either of the notes, and, therefore, we classified both notes as long-term debt. As of December 31, 2007, the criteria was met for both notes, and, therefore, we classified both notes as current liabilities.

(3)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and distributed earnings of less-than-50%-owned affiliates, plus fixed charges. Fixed charges consist of interest costs (whether expensed or capitalized), amortization of debt issuance costs and an estimate of the interest cost in rental expense. The computation of ratio of earnings to fixed charges does not include the interest component of our income tax liabilities related to uncertain tax positions connected with ongoing tax audits in various jurisdictions.

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RISK FACTORS

Investing in the exchange notes involves risks. Prior to making a decision about participating in the exchange offer, you should carefully consider the risks described below and all other information contained in this prospectus. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the events underlying the following risks occurs, our business, financial condition or results of operations could be materially harmed.

RISKS RELATED TO THE EXCHANGE OFFER

If you fail to properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and you will continue to face restrictions that will make the sale or transfer of your outstanding notes more difficult.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. To the extent other outstanding notes are tendered and accepted in the exchange offer and you elect not to exchange your outstanding notes, the trading market, if any, for your outstanding notes would be adversely affected because your outstanding notes will be less liquid than the exchange notes.

Some holders that exchange their outstanding notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their exchange notes.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your exchange notes and could incur liability for failure to comply with applicable requirements.

RISKS RELATED TO THE NOTES

The notes will be junior to the indebtedness of our subsidiaries.

The notes will be issued by AGCO Corporation and will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade payables. Holders of the notes will not be creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Consequently, the notes will be effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

Our subsidiaries hold a majority of our assets and conduct a majority of our operations, and they will not be obligated to make payments on the notes.

We conduct a majority of our business through our subsidiaries. These subsidiaries directly and indirectly own a majority of the assets of our business and conduct operations themselves and through other subsidiaries. Therefore, we depend on distributions and advances from our subsidiaries and the repayment by our subsidiaries of intercompany loans and advances to meet our debt service and other obligations. Contractual provisions, laws or regulations to which we or any of our subsidiaries are or may become subject, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our indebtedness, including the notes.

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Because the notes are unsecured, they also are effectively subordinated to existing and future secured debt, to the extent of the assets securing such debt.

Our obligations under the notes are unsecured. In contrast, some of our other debt obligations are secured by various assets. The notes are effectively subordinated to our obligations under our secured debt. If we are in default on these secured obligations, you may not receive principal and interest payment on your notes. While our secured debt is not material at the current time, in the future it may be.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that the credit rating of the notes is lowered or withdrawn.

We may not have sufficient cash flow to make payments on the notes and our other indebtedness.

Our ability to pay principal and interest on the notes and our other indebtedness and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, see “Risk Factors” in our Form 10-K that is attached as Annex B to this prospectus. Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

We may be unable to repurchase your notes as required under the indenture upon a change of control triggering event.

If a change of control triggering event, as defined in this prospectus, occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes, in either case, at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the repurchase date. If we do not have sufficient funds to pay the repurchase price for all of the notes to be repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be repurchased could result in an event of default under the notes or under other credit-related agreements. Our inability to pay for notes that are to be repurchased could result in holders receiving substantially less than the principal amount of the notes.

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Because we have made only limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events, these limited covenants and protections against certain types of important corporate events may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

There is no prior trading market for the notes, so if an active trading market does not develop for the notes, you may not be able to resell them.

There is no established trading market for the notes, and we cannot assure you that an active trading market will ever develop for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Provisions in the indenture for the notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a change of control triggering event occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such change of control triggering event, plus accrued and unpaid interest, if any, from the date of initial issuance to, but not including, the repurchase date. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware law could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Furthermore, our stockholder rights plan, as amended, contains provisions that could make it harder for a third party to acquire us. The rights plan provides that each share of common stock outstanding will have attached to it the right to purchase one-hundredth of a share of Junior Cumulative Preferred Stock (“junior preferred stock”). The purchase price per one-hundredth of a share of junior preferred stock is $110.00, subject to adjustment. The rights will be exercisable only if a person or group acquires 20.0% or more of our common stock or announces a tender offer or exchange offer that would result in the acquisition of 20.0% or more of our common

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stock or, in some circumstances, if other conditions are met. After the rights become exercisable, the plan allows stockholders, other than the acquirer, to purchase our common stock or, in some circumstances, securities of the acquiror with a then current market value of two times the exercise price of the right. The rights are redeemable for $0.01 per right, subject to adjustment, at the option of our Board of Directors. The rights may discourage take-over attempts because they could cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Generally, the rights should not interfere with any merger or other business combination approved by our Board of Directors because our Board of Directors may redeem the rights prior to the time we enter into a purchase and sale agreement with the acquirer.

Covenants in our debt instruments restrict or prohibit us from engaging in or entering into a variety of transactions, which could adversely affect us.

The agreements governing our outstanding indebtedness contain various covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make distributions or certain other restricted payments;

•	create restrictions on the payment of dividends or other amounts to us by our subsidiaries;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets, including, but not limited to capital stock of restricted subsidiaries; and

•	enter into certain mergers and consolidations.

Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such debt instrument. In addition, such an event may trigger an event of default under one or more of our other debt instruments, including the notes. Our ability to comply with the covenants and other provisions in our various debt instruments may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

RISKS RELATED TO OUR BUSINESS

Our business is subject to a number of other risks that could impact our ability to fulfill our obligations under the notes. See “Risk Factors” in our Form 10-K that is attached as Annex B to this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “believes,” “anticipates,” “estimates,” “should,” or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause results or events to differ from current expectations are described in the section titled “Risk Factors.”

Such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and expressly disclaim any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of this prospectus except as required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2011. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in our Form 10-K that is attached as Annex B to this prospectus.

As of December 31, 2011
Cash and cash equivalents	$724.4

Long-term debt:
5 7/8% Senior notes due 2021	$300.0
4 1/2% Senior term loan due 2016	259.4
Credit facility	665.0
1 1/4% Convertible senior subordinated notes due 2036(1)	183.4
Other long-term debt	62.0
Less: Current portion of long-term debt	(60.1)

Total long-term debt, less current portion	$1,409.7

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	$—
Common stock, $0.01 par value; 150,000,000 shares authorized; 97,194,732 shares issued and outstanding	1.0
Additional paid-in capital	1,073.2
Retained earnings	2,321.6
Accumulated other comprehensive loss	(400.6)
Noncontrolling interests	36.0

Total stockholders’ equity	$3,031.2

Total capitalization	$4,440.9

(1)

The amount reflected above as the balance outstanding related to our 1 1/4% senior subordinated notes due 2036 does not reflect the principal amount outstanding, which was $201.3 million as of December 31, 2011. The amount reflected above is the carrying amount of the liability-classified component of the notes as of December 31, 2011, as is more fully described in Note 7 to our Consolidated Financial Statements for the year ended December 31, 2011.

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THE EXCHANGE OFFER

Purpose and Effect

Simultaneously with the sale of the outstanding notes, we entered into a registration rights agreement with J.P. Morgan Securities LLC., as representatives of the initial purchasers. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC; and

•	commence and use our commercially reasonable efforts to complete the exchange offer no later than 60 days after the registration statement was declared effective by the SEC.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is the 240th calendar day after the date of initial issuance, December 5, 2011 (the “completion date”), the annual interest rate on the outstanding notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. When we have cured all of the registration defaults, the interest rate on the notes will revert immediately to the original level.

The exchange offer is not extended to outstanding note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

The exchange offer will remain open until the expiration date specified under “—Terms of the Exchange Offer” below (which is at least 20 business days after the date we mail notice of the exchange offer to the holders of outstanding notes). For each outstanding note surrendered to us under the exchange offer, the holders of outstanding notes will receive an exchange note of equal principal amount. A holder of outstanding notes that participates in the exchange offer will be required to make certain representations to us (as described below under “—Procedures for Tendering—Your Representations to Us”). Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes.

We have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. Outstanding notes not tendered in the exchange offer will bear interest at the rate of 5.875% per annum and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but, except as provided below, will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offer.

In the event that we determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, if for any reason, the exchange offer is not for any other reason completed by the completion date, or, in certain circumstances, any initial purchaser of the outstanding notes so requests in connection with any offer or sale of outstanding notes, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes and to keep that shelf registration statement effective until the date that the outstanding notes cease to be “registrable securities” (as defined in the registration rights agreement), or such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each participating holder of outstanding notes copies of a prospectus, notify each participating holder of outstanding notes when the shelf registration statement has become effective and take certain other actions to permit resales of the outstanding notes. A holder of outstanding notes that sells outstanding notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of outstanding notes (including certain indemnification obligations). Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their outstanding notes for registered exchange notes in the exchange offer.

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Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the outstanding notes is payable. The exchange notes will be accepted for clearance through DTC.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes;

•	is our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such exchange notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on May 2, 2012, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $300,000,000 in aggregate principal amount of the outstanding notes were outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

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If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration or termination of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date will be 5:00 p.m., New York City time, on May 2, 2012, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any such notice will include the principal amount of outstanding notes tendered for exchange as of such date. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offer—Exchange Agent.”

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the automated tender offer program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of

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our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the exchange offer.

When We Will Issue Exchange Notes

We will issue the exchange notes when or promptly after the exchange offer expires. In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This crediting will take place promptly after the expiration or termination of the exchange offer.

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Acceptance of the Notes and Delivery of the Exchange Notes

Subject to and as soon as practicable after the satisfaction or waiver of all of the conditions to the exchange offer, we will promptly accept all outstanding notes validly tendered and not properly withdrawn before 5:00 p.m., New York City time, on the expiration date, and will deliver, or cause to be delivered, to the Trustee for cancellation all outstanding notes or portions thereof so accepted for exchange by us. Following such acceptance, we will issue, and cause Union Bank, N.A., the trustee under the indenture for the outstanding notes and the exchange notes, to promptly authenticate and deliver to each holder, exchange notes equal in principal amount to the principal amount of the outstanding notes tendered by such holder. Please refer to the section in this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use our reasonable best efforts to obtain the withdrawal of any stop order at the earliest possible moment.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes will be amortized over the term of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange pursuant to this exchange offer will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those notes. If, however, a transfer tax is imposed for any reason other than the exchange of notes pursuant to this exchange offer, then the amount of such transfer taxes (whether imposed on such holder or any other person) will be payable by the tendering holder.

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Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be outstanding and accrue interest and will also be subject to the existing transfer restrictions provided in the outstanding notes and the indenture. Following completion of the exchange offer, we do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of the outstanding notes outstanding.

DESCRIPTION OF EXCHANGE NOTES

We will issue the exchange notes under the same indenture as the outstanding notes, between us, as issuer, and Union Bank, N.A., as trustee. As used in this description of exchange notes, the words “we,” “us,” “our” or AGCO refer only to AGCO Corporation, a Delaware corporation, and do not include any of our subsidiaries.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.

The term “notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time and issued under the indenture. The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including forms of the notes, has been filed as an exhibit to the exchange offer registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.” Copies of the indenture, including forms of the notes, are available upon request to us.

General

We are offering $300,000,000 aggregate principal amount of our 5.875% Senior Notes due 2021. The notes:

•	are senior unsecured obligations of ours;

•	rank equally with all of our other senior unsecured indebtedness from time to time outstanding;

•	are structurally subordinated to all existing and future obligations of our subsidiaries; and

•	are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on December 1, 2021, unless earlier redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time, to the extent permitted by law, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

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You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Offer to Repurchase Upon a Change of Control Triggering Event.”

The notes bear cash interest at a rate of 5.875% per year. Interest on the notes will accrue from December 5, 2011, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2012, to record holders at the close of business on the preceding May 15 and November 15, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. Interest may be paid to you either:

•

by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, so long as DTC is the sole registered owner of the notes, we will make interest payments to DTC by wire transfer of immediately available funds. We will not be responsible for the payments of any amounts owed by DTC to the beneficial owners of the notes. Interest is computed on the basis of a 360-day year composed of twelve, 30-day months.

Ranking

The notes are general unsecured obligations of AGCO and rank equally with all of our unsecured and unsubordinated obligations from time to time outstanding. As of December 31, 2011, we did not have any senior unsecured indebtedness that would rank equally with the notes, and we and our subsidiaries had approximately $49.3 million of secured indebtedness outstanding which would be effectively senior to the notes. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. In addition, the notes are structurally subordinated to all existing and future obligations of our subsidiaries. As of December 31, 2011, our subsidiaries had approximately $991.3 of indebtedness. In the future we and our subsidiaries may incur additional indebtedness including secured indebtedness subject in the case of secured indebtedness to the covenant described under “— Limitations on Liens.”

Optional Redemption

Prior to September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option as set forth below. We will mail notice of the redemption to registered holders of such notes at least 30 days and not more than 60 days prior to the date set for redemption. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date; or

•

the sum, as determined by an independent investment banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the date of redemption.

Beginning September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option, for an amount in cash equal to 100% of the principal amount plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date. We are required to give notice of redemption by mail to holders not more than 60 but less than 30 days prior to the redemption dates.

For these purposes:

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“comparable treasury issue” means the United States treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“comparable treasury price” means, with respect to any redemption date, (1) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations or, if only one such quotation is obtained, such quotation.

“independent investment banker” means an independent investment banking institution of national standing appointed by us, which may be one of the reference treasury dealers.

“reference treasury dealer” means any primary U.S. government securities dealers in New York City (a “primary treasury dealer”) that we select, which are J.P. Morgan Securities LLC, a primary treasury dealer selected by Mitsubishi UFJ Securities (USA), Inc., Rabo Securities USA, Inc. or SunTrust Robinson Humphrey, Inc. after consultation with us and any other primary treasury dealers selected by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States, we will substitute therefor another primary treasury dealer.

“reference treasury dealer quotation” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“treasury rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the comparable treasury issue (provided that if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the comparable treasury issue shall be determined and the treasury rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate shall be calculated on the third business day preceding the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $2,000 or multiples of $1,000 in excess thereof by lot, pro rata or by another method the trustee considers fair and appropriate.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise. Notes so purchased may, at our sole option, be held, resold or surrendered to the trustee for cancellation.

Special Mandatory Redemption

Prior to completing the acquisition of the GSI Holdings Corp., the outstanding notes were subject to special mandatory redemption provisions if a special mandatory redemption trigger event occurred. However, since December 1, 2011, such special mandatory redemption provisions are no longer operative.

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Offer to Repurchase Upon a Change of Control Triggering Event

If a change of control triggering event, as discussed below, occurs at any time prior to the maturity of the notes, unless we have exercised our right to redeem the notes as described under “Optional Redemption” above, you may require us to repurchase your notes for cash, in whole or in part, on a repurchase date of our choosing that is not less than 30 nor more than 60 days after the date of our notice of the change of control triggering event. The notes will be repurchased in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof. We will repurchase the notes at a price equal to 101% of the principal amount to be repurchased, plus any accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date. Any notes repurchased by us will be paid for in cash.

We will mail to all record holders a notice of a change of control triggering event within 30 days following any change of control triggering event, or, at our option, prior to the date of consummation of any change of control, but after public announcement of the pending change of control, and of the resulting repurchase right, if any. We are also required by the indenture to deliver to the trustee a copy of the change of control triggering event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated paying agent, on or before the repurchase date specified in our change of control triggering event notice, your repurchase notice for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the later of the repurchase date and the time of book-entry transfer or delivery of the notes to be redeemed, duly endorsed for transfer. If the paying agent holds money sufficient to pay the repurchase price for any note on the repurchase date, then, on and after such date, the notes will cease to be outstanding, interest will cease to accrue and all other rights of the holder will terminate, except the right to receive the repurchase price. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

We will not be required to make an offer to purchase your notes in the event of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the redemption date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•

if certificated notes have been issued, the certificate numbers and CUSIP numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

A “change of control triggering event” will be deemed to have occurred if the notes cease to be rated investment grade by at least two of the three rating agencies on any date during the period commencing 60 days prior to the first public announcement by the company of any “change of control” (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three rating agencies are providing a rating for the notes at the commencement of any such period, the notes will be deemed to have ceased to be rated investment grade by at least two of the three rating agencies during that period. Notwithstanding the foregoing, no change of control triggering event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated.

A “change of control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”)) other than to the company or one of its subsidiaries;

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(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of the company, measured by voting power rather than number of shares;

(3) the company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the company cease to be continuing directors; or

(5) the adoption by our shareholders of a plan relating to the liquidation or dissolution of the company.

For these purposes:

“continuing director” means, as of any date of determination, any member of the board of directors of the company who:

(1) was a member of such board of directors on the date of the indenture; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (or such lesser number comprising a majority of a nominating committee if authority for such nomination, election or appointment has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed).

“investment grade” means a rating of Baa3 or better by “Moody’s” (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by “S&P” (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by “Fitch” (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “rating agency.”

“rating agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such rating agency; provided that we shall give written notice of such appointment to the trustee.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited

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body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” (as such terms is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a change of control triggering event.

These change of control triggering event repurchase rights could discourage a potential acquirer. However, this change of control triggering event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “change of control” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a change of control triggering event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Limitations on Liens

We will not, and will not permit any of our restricted subsidiaries to, create, incur, issue, assume or guarantee any indebtedness for money borrowed secured by a lien (“secured debt”) upon any principal property or any shares of stock or indebtedness for borrowed money of any restricted subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the notes are secured equally and ratably with or, at our option, prior to such secured debt so long as such secured debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from secured debt in any computation under such restriction, secured debt secured by:

(1) liens on any property, shares of stock or indebtedness for borrowed money of any entity existing at the time such entity becomes a restricted subsidiary;

(2) liens on property or shares of stock existing at the time of the acquisition of such property or stock by us or a restricted subsidiary, or existing as of the original date of the indenture;

(3) liens to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by us or a restricted subsidiary, or to secure any secured debt incurred by us or a restricted subsidiary, prior to, at the time of, or within 180 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which secured debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the lien shall not apply to any property theretofore owned by us or a restricted subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4) liens granted in favor of, or for the benefit of, us or a restricted subsidiary;

(5) liens on property of an entity existing at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of an entity as an entirety or substantially as an entirety to us or a restricted subsidiary;

(6) liens to secure hedging obligations entered into in the ordinary course of business for bona fide hedging purposes to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to our, or any of our restricted subsidiaries’, interest rate, currency or commodity exposure;

(7) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of our businesses and our restricted subsidiaries; or

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole

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or in part of any lien referred to in clauses (1) through (7) above; provided, however, that the principal amount of secured debt so secured shall not exceed the principal amount of secured debt so secured at the time of such extension, renewal or replacement (except any amounts committed at the date of the indenture), and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements and construction on such property).

Notwithstanding the foregoing, we and any one or more of our restricted subsidiaries may, however, without securing the notes, create, incur, issue, assume or guarantee secured debt secured by a lien if, after giving effect to the transaction, the aggregate of the secured debt then outstanding (not including secured debt permitted under the above exceptions) does not exceed 15% of our “consolidated net tangible assets” as shown on our consolidated financial statements as of the end of the fiscal year preceding the date of determination.

For these purposes:

“consolidated net tangible assets” means our and our restricted subsidiaries’ total assets (including, without limitation, any net investments in subsidiaries that are not restricted subsidiaries) after deducting therefrom (a) all current liabilities (except for indebtedness payable by its terms more than one year from the date of incurrence thereof or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by us and our restricted subsidiaries as of the end of the fiscal year preceding the date of determination in accordance with GAAP; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“GAAP” means U.S. generally accepted accounting principles as are set forth in the statements and pronouncements of the Financial Accounting Standards Board and in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or which have other substantial authoritative support in the United States and are applicable in the circumstances, in each case, as applied on a consistent basis, which are in effect as of the issuance date of the notes.

“hedging obligations” of any person means the obligations of such person pursuant to any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates, any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values, any forward contract, commodity swap, commodity option or other financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices or any derivative contract entered into to hedge interest rate risk, currency exchange risk, and commodity price risk.

“lien” or “liens” means any mortgage, pledge, lien, security interest or other encumbrances upon any principal property or any shares of stock or on indebtedness for borrowed money of any restricted subsidiary (whether such principal property, shares of stock or indebtedness for borrowed money are now owned or hereafter acquired).

“principal property” means any single manufacturing or processing plant, office building or warehouse owned or leased by us or any of our restricted subsidiaries other than a plant, warehouse, office building, or portion thereof which, (i) has a gross book value of less than 2% of consolidated net tangible assets or (ii) in the opinion of the company’s board of directors, is not of material importance to the business conducted by AGCO and its restricted subsidiaries as an entirety.

“restricted subsidiary” means any of our subsidiaries which owns or is the lessee of any principal property.

“subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

Limitations on Sale and Leaseback Transactions

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We will not, and will not permit any restricted subsidiary to, enter into any sale and leaseback transaction unless:

(1) we or such restricted subsidiary would be entitled to create, incur, issue, assume or guarantee indebtedness secured by a lien upon such principal property at least equal in amount to the attributable debt in respect of such arrangement without equally and ratably securing the notes; provided, however, that from and after the date on which such arrangement becomes effective, the attributable debt in respect of such arrangement shall be deemed, for all purposes described under “— Limitations on Liens” above, to be secured debt subject to the provisions of the covenants described therein; or

(2) since the original date of the indenture and within a period commencing twelve months prior to the consummation of such sale and leaseback transaction and ending twelve months after the consummation of such sale and leaseback transaction, we, or any restricted subsidiary, as the case may be, has expended or will expend for the principal property an amount equal to

(A)	the net proceeds of such sale and leaseback transaction, and we elect to designate such amount as a credit against such sale and leaseback transaction, or

(B)	a part of the net proceeds of such sale and leaseback transaction and we elect to designate such amount as a credit against such sale and leaseback transaction and applies an amount equal to the remainder of the net proceeds as provided in the following paragraph; or

(3) such sale and leaseback transaction does not come within the exceptions provided by paragraph (1) above and we do not make the election permitted by paragraph (2) above or make such election only as to a part of such net proceeds, in either of which events we shall apply an amount in cash equal to the attributable debt in respect of such arrangement (less any amount elected under paragraph (2) above) to the retirement, within 180 days of the effective date of any such arrangement, of indebtedness for borrowed money of ours or any restricted subsidiary (other than our indebtedness for borrowed money which is subordinated to the notes) which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligees to a date more than twelve months after the date of the creation of such indebtedness for borrowed money (it being understood that such retirement may be made by prepayment of such indebtedness for borrowed money, if permitted by the terms thereof, as well as by payment at maturity, and that at our option and pursuant to the terms of the indenture, such indebtedness may include the notes).

For these purposes:

“attributable debt” means the present value (discounted at the weighted average interest rate borne by the notes outstanding at the time of such sale and leaseback transaction compounded semi-annually) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended).

“sale and leaseback transaction” means any arrangement with any person providing for the leasing by us or any restricted subsidiary of any principal property, whether such principal property is now owned or hereafter acquired (except for (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (2) leases between us and a restricted subsidiary or between restricted subsidiaries), which principal property has been or is to be sold or transferred by us or such restricted subsidiary to such person with the intention of taking back a lease of such principal property.

Merger, Consolidation or Sale of Assets by AGCO

We may not consolidate with or merge with or into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the surviving corporation or the person acquiring the assets is organized and existing under the laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest, including additional interest, if any, on all the notes, and to perform or observe all covenants of the indenture;

•	immediately after the transaction, there is no event of default under the indenture; and

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•	we deliver to the trustee a certificate and opinion of counsel stating that the transaction complies with the indenture.

Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under the indenture and the registration rights agreement.

There is no clear meaning for the phrase “substantially as an entirety.” Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same is required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, provided, however, that the trustee will have no responsibility whatsoever to determine whether such filings have taken place.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay principal or premium, if any, when due upon redemption or otherwise on the notes;

•	we fail to pay any interest or additional interest on the notes, when due and such failure continues for a period of 30 days;

•

we fail to perform or observe the covenants described above under the heading “—Merger, Consolidation or Sale of Assets by AGCO” or fail to make or consummate any offer to redeem the notes following a change of control triggering event or redemption event;

•	we fail to perform or observe any of the covenants in the indenture for 90 days after notice by the trustee or the holders of 25% or more of the principal amount of outstanding notes;

•

the occurrence under indebtedness of the company or any significant subsidiary having an outstanding balance of $50 million or more of (i) an event of default that has caused the holder of such indebtedness to accelerate the maturity of such indebtedness and such indebtedness has not been discharged in full or such acceleration rescinded within 30 days or (ii) the failure to make the principal payment on the final (but not interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days; and

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of one of our significant subsidiaries.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, if any, or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

Subject to the provisions of the following paragraph, if an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, or interest or additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

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Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an Event of Default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 60 days after the occurrence of such an Event of Default consist exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes. If we so elect, the extension fee will be payable on all outstanding notes on the date on which an Event of Default relating to a failure to comply with the reporting obligations in the indenture first occurs. On the 60th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 60th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay the extension fee upon an Event of Default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 60 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such Event of Default occurs.

Payments of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

•	the holder has given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer indemnity reasonably satisfactory to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest of any note;

•	reduce the principal amount or premium of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to redeem any note on a redemption date or upon a change of control triggering event or purchase any note on a repurchase event;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

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•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may be discharged from our obligations with respect to the notes as described below.

At our option, we may choose one of the following alternatives:

•

We may elect to be discharged from any and all of our obligations in respect of the notes, except for, among other things, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

•

Alternatively, we may decide not to comply with certain restrictive covenants contained in the indenture. Any noncompliance with those covenants will not constitute a default or an event of default with respect to the notes. We refer to this as “covenant defeasance.”

In either case, we will be discharged from our obligations if we deposit with the trustee, in trust, sufficient money and/or U.S. government obligations (as referred to below), in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay principal, any premium, and interest, including additional interest, if any, on the notes on the maturity of those payments in accordance with the terms of the indenture and the notes. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of nationally recognized tax counsel which provides that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. In the case of legal defeasance, such opinion must be based on a change in law after the date of initial issuance or an Internal Revenue Service ruling directed to the trustee.

In the event we exercise our option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes on the dates on which installments of interest or principal are due but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

For these purposes, “U.S. government obligations” generally means securities which are (1) direct obligations of the United States backed by its full faith and credit, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include certain depository receipts.

We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option. Legal defeasance and covenant defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Book-Entry Delivery and Settlement

The exchange notes will be issued in the form of one or more fully registered global notes (the “global notes”) which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

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Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

Information Concerning DTC

All book-entry interests in the notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

We are not responsible for these operations or procedures. DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the procedures described herein in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or a global note.

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Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made by us to the paying agent and by the paying agent to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of any notes will not be issued in exchange for the global notes except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 120 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

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Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Registration and Transfer

The notes will be issued only in registered form without coupons. We will issue a book-entry security equal to the aggregate principal amount of outstanding notes represented by such book-entry security.

We initially have appointed the trustee as registrar under the indenture. We may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the City of New York, for the notes. We may at any time designate additional transfer agents with respect to the notes.

In the event of any partial redemption of the notes, we will not be required to (1) issue notes, register the transfer of the notes or exchange the notes during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of the notes selected to be redeemed and ending at the close of business on such mailing date or (2) register the transfer or exchange of any note, or portion of any such note, that is called for redemption, except the unredeemed portion of any note being redeemed in part.

Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in jurisdictions that require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the provisions of the indenture.

Governing Law

The indenture, the registration rights agreement and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

Union Bank, N.A., is the trustee under the indenture, and exchange agent for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign as trustee under the indenture.

The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for such information that specifically pertains to the trustee itself, or any information incorporated by reference into this prospectus.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes by a beneficial owner who purchased the outstanding notes on original issuance at the first price, which we refer to as the “issue price,” at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate or gift tax considerations), or considerations under the tax laws of any state, local or foreign jurisdiction.

Except where noted, this summary deals only with a note held as a capital asset (within the meaning of section 1221 of the Code) by a beneficial owner who purchased the note on original issuance at the issue price. This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or to special categories of holders, such as:

•

dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	entities treated as partnerships for U.S. federal income tax purposes and investors therein;

•	certain former citizens or residents of the United States; and

•	persons subject to alternative minimum tax.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner or member generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner or member in such an entity considering an investment in the notes, you should consult your own tax advisors.

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If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income, estate and gift tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of the outstanding notes for the exchange notes will not be a taxable event to a holder and a holder will not recognize any taxable gain or loss or any interest income as a result of such exchange. The holding period for the exchange note received in the exchange will include the holding period for the outstanding note exchange therefor, a holder’s adjusted tax basis in the exchange note will be the same as the adjusted tax basis of the outstanding notes exchange therefor and the exchange notes will have the same issue price as the outstanding notes.

Consequences to U.S. Holders

Payment of Stated Interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (less any portion attributable to accrued but unpaid stated interest, which amount will be taxable as ordinary income, to the extent not previously so taxed) upon the sale, redemption or other taxable disposition and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a sale, redemption or other taxable disposition of the note generally will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, this capital gain or loss will be long-term capital gain or loss. Otherwise, this capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2013. A U.S. holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and the proceeds of a sale, redemption or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient.

Backup withholding (currently at the rate of 28%, and currently scheduled to increase to 31% for payments made after December 31, 2012) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, if the U.S. holder is notified by the IRS that it has become subject to backup withholding due to a prior failure to report in full payments of interest and dividend income, or otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

Medicare Tax on Unearned Income

Recently enacted legislation requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

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Consequences to Non-U.S. Holders

Payment of Interest

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of interest on a note to a non-U.S. holder provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Effectively connected interest will be subject to U.S. federal income tax on a net income basis in generally the same manner as a U.S. holder is taxed (unless any applicable income tax treaty provides otherwise). If a non-U.S. holder is a foreign corporation, it also may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business within the United States.

Sale, Redemption or Other Taxable Disposition of Notes

Any gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States; or

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition in the same manner as if the non-U.S. holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it also may be subject to the branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption or other taxable disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

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In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “—Payment of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, who is not an exempt recipient.

A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale, redemption or other taxable disposition of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a United States person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished in a timely manner to the IRS.

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PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired as a result of market-making activities or other trading activities. We have agreed to supplement or amend this prospectus for up to 180 days (subject to extension under specified circumstances) after the expiration date, in order to expedite or facilitate the disposition of any exchange notes by broker-dealers.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For such period of time as such broker-dealers subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses in connection with the exchange offer (including the fees and disbursements of one counsel for the participating holders of the outstanding notes), other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of outstanding notes by the holders, and will indemnify the holders of the outstanding notes and their affiliates, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

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LEGAL MATTERS

Certain legal matters in connection with the exchange offer, including the validity of the exchange notes, will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and financial statement schedule of AGCO Corporation and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2011 contains an explanatory paragraph that states that AGCO Corporation acquired GSI Holdings Corp., Shandong Dafeng Machinery Co., Ltd., Laverda SpA, and AGCO-Amity JV (collectively the “Acquired Entities”) during 2011, and management excluded from its assessment of the effectiveness of AGCO Corporation’s internal control over financial reporting as of December 31, 2011, the Acquired Entities’ internal control over financial reporting associated with total assets of approximately $1,685.8 million and total revenues of approximately $249.4 million included in the consolidated financial statements of AGCO Corporation and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of AGCO Corporation also excluded an evaluation of internal control over financial reporting of the Acquired Entities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the exchange notes that will be offered in exchange for the outstanding notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the exchange notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of outstanding notes upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding registrants (including us) that file electronically with the SEC (www.sec.gov). We also maintain an internet site at www.agcocorp.com that contains information about us, but that information is not incorporated by reference herein unless expressly so provided.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011 is attached as Annex B to this prospectus and is incorporated herein by reference. A copy of our Proxy Statement for our 2012 Annual Meeting of Stockholders is attached as Annex C to this prospectus and except as where otherwise indicated is incorporated herein by reference. We encourage you to review these documents as they provide important business and financial information about the Company.

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ANNEX A

LETTER OF TRANSMITTAL

With Respect to Tender of

Any and All Outstanding 5.875% Senior Notes due 2021

(CUSIP Nos. 001084AN2 and U00835AC9)

In Exchange For

5.875% Senior Notes due 2021

(CUSIP No. 001084AQ5)

of

AGCO CORPORATION

Pursuant to the Exchange Offer and Prospectus

Dated April 4, 2012

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 2, 2012 (the “Expiration Date”), unless the exchange offer is extended by the issuer.

The Exchange Agent for the Exchange Offer is:

Union Bank, N.A.

Corporate Trust Department

120 South San Pedro Street, 4th Floor

Los Angeles, CA 90012

Attn: Josefina Benavides / Linh Duong

Fax: (213) 972-5695

For Information Call: (213) 972-5679

If you wish to exchange outstanding 5.875% Senior Notes due 2021 for an equal aggregate principal amount at maturity of new 5.875% Senior Notes due 2021 pursuant to the exchange offer, you must validly tender (and not withdraw) outstanding notes to the exchange agent prior to the expiration date.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated April 4, 2012 (the “Prospectus”), of AGCO Corporation (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its issued and outstanding 5.875% Senior Notes due 2021 (the “outstanding notes”) for a like principal amount of its 5.875% Senior Notes due 2021 (the “exchange notes”) that have been registered under the Securities Act of 1933 (the “Securities Act”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the outstanding notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the outstanding notes. Tender of outstanding notes is to be made according to the automated tender offer program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your outstanding notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your outstanding notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering outstanding notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering outstanding notes in the Exchange Offer, you represent and warrant that you have full authority to tender the outstanding notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of outstanding notes.

3. You understand that the tender of the outstanding notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering outstanding notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the exchange notes issued in exchange for the outstanding notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased outstanding notes exchanged for such exchange notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such exchange notes.

5. By tendering outstanding notes in the Exchange Offer, you hereby represent and warrant that:

(a) the exchange notes acquired pursuant to the Exchange Offer are being obtained in your ordinary course of business, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of outstanding notes or exchange notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer; and

(d) if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such exchange notes.

6. If you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering outstanding notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and outstanding notes held for your own account were not acquired as a result of market-making or other trading activities, such outstanding notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy, and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of outstanding notes tendered by book-entry transfer, as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Partial Tenders

Tenders of outstanding notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of outstanding notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all outstanding notes is not tendered, then outstanding notes for the principal amount of outstanding notes not tendered and exchange notes issued in exchange for any outstanding notes accepted will be delivered to the holder via the facilities of DTC promptly after the outstanding notes are accepted for exchange.

3. Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any outstanding notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4. Waiver of Conditions

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5. No Conditional Tender

No alternative, conditional, irregular or contingent tender of outstanding notes will be accepted.

6. Requests for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7. Withdrawal

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8. No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OUTSTANDING NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

ANNEX B

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2011

[Attached]

B-1

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM  10-K
For the fiscal year ended December 31, 2011
of
AGCO CORPORATION
A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930
4205 River Green Parkway
Duluth, GA 30096
(770)  813-9200

AGCO Corporation’s Common Stock and Junior Preferred Stock purchase rights are registered pursuant to Section 12(b) of the Act and are listed on the New York Stock Exchange.
AGCO Corporation is a well-known seasoned issuer.
AGCO Corporation is required to file reports pursuant to Section 13 or Section 15(d) of the Act. AGCO Corporation (1) has filed all reports required to be filed by Section 13 or 15(d) of the Act during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.
Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K will be contained in a definitive proxy statement, portions of which are incorporated by reference into Part III of this Form 10-K.
AGCO Corporation has submitted electronically and posted on its corporate website every Interactive Data File for the periods required to be submitted and posted pursuant to Rule 405 of regulation S-T.
The aggregate market value of AGCO Corporation’s Common Stock (based upon the closing sales price quoted on the New York Stock Exchange) held by non-affiliates as of June 30, 2011 was approximately $3.6 billion. For this purpose, directors and officers have been assumed to be affiliates. As of February 10, 2012, 97,194,732 shares of AGCO Corporation’s Common Stock were outstanding.
AGCO Corporation is a large accelerated filer and is not a shell company.
DOCUMENTS INCORPORATED BY REFERENCE
Portions of AGCO Corporation’s Proxy Statement for the 2012 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K.

PART I
Item 1. Business
Item 1A. Risk Factors
Item 1B. Unresolved Staff Comments
Item 2. Properties
Item 3. Legal Proceedings
Item 4. Mine Safety Disclosures
PART II
Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Item 6. Selected Financial Data
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Item 8. Financial Statements and Supplementary Data
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 9A. Controls and Procedures
Item 9B. Other Information
PART III
Item 10. Directors, Executive Officers and Corporate Governance
Item 11. Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Item 13. Certain Relationships and Related Transactions, and Director Independence
Item 14. Principal Accounting Fees and Services
PART IV
Item 15. Exhibits and Financial Statement Schedules
SIGNATURES
ANNUAL REPORT ON FORM 10-K ITEM 15 (A)(2) FINANCIAL STATEMENT SCHEDULE YEAR ENDED DECEMBER 31, 2011
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
EX-10.8
EX-10.21
EX-21.1
EX-23.1
EX-24.1
EX-31.1
EX-31.2
EX-32.1
EX-101 INSTANCE DOCUMENT
EX-101 SCHEMA DOCUMENT
EX-101 CALCULATION LINKBASE DOCUMENT
EX-101 DEFINITION LINKBASE DOCUMENT
EX-101 LABELS LINKBASE DOCUMENT
EX-101 PRESENTATION LINKBASE DOCUMENT

PART  I

Item 1.        Business

AGCO Corporation (“AGCO,” “we,” “us,” or the “Company”) was incorporated in Delaware in April 1991. Our executive offices are located at 4205 River Green Parkway, Duluth, Georgia 30096, and our telephone number is (770) 813-9200. Unless otherwise indicated, all references in this Form 10-K to the Company include our subsidiaries.

General

We are a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. We also manufacture and distribute grain storage and handling equipment systems as well as protein production systems. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brands, including: Challenger®, Fendt®, Massey Ferguson® and Valtra®. We distribute most of our products through a combination of approximately 3,100 independent dealers and distributors in more than 140 countries. In addition, we provide retail financing through our retail finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., which we refer to as “Rabobank.”

Products

Tractors

We offer a full range of tractors in the high horsepower segment (primarily 100 to 585 horsepower). Our high horsepower tractors typically are used on larger farms and on cattle ranches for hay production. Our compact tractors (under 40 horsepower) are typically used on small farms and in specialty agricultural industries, such as dairies, landscaping and residential areas. We also offer a full range of tractors in the utility tractor category (40 to 100 horsepower), including two-wheel and all-wheel drive versions. Our utility tractors are typically used on small- and medium-sized farms and in specialty agricultural industries, including dairy, livestock, orchards and vineyards. Tractors accounted for approximately 66% of our net sales in 2011, 68% in 2010 and 67% in 2009.

Combines

Our combines are sold with a variety of threshing technologies. All combines are complemented by a variety of crop-harvesting heads, available in different sizes, that are designed to maximize harvesting speed and efficiency while minimizing crop loss. Combines accounted for approximately 7% of our net sales in 2011 and 6% in both 2010 and 2009.

Application Equipment

We offer self-propelled, three- and four-wheeled vehicles and related equipment for use in the application of liquid and dry fertilizers and crop protection chemicals. We manufacture chemical sprayer equipment for use both prior to planting crops, known as “pre-emergence,” and after crops emerge from the ground, known as “post-emergence.” Application equipment accounted for approximately 4% of our net sales in each of 2011, 2010 and 2009.

Hay Tools and Forage Equipment, Implements and Other Products

Our hay tools and forage equipment include both round and rectangular balers, self-propelled windrowers, disc mowers, spreaders and mower conditioners and are used for the harvesting and packaging of vegetative feeds used in the beef cattle, dairy, horse and alternative fuel industries.

We also distribute a wide range of implements, planters and other equipment for our product lines. Tractor-pulled implements are used in field preparation and crop management. Implements include: disc harrows, which improve field performance by cutting through crop residue, leveling seed beds and mixing chemicals with the soil; heavy tillage, which break up soil and mix crop residue into topsoil, with or without prior discing; and field cultivators, which prepare a smooth seed bed and destroy weeds. Tractor-pulled planters apply fertilizer and place seeds in the field. Other equipment primarily includes loaders, which are used for a variety of tasks including lifting and transporting hay crops.

Hay tools and forage equipment, implements, engines, grain storage and protein production systems, and other products accounted for approximately 8% of our net sales in 2011, 7% in 2010 and 9% in 2009.

Grain Storage and Protein Production Systems

On November 30, 2011, we acquired GSI Holdings Corp. (“GSI”), a leading manufacturer of grain storage and protein production systems. GSI manufactures and distributes grain storage bins and related drying and handling equipment systems, and swine and poultry feed storage and delivery, ventilation and watering systems. We sell our grain storage and protein production systems primarily under our GSI®, DMC®, FFI™, Zimmerman™, AP™, Cumberland®, Hired Hand™ and Agromarau™ brand names.

Engines

Our AGCO Sisu Power engines division produces diesel engines, gears and generating sets. The diesel engines are manufactured for use in a portion of our tractors, combines and sprayers, and are also sold to third parties. The engine division specializes in the manufacturing of off-road engines in the 50 to 500 horsepower range.

Precision Farming Technologies

We provide a variety of precision farming technologies that are developed, manufactured, distributed and supported on a worldwide basis. A majority of these technologies are developed by third parties and are installed in our products. These technologies provide farmers with the capability to enhance productivity and profitability on the farm. AGCO also offers other advanced technology precision farming products that gather information such as yield data, allowing our customers to produce yield maps for the purpose of maximizing planting and fertilizer applications. While these products do not generate significant revenues, we believe that these products and related services are highly valued by professional farmers around the world and are integral to the growth of our machinery sales.

Replacement Parts

In addition to sales of new equipment, our replacement parts business is an important source of revenue and profitability for both us and our dealers. We sell replacement parts, many of which are proprietary, for all of the products we sell. These parts help keep farm equipment in use, including products no longer in production. Since most of our products can be economically maintained with parts and service for a period of ten to 20 years, each product that enters the marketplace provides us with a potential long-term revenue stream. In addition, sales of replacement parts typically generate higher gross profit margins and historically have been less cyclical than new product sales. Replacement parts accounted for approximately 15% of our net sales in 2011 and 2010 and 14% in 2009.

Marketing and Distribution

We distribute products primarily through a network of independent dealers and distributors. Our dealers are responsible for retail sales to the equipment’s end user in addition to after-sales service and support of the equipment. Our distributors may sell our products through a network of dealers supported by the distributor. Our sales are not dependent on any specific dealer, distributor or group of dealers. We intend to maintain the separate strengths and identities of our core brand names and product lines.

Europe

We market and distribute farm equipment and replacement parts to farmers in European markets through a network of approximately 1,070 independent dealers and distributors. In certain markets, we also sell Valtra tractors and parts directly to end users. In some cases, dealers carry competing or complementary products from other manufacturers. As a result of our acquisition of GSI, we market and distribute grain storage and protein production system to farmers in Europe through a network of an additional 40 independent distributors. Sales in Europe accounted for approximately 52% of our net sales in 2011, 47% in 2010 and 54% in 2009.

North America

We market and distribute farm equipment and replacement parts to farmers in North America through a network of approximately 890 independent dealers, each representing one or more of our brand names. Dealers may also sell competitive and dissimilar lines of products. Sales in North America accounted for approximately 20% of our net sales in 2011 and 22% in both 2010 and 2009. As a result of our acquisition of GSI, we market and distribute grain storage and protein production system to farmers in North America through a network of an additional 400 independent dealers.

South America

We market and distribute farm equipment and replacement parts to farmers in South America through several different networks. In Brazil and Argentina, we distribute products directly to approximately 310 independent dealers. In Brazil, dealers are generally exclusive to one manufacturer. Outside of Brazil and Argentina, we sell our products in South America through independent distributors. As a result of our acquisition of GSI, we market and distribute grain storage and protein production systems to farmers in South America through a network of an additional 50 independent distributors. Sales in South America accounted for approximately 21% of our net sales in 2011, 25% in 2010 and 18% in 2009.

Rest of the World

Outside Europe, North America and South America, we operate primarily through a network of approximately 280 independent dealers and distributors, as well as associates and licensees, marketing our products and providing customer service support in approximately 85 countries in Africa, the Middle East, Australia and Asia. With the exception of Australia and New Zealand, where we directly support our dealer network, we generally utilize independent distributors, associates and licensees to sell our products. These arrangements allow us to benefit from local market expertise to establish strong market positions with limited investment. As a result of our acquisition of GSI, we market and distribute grain storage and protein production system to farmers outside Europe, North America and South America, through a network of an additional 60 independent distributors. Sales outside Europe, North America and South America accounted for approximately 7% of our net sales in 2011 and 6% in both 2010 and 2009.

Associates and licensees provide a distribution channel in some markets for our products and/or a source of low-cost production for certain Massey Ferguson and Valtra products. Associates are entities in which we have an ownership interest, most notably in India and Turkey. Licensees are entities in which we have no direct ownership interest, most notably in Pakistan. The associate or licensee generally has the exclusive right to produce and sell Massey Ferguson or Valtra equipment in its home country but may not sell these products in other countries. We generally license to these associates and licensees certain technology, as well as the right to use the Massey Ferguson or Valtra trade names. We also sell products to associates and licensees in the form of components used in local manufacturing operations. Licensee manufacturers sell certain tractor models under the Massey Ferguson or Valtra brand names in the licensed territory and also may become a source of low-cost production for us.

Parts Distribution

Parts inventories are maintained and distributed in a network of master and regional warehouses throughout North America, South America, Europe and Australia in order to provide timely response to customer demand for replacement parts. Our primary Western European master distribution warehouses are located in Desford, United Kingdom; Exeter, United Kingdom; Ennery, France; and Suolahti, Finland; and our North American master distribution warehouses are located in Batavia, Illinois and Kansas City, Missouri. Our South American master distribution warehouses are located in Jundiai, São Paulo, Brazil and in Haedo, Argentina.

Dealer Support and Supervision

We believe that one of the most important criteria affecting a farmer’s decision to purchase a particular brand of equipment is the quality of the dealer who sells and services the equipment. We provide significant support to our dealers in order to improve the quality of our dealer network. We monitor each dealer’s performance and profitability and establish programs that focus on continual dealer improvement. Our dealers generally have sales territories for which they are responsible.

We believe that our ability to offer our dealers a full product line of agricultural equipment and related replacement parts, as well as our ongoing dealer training and support programs focusing on business and inventory management, sales, marketing, warranty and servicing matters and products, helps ensure the vitality and increase the competitiveness of our dealer network. We also maintain dealer advisory groups to obtain dealer feedback on our operations.

We provide our dealers with volume sales incentives, demonstration programs and other advertising support to assist sales. We design our sales programs, including retail financing incentives, and our policies for maintaining parts and service availability with extensive product warranties to enhance our dealers’ competitive position. In general, either party may cancel dealer contracts within certain notice periods.

Wholesale Financing

Primarily in the United States and Canada, we engage in the standard industry practice of providing dealers with floor plan payment terms for their inventories of farm equipment for extended periods. The terms of our wholesale finance agreements with our dealers vary by region and product line, with fixed payment schedules on all sales, generally ranging from one to 12 months. In the United States and Canada, dealers typically are not required to make an initial down payment, and our terms allow for an interest-free period generally ranging from six to 12 months, depending on the product. All equipment sales to dealers in the United States and Canada are immediately due upon a retail sale of the equipment by the dealer, with the exception of sales of grain storage and protein production systems. If not previously paid by the dealer, installment payments are required generally beginning after the interest-free period with the remaining outstanding equipment balance generally due within 12 months after shipment. We also provide financing to dealers on used equipment accepted in trade. We retain a security interest in a majority of the new and used equipment we finance. Sales of grain and protein production systems generally are payable within 30 days of shipment.

Typically, sales terms outside the United States and Canada are of a shorter duration, generally ranging from 30 to 180 days. In many cases, we retain a security interest in the equipment sold on extended terms. In certain international markets, our sales are backed by letters of credit or credit insurance.

For sales in most markets outside of the United States and Canada, we normally do not charge interest on outstanding receivables from our dealers and distributors. For sales to certain dealers or distributors in the United States and Canada, interest is generally charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and generally range from one to 12 months, with the exception of certain seasonal products, which bear interest after periods of up to 23 months that vary depending on the time of year of the sale and the dealer or distributor’s sales volume during the preceding year. For the year ended December 31, 2011, 16.9% and 3.2% of our net sales had maximum interest-free periods ranging from one to six months and seven to 12 months, respectively. Net sales with maximum interest-free periods ranging from 13 to 23 months were approximately 0.2% of our net sales during 2011. Actual interest-free periods are shorter than suggested by these percentages because receivables from our dealers and distributors in the United States and Canada are generally due immediately upon sale of the equipment to retail customers. Under normal circumstances, interest is not forgiven and interest-free periods are not extended.

We have an agreement to permit transferring, on an ongoing basis, substantially all of our wholesale interest-bearing and non-interest bearing receivables in North America to our U.S. and Canadian retail finance joint ventures. Upon transfer, the receivables maintain standard payment terms, including required regular principal payments on amounts outstanding, and interest charges at market rates. We also have accounts receivable sales agreements in Europe that permit the sale, on an ongoing basis, of a large portion of our wholesale receivables in Germany, France, Austria, Norway and Sweden to the relevant AGCO Finance entities in those countries. Upon transfer, the receivables maintain standard payment terms. Qualified dealers may obtain additional financing through our U.S., Canadian and European retail finance joint ventures at the joint ventures’ discretion. In addition, AGCO Finance entities provide wholesale financing to dealers in Brazil.

Retail Financing

Through our AGCO Finance retail financing joint ventures located in the United States, Canada, Germany, France, the United Kingdom, Austria, Ireland, the Netherlands, Denmark, Italy, Sweden, Brazil, Argentina and Australia, end users of our products are provided with a competitive and dedicated financing source. These retail finance companies are owned 49% by AGCO and 51% by a wholly-owned subsidiary of Rabobank. Besides contributing to our overall profitability, the AGCO Finance joint ventures can enhance our sales efforts by tailoring retail finance programs to prevailing market conditions. Refer to “Retail Finance Joint Ventures” within Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

In addition, Rabobank is the primary lender with respect to our new credit facility and our 4 1/2% senior term loan, as are more fully described in “Liquidity and Capital Resources” within Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical relationship with Rabobank has been strong and we anticipate their continued long-term support of our business.

Manufacturing and Suppliers

Manufacturing and Assembly

We manufacture our products in locations intended to optimize capacity, technology or local costs. Furthermore, we continue to balance our manufacturing resources with externally-sourced machinery, components and replacement parts to enable us to better control inventory and our supply of components. We believe that our manufacturing facilities are sufficient to meet our needs for the foreseeable future.

Europe

Our tractor manufacturing operations in Europe are located in Suolahti, Finland; Beauvais, France; and Marktoberdorf, Germany. The Suolahti facility produces 75 to 220 horsepower tractors marketed under the Valtra and Massey Ferguson brand names. The Beauvais facility produces 70 to 370 horsepower tractors marketed under the Massey Ferguson, Challenger, Valtra and AGCO brand names. The Marktoberdorf facility produces 50 to 390 horsepower tractors marketed under the Fendt brand name. We also assemble forklifts in our Kempten, Germany facility for sale to third parties and assemble cabs for our Fendt tractors in Baumenheim, Germany. We have a diesel engine manufacturing facility in Linnavuori, Finland. We have a joint venture with Claas Tractors SAS for the manufacture of driveline assemblies for tractors produced in our facility in Beauvais.

Our harvesting machinery manufacturing operations in Europe are located in Breganze, Italy; Feucht, Germany; and Hohenmoelsen, Germany. The Breganze facility produces straw walker and hybrid combine harvesters from 176 to 500 hp under the Massey Ferguson, Fendt, Laverda and Challenger brand names. The Breganze facility also manufactures free flow and power flow headers. The Hohenmoelsen facility produces self-propelled forage harvesters up to 650 horsepower for the Fendt brand name. The Feucht facility produces hay tools such as mowers, tedders and rakes under the Fella, Massey Ferguson and Challenger brand names.

North America

Our manufacturing operations in North America are located in Beloit, Kansas; Hesston, Kansas; Jackson, Minnesota; and Queretaro, Mexico, and produce products for a majority of our brand names in North America as well as for export outside of North America. The Beloit facility produces tillage and seeding equipment. The Hesston facility produces hay and forage equipment, rotary combines and planters. The Jackson facility produces 270 to 585 horsepower track tractors and four-wheeled drive articulated tractors, as well as self-propelled sprayers. In Queretaro, we assemble tractors for distribution in the Mexican market. In addition, we also have three tractor light assembly operations throughout the United States for the final assembly of imported tractors sold in the North American market. Our main manufacturing operations for grain storage and protein production systems are located in Taylorville, Newton, Flora, and Paris, Illinois and Bremen, Alabama. We also have a 50% interest in AGCO-Amity JV, LLC (“AGCO-Amity JV”), located in North Dakota, which is a joint venture that manufactures air-seeding and tillage equipment.

South America

Our manufacturing operations in South America are located in Brazil. In Canoas, Rio Grande do Sul, Brazil, we manufacture and assemble tractors, ranging from 50 to 220 horsepower, industrial loader-backhoes and self-propelled application equipment. The tractors are sold primarily under the Massey Ferguson brand name. The self-propelled application equipment are sold under the Massey Ferguson and Valtra brand names. In Mogi das Cruzes, Brazil, we manufacture and assemble tractors, ranging from 50 to 210 horsepower, marketed primarily under the Valtra and Challenger brand names. We also manufacture diesel engines in the Mogi das Cruzes facility. We manufacture combines marketed under the Massey Ferguson, Valtra and Challenger brand names in Santa Rosa, Rio Grande do Sul, Brazil. In Ibirubá, Rio Grande do Sul, Brazil, we manufacture and distribute a line of farm implements, including drills, planters, corn headers and front loaders. We also manufacture protein production systems in Marau, Rio Grande do Sul, Brazil.

Rest of the World

Our tractor and harvesting manufacturing facilities in China are located in Daqing, Changzhou and Yanzhou. The Daqing facility produces 190 to 210 horsepower tractors marketed under the Valtra brand name and the Changzhou facility produces 80 to 120 horsepower tractors marketed under the Massey Ferguson brand name. The Yanzhou Dafeng facility produces harvesting equipment including self-propelled and mounted combines under the Massey Ferguson and Dafeng brand names.

Third-Party Suppliers

We externally source many of our machinery, components and replacement parts. Our production strategy is intended to optimize our research and development and capital investment requirements and to allow us greater flexibility to respond to changes in market conditions.

We purchase some of the products we distribute from third-party suppliers. We purchase some tractor models from our licensee in India, Tractors and Farm Equipment Limited, as well as Carraro S.p.A. and Iseki & Company, Limited. We also purchase other tractors, implements and hay and forage equipment from various third-party suppliers.

In addition to the purchase of machinery, third-party suppliers supply us with significant components used in our manufacturing operations, such as engines and transmissions. We select third-party suppliers that we believe are low cost, high quality and possess the most appropriate technology. We also assist in the development of these products or component parts based upon our own design requirements. Our past experience with outside suppliers generally has been favorable.

Seasonality

Generally, retail sales by dealers to farmers are highly seasonal and are a function of the timing of the planting and harvesting seasons. To the extent practicable, we attempt to ship products to our dealers and distributors on a level basis throughout the year to reduce the effect of seasonal retail demands on our manufacturing operations and to minimize our investment in inventory. Our financing requirements are subject to variations due to seasonal changes in working capital levels, which typically increase in the first half of the year and then decrease in the second half of the year. The fourth quarter is also typically a period for large retail sales because of our customers’ year end tax planning considerations, the increase in availability of funds from completed harvests and the timing of dealer incentives.

Competition

The agricultural industry is highly competitive. We compete with several large national and international full-line suppliers, as well as numerous short-line and specialty manufacturers with differing manufacturing and marketing methods. Our two principal competitors on a worldwide basis are Deere & Company and CNH Global N.V. In certain Western European, South American and Asian countries, we have regional competitors that have significant market share in a single country or a group of countries.

We believe several key factors influence a buyer’s choice of farm equipment, including the strength and quality of a company’s dealers, the quality and pricing of products, dealer or brand loyalty, product availability, the terms of financing, and customer service. See “Marketing and Distribution” for additional information.

Engineering and Research

We make significant expenditures for engineering and applied research to improve the quality and performance of our products, to develop new products and to comply with government safety and engine emissions regulations. Our expenditures on engineering and research were approximately $275.6 million, or 3.1% of net sales, in 2011, $219.6 million, or 3.2% of net sales, in 2010 and $191.9 million, or 2.9% of net sales, in 2009.

Intellectual Property

We own and have licenses to the rights under a number of domestic and foreign patents, trademarks, trade names and brand names relating to our products and businesses. We defend our patent, trademark and trade and brand name rights primarily by monitoring competitors’ machines and industry publications and conducting other investigative work. We consider our intellectual property rights, including our rights to use our trade and brand names, important in the operation of our businesses. However, we do not believe we are dependent on any single patent, trademark or trade name or group of patents or trademarks, trade names or brand names.

Environmental Matters and Regulation

We are subject to environmental laws and regulations concerning emissions to the air, discharges of processed or other types of wastewater, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws and regulations are constantly changing, and the effects that they may have on us in the future are impossible to predict with accuracy. It is our policy to comply with all applicable environmental, health and safety laws and regulations, and we believe that any expense or liability we may incur in connection with any noncompliance with any law or regulation or the cleanup of any of our properties will not have a materially adverse effect on us. We believe that we are in compliance in all material respects with all applicable laws and regulations.

The United States Environmental Protection Agency has issued regulations concerning permissible emissions from off-road engines. Our AGCO Sisu Power engines division, which specializes in the manufacturing of off-road engines in the 40 to 500 horsepower range, currently complies with Com II, Com IIIa, Com IIIb, Tier II, Tier III and Tier 4i emissions requirements set by European and United States regulatory authorities. We also are currently required to comply with other country regulations outside of the United States and Europe. We expect to meet future emissions requirements through the introduction of new technology to our engines and exhaust after-treatment systems, as necessary. In some markets (such as the United States) we must obtain governmental environmental approvals in order to import our products, and these approvals can be difficult or time consuming to obtain or may not be obtainable at all. For example, our AGCO Sisu Power engine division and our engine suppliers are subject to air quality standards, and production at our facilities could be impaired if AGCO Sisu Power and these suppliers are unable to timely respond to any changes in environmental laws and regulations affecting engine emissions. Compliance with environmental and safety regulations has added, and will continue to add, to the cost of our products and increase the capital-intensive nature of our business.

Climate change as a result of emissions of greenhouse gases is a significant topic of discussion and may generate U.S. and other regulatory responses in the near future, including the imposition of a so-called “cap and trade” system. It is impracticable to predict with any certainty the impact on our business of climate change or the regulatory responses to it, although we recognize that they could be significant. The most direct impacts are likely to be an increase in energy costs, which would increase our operating costs (through increased utility and transportations costs) and an increase in the costs of the products we purchase from others. In addition, increased energy costs for our customers could impact demand for our equipment. It is too soon for us to predict with any certainty the ultimate impact of additional regulation, either directionally or quantitatively, on our overall business, results of operations or financial condition.

Our international operations also are subject to environmental laws, as well as various other national and local laws, in the countries in which we manufacture and sell our products. We believe that we are in compliance with these laws in all material respects and that the cost of compliance with these laws in the future will not have a materially adverse effect on us.

Regulation and Government Policy

Domestic and foreign political developments and government regulations and policies directly affect the agricultural industry in the United States and abroad and indirectly affect the agricultural equipment business. The application, modification or adoption of laws, regulations or policies could have an adverse effect on our business.

We are subject to various federal, state and local laws affecting our business, as well as a variety of regulations relating to such matters as working conditions and product safety. A variety of laws regulate our contractual relationships with our dealers. These laws impose substantive standards on the relationships between us and our dealers, including events of default, grounds for termination, non-renewal of dealer contracts and equipment repurchase requirements. Such laws could adversely affect our ability to terminate our dealers.

Employees

As of December 31, 2011, we employed approximately 17,400 employees, including approximately 5,300 employees in the United States and Canada. A majority of our employees at our manufacturing facilities, both domestic and international, are represented by collective bargaining agreements and union contracts with terms that expire on varying dates. We currently do not expect any significant difficulties in renewing these agreements.

Available Information
Our Internet address is www.agcocorp.com. We make the following reports filed by us available, free of charge, on our website under the heading “SEC Filings” in our website’s “Investors” section located under “Company”:

•	annual reports on Form 10-K;

•	quarterly reports on Form 10-Q;

•	current reports on Form 8-K;

•	proxy statements for the annual meetings of stockholders; and

•	Forms 3, 4 and 5

The foregoing reports are made available on our website as soon as practicable after they are filed with the Securities and Exchange Commission (“SEC”).

We also provide corporate governance and other information on our website. This information includes:

•
charters for the committees of our board of directors, which are available under the heading “Committee Charters” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company;” and

•	our Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

In addition, in the event of any waivers of our Code of Conduct, those waivers will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

Financial Information on Geographical Areas

For financial information on geographic areas, see Note 14 to the financial statements contained in this Form 10-K under the caption “Segment Reporting,” which information is incorporated herein by reference.

Item 1A.    Risk Factors

We make forward-looking statements in this report, in other materials we file with the SEC or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Statements concerning our future operations, prospects, strategies, products, manufacturing facilities, legal proceedings, financial condition, future financial performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, including the statements contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” regarding industry conditions, currency translation impacts, pricing impacts, the impact of recent acquisitions and marketing initiatives, market demand, farm incomes and economics, commodity supply, weather conditions, government financing programs, general economic conditions, availability of financing, net sales and income, working capital, capital expenditure and debt service requirements, gross margin improvements, product development, market expansion, payment of remaining acquisition purchase price, compliance with financial covenants, support of lenders, recovery of amounts under guarantee, funding of our postretirement plans and pensions, uncertain income tax provisions, funding of our pension and postretirement benefit plans, conversion features of our notes, or realization of net deferred tax assets, are forward-looking statements. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. These factors include, among others, those set forth below and in the other documents that we file with the SEC. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, that could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices and changes in the availability of credit for our retail customers, will adversely affect us.

Our success depends heavily on the vitality of the agricultural industry. Historically, the agricultural industry, including the agricultural equipment business, has been cyclical and subject to a variety of economic factors, governmental regulations and legislation, and weather conditions. Sales of agricultural equipment generally are related to the health of the agricultural industry, which is affected by farm income, farm input costs, debt levels and land values, all of which reflect levels of commodity prices, acreage planted, crop yields, agricultural product demand including crops used as renewable energy sources, government policies and government subsidies. Sales also are influenced by economic conditions, interest rate and exchange rate levels, and the availability of retail financing. Trends in the industry, such as farm consolidations, may affect the agricultural equipment market. In addition, weather conditions, such as floods, heat waves or droughts, and pervasive livestock diseases can affect farmers’ buying decisions. Downturns in the agricultural industry due to these or other factors could vary by market and are likely to result in decreases in demand for agricultural equipment, which would adversely affect our sales, growth, results of operations and financial condition. Moreover, volatility in demand makes it difficult for us to accurately predict sales and optimize production. This, in turn, can result in higher costs, including inventory carrying costs and underutilized manufacturing capacity. During previous downturns in the farm sector, we experienced significant and prolonged declines in sales and profitability, and we expect our business to remain subject to similar market fluctuations in the future.

The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

The agricultural equipment business is highly seasonal, which causes our quarterly results and our available cash flow to fluctuate during the year. Farmers generally purchase agricultural equipment in the Spring and Fall in conjunction with the major planting and harvesting seasons. In addition, the fourth quarter typically is a significant period for retail sales because of our customers’ year end tax planning considerations, the increase in availability of funds from completed harvests and the timing of dealer incentives. Our net sales and income from operations historically have been the lowest in the first quarter and have increased in subsequent quarters as dealers anticipate increased retail sales in subsequent quarters.

Most of our sales depend on the retail customers’ obtaining financing, and any disruption in their ability to obtain financing, whether due to the current economic downturn or otherwise, will result in the sale of fewer products by us. In addition, the collectability of receivables that are created from our sales, as well as from such retail financing, is critical to our business.

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank in continuing to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally became more difficult in certain regions and, in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

In addition, both AGCO and our retail finance joint ventures have substantial accounts receivable from dealers and retail customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent on the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors discussed in this “Risk Factors” section.

Our success depends on the introduction of new products, which requires substantial expenditures.

Our long-term results depend upon our ability to introduce and market new products successfully. The success of our new products will depend on a number of factors, including:

•	innovation;

•	customer acceptance;

•	the efficiency of our suppliers in providing component parts and of our manufacturing facilities in producing final products; and

•	the performance and quality of our products relative to those of our competitors.

As both we and our competitors continuously introduce new products or refine versions of existing products, we cannot predict the level of market acceptance or the amount of market share our new products will achieve. We have experienced delays in the introduction of new products in the past, and we cannot assure you that we will not experience delays in the future. Any delays or problems with our new product launches will adversely affect our operating results. In addition, introducing new products can result in decreases in revenues from our existing products. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for product development and refinement. We may need more capital for product development and refinement than is available to us, which could adversely affect our business, financial condition or results of operations.

Our expansion plans in emerging markets could entail significant risks.

Our strategies include establishing a greater manufacturing and marketing presence in emerging markets such as China and Russia. In addition, we are growing our use of component suppliers in these markets. If we progress with these strategies, it will involve a significant investment of capital and other resources and entail various risks. These include risks attendant to obtaining necessary governmental approvals and the construction of the facilities in a timely manner and within cost estimates, the establishment of supply channels, the commencement of efficient manufacturing operations and, ultimately, the acceptance of the products by our customers. While we expect the expansion to be successful, should we encounter difficulties involving these or similar factors, it may not be as successful as we anticipate.

We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

The agricultural equipment business is highly competitive, particularly in North America, Europe and South America. We compete with several large national and international companies that, like us, offer a full line of agricultural equipment. We also compete with numerous short-line and specialty manufacturers of agricultural equipment. Our two key competitors, Deere & Company and CNH Global N.V., are substantially larger than we are and have greater financial and other resources. In addition, in some markets, we compete with smaller regional competitors with significant market share in a single country or group of countries. Our competitors may substantially increase the resources devoted to the development and marketing, including discounting, of products that compete with our products. In addition, competitive pressures in the agricultural equipment business may affect the market prices of new and used equipment, which, in turn, may adversely affect our sales margins and results of operations.

We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. In addition, we compete with other manufacturers of agricultural equipment for dealers. If we are unable to compete successfully against other agricultural equipment manufacturers, we could lose dealers and their end customers and our net sales and profitability may decline.

Rationalization or restructuring of manufacturing facilities, including system upgrades at our manufacturing facilities, may cause production capacity constraints and inventory fluctuations.

The rationalization of our manufacturing facilities has at times resulted in, and similar rationalizations or restructurings in the future may result in, temporary constraints upon our ability to produce the quantity of products necessary to fill orders and thereby complete sales in a timely manner. In addition, system upgrades at our manufacturing facilities that impact ordering, production scheduling and other related manufacturing processes are complex, and could impact or delay production targets. A prolonged delay in our ability to fill orders on a timely basis could affect customer demand for our products and increase the size of our product inventories, causing future reductions in our manufacturing schedules and adversely affecting our results of operations. Moreover, our continuous development and production of new products will often involve the retooling of existing manufacturing facilities. This retooling may limit our production capacity at certain times in the future, which could adversely affect our results of operations and financial condition. In addition the expansion and reconfiguration of existing manufacturing facilities, as well as the start up of new manufacturing operations in emerging markets, such as China and Russia, could increase the risk of production delays, as well as require significant investments of capital.

We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

Our products include components and parts manufactured by others. As a result, our ability to timely and efficiently manufacture existing products, to introduce new products and to shift manufacturing of products from one facility to another depends on the quality of these components and parts and the timeliness of their delivery to our facilities. At any particular time, we depend on many different suppliers, and the failure by one or more of our suppliers to perform as needed will result in fewer products being manufactured, shipped and sold. If the quality of the components or parts provided by our suppliers is less than required and we do not recognize that failure prior to the shipment of our products, we will incur higher warranty costs. The timely supply of component parts for our products also depends on our ability to manage our relationships with suppliers, to identify and replace suppliers that fail to meet our schedules or quality standards, and to monitor the flow of components and accurately project our needs. The shift from our existing suppliers to new suppliers, including suppliers in emerging markets in the future, also may impact the quality and efficiency of our manufacturing capabilities, as well as impact warranty costs. A significant increase in the price of any component or raw material could adversely affect our profitability. We cannot avoid exposure to global price fluctuations, such as occurred in the past with the costs of steel and related products, and our profitability depends on, among other things, our ability to raise equipment and parts prices sufficiently enough to recover any such material or component cost increases.

A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

For the year ended December 31, 2011, we derived approximately $7,409.5 million, or 84%, of our net sales from sales outside the United States. The foreign countries in which we do the most significant amount of business are Germany, France, Brazil, the United Kingdom, Finland, and Canada. In addition, we have significant manufacturing operations in France, Germany, Brazil, Italy and Finland. Our results of operations and financial condition may be adversely affected by the laws, taxes, economic conditions, labor supply and relations, political conditions, and governmental policies of the foreign countries in which we conduct business. Our business practices in these foreign countries must comply with U.S. law, including the Foreign Corrupt Practices Act (“FCPA”). We have a compliance program in place designed to reduce the likelihood of potential violations of the FCPA, but we cannot provide assurances that future violations will not occur. If significant violations were to occur, they could subject us to fines and other penalties as well as increased compliance costs. Some of our international operations also are subject to various risks that are not present in domestic operations, including restrictions on dividends and the repatriation of funds. Foreign developing markets may present special risks, such as unavailability of financing, inflation, slow economic growth, price controls and compliance with U.S. regulations.

Domestic and foreign political developments and government regulations and policies directly affect the international agricultural industry, which affects the demand for agricultural equipment. If demand for agricultural equipment declines, our sales, growth, results of operations and financial condition may be adversely affected. The application, modification or adoption of laws, regulations, trade agreements or policies adversely affecting the agricultural industry, including the imposition of import and export duties and quotas, expropriation and potentially burdensome taxation, could have an adverse effect on our business. The ability of our international customers to operate their businesses and the health of the agricultural industry, in general, are affected by domestic and foreign government programs that provide economic support to farmers. As a result, farm income levels and the ability of farmers to obtain advantageous financing and other protections would be reduced to the extent that any such programs are curtailed or eliminated. Any such reductions likely would result in a decrease in demand for agricultural equipment. For example, a decrease or elimination of current price protections for commodities or of subsidy payments for farmers in the European Union, the United States, Brazil or elsewhere in South America could negatively impact the operations of farmers in those regions, and, as a result, our sales may decline if these farmers delay, reduce or cancel purchases of our products. In emerging markets some of these (and other) risks can be greater than they might be elsewhere. In addition, in some cases, the financing provided by our joint ventures with Rabobank or by others is supported by a government subsidy or guarantee. The programs under which those subsidies and guarantees are provided generally are of limited duration and subject to renewal and contain various caps and other limitations. In some markets, for example, Brazil, this support is quite significant. In the event the governments that provide this support elect not to renew these programs, and were financing not available, whether through our joint ventures or otherwise, our sales would be negatively impacted.

As a result of the multinational nature of our business and the acquisitions that we have made over time, our corporate and tax structures are complex, with a significant portion of our operations being held through foreign holding companies. As a result, it can be inefficient, from a tax perspective, for us to repatriate or otherwise transfer funds, and we may be subject to a greater level of tax-related regulation and reviews by multiple governmental units than would companies with a more simplified structure. In addition, our foreign and U.S. operations routinely sell products to, and license technology to other operations of ours. The pricing of these intra-company transactions is subject to regulation and review as well. While we make every effort to comply with all applicable tax laws, audits and other reviews by governmental units could result in our being required to pay additional taxes, interest and penalties.

We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes which can adversely affect our reported results of operations and the competitiveness of our products.

We conduct operations in a variety of currencies.  Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. In addition, we are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues and to risks associated with translating the financial statements of our foreign subsidiaries from local currencies into United States dollars. Similarly, changes in interest rates affect our results of operations by increasing or decreasing borrowing costs and finance income. Our most significant transactional foreign currency exposures are the Euro, the Brazilian real and the Canadian dollar in relation to the United States dollar, and the Euro in relation to the British pound. Where naturally offsetting currency positions do not occur, we attempt to manage these risks by economically hedging some, but not necessarily all, of our exposures through the use of foreign currency forward exchange or option contracts. As with all hedging instruments, there are risks associated with the use of foreign currency forward exchange or option contracts, interest rate swap agreements and other risk management contracts. While the use of such hedging instruments provides us with protection for a finite period of time from certain fluctuations in currency exchange and interest rates, we potentially forego the benefits that might result from favorable fluctuations in currency exchange and interest rates. In addition, any default by the counterparties to these transactions could adversely affect us. Despite our use of economic hedging transactions, currency exchange rate or interest rate fluctuations may adversely affect our results of operations, cash flow and financial condition.

We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

We are subject to increasingly stringent environmental laws and regulations in the countries in which we operate. These regulations govern, among other things, emissions into the air, discharges into water, the use, handling and disposal of hazardous substances, waste disposal and the remediation of soil and groundwater contamination. Our costs of complying with these or any other current or future environmental regulations may be significant. For example, the European Union and the United States have adopted more stringent environmental regulations regarding emissions into the air, and it is possible that the U.S. Congress will pass emissions-related legislation in connection with concerns regarding greenhouse gases. We may be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted in the future. If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions, or we may not be able to sell our products and, therefore, our business and results of operations could be adversely affected.

In addition, the products that we manufacture or sell, particularly engines, are subject to increasingly stringent environmental regulations. As a result, we will likely incur increased engineering expenses and capital expenditures to modify our products to comply with these regulations. Further, we may experience production delays if we or our suppliers are unable to design and manufacture components for our products that comply with environmental standards established by regulators. For instance, we are required to meet more stringent emissions requirements both now and in the future, and we expect to meet these requirements through the introduction of new technology to our engines and exhaust after-treatment systems, as necessary. Failure to meet such requirements could materially affect our business and results of operations.

Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

Most of our employees, most notably at our manufacturing facilities, are subject to collective bargaining agreements and union contracts with terms that expire on varying dates. Several of our collective bargaining agreements and union contracts are of limited duration and, therefore, must be re-negotiated frequently. As a result, we incur various administrative expenses associated with union representation of our employees. Furthermore, we are at greater risk of work interruptions or stoppages than non-unionized companies, and any work interruption or stoppage could significantly impact the volume of products we have available for sale. In addition, collective bargaining agreements, union contracts and labor laws may impair our ability to reduce our labor costs by streamlining existing manufacturing facilities and in restructuring our business because of limitations on personnel and salary changes and similar restrictions.

We have significant pension obligations with respect to our employees and our available cash flow may be adversely affected in the event that payments became due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

A portion of our active and retired employees participate in defined benefit pension plans under which we are obligated to provide prescribed levels of benefits regardless of the value of the underlying assets, if any, of the applicable pension plan. To the extent that our obligations under a plan are unfunded or underfunded, we will have to use cash flow from operations and other sources to pay our obligations either as they become due or over some shorter funding period. In addition, since the assets that we already have provided to fund these obligations are invested in debt instruments and other securities, the value of these assets varies due to market factors. Recently, these fluctuations have been significant and adverse, and there can be no assurances that they will not be significant in the future. As of December 31, 2011, we had approximately $307.9 million in unfunded or underfunded obligations related to our pension and other postretirement health care benefits.

Our business routinely is subject to claims and legal actions, some of which could be material.

We routinely are a party to claims and legal actions incidental to our business. These include claims for personal injuries by users of farm equipment, disputes with distributors, vendors and others with respect to commercial matters, and disputes with taxing and other governmental authorities regarding the conduct of our business. While these matters generally are not material, it is entirely possible that a matter will arise that is material to our business.

We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

We have a substantial amount of indebtedness. As of December 31, 2011, we had total long-term indebtedness, including current portions of long-term indebtedness of approximately $1,487.7 million, total stockholders’ equity of approximately $3,031.2 million and a ratio of total indebtedness to equity of approximately 0.49 to 1.0. We also had short-term obligations of $224.3 million, capital lease obligations of $4.9 million, unconditional purchase or other long-term obligations of $594.9 million. In addition, we had guaranteed indebtedness owed to third parties and our retail finance joint ventures of approximately $134.6 million, primarily related to dealer and end-user financing of equipment.

Holders of our 1 1/4 % convertible senior subordinated notes due 2036 may convert the notes if, during any fiscal quarter, the closing sales price of our common stock exceeds 120% of the conversion price of $40.73 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Future classification between current and long-term debt of our 1¼% convertible senior subordinated notes depends on the closing sales price of our common stock during future quarters. In the event the notes are converted in the future, we believe we will be able to repay the notes with available cash on hand, funds from our credit facility or a combination of these sources.

Our substantial indebtedness could have important adverse consequences. For example, it could:

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from introducing new products or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•
limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, pay cash dividends or engage in or enter into certain transactions.

Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations we could be subject to significant liability.

Increasingly the United States, the European Union and other governmental entities are imposing regulations designed to protect the collection, maintenance and transfer of personal information. Other regulations govern the collection and transfer of financial data and data security generally. These regulations generally impose penalties in the event of violations. In addition, we also could be subject to cyber attacks that, if successful, could compromise out information technology systems and our ability to conduct business.

In addition, our business relies on the Internet as well as other electronic communications systems that, by their nature, may be subject to efforts by so-call "hacker" to either disrupt our business or steal data or funds. While we strive to maintain customary protections against hackers, there can be no assurance that at some point a hacker will breach those safeguards and damage our business, possibly materially.

We may encounter difficulties in integrating GSI into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

We expect to realize strategic and other benefits as a result of our acquisition of GSI, including, among other things, the opportunity to extend our reach in the agricultural industry and provide our customers with an even wider range of products and services, including grain storage and protein production systems. However, it is impossible to predict with certainty whether, or to what extent, these benefits will be realized or whether we will be able to integrate GSI in a timely and effective manner. In addition:

•	the costs of integrating GSI and its operations may be higher than we expect and may require significant attention from our management; and

•
our ability to successfully carry out our growth strategy for GSI will be affected by, among other things, our ability to maintain and enhance our relationships with existing GSI customers, our ability to provide additional product distribution opportunities to GSI through our existing distribution channels, changes in the spending patterns and preferences of customers and potential customers, fluctuating economic and competitive conditions and our ability to retain key GSI personnel.

In addition, GSI is subject to regulations, demands and risks that differ in some ways to our traditional business. As a result, we may be unable to achieve the same growth, sales levels and profitability as GSI has in the past.

Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the GSI business and to realize the expected benefits of the transaction. Our failure to do so could have a material adverse effect on our revenues, operating results and financial condition following the transaction.

Item 1B.    Unresolved Staff Comments

Not applicable.

Item 2.        Properties

Our principal properties as of January 31, 2012, were as follows:

Location	Description of Property	Leased (Sq. Ft.)	Owned (Sq. Ft.)
United States:
Batavia, Illinois	Parts Distribution	310,200
Beloit, Kansas	Manufacturing		232,500
Duluth, Georgia	Corporate Headquarters	125,000
Hesston, Kansas	Manufacturing		1,296,100
Assumption, Illinois	Manufacturing, Sales and Administrative Office		933,900
Taylorville, Illinois	Manufacturing	236,000
Paris, Illinois	Manufacturing		243,200
Bremen, Alabama	Manufacturing/Sales Office	169,500
Jackson, Minnesota	Manufacturing	20,000	671,000
Wahpeton, North Dakota	Manufacturing	340,000
Kansas City, Missouri	Parts Distribution/Warehouse	612,800
International:
Neuhausen, Switzerland	Regional Headquarters	20,200
Stoneleigh, United Kingdom	Sales and Administrative Office	85,000
Desford, United Kingdom	Parts Distribution	298,000
Exeter, United Kingdom	Parts Distribution and Administrative Office		103,800
Beauvais, France (1)	Manufacturing		1,144,400
Ennery, France	Parts Distribution		417,500
Marktoberdorf, Germany	Manufacturing	110,000	1,394,400
Baumenheim, Germany	Manufacturing	62,400	513,300
Hohenmoelsen, Germany	Manufacturing		318,300
Breganze, Italy	Manufacturing		716,800
Linnavuori, Finland	Manufacturing		313,700
Suolahti, Finland	Manufacturing/Parts Distribution		550,900
Sunshine, Victoria, Australia	Regional Headquarters/Parts Distribution		94,600
Randers, Denmark(2)	Engineering Office		143,400
Haedo, Argentina	Parts Distribution/Sales Office	32,000
Canoas, Rio Grande do Sul, Brazil	Regional Headquarters/Manufacturing/ Parts Distribution		615,300
Marau, Rio Grande do Sul, Brazil	Manufacturing/Sales Office		135,500
Santa Rosa, Rio Grande do Sul, Brazil	Manufacturing		386,500
Mogi das Cruzes, Brazil	Manufacturing		722,200
Ibirubá, Rio Grande do Sul, Brazil	Manufacturing		136,800
Jundiaí, São Paulo, Brazil	Parts Distribution	188,400
Changzhou, China	Manufacturing	201,700
Daging, China	Manufacturing	104,400
Yanzhou, China	Manufacturing		140,400
Penang, Malaysia	Manufacturing/Sales Office	118,300
_______________________________________

(1)	Includes our joint venture with GIMA, in which we own a 50% interest.

(2)	This property is currently being marketed for sale.

We consider each of our facilities to be in good condition and adequate for its present use. We believe that we have sufficient capacity to meet our current and anticipated manufacturing requirements.

Item 3.        Legal Proceedings

On June 27, 2008, the Republic of Iraq filed a civil action in a federal court in New York, Case No. 08 CIV 59617, naming as defendants our French subsidiary and two of our other foreign subsidiaries that participated in the United Nations Oil for Food Program (the “Program”). Ninety-one other entities or companies also were named as defendants in the civil action due to their participation in the Program. The complaint purports to assert claims against each of the defendants seeking damages in an unspecified amount. Although our subsidiaries intend to vigorously defend against this action, it is not possible at this time to predict the outcome of this action or its impact, if any, on us, although if the outcome was adverse, we could be required to pay damages. In addition, the French government also is investigating our French subsidiary in connection with its participation in the Program.

In August 2008, as part of a routine audit, the Brazilian taxing authorities disallowed deductions relating to the amortization of certain goodwill recognized in connection with a reorganization of our Brazilian operations and the related transfer of certain assets to our Brazilian subsidiaries. The amount of the tax disallowance through December 31, 2011, not including interest and penalties, was approximately 90.6 million Brazilian reais (or approximately $48.6 million). The amount ultimately in dispute will be greater because of interest and penalties. We have been advised by our legal and tax advisors that our position with respect to the deductions is allowable under the tax laws of Brazil. We are contesting the disallowance and believe that it is not likely that the assessment, interest or penalties will be required to be paid. However, the ultimate outcome will not be determined until the Brazilian tax appeal process is complete, which could take several years.

We are a party to various other legal claims and actions incidental to our business. We believe that none of these claims or actions, either individually or in the aggregate, is material to our business or financial statements as a whole, including our results of operations and financial condition.

Item 4.        Mine Safety Disclosures

Not Applicable.

PART  II

Item 5.	Market For Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol AGCO. As of the close of business on February 10, 2012, the closing stock price was $51.26, and there were 424 stockholders of record (this number does not include stockholders who hold their stock through brokers, banks and other nominees). The following table sets forth, for the periods indicated, the high and low sales prices for our common stock for each quarter within the last two years, as reported on the NYSE.

	High	Low
2011
First Quarter	$56.77	$49.75
Second Quarter	58.13	45.31
Third Quarter	52.88	34.57
Fourth Quarter	46.82	32.39

	High	Low
2010
First Quarter	$36.86	$30.22
Second Quarter	39.77	25.86
Third Quarter	40.19	26.50
Fourth Quarter	50.94	37.11

DIVIDEND POLICY

We currently do not pay dividends. We cannot provide any assurance that we will pay dividends in the foreseeable future. Although we are in compliance with all provisions of our debt agreements, both our credit facility and the indenture governing our senior subordinated notes and term loan contain restrictions on our ability to pay dividends in certain circumstances.

Item 6.          Selected Financial Data

The following tables present our selected consolidated financial data. The data set forth below should be read together with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical Consolidated Financial Statements and the related notes. The Consolidated Financial Statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and the reports thereon are included in Item 8 in this Form 10-K. The historical financial data may not be indicative of our future performance.

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(In millions, except per share data)
Operating Data:
Net sales	$8,773.2	$6,896.6	$6,516.4	$8,273.1	$6,715.9
Gross profit	1,776.1	1,258.7	1,071.9	1,498.4	1,189.7
Income from operations	610.3	324.2	218.7	563.7	393.7
Net income	585.3	220.2	135.4	385.9	232.9
Net (income) loss attributable to noncontrolling interests	(2.0)	0.3	0.3	—	—
Net income attributable to AGCO Corporation and subsidiaries	$583.3	$220.5	$135.7	$385.9	$232.9
Net income per common share — diluted(1)	$5.95	$2.29	$1.44	$3.95	$2.41
Weighted average shares outstanding — diluted(1)	98.1	96.4	94.1	97.7	96.6

	As of December 31,
	2011	2010	2009	2008	2007
	(In millions, except number of employees)
Balance Sheet Data:
Cash and cash equivalents	$724.4	$719.9	$651.4	$506.1	$574.8
Working capital(2)	1,457.3	1,208.1	1,079.6	1,037.4	724.8
Total assets	7,257.2	5,436.9	4,998.9	4,846.6	4,698.0
Total long-term debt, excluding current portion(2)	1,409.7	443.0	454.0	625.0	294.1
Stockholders’ equity	3,031.2	2,659.2	2,394.4	2,014.3	2,114.1
Other Data:
Number of employees	17,366	14,311	14,456	15,606	13,720
______________________________

(1)	Our 1¼% convertible senior subordinated notes potentially will impact the dilution of weighted shares outstanding for the excess conversion value using the treasury stock method.

(2)
Holders of our former 1¾% convertible senior subordinated notes due 2033 and our $201.3 million 1¼% convertible senior subordinated notes due 2036 could have converted or may convert the notes if, during any fiscal quarter, the closing sales price of our common stock exceeded or exceeds 120% of the conversion price of $22.36 per share for our former 1¾% convertible senior subordinated notes and $40.73 per share for our 1¼% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2011, this criteria was not met with respect to 1¼% convertible senior subordinated notes, and, therefore, we classified these notes as long-term debt. As of December 31, 2010 and 2009, the criteria was met for our former 1¾% convertible senior subordinated notes, and, therefore, we classified these notes as a current liability. As of December 31, 2008, this criteria was not met with respect to either of the notes, and, therefore, we classified both notes as long-term debt. As of December 31, 2007, the criteria was met for both notes, and, therefore, we classified both notes as current liabilities.

Item 7.        Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. We sell a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. We also manufacture and distribute grain storage and handling equipment systems as well as protein production systems. Our products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brand names, including: Challenger®, Fendt®, Massey Ferguson® and Valtra®. We distribute most of our products through a combination of approximately 3,100 dealers, distributors, associates and licensees. In addition, we provide retail financing through our retail finance joint ventures with Rabobank.

Results of Operations

We sell our equipment and replacement parts to our independent dealers, distributors and other customers. A large majority of our sales are to independent dealers and distributors that sell our products to the end user. To the extent practicable, we attempt to sell products to our dealers and distributors on a level basis throughout the year to reduce the effect of seasonal demands on our manufacturing operations and to minimize our investment in inventory. However, retail sales by dealers to farmers are highly seasonal and are linked to the planting and harvesting seasons. In certain markets, particularly in North America, there is often a time lag, which varies based on the timing and level of retail demand, between our sale of the equipment to the dealer and the dealer’s sale to a retail customer.

The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in our Consolidated Statements of Operations:

	Years Ended December 31,
	2011 (1)	2010	2009
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	79.8	81.8	83.6
Gross profit	20.2	18.2	16.4
Selling, general and administrative expenses	9.9	10.0	9.7
Engineering expenses	3.1	3.2	2.9
Restructuring and other infrequent (income) expenses	—	0.1	0.2
Amortization of intangibles	0.2	0.2	0.3
Income from operations	7.0	4.7	3.3
Interest expense, net	0.4	0.5	0.6
Other expense, net	0.2	0.2	0.3
Income before income taxes and equity in net earnings of affiliates	6.4	4.0	2.4
Income tax provision	0.3	1.5	0.9
Income before equity in net earnings of affiliates	6.1	2.5	1.5
Equity in net earnings of affiliates	0.6	0.7	0.6
Net income	6.7	3.2	2.1
Net (income) loss attributable to noncontrolling interests	—	—	—
Net income attributable to AGCO Corporation and subsidiaries	6.6%	3.2%	2.1%
____________________________________

(1)	Rounding may impact summation of amounts.

2011 Compared to 2010

Net income for 2011 was $583.3 million, or $5.95 per diluted share, compared to net income for 2010 of $220.5 million, or $2.29 per diluted share.

Net sales for 2011 were approximately $8,773.2 million, or 27.2% higher than 2010 primarily due to sales increases in all our geographical segments, acquisitions and the favorable impact of currency translation. Income from operations was $610.3 million in 2011 compared to $324.2 million in 2010. The increase in income from operations and operating margins during 2011 primarily was due to higher net sales, favorable pricing impacts and increased production volumes in Europe and

North America, which were partially offset by higher material costs and increased engineering and marketing expenses.

In our Europe/Africa/Middle East region, income from operations increased approximately $272.2 million in 2011 compared to 2010, primarily due to higher net sales and production volumes, favorable pricing and an improved product mix. Income from operations in our South American region decreased approximately $18.6 million in 2011 compared to 2010, primarily due to a less favorable geographic sales mix, material and labor cost inflation, and higher engineering and product introduction expenses. In our North America region, income from operations increased approximately $41.4 million in 2011 compared to 2010, primarily due to increased net sales, higher production volumes and cost control initiatives. Income from operations in the Rest of World region increased approximately $17.2 million in 2011 compared to 2010, primarily due to increased net sales.

Retail Sales

Worldwide industry equipment demand for farm equipment were at relatively high levels during 2011 in most major markets. Industry conditions in Western Europe were very strong compared to weaker industry conditions in 2010, primarily due to improved dairy, meat and grain prices and overall market recovery, which resulted in improved farm income across most of Western Europe. In South America, despite a modest decline in industry conditions, industry demand remained at a higher level due to positive farm economics and continued availability of favorable government financing programs. North American industry demand was robust in 2011, with stable market demand for larger equipment.

In the United States and Canada, industry unit retail sales of tractors increased approximately 2% in 2011 compared to 2010, resulting from growth in industry unit retail sales of high horsepower and mid-range utility tractors. Industry unit retail sales of combines decreased approximately 4% in 2011 compared to 2010 but remained at higher levels. Record farm income in 2011 supported strong industry retail sales of tractors, combines, sprayers and hay equipment. In Western Europe, industry unit retail sales of tractors and combines increased approximately 12% and 35% in 2011, respectively, compared to 2010 due to higher retail volumes in most major Western European markets. Demand was strongest in Germany, France, Scandinavia and Finland. Higher commodity prices and improvement in demand in the dairy and livestock sectors contributed to the increase in 2011. In South America, industry unit retail sales of tractors in 2011 decreased approximately 3% compared to 2010. Industry unit retail sales of tractors in the major markets of Brazil and Argentina decreased approximately 7% and 37%, respectively, during 2011 compared to 2010. Declines in the two largest South American markets were mostly offset by strong growth in other South American markets compared to 2010. Despite the modest decline, industry unit retail sales in Brazil remained at high levels due to attractive farm economics and supportive government financing rates that have been extended through the end of 2012. Industry retail sales of combines in South America during 2011 were approximately 20% higher than 2010. Industry unit retail sales of combines in Brazil and Argentina increased approximately 18% and 11%, respectively, during 2011 compared to 2010. Our net sales in our Rest of Word segment for 2011 were approximately 44.8% higher than 2010, primarily due to improved market conditions in Russia and Eastern Europe and in Australia and New Zealand.

Results of Operations

Net sales for 2011 were $8,773.2 million compared to $6,896.6 million for 2010 primarily due to the positive impacts of market growth, foreign currency translation and acquisitions. Foreign currency translation positively impacted net sales by approximately $343.8 million, or 5.0%, primarily due to the strengthening of the Euro and Brazilian real during 2011 as compared to 2010. The following table sets forth, for the year ended December 31, 2011, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

			Change		Change due to Currency Translation
	2011	2010	$	%	$	%
North America	$1,770.6	$1,489.3	$281.3	18.9%	$12.7	0.9%
South America	1,871.5	1,753.3	118.2	6.7%	81.7	4.7%
Europe/Africa/Middle East	4,681.7	3,364.4	1,317.3	39.2%	219.2	6.5%
Rest of World	449.4	289.6	159.8	55.2%	30.2	10.4%
	$8,773.2	$6,896.6	$1,876.6	27.2%	$343.8	5.0%

The following is a reconciliation of net sales for the year ended December 31, 2011 at actual exchange rates compared to 2010 exchange rates (in millions):

	Year Ended December 31,
	2011 at Actual Exchange Rates	2011 at 2010 Exchange Rates	Change due to Currency Translation
North America	$1,770.6	$1,757.9	0.9%
South America	1,871.5	1,789.8	4.7%
Europe/Africa/Middle East	4,681.7	4,462.5	6.5%
Rest of World	449.4	419.2	10.4%
	$8,773.2	$8,429.4	5.0%

Regionally, net sales in North America increased during 2011 compared to 2010 primarily due to increased net sales of high horsepower tractors, combines and sprayers. In the Europe/Africa/Middle East region, net sales increased significantly in 2011 compared to 2010 primarily due to stronger market conditions in Western Europe. We experienced the largest net sales increases in Germany, France, the United Kingdom and Scandinavia. In South America, net sales increased during 2011 compared to 2010. Net sales increased in smaller South American countries, which benefited from higher commodity prices and healthy crop production, while sales in Brazil were flat compared to strong levels in 2010. In the rest of the world, net sales increased in 2011 compared to 2010, primarily due to net sales increases in Russia, Eastern Europe, Australia and New Zealand. We estimate that worldwide average price increases in 2011 and 2010 were approximately 3% and 2%, respectively. Consolidated net sales of tractors and combines, which consisted of approximately 73% of our net sales in 2011, increased approximately 26% in 2011 compared to 2010. Unit sales of tractors and combines increased approximately 8% during 2011 compared to 2010. The difference between the unit sales increase and the increase in net sales primarily was the result of foreign currency translation, pricing and sales mix changes.

The following table sets forth, for the years ended December 31, 2011 and 2010, the percentage relationship to net sales of certain items included in our Consolidated Statements of Operations (in millions, except percentages):

	2011		2010
	$	% of Net Sales	$	% of Net Sales
Gross profit	$1,776.1	20.2%	$1,258.7	18.2%
Selling, general and administrative expenses	869.3	9.9%	692.1	10.0%
Engineering expenses	275.6	3.1%	219.6	3.2%
Restructuring and other infrequent (income) expenses	(0.7)	—%	4.4	0.1%
Amortization of intangibles	21.6	0.2%	18.4	0.2%
Income from operations	$610.3	7.0%	$324.2	4.7%

Gross profit as a percentage of net sales increased during 2011 as compared to 2010. Pricing, higher production volumes and material cost control initiatives helped to produce higher gross margins. Unit production of tractors and combines during 2011 was approximately 9% higher than 2010. We recorded approximately $1.6 million and $0.7 million of stock compensation expense within cost of goods sold during 2011 and 2010, respectively, as is more fully explained in Note 1 to our Consolidated Financial Statements.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales decreased slightly during 2011 compared to 2010. We recorded approximately $23.0 million and $12.9 million of stock compensation expense, within SG&A during 2011 and 2010, respectively, as is more fully explained in Note 1 to our Consolidated Financial Statements. Engineering expenses increased during 2011 as compared to 2010, primarily due to higher spending for the development of new products and costs to meet new engine emission standards in the United States and Europe.

We recorded restructuring and other infrequent (income) expense of approximately $(0.7) million and $4.4 million during 2011 and 2010, respectively. The restructuring and other infrequent income recorded in 2011 primarily related to the reversal of approximately $0.9 million of previously accrued severance payments associated with the rationalization of our French operations. The restructuring and other infrequent expenses recorded in 2010 primarily related to severance and other related costs associated with rationalization of our operations in Denmark, Spain, Finland and France.

Interest expense, net was $30.2 million for 2011 compared to $33.3 million for 2010. During 2011, we redeemed our €200.0 million of 6 7/8% senior subordinated notes due April 15, 2014, as is more fully discussed in “Liquidity and Capital Resources.” In connection with the redemption, we recorded a loss of approximately $3.1 million associated with the premium paid to the holders of the notes and a write-off of approximately $1.2 million of unamortized deferred debt issuance costs. In addition, during 2011, holders of our former 1¾% convertible senior subordinated notes converted approximately $161.0 million of the principal amount of the notes, as is more fully discussed in “Liquidity and Capital Resources.”

Other expense, net was $19.1 million in 2011 compared to $16.0 million in 2010. Losses on sales of receivables primarily under our accounts receivable sales agreements were approximately $19.7 million and $13.7 million in 2011 and 2010, respectively. The increase in 2011 was due to a higher amount of receivables sold in Europe under our accounts receivable sales agreement with AGCO Finance entities in Europe, as is more fully discussed in “Retail Finance Joint Ventures.”

We recorded an income tax provision of $24.6 million in 2011 compared to $104.4 million in 2010. Our tax provision is impacted by the differing tax rates of the various tax jurisdictions in which we operate, permanent differences for items treated differently for financial accounting and income tax purposes, and losses in jurisdictions where no income tax benefit is recorded. Our 2011 income tax rate provision (as reconciled in Note 6 to our Consolidated Financial Statements) includes a reversal of approximately $149.3 million of valuation allowance previously established against our deferred tax assets in the United States. The reversal was required to offset deferred tax liabilities established as part of the acquisition accounting for GSI primarily related to acquired intangible assets.

A valuation allowance is established when it is more likely than not that some portion or all of a company’s deferred tax assets will not be realized. We assessed the likelihood that our deferred tax assets would be recovered from estimated future taxable income and available income tax planning strategies. At December 31, 2011 and 2010, we had gross deferred tax assets of $498.2 million and $466.4 million, respectively, including $181.6 million and $210.7 million, respectively, related to net operating loss carryforwards. At December 31, 2011 and 2010, we had recorded total valuation allowances as an offset to the gross deferred tax assets of $145.8 million and $262.5 million, respectively, primarily related to net operating loss carryforwards in Brazil, Denmark, Switzerland, the Netherlands, China, Russia and the United States. Realization of the remaining deferred tax assets as of December 31, 2011 will depend on generating sufficient taxable income in future periods, net of reversing deferred tax liabilities. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

As of December 31, 2011 and 2010, we had approximately $71.1 million and $48.2 million, respectively, of unrecognized tax benefits, all of which would impact our effective tax rate if recognized. As of December 31, 2011 and 2010, we had approximately $23.0 million and $14.2 million, respectively, of current accrued taxes related to uncertain income tax positions connected with ongoing tax audits in various jurisdictions that we expect to settle or pay in the next 12 months. We recognize interest and penalties related to uncertain income tax positions in income tax expense. As of December 31, 2011 and 2010, we had accrued interest and penalties related to unrecognized tax benefits of approximately $7.6 million and $5.2 million, respectively. See Note 6 to our Consolidated Financial Statements for further discussion of our uncertain income tax positions.

Equity in net earnings of affiliates, which is primarily comprised of income from our retail finance joint ventures, was $48.9 million in 2011 compared to $49.7 million in 2010. Refer to “Retail Finance Joint Ventures” for further information regarding our retail finance joint ventures and their results of operations.

2010 Compared to 2009

Net income for 2010 was $220.5 million, or $2.29 per diluted share, compared to net income for 2009 of $135.7 million, or $1.44 per diluted share.

Net sales for 2010 were approximately $380.2 million, or 5.8%, higher than 2009 primarily due to sales increases in our South American and North American geographical segments, partially offset by a slight decrease in our Europe/Africa/Middle East geographical segment as well as the unfavorable impact of currency translation. Strong market conditions in South America during 2010 helped to contribute to our overall sales growth in 2010. Income from operations was $324.2 million in 2010 compared to $218.7 million in 2009. The increase in income from operations and operating margins during 2010 primarily was due to higher net sales, material cost control initiatives, increased production volumes and an improved product mix, partially offset by higher engineering expenses.

In our Europe/Africa/Middle East region, income from operations decreased approximately $17.3 million in 2010 compared to 2009, primarily due to the reduction in net sales, lower production levels and increased engineering expenses. Income from operations in our South American region increased approximately $97.1 million in 2010 compared to 2009, primarily due to significant sales growth, improved factory productivity as a result of higher production levels, and a shift in product sales mix to higher margin, higher horsepower products. In our North America region, income from operations increased approximately $27.6 million in 2010 compared to 2009, primarily due to improved margins from new products, a favorable product mix, and factory efficiencies, partially offset by increased engineering expenditures. Income from operations in the Rest of World segment decreased approximately $4.2 million in 2010 compared to 2009, primarily due to weaker net sales, an unfavorable product mix and increased expenses related to growth initiatives.

Retail Sales

Worldwide industry equipment demand for farm equipment was mixed in 2010. In South America, strong industry conditions were the result of positive farm economics and continued availability of favorable government financing programs. North American industry demand was stable throughout 2010, with robust market demand for large equipment. Industry conditions in Western Europe were weak during the first half of 2010, especially in the dairy and livestock sectors, but improved in most major European markets towards the end of 2010.

In the United States and Canada, industry unit retail sales of tractors increased approximately 5% in 2010 compared to 2009, resulting from strong growth in industry unit retail sales of high horsepower tractors and modest growth in industry retail sales of compact tractors, partially offset by a small decline in unit retail sales of utility tractors. Industry unit retail sales of combines increased approximately 9% in 2010 compared to the prior year. Strong and improving economics for the professional producer sector contributed to the strength in retail sales of high horsepower tractors and combines. Continued weakness in the dairy and livestock sectors contributed to lower industry unit retail sales of mid-range utility tractors and hay equipment. In North America, our unit retail sales of tractors decreased in 2010 and our unit retail sales of combines increased in 2010 compared to 2009 levels. In Western Europe, industry unit retail sales of tractors decreased approximately 10% in 2010 compared to 2009 due to lower retail volumes in most major Western European markets. Demand was weakest in France, Spain, Italy and the United Kingdom. The slow pace of macro-economic recovery, weak farmer sentiment and soft demand in the dairy and livestock sectors contributed to the decline in 2010. Our unit retail sales of tractors for 2010 in Western Europe were also lower when compared to 2009. In South America, industry unit retail sales of tractors in 2010 increased approximately 31% compared to 2009. Industry unit retail sales of combines during 2010 were approximately 29% higher than 2009. Industry unit retail sales of tractors in the major market of Brazil increased approximately 24% during 2010 compared to 2009. Strong farm fundamentals and favorable government-sponsored financing programs in Brazil contributed to the strong industry demand, which began to accelerate in the second half of 2009. Improved weather and increased crop production in Argentina contributed to significant increases in industry unit retail sales of tractors and combines during 2010 compared to 2009. Our South American unit retail sales of tractors and combines were also higher in 2010 as compared to 2009. Our net sales in our Rest of Word segment for 2010 were approximately 4.7% lower than 2009, primarily due to lower sales in Australia and New Zealand, partially offset by higher sales in Asia. Weak market conditions in Australia and New Zealand and the tightened credit environment in the markets of Eastern Europe and Russia contributed to the decline.

Results of Operations

Net sales for 2010 were $6,896.6 million compared to $6,516.4 million for 2009. Foreign currency translation negatively impacted net sales by approximately $18.8 million, or 0.3%, primarily due to the weakening of the Euro, largely offset by the strengthening of the Brazilian real during 2010 as compared to 2009. The following table sets forth, for the year ended December 31, 2010, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

			Change		Change due to Currency Translation
	2010	2009	$	%	$	%
North America	$1,489.3	$1,442.7	$46.6	3.2%	$28.1	1.9%
South America	1,753.3	1,167.1	586.2	50.2%	163.0	14.0%
Europe/Africa/Middle East	3,364.4	3,602.8	(238.4)	(6.6)%	(180.3)	(5.0)%
Rest of World	289.6	303.8	(14.2)	(4.7)%	8.0	2.6%
	$6,896.6	$6,516.4	$380.2	5.8%	$18.8	0.3%

The following is a reconciliation of net sales for the year ended December 31, 2010 at actual exchange rates compared to 2009 exchange rates (in millions):

	Year Ended December 31,
	2010 at Actual Exchange Rates	2010 at 2009 Exchange Rates	Change due to Currency Translation
North America	$1,489.3	$1,461.2	1.9%
South America	1,753.3	1,590.3	14.0%
Europe/Africa/Middle East	3,364.4	3,544.7	(5.0)%
Rest of World	289.6	281.6	2.6%
	$6,896.6	$6,877.8	0.3%

Regionally, net sales in North America increased modestly during 2010 compared to 2009. Increased net sales of sprayers, combines and parts were offset by declines in net sales of hay and forage equipment and utility tractors. In the Europe/Africa/Middle East region, net sales decreased slightly in 2010 compared to 2009 primarily due to weaker market conditions in Western Europe. We experienced the largest net sales declines in France, Germany and Africa, partially offset by sales growth in Poland and Finland. In South America, net sales increased during 2010 compared to 2009 primarily as a result of strong market conditions in the region, particularly in Brazil and Argentina. In the rest of the world, net sales decreased in 2010 compared to 2009, primarily due to net sales declines in Australia and New Zealand. We estimate that worldwide average price increases in 2010 and 2009 were approximately 2% and 3%, respectively. Consolidated net sales of tractors and combines, which consisted of approximately 74% of our net sales in 2010, increased approximately 7% in 2010 compared to 2009. Unit sales of tractors and combines increased approximately 8% during 2010 compared to 2009. The difference between the unit sales increase and the increase in net sales primarily was the result of foreign currency translation, pricing and sales mix changes.

The following table sets forth, for the years ended December 31, 2010 and 2009, the percentage relationship to net sales of certain items included in our Consolidated Statements of Operations (in millions, except percentages):

	2010		2009
	$	% of Net Sales	$	% of Net Sales
Gross profit	$1,258.7	18.2%	$1,071.9	16.4%
Selling, general and administrative expenses	692.1	10.0%	630.1	9.7%
Engineering expenses	219.6	3.2%	191.9	2.9%
Restructuring and other infrequent expenses	4.4	0.1%	13.2	0.2%
Amortization of intangibles	18.4	0.2%	18.0	0.3%
Income from operations	$324.2	4.7%	$218.7	3.3%

Gross profit as a percentage of net sales increased during 2010 as compared to 2009. Higher production volumes and material cost control initiatives helped to produce higher gross margins. Unit production of tractors and combines during 2010 was approximately 8% higher than 2009. We recorded approximately $0.7 million and $0.1 million of stock compensation expense within cost of goods sold, during 2010 and 2009, respectively, as is more fully explained in Note 1 to our Consolidated Financial Statements.

SG&A expenses as a percentage of net sales increased slightly during 2010 compared to 2009. We recorded approximately $12.9 million and $8.2 million of stock compensation expense, within SG&A, during 2010 and 2009, respectively, as is more fully explained in Note 1 to our Consolidated Financial Statements. Engineering expenses increased during 2010 as compared to 2009 primarily due to higher spending for the development of new products and costs to meet new engine emission standards in the United States and Europe.

We recorded restructuring and other infrequent expenses of approximately $4.4 million and $13.2 million during 2010 and 2009, respectively. The restructuring and other infrequent expenses recorded in 2010 primarily related to severance and other related costs associated with the rationalization of our operations in Denmark, Spain, Finland and France. The restructuring and other infrequent expenses recorded in 2009 primarily related to severance and other related costs associated with the rationalization of our operations in France, the United Kingdom, Finland, Germany, the United States and Denmark.

Interest expense, net was $33.3 million for 2010 compared to $42.1 million for 2009. The decrease primarily was due to higher interest income due to higher amounts of invested cash.

Other expense, net was $16.0 million in 2010 compared to $22.2 million in 2009. Losses on sales of receivables primarily under our accounts receivable sales agreements were approximately $13.7 million in 2010. Losses on sales of receivables, primarily under our former U.S. and Canadian securitization facilities and our European securitization facilities, were approximately $15.6 million in 2009. The decrease primarily was due to a reduction in interest rates in 2010 compared to 2009. Other expense, net also decreased in 2010 due to favorable foreign exchange impacts in 2010 compared to 2009.

We recorded an income tax provision of $104.4 million in 2010 compared to $57.7 million in 2009. Our tax provision is impacted by the differing tax rates of the various tax jurisdictions in which we operate, permanent differences for items treated differently for financial accounting and income tax purposes, and losses in jurisdictions where no income tax benefit is recorded. Our 2009 income tax rate reconciliation provided in Note 6 to our Consolidated Financial Statements includes a $39.5 million favorable “change in valuation allowance” which was fully offset by a write-off of certain foreign tax assets reflected in “tax effects of permanent differences.” Due to the fact that these tax assets had not been expected to be utilized in future years, we previously had maintained a valuation allowance against the tax assets. Accordingly, this write-off resulted in no impact to our income tax provision for the year ended December 31, 2009.

A valuation allowance is established when it is more likely than not that some portion or all of a company’s deferred tax assets will not be realized. We assessed the likelihood that our deferred tax assets would be recovered from estimated future taxable income and available income tax planning strategies. At December 31, 2010 and 2009, we had gross deferred tax assets of $466.4 million and $484.7 million, respectively, including $210.7 million and $215.0 million, respectively, related to net operating loss carryforwards. At December 31, 2010 and 2009, we had recorded total valuation allowances as an offset to the gross deferred tax assets of $262.5 million and $261.7 million, respectively, primarily related to net operating loss carryforwards in Brazil, Denmark, Switzerland, the Netherlands and the United States.

As of December 31, 2010 and 2009, we had approximately $48.2 million and $21.8 million, respectively, of unrecognized tax benefits, all of which would impact our effective tax rate if recognized. As of December 31, 2010 and 2009, we had approximately $14.2 million and $3.5 million, respectively, of current accrued taxes related to uncertain income tax positions connected with ongoing tax audits in various jurisdictions that we expect to settle or pay in the next 12 months. We recognize interest and penalties related to uncertain income tax positions in income tax expense. As of December 31, 2010 and 2009, we had accrued interest and penalties related to unrecognized tax benefits of approximately $5.2 million and $1.9 million, respectively. See Note 6 to our Consolidated Financial Statements for further discussion of our uncertain income tax positions.

Equity in net earnings of affiliates was $49.7 million in 2010 compared to $38.7 million in 2009. The increase primarily was due to increased earnings in our retail finance joint ventures. Refer to “Retail Finance Joint Ventures” for further information regarding our retail finance joint ventures and their results of operations.

Quarterly Results

The following table presents unaudited interim operating results. We believe that the following information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations for the periods presented.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions, except per share data)
2011:
Net sales	$1,797.7	$2,358.6	$2,099.1	$2,517.8
Gross profit	355.9	488.3	407.8	524.1
Income from operations(1)	108.7	201.6	114.3	185.7
Net income(1)	81.6	133.9	84.5	285.3
Net income attributable to noncontrolling interests	(1.6)	(0.2)	(0.1)	(0.1)
Net income attributable to AGCO Corporation and subsidiaries	80.0	133.7	84.4	285.2
Net income per common share attributable to AGCO Corporation and subsidiaries — diluted(1)	0.81	1.36	0.87	2.90
2010:
Net sales	$1,328.2	$1,743.0	$1,657.4	$2,168.0
Gross profit	224.6	321.1	303.8	409.2
Income from operations(1)	9.4	96.5	75.9	142.4
Net income(1)	10.0	62.8	62.2	85.2
Net loss attributable to noncontrolling interest	0.1	0.1	0.1	—
Net income attributable to AGCO Corporation and subsidiaries	10.1	62.9	62.3	85.2
Net income per common share attributable to AGCO Corporation and subsidiaries — diluted(1)	0.10	0.66	0.65	0.87
_____________________________________

(1)
For 2011, the quarters ended March 31, June 30, September 30 and December 31 included restructuring and other infrequent expense (income) of $0.2 million, ($0.9) million, $0.0 million and $0.0 million, respectively, thereby impacting net income per common share on a diluted basis by $0.00, ($0.01), $0.00 and $0.00, respectively.

For 2010, the quarters ended March 31, June 30, September 30 and December 31 included restructuring and other infrequent expenses of $1.6 million, $0.5 million, $1.2 million and $1.1 million, respectively, thereby impacting net income per common share on a diluted basis by $0.01, $0.00, $0.01 and $0.01, respectively.

Retail Finance Joint Ventures

Our AGCO Finance retail finance joint ventures provide retail financing and wholesale financing to our dealers in the United States, Canada, Germany, France, the United Kingdom, Austria, Ireland, the Netherlands, Denmark, Italy, Sweden, Brazil, Argentina and Australia. The joint ventures are owned 49% by AGCO and 51% by a wholly owned subsidiary of Rabobank, a financial institution based in the Netherlands. The majority of the assets of the retail finance joint ventures represents finance receivables. The majority of the liabilities represents notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates provide financing to the joint ventures, primarily through lines of credit. We do not guarantee the debt obligations of the joint ventures. As of December 31, 2011, our capital investment in the retail finance joint ventures, which is included in “Investment in affiliates” on our Consolidated Balance Sheets, was approximately $322.2 million compared to $305.7 million as of December 31, 2010. The total finance portfolio in our retail finance joint ventures was approximately $7.4 billion and $7.0 billion as of December 31, 2011 and 2010, respectively. The total finance portfolio as of December 31, 2011 included approximately $6.4 billion of retail receivables and $1.0 billion of wholesale receivables from AGCO dealers. The total finance portfolio as of December 31, 2010 included approximately $6.2 billion of retail receivables and $0.8 billion of wholesale receivables from AGCO dealers. The wholesale receivables were either sold directly to AGCO Finance without recourse from our operating companies or AGCO Finance provided the financing directly to the dealers. During 2011 and 2010, we made a total of approximately $8.3 million and $25.4 million, respectively, of investments in our retail finance joint ventures in Germany, the Netherlands and Brazil, primarily related to additional capital required as a result of increased retail finance portfolios during 2011 and 2010. During 2011, our share in the earnings of the retail finance joint ventures, included in “Equity in net earnings of affiliates” within our Consolidated Statements of Operations, was $43.6 million compared to $43.4 million in 2010.

The retail finance portfolio in our retail finance joint venture in Brazil was $2.0 billion as of December 31, 2011 compared to $2.2 billion as of December 31, 2010. As a result of weak market conditions in Brazil in 2005 and 2006, a substantial portion of this portfolio had been included in a payment deferral program directed by the Brazilian government relating to retail contracts entered into during 2004, where scheduled payments were rescheduled several times between 2005 and 2008. The impact of the deferral program resulted in higher delinquencies and lower collateral coverage for the portfolio. While the joint venture currently considers its reserves for loan losses adequate, it continually monitors its reserves considering borrower payment history, the value of the underlying equipment financed, and further payment deferral programs implemented by the Brazilian government. To date, our retail finance joint ventures in markets outside of Brazil have not experienced any significant changes in the credit quality of their finance portfolios. However, there can be no assurance that the portfolio credit quality will not deteriorate, and, given the size of the portfolio relative to the joint ventures’ level of equity, a significant adverse change in the joint ventures’ performance would have a material impact on the joint ventures and on our operating results.

Outlook

Our operations are subject to the cyclical nature of the agricultural industry. Sales of our equipment have been and are expected to continue to be affected by changes in net cash farm income, farm land values, weather conditions, the demand for agricultural commodities, farm industry related legislation, availability of financing and general economic conditions.

Worldwide industry demand is expected to be stable in 2012 compared to 2011 levels. Tight supplies of soft commodities are expected to support healthy farm income and sustain strong equipment demand. Our net sales in 2012 are expected to be higher compared to 2011 primarily due to expected favorable pricing, market share improvements and acquisition impacts, partially offset by the unfavorable impact of currency translation. We are targeting gross margin improvements to be partially offset by increased expenditures for product development and new market expansion.

Recent Acquisitions

    On November 30, 2011, we acquired GSI for $932.2 million, net of approximately $27.9 million cash acquired. GSI, headquartered in Assumption, Illinois, is a leading manufacturer of grain storage and protein production systems. GSI sells its products globally through independent dealers. The acquisition of GSI provides us with strong positions in grain storage and protein production and the opportunity to benefit from increases in global grain production and protein demand. The acquisition was financed by the issuance of $300.0 million of 5 7/8% senior notes and our new credit facility. As a result of the acquisition, we recorded a tax benefit of approximately $149.3 million within “Income tax provision” in our Consolidated Statement of Operations for the year ended December 31, 2011, resulting from a reversal of a portion of our previously established deferred tax valuation allowance. The reversal was required to offset deferred tax liabilities established as part of the acquisition accounting for GSI relating to acquired amortizable intangible assets.

On November 30, 2011, we acquired 80% of Shandong Dafeng Machinery Co., Ltd. (“Dafeng”) for approximately 172.0 million yuan, or approximately $27.0 million. We acquired approximately $17.1 million of cash and assumed approximately $41.1 million of current indebtedness associated with the transaction. Dafeng is located in Yanzhou, China and manufactures a complete range of corn, grain, rice and soybean harvesting machines for Chinese domestic markets. The acquisition was funded with available cash on hand.

On March 3, 2011, we acquired the remaining 50% interest of Laverda SpA (“Laverda”) for approximately €63.8 million, net of approximately €1.2 million cash acquired (or approximately $88.3 million, net). Laverda, previously an operating joint venture between AGCO and the Italian ARGO group, is located in Breganze, Italy and manufactures harvesting equipment. In addition to producing Laverda-branded combines, the Breganze factory manufactures mid-range combine harvesters for our Massey Ferguson, Fendt and Challenger brands for distribution in Europe, Africa and the Middle East. Our 100% ownership of Laverda includes ownership in Fella-Werke GMBH, a German manufacturer of grass and hay machinery. The acquisition was funded with available cash on hand.

On January 3, 2011, we acquired 50% of AGCO-Amity JV for approximately $25.0 million, net of approximately $5.0 million cash acquired, thereby creating a joint venture between us and Amity Technology LLC. The joint venture had approximately $6.2 million of indebtedness as of the date of acquisition. AGCO-Amity JV is located in North Dakota and manufactures air-seeding and tillage equipment. The investment was funded with available cash on hand. As we have a controlling voting interest to direct the activities that most significantly impact the joint venture, we have consolidated the joint venture’s operations in our Consolidated Financial Statements commencing as of and from the date of the formation of the joint venture.

The results of operations for the acquisitions of GSI, Dafeng, Laverda and AGCO-Amity JV have been included in our Consolidated Financial Statements as of and from the dates of the respective acquisitions. We allocated the purchase price of each acquisition to the assets acquired and liabilities assumed based on preliminary estimates of their fair values as of the respective acquisition dates. We recorded approximately $606.6 million of goodwill and approximately $519.0 million of other identifiable intangible assets associated with these acquisitions.

Liquidity and Capital Resources

Our financing requirements are subject to variations due to seasonal changes in inventory and receivable levels. Internally generated funds are supplemented when necessary from external sources, primarily our credit facility and accounts receivable sales agreement facilities.

We believe that these facilities, together with available cash and internally generated funds, will be sufficient to support our working capital, capital expenditures and debt service requirements for the foreseeable future:

•	Our $300.0 million of 5 7/8% senior notes which mature in 2021 (see further discussion below).

•
Our new $1.0 billion credit facility, consisting of a $600.0 million multi-currency revolving credit facility and a $400.0 million term loan facility, which expires in December 2016. As of December 31, 2011, $265.0 million was outstanding under the multi-currency revolving credit facility and $400.0 million was outstanding under the term loan facility (see further discussion below).

•	Our €200.0 million (or approximately $259.4 million as of December 31, 2011) 4 1/2% senior term loan which matures in 2016 (see further discussion below).

•
Our $201.3 million of 1 1/4% convertible senior subordinated notes which mature in 2033 and may be required to be repurchased on December 15, 2013, or could be converted earlier based on the closing sales price of our common stock (see further discussion below).

•
Our accounts receivable sales agreements with our retail finance joint ventures in the United States and Canada. As of December 31, 2011, approximately $517.5 million of cash had been received under these agreements (see further discussion below).

•
Our accounts receivable sales agreements in Europe, whereby we sell a large portion of our wholesale accounts receivable on an ongoing basis to the relevant AGCO Finance entities located in Germany, France, Austria, Norway and Sweden. As of December 31, 2011, cash received from receivables sold under these accounts receivable agreements in Europe was approximately $310.0 million (see further discussion below).

In addition, although we are in complete compliance with the financial covenants contained in these facilities and currently expect to continue to maintain such compliance, should we ever encounter difficulties, our historical relationship with our lenders has been strong and we anticipate their continued long-term support of our business.

Current Facilities

On December 5, 2011, we completed our offering of $300.0 million of 5 7/8% senior notes due 2021 and received proceeds of approximately $296.6 million, after offering related fees and expenses. We used the net proceeds to fund a portion of the acquisition of GSI. The notes constitute senior unsecured and unsubordinated indebtedness. Interest is payable semi-annually in arrears on June 1 and December 1 of each year. At any time prior to September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of: (i) 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date at the treasury rate plus 0.5%, plus accrued and unpaid interest, including additional interest, if any. Beginning September 1, 2021, we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any.

    On December 1, 2011, we entered into a new credit facility agreement providing for a $1.0 billion revolving credit and term loan facility, consisting of a $600.0 million multi-currency revolving credit facility and a $400.0 million term loan facility. We used the credit facility together with the $300.0 million 5 7/8% senior notes previously discussed to fund the acquisition of GSI. The new credit facility replaced our former $300.0 million revolving credit facility, as discussed below. The new credit facility expires December 1, 2016. We are required to make quarterly payments towards the term loan of $5.0 million commencing March 2012 increasing to $10.0 million commencing March 2015. Interest accrues on amounts outstanding under the credit facility, at our option, at either (1) LIBOR, plus a margin ranging from 1.0% to 2.0% based on our leverage ratio, or (2) the base rate, which is equal to the higher of (i) the administrative agent’s base lending rate for the applicable currency, (ii) the federal funds rate plus 0.5%, and (iii) one-month LIBOR for loans denominated in US dollars plus 1.0% plus a margin ranging from 0% to 0.5% based on our leverage ratio. The credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of a default. We also must fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio. As of December 31, 2011, we had $665.0 million of outstanding borrowings under the credit facility and availability to borrow approximately $335.0 million.

Our €200.0 million of 6 7/8% senior subordinated notes due April 15, 2014, issued in April 2004, were redeemed at a price of 101.146% of their principal amount on May 2, 2011. We recorded a loss of approximately $3.1 million associated with the premium paid to the holders of our former 6  7/8% senior subordinated notes and a write-off of approximately $1.2 million of unamortized deferred debt issuance costs associated with the redemption within “Interest expense, net” in our Consolidated Statements of Operations. We funded the redemption of the notes with a new €200.0 million term loan with Rabobank. The new term loan is due May 2, 2016. We have the ability to prepay the term loan before the maturity date. Interest is payable on the term loan at 4 1/2% per annum, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. The term loan contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of default. We also must fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio.

    Our $201.3 million of 1 1/4% convertible senior subordinated notes due December 15, 2036, issued in December 2006, provide for (i) the settlement upon conversion in cash up to the principal amount of the notes with any excess conversion value settled in shares of our common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions occurring prior to December 15, 2013. Interest is payable on the notes at 1 1/4 % per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes are convertible into shares of our common stock at an effective price of $40.73 per share, subject to adjustment. This reflects an initial conversion rate for the notes of 24.5525 shares of common stock per $1,000 principal amount of notes. Beginning December 15, 2013, we may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest, as well as settle any excess conversion value with shares of our common stock. Holders of the notes may require us to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest, on December 15, 2013, 2016, 2021, 2026 and 2031, as well as settle any excess conversion value with shares of our common stock. See Note 7 to our Consolidated Financial Statements for a full description of these notes.

The 1 1/4% convertible senior subordinated notes will impact the diluted weighted average shares outstanding in future periods depending on our stock price for the excess conversion value using the treasury stock method. Refer to Notes 1 and 7 of our Consolidated Financial Statements for further discussion.

Our accounts receivable sales agreements in North America and Europe, permit the sale, on an ongoing basis, of a large portion of our receivables to the relevant AGCO Finance entities in the U.S., Canada, Germany, France, Austria, Norway and Sweden. We have a 49% ownership in these joint ventures. The sale of all receivables to the respective AGCO Finance entities in North American and Europe are without recourse to us. We do not service the receivables after the sale occurs, and we do not maintain any direct retained interest in the receivables. These agreements are accounted for as off-balance sheet transactions and have the effect of reducing accounts receivable and short-term liabilities by the same amount. As of December

31, 2011 and 2010, cash received from receivables sold under the U.S. and Canadian accounts receivable agreements was approximately $517.5 million and $531.2 million, respectively. As of December 31, 2011 and 2010, cash received from receivables sold under accounts receivable sales agreements in Europe was approximately $310.0 million and $169.2 million, respectively.

Our AGCO Finance retail joint ventures in Brazil and Australia also provide wholesale financing to our dealers. The receivables associated with these arrangements are also without recourse to us. As of December 31, 2011 and 2010, these retail finance joint ventures had approximately $62.0 million and $50.2 million, respectively, of outstanding accounts receivable associated with these arrangements. These arrangements are accounted for as off-balance sheet transactions. In addition, we sell certain trade receivables under factoring arrangements to other financial institutions around the world. These arrangements are also accounted for as off-balance sheet transactions.

Former facilities

     Our former 1¾% convertible senior subordinated notes due December 31, 2033, originally issued in December 2003 and exchanged in June 2005, provided for the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of our common stock. The notes were unsecured obligations and were convertible into cash and shares of our common stock upon satisfaction of certain conditions. Interest was payable on the notes at 1¾% per annum, payable semi-annually in arrears in cash on June 30 and December 31 of each year. The notes were convertible into shares of our common stock at an effective price of $22.36 per share, subject to adjustment. This reflected an initial conversion rate for the notes of 44.7193 shares of common stock per $1,000 principal amount of notes.

    During 2011, holders of our former 1¾% convertible senior subordinated notes converted approximately $161.0 million of the principal amount of the notes. We issued 3,926,574 shares associated with the $195.9 million excess conversion value of the notes. The repayment of the principal of the notes, totaling $161.0 million during 2011, were reflected within “Repurchase or conversion of convertible senior subordinated notes” within our Consolidated Statement of Cash Flows for the year ended December 31, 2011. During 2010, we repurchased approximately $37.5 million of principal amount of our 1¾% convertible senior subordinated notes plus accrued interest for approximately $58.1 million. The repurchase included approximately $21.1 million associated with the excess conversion value of the notes and resulted in a loss on extinguishment of approximately $0.2 million reflected in “Interest expense, net.” We reflected both the repurchase of the principal and the excess conversion value of the notes totaling $58.1 million within “Repurchase or conversion of convertible senior subordinated notes” within our Consolidated Statement of Cash Flows for the year ended December 31, 2010. In addition, during 2010, holders of our 1¾% convertible senior subordinated notes converted $2.7 million of principal amount of the notes. We issued 60,986 shares associated with the $2.7 million excess conversion value of the notes. The loss on extinguishment associated with the conversions of the notes was less than $0.1 million and was reflected in “Interest expense, net.” We reflected the repayment of the principal of the notes totaling $2.7 million within “Repurchase or conversion of convertible senior subordinated notes” within our Consolidated Statement of Cash Flows for the year ended December 31, 2010.
See Note 7 to our Consolidated Financial Statements for a full description of these notes.

Under our former European securitization facilities, we sold accounts receivable in Europe on a revolving basis to commercial paper conduits through a qualifying special-purpose entity in the United Kingdom. The European facilities expired in October 2011. As of December 31, 2010, the outstanding funded balance of our European securitization facilities was approximately €85.1 million (or approximately $113.9 million). The funded balance was reflected as accounts receivable with a corresponding equivalent liability.

    Our former credit facility provided for a $300.0 million unsecured multi-currency revolving credit facility. Interest accrued on amounts outstanding under the facility, at our option, at either (1) LIBOR plus a margin ranging between 1.00% and 1.75% based upon our total debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.0% and 0.5% based upon our total debt ratio.

Cash Flows

Cash flows provided by operating activities were $725.9 million during 2011, compared to $438.7 million during 2010. The increase in cash flows provided by operating activities during 2011 was primarily due to an increase in net income. In addition, the operating cash flow in 2011 benefited by approximately $126.7 million from an increase of accounts receivable sold to our retail finance joint ventures in Europe.

Our working capital requirements are seasonal, with investments in working capital typically building in the first half of the year and then reducing in the second half of the year. We had $1,457.3 million in working capital at December 31, 2011, as compared with $1,208.1 million at December 31, 2010. Accounts receivable and inventories, combined, at December 31, 2011 were $411.8 million higher than at December 31, 2010. The increase in accounts receivable and inventories as of December 31, 2011 compared to December 31, 2010 was as a result of our recent acquisitions, the increase in production levels and net sales growth.

Our debt to capitalization ratio, which is total indebtedness divided by the sum of total indebtedness and stockholders’ equity, was 32.7% at December 31, 2011 compared to 21.3% at December 31, 2010. The increase in the ratio reflects new indebtedness incurred in 2011 to fund the GSI acquisition.

Contractual Obligations

The future payments required under our significant contractual obligations, excluding foreign currency option and forward contracts, as of December 31, 2011 are as follows (in millions):

	Payments Due By Period
	Total	2012	2013 to 2014	2015 to 2016	2017 and Beyond
Indebtedness(1)	$1,487.7	$60.1	$44.0	$867.0	$516.6
Interest payments related to long-term debt(1)	283.8	43.8	83.9	72.4	83.7
Capital lease obligations	4.9	2.0	2.2	0.6	0.1
Operating lease obligations	182.5	48.0	55.4	28.1	51.0
Unconditional purchase obligations	75.8	67.9	5.8	2.1	—
Other short-term and long-term obligations(2)	277.1	64.6	60.1	67.5	84.9
Total contractual cash obligations	$2,311.8	$286.4	$251.4	$1,037.7	$736.3
	Amount of Commitment Expiration Per Period
			2013 to 2014	2015 to 2016	2017 and Beyond
	Total	2012
Standby letters of credit and similar instruments	$15.6	$15.6	$—	$—	$—
Guarantees	134.6	128.7	4.7	1.2	—
Total commercial commitments and letters of credit	$150.2	$144.3	$4.7	$1.2	$—
_______________________________________

(1)
Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements. Debt may be repaid sooner or later than such minimum maturity periods. Indebtedness amounts reflect the principal amount of our convertible senior subordinated notes, senior term loan, senior notes and credit facility.

(2)
Other short-term and long-term obligations include estimates of future minimum contribution requirements under our U.S. and non-U.S. defined benefit pension and postretirement plans. These estimates are based on current legislation in the countries we operate within and are subject to change. Other short-term and long-term obligations also include income tax liabilities related to uncertain income tax positions connected with ongoing income tax audits in various jurisdictions.

Commitments and Off-Balance Sheet Arrangements

Guarantees

We maintain a remarketing agreement with our retail finance joint venture in the United States, whereby we are obligated to repurchase repossessed inventory at market values. We have an agreement with our retail finance joint venture in the United States which limits our purchase obligations under this arrangement to $6.0 million in the aggregate per calendar year. We believe that any losses that might be incurred on the resale of this equipment will not materially impact our financial position or results of operations, due to the fact that the repurchase obligation would be equivalent to the fair value of the underlying equipment.

At December 31, 2011, we guaranteed indebtedness owed to third parties of approximately $134.6 million, primarily related to dealer and end-user financing of equipment. Such guarantees generally obligate us to repay outstanding finance obligations owed to financial institutions if dealers or end users default on such loans through 2016. We believe the credit risk associated with these guarantees is not material to our financial position or results of operations. Losses under such guarantees have historically been insignificant. In addition, we generally would expect to be able to recover a significant portion of the amounts paid under such guarantees from the sale of the underlying financed farm equipment, as the fair value of such equipment is expected to offset a substantial portion of the amounts paid.

Other

At December 31, 2011, we had outstanding designated and non-designated foreign exchange contracts with a gross notional amount of approximately $1,232.7 million. The outstanding contracts as of December 31, 2011 range in maturity through December 2012. Gains and losses on such contracts are historically substantially offset by losses and gains on the exposures being hedged. See “Foreign Currency Risk Management” for additional information.

As discussed in “Liquidity and Capital Resources,” we sell substantially all of our wholesale accounts receivable in North America to our U.S. and Canadian retail finance joint ventures and a large portion of our wholesale accounts receivable in Europe to AGCO Finance entities in certain European countries. We also sell certain accounts receivable under factoring arrangements to financial institutions around the world. We have determined that these facilities should be accounted for as off-balance sheet transactions.

Contingencies
As a result of Brazilian tax legislation impacting value added taxes (“VAT”), we have recorded a reserve of approximately $37.4 million and $22.3 million against our outstanding balance of Brazilian VAT taxes receivable as of December 31, 2011 and 2010, respectively, due to the uncertainty as to our ability to collect the amounts outstanding.

In June 2008, the Republic of Iraq filed a civil action against three of our foreign subsidiaries that participated in the United Nations Oil for Food Program. The French government also is investigating our French subsidiary in connection with its participation in the Program. In August 2008, as part of a routine audit, the Brazilian taxing authorities disallowed deductions relating to the amortization of certain goodwill recognized in connection with a reorganization of our Brazilian operations and the related transfer of certain assets to our Brazilian subsidiaries. See Note 12 to our Consolidated Financial Statements for further discussion of these matters.

Related Parties

Rabobank is a 51% owner in our retail finance joint ventures, which are located in the United States, Canada, Brazil, Germany, France, the United Kingdom, Australia, Ireland and Austria. Rabobank is also the principal agent and participant in our credit facility. The majority of the assets of our retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates provide financing to the joint venture companies, primarily through lines of credit. We do not guarantee the debt obligations of the retail finance joint ventures. During 2011 and 2010, we made a total of approximately $8.3 million and $25.4 million, respectively, of investments in our retail finance joint ventures in Germany, the Netherlands and Brazil, primarily related to additional capital required as a result of increased retail finance portfolios during 2011 and 2010.

Our retail finance joint ventures provide retail financing and wholesale financing to our dealers. The terms of the financing arrangements offered to our dealers are similar to arrangements the retail finance joint ventures provide to unaffiliated third parties. In addition, we transfer, on an ongoing basis, substantially all of our wholesale interest-bearing and non-interest bearing accounts receivable in North America to, our retail finance joint ventures in North America. Also, our accounts receivable sales agreements in Europe permit the sale, on an ongoing basis, of a large portion of our wholesale receivables in Germany, France, Austria, Norway and Sweden to the relevant AGCO Finance entities in those countries. See Note 4 to our Consolidated Financial Statements for further discussion of these agreements. We maintain a remarketing agreement with our U.S. retail finance joint venture, AGCO Finance LLC, as discussed above under “Commitments and Off-Balance Sheet Arrangements.” In addition, as part of sales incentives provided to end users, we may from time to time subsidize interest rates of retail financing provided by our retail finance joint ventures. The cost of those programs is recognized at the time of sale to our dealers.

During 2011, 2010 and 2009, we paid approximately $5.2 million, $3.6 million and $3.4 million, respectively, to PPG Industries, Inc. for painting materials used in our manufacturing processes. Our Chairman, President and Chief Executive Officer is currently a member of the board of directors of PPG Industries, Inc.

Foreign Currency Risk Management

We have significant manufacturing operations in the United States, France, Germany, Finland and Brazil, and we purchase a portion of our tractors, combines and components from third-party foreign suppliers, primarily in various European countries and in Japan. We also sell products in over 140 countries throughout the world. The majority of our net sales outside the United States are denominated in the currency of the customer location, with the exception of sales in the Middle East, Africa, Asia and parts of South America, where net sales are primarily denominated in British pounds, Euros or United States dollars. See Note 14 to our Consolidated Financial Statements for net sales by customer location. Our most significant transactional foreign currency exposures are the Euro, the Brazilian real and the Canadian dollar in relation to the United States dollar, and the Euro in relation to the British pound. Fluctuations in the value of foreign currencies create exposures, which can adversely affect our results of operations.

We attempt to manage our transactional foreign currency exposure by hedging foreign currency cash flow forecasts and commitments arising from the anticipated settlement of receivables and payables and from future purchases and sales. Where naturally offsetting currency positions do not occur, we hedge certain, but not all, of our exposures through the use of foreign currency contracts. Our translation exposure resulting from translating the financial statements of foreign subsidiaries into United States dollars is not hedged. Our most significant translation exposures are the Euro, the British pound and the Brazilian real in relation to the United States dollar. When practical, this translation impact is reduced by financing local operations with local borrowings. Our hedging policy prohibits use of foreign currency contracts for speculative trading purposes.

All derivatives are recognized on our Consolidated Balance Sheets at fair value. On the date a derivative contract is entered into, we designate the derivative as either (1) a fair value hedge of a recognized liability, (2) a cash flow hedge of a forecasted transaction, (3) a hedge of a net investment in a foreign operation, or (4) a non-designated derivative instrument. We currently engage in derivatives that are cash flow hedges of forecasted transactions as well as non-designated derivative instruments. Changes in the fair value of non-designated derivative contracts are reported in current earnings. During 2011, 2010 and 2009, we designated certain foreign currency contracts as cash flow hedges of forecasted sales and purchases. The effective portion of the fair value gains or losses on these cash flow hedges are recorded in other comprehensive income and subsequently reclassified into cost of goods sold during the period the sales and purchases are recognized. These amounts offset the effect of the changes in foreign currency rates on the related sale and purchase transactions. The amount of the gain (loss) recorded in other comprehensive income (loss) that was reclassified to cost of goods sold during the years ended December 31, 2011, 2010 and 2009 was approximately $5.2 million, $(3.1) million and $(14.5) million, respectively, on an after-tax basis. The amount of the (loss) gain recorded to other comprehensive income (loss) related to the outstanding cash flow hedges as of December 31, 2011, 2010 and 2009 was approximately $(4.3) million, $1.2 million and $(1.3) million, respectively, on an after-tax basis. The outstanding contracts as of December 31, 2011 range in maturity through December 2012.

Assuming a 10% change relative to the currency of the hedge contract, the fair value of the foreign currency instruments could be negatively impacted by approximately $52.0 million as of December 31, 2011. Due to the fact that these instruments are primarily entered into for hedging purposes, the gains or losses on the contracts would largely be offset by losses and gains on the underlying firm commitment or forecasted transaction.

Interest Rates

We manage interest rate risk through the use of fixed rate debt and may in the future utilize interest rate swap contracts. We have fixed rate debt from our convertible senior subordinated notes, senior notes and senior term loan. Our floating rate exposure is related to our credit facility and our accounts receivable sales facilities, which are tied to changes in United States and European LIBOR rates. Assuming a 10% increase in interest rates, interest expense, net for the year ended December 31, 2011 would have increased by approximately $1.5  million.

We had no interest rate swap contracts outstanding during the years ended December 31, 2011, 2010 and 2009.

Recent Accounting Pronouncements

See Note 1 to our Consolidated Financial Statements for more information regarding recent accounting pronouncements and their impact to our consolidated results of operations and financial position.

Restructuring Actions

We recorded restructuring and other infrequent (income) expense of $(0.7) million, $4.4 million and $13.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. The income in 2011 and charges in 2010 and 2009 were related to severance and other related costs associated with the rationalization of our operations in France, the United Kingdom, Finland, Spain, Germany, the United States and Denmark. Refer to Note 3 of our Consolidated Financial Statements for a more detailed description of these rationalizations.

European and North American Manufacturing and Administrative Headcount Reductions

During 2009 and 2010, we announced and initiated several actions to rationalize employee headcount at various manufacturing facilities, including those located in France, Finland, Germany and the United States, as well as at various administrative offices located in the United Kingdom, Spain and the United States. During 2009 and 2010, we recorded severance and other related costs of approximately $12.8 million and $2.2 million, respectively, associated with such actions. During 2011, we recorded a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of our French operations. Due to the improvement in European market conditions in 2011, certain employees previously identified to be terminated in France were not terminated as planned. We also recorded approximately $0.2 million of additional severance and other related costs during 2011 associated with the French rationalization. These rationalizations resulted in the termination of approximately 653 employees.

Randers, Denmark closure

In November 2009, we announced the closure of our assembly operations located in Randers, Denmark. We ceased operations in July 2010 and completed the transfer of the assembly operations to our harvesting equipment manufacturing operations, Laverda, located in Breganze, Italy, in August 2010. We recorded approximately $0.4 million and $2.2 million of expenses during 2009 and 2010, respectively, associated with the facility closure, primarily related to employee retention payments, which were accrued over the term of the retention period. The closure resulted in the termination of approximately 79 employees.

Critical Accounting Estimates

We prepare our Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles. In the preparation of these financial statements, we make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant accounting policies followed in the preparation of the financial statements are detailed in Note 1 to our Consolidated Financial Statements. We believe that our application of the policies discussed below involves significant levels of judgment, estimates and complexity.

Due to the level of judgment, complexity and period of time over which many of these items are resolved, actual results could differ from those estimated at the time of preparation of the financial statements. Adjustments to these estimates would impact our financial position and future results of operations.

Allowance for Doubtful Accounts

We determine our allowance for doubtful accounts by actively monitoring the financial condition of our customers to determine the potential for any nonpayment of trade receivables. In determining our allowance for doubtful accounts, we also consider other economic factors, such as aging trends. We believe that our process of specific review of customers combined with overall analytical review provides an effective evaluation of ultimate collectability of trade receivables. Our loss or write-off experience was approximately 0.1% of net sales in 2011.

Discount and Sales Incentive Allowances

We provide various volume bonus and sales incentive programs with respect to our products. These sales incentive programs include reductions in invoice prices, reductions in retail financing rates, dealer commissions and dealer incentive allowances. In most cases, incentive programs are established and communicated to our dealers on a quarterly basis. The incentives are paid either at the time of invoice (through a reduction of invoice price), at the time of the settlement of the receivable, at the time of retail financing, at the time of warranty registration, or at a subsequent time based on dealer purchases. The incentive programs are product line specific and generally do not vary by dealer. The cost of sales incentives associated with dealer commissions and dealer incentive allowances is estimated based upon the terms of the programs and historical experience, is based on a percentage of the sales price, and is recorded at the later of (a) the date at which the related revenue is recognized, or (b) the date at which the sales incentive is offered. The related provisions and accruals are made on a product or product-line basis and are monitored for adequacy and revised at least quarterly in the event of subsequent modifications to the programs. Volume discounts are estimated and recognized based on historical experience, and related reserves are monitored and adjusted based on actual dealer purchases and the dealers’ progress towards achieving specified cumulative target levels. We record the cost of interest subsidy payments, which is a reduction in the retail financing rates, at the later of (a) the date at which the related revenue is recognized, or (b) the date at which the sales incentive is offered. Estimates of these incentives are based on the terms of the programs and historical experience. All incentive programs are recorded and presented as a reduction of revenue due to the fact that we do not receive an identifiable benefit in exchange for the consideration provided. Reserves for incentive programs that will be paid either through the reduction of future invoices or through credit memos are recorded as “accounts receivable allowances” within our Consolidated Balance Sheets. Reserves for incentive programs that will be paid in cash, as is the case with most of our volume discount programs, as well as sales incentives associated with accounts receivable sold to our U.S. and Canadian retail finance joint ventures, are recorded within “Accrued expenses” within our Consolidated Balance Sheets.

At December 31, 2011, we had recorded an allowance for discounts and sales incentives of approximately $103.5 million primarily related to reserves in our North America geographical segment that will be paid either through a reduction of future invoices, through credit memos to our dealers or through reductions in retail financing rates. If we were to allow an additional 1% of sales incentives and discounts at the time of retail sale, for those sales subject to such discount programs, our reserve would increase by approximately $6.5 million as of December 31, 2011.

Conversely, if we were to decrease our sales incentives and discounts by 1% at the time of retail sale, our reserve would decrease by approximately $6.5 million as of December 31, 2011.

Inventory Reserves

Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction, dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin. Determination of cost includes estimates for surplus and obsolete inventory based on estimates of future sales and production. Changes in demand and product design can impact these estimates. We periodically evaluate and update our assumptions when assessing the adequacy of inventory adjustments.

Deferred Income Taxes and Uncertain Income Tax Positions

We recorded an income tax provision of $24.6 million in 2011 compared to $104.4 million in 2010. Our tax provision is impacted by the differing tax rates of the various tax jurisdictions in which we operate, permanent differences for items treated differently for financial accounting and income tax purposes, and losses in jurisdictions where no income tax benefit is recorded. Our 2011 income tax rate provision (as reconciled in Note 6 to our Consolidated Financial Statements) includes a reversal of approximately $149.3 million of valuation allowance previously established against our deferred tax assets in the United States. The reversal was required to offset deferred tax liabilities established as part of the acquisition accounting for GSI primarily related to acquired intangible assets.

A valuation allowance is established when it is more likely than not that some portion or all of a company’s deferred tax assets will not be realized. We assessed the likelihood that our deferred tax assets would be recovered from estimated future taxable income and available income tax planning strategies. At December 31, 2011 and 2010, we had gross deferred tax assets of $498.2 million and $466.4 million, respectively, including $181.6 million and $210.7 million, respectively, related to net operating loss carryforwards. At December 31, 2011 and 2010, we had recorded total valuation allowances as an offset to the gross deferred tax assets of $145.8 million and $262.5 million, respectively, primarily related to net operating loss carryforwards in Brazil, Denmark, Switzerland, the Netherlands, China, Russia and the United States. Realization of the remaining deferred tax assets as of December 31, 2011 will depend on generating sufficient taxable income in future periods, net of reversing deferred tax liabilities. We believe it is more likely than not that the remaining net deferred tax assets will be realized.

As of December 31, 2011 and 2010, we had approximately $71.1 million and $48.2 million, respectively, of unrecognized tax benefits, all of which would impact our effective tax rate if recognized. As of December 31, 2011 and 2010, we had approximately $23.0 million and $14.2 million, respectively, of current accrued taxes related to uncertain income tax positions connected with ongoing tax audits in various jurisdictions that we expect to settle or pay in the next 12 months. We recognize interest and penalties related to uncertain income tax positions in income tax expense. As of December 31, 2011 and 2010, we had accrued interest and penalties related to unrecognized income tax benefits of approximately $7.6 million and $5.2 million, respectively. See Note 6 to our Consolidated Financial Statements for further discussion of our uncertain income tax positions.

Warranty and Additional Service Actions

We make provisions for estimated expenses related to product warranties at the time products are sold. We base these estimates on historical experience of the nature, frequency and average cost of warranty claims. In addition, the number and magnitude of additional service actions expected to be approved, and policies related to additional service actions, are taken into consideration. Due to the uncertainty and potential volatility of these estimated factors, changes in our assumptions could materially affect net income.

Our estimate of warranty obligations is reevaluated on a quarterly basis. Experience has shown that initial data for any product series line can be volatile; therefore, our process relies upon long-term historical averages until sufficient data is available. As actual experience becomes available, it is used to modify the historical averages to ensure that the forecast is within the range of likely outcomes. Resulting balances are then compared with present spending rates to ensure that the accruals are adequate to meet expected future obligations.

See Note 1 to our Consolidated Financial Statements for more information regarding costs and assumptions for warranties.

Insurance Reserves

Under our insurance programs, coverage is obtained for significant liability limits as well as those risks required by law or contract. It is our policy to self-insure a portion of certain expected losses related primarily to workers’ compensation and comprehensive general, product liability and vehicle liability. We provide insurance reserves for our estimates of losses due to claims for those items for which we are self-insured. We base these estimates on the expected ultimate settlement amount of claims, which often have long periods of resolution. We closely monitor the claims to maintain adequate reserves.

Pensions

We sponsor defined benefit pension plans covering certain employees principally in the United States, the United Kingdom, Germany, Finland, Norway, France, Switzerland, Australia and Argentina. Our primary plans cover certain employees in the United States and the United Kingdom.

In the United States, we sponsor a funded, qualified pension plan for our salaried employees, as well as a separate funded qualified pension plan for our hourly employees. Both plans are frozen, and we fund at least the minimum contributions required under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code to both plans. In addition, we sponsor an unfunded, nonqualified pension plan for our executives.

In the United Kingdom, we sponsor a funded pension plan that provides an annuity benefit based on participants’ final average earnings and service. Participation in this plan is limited to certain older, longer service employees and existing retirees. No future employees will participate in this plan. See Note 8 to our Consolidated Financial Statements for more information regarding costs and assumptions for employee retirement benefits.

Nature of Estimates Required.  The measurement date for all of our benefit plans is December 31. The measurement of our pension obligations, costs and liabilities is dependent on a variety of assumptions provided by management and used by our actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and demographic experience. These assumptions may have an effect on the amount and timing of future contributions.

Assumptions and Approach Used.  The assumptions used in developing the required estimates include the following key factors:

• Discount rates	• Inflation
• Salary growth	• Expected return on plan assets
• Retirement rates	• Mortality rates

For the years ended December 31, 2011 and 2010, we used a discount rate setting methodology in the countries where our largest benefit obligations exist to take advantage of a more globally consistent methodology. In the United States, the United Kingdom and the Euro Zone, we constructed a hypothetical bond portfolio of high quality corporate bonds and then applied the cash flows of our benefit plans to those bond yields to derive a discount rate. The bond portfolio and plan-specific cash flows vary by country, but the methodology in which the yield curve is constructed is consistent. In the United States, the bond portfolio is large enough to result in taking a “settlement approach” to derive the discount rate, where high quality corporate bonds are assumed to be purchased and the resulting coupon payments and maturities are used to satisfy our largest U.S. pension plan’s projected benefit payments. In the United Kingdom and the Euro Zone, the discount rate is derived using a “yield curve approach,” where an individual spot rate, or zero coupon bond yield, for each future annual period is developed to discount each future benefit payment and, thereby, determine the present value of all future payments.

The other key assumptions were set as follows:

•	Our inflation assumption is based on an evaluation of external market indicators.

•	The salary growth assumptions reflect our long-term actual experience, the near-term outlook and assumed inflation.

•	The expected return on plan asset assumptions reflects asset allocations, investment strategy, historical experience and the views of investment managers.

•	Retirement and termination rates primarily are based on actual plan experience and actuarial standards of practice.

•	The mortality rates for the U.S. and U.K. plans were updated in 2010 and 2009, respectively, to reflect expected improvements in the life expectancy of the plan participants.

The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such periods.

Our U.S. and U.K. pension plans comprised approximately 88% of our consolidated projected benefit obligation as of December 31, 2011. If the discount rate used to determine the 2011 projected benefit obligation for our U.S. pension plans was decreased or increased by 25 basis points, our projected benefit obligation would have increased or decreased by approximately $2.1 million at December 31, 2011, and our 2012 pension expense would increase or decrease by approximately $0.1 million. If the discount rate used to determine the projected benefit obligation for our U.K. pension plan was decreased by 25 basis points, our projected benefit obligation would have increased by approximately $24.5 million at December 31, 2011, and our 2012 pension expense would increase by approximately $0.8 million. If the discount rate used to determine the projected benefit obligation for our U.K. pension plan was increased by 25 basis points, our projected benefit obligation would have decreased by approximately $22.5 million at December 31, 2011, and our 2012 pension expense would decrease by approximately $0.7  million.

Unrecognized actuarial losses related to our qualified pension plans were $299.3 million as of December 31, 2011 compared to $234.9 million as of December 31, 2010. The increase in unrecognized losses between years primarily resulted from lower than expected actual asset returns during 2011, as well as a decrease in our discount rates. The unrecognized actuarial losses will be impacted in future periods by actual asset returns, discount rate changes, currency exchange rate fluctuations, actual demographic experience and certain other factors. For some of our qualified defined benefit pension plans, these losses will be amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits. For our U.S. salaried, U.S. hourly and U.K. pension plans, the population covered is predominantly inactive participants, and losses related to those plans will be amortized over the average remaining lives of those participants while covered by the respective plan. As of December 31, 2011, the average amortization period was 18 years for our U.S. qualified pension plans and 22 years for our non-U.S. pension plans. The estimated net actuarial loss for qualified defined benefit pension plans expected to be amortized from our accumulated other comprehensive loss during the year ended December 31, 2012 is approximately $9.4 million compared to approximately $6.4 million during the year ended December 31, 2011.

Investment Strategy and Concentration of Risk

The weighted average asset allocation of our U.S. pension benefit plans at December 31, 2011 and 2010 are as follows:

Asset Category	2011	2010
Large and small cap domestic equity securities	37%	28%
International equity securities	13%	14%
Domestic fixed income securities	21%	22%
Other investments	29%	36%
Total	100%	100%

The weighted average asset allocation of our non-U.S. pension benefit plans at December 31, 2011 and 2010 are as follows:

Asset Category	2011	2010
Equity securities	40%	41%
Fixed income securities	36%	34%
Other investments	24%	25%
Total	100%	100%

All tax-qualified pension fund investments in the United States are held in the AGCO Corporation Master Pension Trust. Our global pension fund strategy is to diversify investments across broad categories of equity and fixed income securities with appropriate use of alternative investment categories to minimize risk and volatility. The primary investment objective of our pension plans is to secure participant retirement benefits. As such, the key objective in the pension plans’ financial management is to promote stability and, to the extent appropriate, growth in funded status.

The investment strategy for the plans’ portfolio of assets balances the requirement to generate returns with the need to control risk. The asset mix is recognized as the primary mechanism to influence the reward and risk structure of the pension fund investments in an effort to accomplish the plans’ funding objectives. The overall investment strategy for the U.S.-based pension plans is to achieve a mix of approximately 20% of assets for the near-term benefit payments and 80% for longer-term growth. The overall U.S. pension funds invest in a broad diversification of asset types. Our U.S. target allocation of retirement fund investments is 40% large- and small- cap domestic equity securities, 15% international equity securities, 20% broad fixed income securities and 25% in alternative investments. We have noted that over long investment horizons, this mix of investments would achieve an average return in excess of 7.85%. In arriving at the choice of an expected return assumption of 7.75% as of December 31, 2011 for our U.S.-based plans, we have tempered this historical indicator with lower expectations for returns and equity investment in the future as well as the administrative costs of the plans. The overall investment strategy for the non-U.S. based pension plans is to achieve a mix of approximately 32% of assets for the near-term benefit payments and 68% for longer-term growth. The overall non-U.S. pension funds invest in a broad diversification of asset types. Our non-U.S. target allocation of retirement fund investments is 40% equity securities, 30% broad fixed income investments and 30% in alternative investments. The majority of our non-U.S. pension fund investments are related to our pension plan in the United Kingdom. We have noted that over very long periods, this mix of investments would achieve an average return in excess of 7.5%. In arriving at the choice of an expected return assumption of 7% for our U.K.-based plans, we have tempered this historical indicator with lower expectations for returns and equity investment in the future as well as the administrative costs of the plans.

Equity securities primarily include investments in large-cap and small-cap companies located across the globe. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, agency mortgages, asset-backed securities and government securities. Alternative and other assets include investments in hedge fund of funds that follow diversified investment strategies. To date, we have not invested pension funds in our own stock, and we have no intention of doing so in the future.

Within each asset class, careful consideration is given to balancing the portfolio among industry sectors, geographies, interest rate sensitivity, dependence on economic growth, currency and other factors affecting investment returns. The assets are managed by professional investment firms. They are bound by precise mandates and are measured against specific benchmarks. Among asset managers, consideration is given, among others, to balancing security concentration, issuer concentration, investment style and reliance on particular active investment strategies.

As of December 31, 2011, our unfunded or underfunded obligations related to our qualified pension plans were approximately $245.1 million, primarily due to our pension plan in the United Kingdom. In 2011, we contributed approximately $32.4 million towards those obligations, and we expect to fund approximately $35.6 million in 2012. Future funding is dependent upon compliance with local laws and regulations and changes to those laws and regulations in the future, as well as the generation of operating cash flows in the future. We currently have an agreement in place with the trustees of the U.K. defined benefit plan that obligates us to fund approximately £13.0 million per year (or approximately $20.2 million) towards that obligation for the next 13 years. The funding arrangement is based upon the current underfunded status and could change in the future as discount rates, local laws and regulations, and other factors change.

Other Postretirement Benefits (Retiree Health Care and Life Insurance)

We provide certain postretirement health care and life insurance benefits for certain employees, principally in the United States and Brazil. Participation in these plans has been generally limited to older employees and existing retirees. See Note 8 to our Consolidated Financial Statements for more information regarding costs and assumptions for other postretirement benefits.

Nature of Estimates Required.  The measurement of our obligations, costs and liabilities associated with other postretirement benefits, such as retiree health care and life insurance, requires that we make use of estimates of the present value of the projected future payments to all participants, taking into consideration the likelihood of potential future events such as health care cost increases and demographic experience, which may have an effect on the amount and timing of future payments.

Assumptions and Approach Used.  The assumptions used in developing the required estimates include the following key factors:

• Health care cost trends	• Inflation
• Discount rates	• Medical coverage elections
• Retirement rates	• Mortality rates

Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, efficiencies and other cost-mitigating actions, including further employee cost sharing, administrative improvements and other efficiencies, and an assessment of likely long-term trends. For the years ended December 31, 2011 and 2010, as previously discussed, we used a discount rate setting methodology in the countries where our largest benefit obligations exist to take advantage of a more globally consistent methodology. In the United States, we constructed a hypothetical bond portfolio of high quality corporate bonds and then applied the cash flows of our benefit plans to those bond yields to derive a discount rate. In the United States, the bond portfolio is large enough to result in taking a “settlement approach” to derive the discount rate, where high quality corporate bonds are assumed to be purchased and the resulting coupon payments and maturities are used to satisfy our largest U.S. pension plan’s projected benefit payments. After the bond portfolio is selected, a single discount rate is determined such that the market value of the bonds purchased equals the discounted value of the plan’s benefit payments. For our Brazilian plan, we based the discount rate on government bond indices within that country. The indices used were chosen to match our expected plan obligations and related expected cash flows. Our inflation assumptions are based on an evaluation of external market indicators. Retirement and termination rates are based primarily on actual plan experience and actuarial standards of practice. The mortality rates for the U.S. plans were updated during 2010 to reflect expected movements in the life expectancy of the plan participants. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in such future periods.

Our U.S. postretirement health care and life insurance plans represent approximately 96% of our consolidated projected benefit obligation. If the discount rate used to determine the 2011 projected benefit obligation for our U.S. postretirement benefit plans was decreased by 25 basis points, our projected benefit obligation would have increased by approximately $0.8 million at December 31, 2011, and our 2012 postretirement benefit expense would increase by a nominal amount. If the discount rate used to determine the 2011 projected benefit obligation for our U.S. postretirement benefit plans was increased by 25 basis points, our projected benefit obligation would have decreased by approximately $0.8 million, and our 2012 pension expense would decrease by a nominal amount.

Unrecognized actuarial losses related to our U.S. postretirement benefit plans were $9.4 million as of December 31, 2011 compared to $6.7 million as of December 31, 2010. The increase in losses primarily reflects the decrease in the discount rate during 2011. The unrecognized actuarial losses will be impacted in future periods by discount rate changes, actual demographic experience, actual health care inflation and certain other factors. These losses will be amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits, or the average remaining lives of inactive participants, covered under the postretirement benefit plans. As of December 31, 2011, the average amortization period was 15 years for our U.S. postretirement benefit plans. The estimated net actuarial loss for postretirement health care benefits expected to be amortized from our accumulated other comprehensive loss during the year ended December 31, 2012 is approximately $0.4 million, compared to approximately $0.3 million during the year ended December 31, 2011.

As of December 31, 2011, we had approximately $31.8 million in unfunded obligations related to our U.S. and Brazilian postretirement health and life insurance benefit plans. In 2011, we made benefit payments of approximately

$1.6 million towards these obligations, and we expect to make benefit payments of approximately $1.9 million towards these obligations in 2012.

For measuring the expected U.S. postretirement benefit obligation at December 31, 2011, we assumed an 8.0% health care cost trend rate for 2012, decreasing to 5.0% by 2018. For measuring the expected U.S. postretirement benefit obligation at December 31, 2010, we assumed an 8.5% health care cost trend rate for 2011, decreasing to 5.0% by 2018. For measuring the Brazilian postretirement benefit plan obligation at December 31, 2011 and 2010, we assumed a 10.0% health care cost trend rate for 2012 and 2011, respectively, decreasing to 5.5% by 2021 and 2020, respectively. Changing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would have the following effect to service and interest cost for 2012 and the accumulated postretirement benefit obligation at December 31, 2011 (in millions):

	One Percentage Point Increase	One Percentage Point Decrease
Effect on service and interest cost	$0.2	($0.2)
Effect on accumulated benefit obligation	$3.4	($2.9)

Litigation

We are party to various claims and lawsuits arising in the normal course of business. We closely monitor these claims and lawsuits and frequently consult with our legal counsel to determine whether they may, when resolved, have a material adverse effect on our financial position or results of operations and accrue and/or disclose loss contingencies as appropriate.

Goodwill and Indefinite-Lived Assets

We test goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Our initial and our annual qualitative or quantitative assessments involve determining an estimate of the fair value of our reporting units in order to evaluate whether an impairment of the current carrying amount of goodwill and other indefinite-lived intangible assets exists. A qualitative assessment evaluates whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step quantitative goodwill impairment test. The first step of a quantitative goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and, thus, the second step of the quantitative impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the quantitative goodwill impairment test is performed to measure the amount of impairment loss, if any. Fair values are derived based on an evaluation of past and expected future performance of our reporting units. A reporting unit is an operating segment or one level below an operating segment, for example, a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and our executive management team regularly reviews the operating results of that component. In addition, we combine and aggregate two or more components of an operating segment as a single reporting unit if the components have similar economic characteristics. Our reportable segments are not our reporting units.

The second step of the quantitative goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination; that is, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

We utilized a combination of valuation techniques, including a discounted cash flow approach and a market multiple approach, when making our annual and interim quantitative assessments. As stated above, goodwill is tested qualitatively or quantitatively for impairment on an annual basis and more often if indications of impairment exist. The results of our analyses conducted as of October 1, 2011, 2010 and 2009 indicated that no reduction in the carrying amount of goodwill was required.

We make various assumptions including assumptions regarding future cash flows, market multiples, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the current and long-term business plans of the reporting unit. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the reporting unit. These assumptions require significant judgments on our part, and the conclusions that we reach could vary significantly based upon these judgments.

As of December 31, 2011, we had approximately $1,194.5 million of goodwill. While our annual impairment testing in 2011 supported the carrying amount of this goodwill, we may be required to reevaluate the carrying amount in future periods, thus utilizing different assumptions that reflect the then current market conditions and expectations, and, therefore, we could conclude that an impairment has occurred.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

The Quantitative and Qualitative Disclosures about Market Risk information required by this Item set forth under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Currency Risk Management” and “— Interest Rates” on pages 33 and 34 under Item 7 of this Form 10-K are incorporated herein by reference.

Item 8.        Financial Statements and Supplementary Data

The following Consolidated Financial Statements of AGCO and its subsidiaries for each of the years in the three-year period ended December 31, 2011 are included in this Item:

The information under the heading “Quarterly Results” of Item 7 on page 27 of this Form 10-K is incorporated herein by reference.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AGCO Corporation:

We have audited the accompanying consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in Item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AGCO Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 27, 2012

AGCO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Years Ended December 31,
	2011	2010	2009
Net sales	$8,773.2	$6,896.6	$6,516.4
Cost of goods sold	6,997.1	5,637.9	5,444.5
Gross profit	1,776.1	1,258.7	1,071.9
Selling, general and administrative expenses	869.3	692.1	630.1
Engineering expenses	275.6	219.6	191.9
Restructuring and other infrequent (income) expenses	(0.7)	4.4	13.2
Amortization of intangibles	21.6	18.4	18.0
Income from operations	610.3	324.2	218.7
Interest expense, net	30.2	33.3	42.1
Other expense, net	19.1	16.0	22.2
Income before income taxes and equity in net earnings of affiliates	561.0	274.9	154.4
Income tax provision	24.6	104.4	57.7
Income before equity in net earnings of affiliates	536.4	170.5	96.7
Equity in net earnings of affiliates	48.9	49.7	38.7
Net income	585.3	220.2	135.4
Net (income) loss attributable to noncontrolling interests	(2.0)	0.3	0.3
Net income attributable to AGCO Corporation and subsidiaries	$583.3	$220.5	$135.7
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$6.10	$2.38	$1.47
Diluted	$5.95	$2.29	$1.44
Weighted average number of common and common equivalent shares outstanding:
Basic	95.6	92.8	92.2
Diluted	98.1	96.4	94.1

See accompanying notes to Consolidated Financial Statements.

AGCO CORPORATION

CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$724.4	$719.9
Accounts and notes receivable, net	994.2	908.5
Inventories, net	1,559.6	1,233.5
Deferred tax assets	142.7	52.6
Other current assets	241.9	206.5
Total current assets	3,662.8	3,121.0
Property, plant and equipment, net	1,222.6	924.8
Investment in affiliates	346.3	398.0
Deferred tax assets	37.6	58.0
Other assets	126.9	130.8
Intangible assets, net	666.5	171.6
Goodwill	1,194.5	632.7
Total assets	$7,257.2	$5,436.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$60.1	$0.1
Convertible senior subordinated notes	—	161.0
Securitization facilities	—	113.9
Accounts payable	937.0	682.6
Accrued expenses	1,080.6	883.1
Other current liabilities	127.8	72.2
Total current liabilities	2,205.5	1,912.9
Long-term debt, less current portion	1,409.7	443.0
Pensions and postretirement health care benefits	298.6	226.5
Deferred tax liabilities	192.3	103.9
Other noncurrent liabilities	119.9	91.4
Total liabilities	4,226.0	2,777.7
Commitments and contingencies (Note 12)
Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Preferred stock; $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding in 2011 and 2010	—	—
Common stock; $0.01 par value, 150,000,000 shares authorized, 97,194,732 and 93,143,542 shares issued and outstanding at December 31, 2011 and 2010, respectively	1.0	0.9
Additional paid-in capital	1,073.2	1,051.3
Retained earnings	2,321.6	1,738.3
Accumulated other comprehensive loss	(400.6)	(132.1)
Total AGCO Corporation stockholders’ equity	2,995.2	2,658.4
Noncontrolling interests	36.0	0.8
Total stockholders’ equity	3,031.2	2,659.2
Total liabilities and stockholders’ equity	$7,257.2	$5,436.9

See accompanying notes to Consolidated Financial Statements.

AGCO CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions, except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss				Noncontrolling Interests	Total Stockholders' Equity	Comprehensive Income Attributable to AGCO Corporation and subsidiaries	Comprehensive (Loss) Income attributable to Noncontrolling Interests
	Common Stock				Defined Benefit Pension Plans	Cumulative Translation Adjustment	Deferred Losses on Derivatives	Accumulated Other Comprehensive Loss
	Shares	Amount
Balance, December 31, 2008	91,844,193	$0.9	$1,067.4	$1,382.1	$(138.1)	$(257.9)	$(40.1)	$(436.1)	$—	$2,014.3
Net income (loss)	—	—	—	135.7	—	—	—	—	(0.3)	135.4	$135.7	$(0.3)
Issuance of restricted stock	26,388	—	0.6	—	—	—	—	—	—	0.6
Issuance of performance award stock	581,393	—	(5.2)	—	—	—	—	—	—	(5.2)
Stock options and SSARs exercised	1,691	—	—	—	—	—	—	—	—	—
Stock compensation	—	—	7.4	—	—	—	—	—	—	7.4
Investments by noncontrolling interest	—	—	—	—	—	—	—	—	1.3	1.3
Defined benefit pension plans, net of taxes:
Net actuarial loss arising during year	—	—	—	—	(75.6)	—	—	(75.6)	—	(75.6)	(75.6)
Amortization of net actuarial losses included in net periodic pension cost	—	—	—	—	5.4	—	—	5.4	—	5.4	5.4
Deferred gains and losses on derivatives, net	—	—	—	—	—	—	35.4	35.4	—	35.4	35.4
Deferred gains and losses on derivatives held by affiliates, net	—	—	—	—	—	—	0.6	0.6	—	0.6	0.6
Reclassification to temporary equity- Equity component of convertible senior subordinated notes	—	—	(8.3)	—	—	—	—	—	—	(8.3)
Change in cumulative translation adjustment	—	—	—	—	—	282.9	—	282.9	0.2	283.1	282.9	0.2
Balance, December 31, 2009	92,453,665	0.9	1,061.9	1,517.8	(208.3)	25.0	(4.1)	(187.4)	1.2	2,394.4	384.4	(0.1)
Net income (loss)	—	—	—	220.5	—	—	—	—	(0.3)	220.2	220.5	(0.3)
Issuance of restricted stock	17,303	—	0.7	—	—	—	—	—	—	0.7
Issuance of performance award stock	555,262	—	(11.2)	—	—	—	—	—	—	(11.2)
Stock options and SSARs exercised	56,326	—	—	—	—	—	—	—	—	—
Stock compensation	—	—	12.7	—	—	—	—	—	—	12.7
Conversion of 1 3/4% convertible senior subordinated notes	60,986	—	—	—	—	—	—	—	—	—
Repurchase of 1 3/4% convertible senior subordinated notes	—	—	(21.1)	—	—	—	—	—	—	(21.1)
Defined benefit pension plans, net of taxes:
Prior service cost arising during year	—	—	—	—	(2.8)	—	—	(2.8)	—	(2.8)	(2.8)
Net actuarial gain arising during year	—	—	—	—	23.5	—	—	23.5	—	23.5	23.5
Amortization of prior service cost included in net periodic pension cost	—	—	—	—	1.8	—	—	1.8	—	1.8	1.8
Amortization of net actuarial losses included in net periodic pension cost	—	—	—	—	6.7	—	—	6.7	—	6.7	6.7
Deferred gains and losses on derivatives, net	—	—	—	—	—	—	2.5	2.5	—	2.5	2.5
Deferred gains and losses on derivatives held by affiliates, net	—	—	—	—	—	—	0.2	0.2	—	0.2	0.2
Reclassification to temporary equity- Equity component of convertible senior subordinated notes	—	—	8.3	—	—	—	—	—	—	8.3
Change in cumulative translation adjustment	—	—	—	—	—	23.4	—	23.4	(0.1)	23.3	23.4	(0.1)
Balance, December 31, 2010	93,143,542	0.9	1,051.3	1,738.3	(179.1)	48.4	(1.4)	(132.1)	0.8	2,659.2	275.8	(0.4)
Net income	—	—	—	583.3	—	—	—	—	2.0	585.3	583.3	2.0
Issuance of restricted stock	12,034	—	0.7	—	—	—	—	—	—	0.7
Issuance of performance award stock	51,590	—	(1.5)	—	—	—	—	—	—	(1.5)
Stock options and SSARs exercised	60,992	—	(0.7)	—	—	—	—	—	—	(0.7)
Stock compensation	—	—	23.7	—	—	—	—	—	—	23.7
Conversion of 1 3/4% convertible senior subordinated notes	3,926,574	0.1	(0.1)	—	—	—	—	—	—	—
Investments by noncontrolling interests	—	—	—	—	—	—	—	—	34.6	34.6
Distribution to noncontrolling interest	—	—	—	—	—	—	—	—	(1.5)	(1.5)
Change in fair value of noncontrolling interest	—	—	(0.2)	—	—	—	—	—	0.2	—
Defined benefit pension plans, net of taxes:
Prior service cost arising during year	—	—	—	—	(5.0)	—	—	(5.0)	—	(5.0)	(5.0)
Net actuarial loss arising during year	—	—	—	—	(61.8)	—	—	(61.8)	—	(61.8)	(61.8)
Amortization of prior service cost included in net periodic pension cost	—	—	—	—	0.1	—	—	0.1	—	0.1	0.1
Amortization of net actuarial losses included in net periodic pension cost	—	—	—	—	5.6	—	—	5.6	—	5.6	5.6
Deferred gains and losses on derivatives, net	—	—	—	—	—	—	(5.4)	(5.4)	—	(5.4)	(5.4)
Deferred gains and losses on derivatives held by affiliates, net	—	—	—	—	—	—	2.5	2.5	—	2.5	2.5
Change in cumulative translation adjustment	—	—	—	—	—	(204.5)	—	(204.5)	(0.1)	(204.6)	(204.5)	(0.1)
Balance, December 31, 2011	97,194,732	$1.0	$1,073.2	$2,321.6	$(240.2)	$(156.1)	$(4.3)	$(400.6)	$36.0	$3,031.2	$314.8	$1.9
See accompanying notes to Consolidated Financial Statements.

AGCO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$585.3	$220.2	$135.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151.9	135.9	118.8
Deferred debt issuance cost amortization	2.9	2.9	2.8
Amortization of intangibles	21.6	18.4	18.0
Amortization of debt discount	8.2	15.3	15.0
Stock compensation	24.4	13.4	8.0
Equity in net earnings of affiliates, net of cash received	(19.0)	(14.8)	(21.0)
Deferred income tax (benefit) provision	(127.6)	2.9	(21.9)
Other	(1.3)	0.1	1.4
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(0.1)	(21.2)	241.2
Inventories, net	(221.0)	(60.6)	277.1
Other current and noncurrent assets	(11.0)	(92.8)	40.8
Accounts payable	162.3	70.6	(380.3)
Accrued expenses	183.5	114.9	(68.1)
Other current and noncurrent liabilities	(34.2)	33.5	(19.3)
Total adjustments	140.6	218.5	212.5
Net cash provided by operating activities	725.9	438.7	347.9
Cash flows from investing activities:
Purchases of property, plant and equipment	(300.4)	(167.1)	(206.6)
Proceeds from sale of property, plant and equipment	1.5	0.9	2.1
(Purchase) sale of businesses, net of cash acquired	(1,018.0)	(81.5)	0.5
Investments in consolidated affiliates, net of cash acquired	(34.8)	—	—
Investments in unconsolidated affiliates, net	(8.3)	(25.4)	(17.6)
Restricted cash and other	(3.7)	—	37.1
Net cash used in investing activities	(1,363.7)	(273.1)	(184.5)
Cash flows from financing activities:
Repurchase or conversion of convertible senior subordinated notes	(161.0)	(60.8)	—
Proceeds from debt obligations	1,676.9	71.4	282.3
Repayments of debt obligations	(826.4)	(109.2)	(343.2)
Proceeds from issuance of common stock	0.3	0.5	—
Payment of minimum tax withholdings on stock compensation	(2.5)	(11.3)	(5.2)
Payment of debt issuance costs	(14.8)	—	(0.1)
(Distribution to) investments by noncontrolling interest	(1.5)	—	1.3
Net cash provided by (used in) financing activities	671.0	(109.4)	(64.9)
Effects of exchange rate changes on cash and cash equivalents	(28.7)	12.3	46.8
Increase in cash and cash equivalents	4.5	68.5	145.3
Cash and cash equivalents, beginning of year	719.9	651.4	506.1
Cash and cash equivalents, end of year	$724.4	$719.9	$651.4

See accompanying notes to Consolidated Financial Statements.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Operations and Summary of Significant Accounting Policies

Business

AGCO Corporation (“AGCO” or the “Company”) is a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. The Company sells a full range of agricultural equipment, including tractors, combines, hay tools, sprayers, forage equipment and implements. The Company’s products are widely recognized in the agricultural equipment industry and are marketed under a number of well-known brand names including: Challenger®, Fendt®, Massey Ferguson® and Valtra®. The Company distributes most of its products through a combination of approximately 3,100 independent dealers and distributors. In addition, the Company provides retail financing in the United States, Canada, Germany, France, the United Kingdom, Austria, Ireland, the Netherlands, Denmark, Italy, Sweden, Norway, Brazil, Argentina and Australia through its retail finance joint ventures with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., or “Rabobank.”

Basis of Presentation

The Company’s Consolidated Financial Statements represent the consolidation of all wholly-owned companies, majority-owned companies and joint ventures where the Company has been determined to be the primary beneficiary. The Company records investments in all other affiliate companies using the equity method of accounting when it has significant influence. Other investments including those representing an ownership of less than 20% are recorded at cost. All significant intercompany balances and transactions have been eliminated in the Consolidated Financial Statements. Certain prior period amounts have been reclassified to conform to the current period presentation.

Basis of Consolidation of Joint Ventures and Other Variable Interest Entities

GIMA is a joint venture between AGCO and Claas Tractor SAS to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership interest in the joint venture and has an investment of approximately €4.2 million in the joint venture. Both parties purchase all of the production output of the joint venture. The Company does not consolidate the GIMA joint venture into the Company’s results of operations or financial position, as the Company does not have a controlling financial interest in GIMA based on the shared powers of both joint venture partners to direct the activities that most significantly impact GIMA’s financial performance.

Rabobank is a 51% owner in the Company’s retail finance joint ventures, which are located in the United States, Canada, Germany, France, the United Kingdom, Austria, Ireland, the Netherlands, Denmark, Italy, Sweden, Norway, Brazil, Argentina and Australia. The majority of the assets of the Company’s retail finance joint ventures represents finance receivables. The majority of the liabilities represents notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates provide financing to the joint venture companies, primarily through lines of credit. The Company does not guarantee the debt obligations of the retail finance joint ventures. The Company’s retail finance joint ventures provide retail financing and wholesale financing to its dealers (Notes 4 and 13). The Company has determined that the retail finance joint ventures do not meet the consolidation requirements and should be accounted for under the voting interest model. In making this determination, the Company evaluated the sufficiency of the equity at risk for each retail finance joint venture, the ability of the joint venture investors to make decisions about the joint ventures’ activities that have a significant effect on the success of the entities and their economic performance, the obligations to absorb expected losses of the joint ventures, and the rights to receive expected residual returns.

On January 3, 2011, the Company acquired 50% of AGCO-Amity JV, LLC (“AGCO-Amity JV”), thereby creating a joint venture between the Company and Amity Technology LLC. AGCO-Amity JV is located in North Dakota and manufactures air-seeding and tillage equipment. As the Company has a controlling voting interest to direct the activities that most significantly impact the joint venture, the Company has consolidated the joint venture’s operations in the Company’s results of operations and financial position commencing as of and from the date of the formation of the joint venture.

On November 30, 2011, the Company acquired 80% of Shandong Dafeng Machinery Co., Ltd. (“Dafeng”) for approximately 172.0 million yuan, or approximately $27.0 million. Dafeng is located in Yanzhou, China and manufactures a complete range of corn, grain, rice and soybean harvesting machines for Chinese domestic markets. As the Company has a controlling voting interest to direct the activities that most significantly impact Dafeng, the Company has consolidated Dafeng's

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

operations in the Company’s results of operations and financial position commencing as of and from the date of the acquisition.

Revenue Recognition

Sales of equipment and replacement parts are recorded by the Company when title and risks of ownership have been transferred to an independent dealer, distributor or other customer. Payment terms vary by market and product, with fixed payment schedules on all sales. The terms of sale generally require that a purchase order or order confirmation accompany all shipments. Title generally passes to the dealer or distributor upon shipment, and the risk of loss upon damage, theft or destruction of the equipment is the responsibility of the dealer, distributor or third-party carrier. In certain foreign countries, the Company retains a form of title to goods delivered to dealers until the dealer makes payment so that the Company can recover the goods in the event of customer default on payment. This occurs as the laws of some foreign countries do not provide for a seller’s retention of a security interest in goods in the same manner as established in the United States Uniform Commercial Code. The only right the Company retains with respect to the title are those enabling recovery of the goods in the event of customer default on payment. The dealer or distributor may not return equipment or replacement parts while its contract with the Company is in force. Replacement parts may be returned only under promotional and annual return programs. Provisions for returns under these programs are made at the time of sale based on the terms of the program and historical returns experience. The Company may provide certain sales incentives to dealers and distributors. Provisions for sales incentives are made at the time of sale for existing incentive programs. These provisions are revised in the event of subsequent modification to the incentive program. See “Accounts and Notes Receivable” for further discussion.

In the United States and Canada, all equipment sales to dealers are immediately due upon a retail sale of the equipment by the dealer with the exception of sales of grain storage and protein production systems. If not previously paid by the dealer in the United States and Canada, installment payments are required generally beginning after the interest-free period with the remaining outstanding equipment balance generally due within 12 months after shipment. Interest generally is charged on the outstanding balance six to 12 months after shipment. Sales terms of some highly seasonal products provide for payment and due dates based on a specified date during the year regardless of the shipment date. Equipment sold to dealers in the United States and Canada is paid in full on average within 12 months of shipment. Sales of replacement parts generally are payable within 30 days of shipment, with terms for some larger seasonal stock orders generally requiring payment within six months of shipment. Sales of grain storage and protein production systems generally are payable within 30 days of shipment.

In other international markets, equipment sales are generally payable in full within 30 to 180 days of shipment. Payment terms for some highly seasonal products have a specified due date during the year regardless of the shipment date. Sales of replacement parts generally are payable within 30 to 90 days of shipment, with terms for some larger seasonal stock orders generally payable within six months of shipment.

In certain markets, particularly in North America, there is a time lag, which varies based on the timing and level of retail demand, between the date the Company records a sale and when the dealer sells the equipment to a retail customer.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries are translated into United States currency in accordance with Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters.” Assets and liabilities are translated to United States dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in “Accumulated other comprehensive loss” in stockholders’ equity within the Company’s Consolidated Balance Sheets. Gains and losses, which result from foreign currency transactions, are included in the accompanying Consolidated Statements of Operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to accounts and notes receivable, inventories, deferred income tax valuation allowances, intangible assets and certain accrued liabilities, principally relating to reserves for volume discounts and sales incentives, warranty obligations, product liability and workers’ compensation obligations, and pensions and postretirement benefits.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Cash and Cash Equivalents

Cash at December 31, 2011 and 2010 of $320.4 million and $228.2 million, respectively, consisted primarily of cash on hand and bank deposits. The Company considers all investments with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2011 and 2010 of $404.0 million and $491.7 million, respectively, consisted primarily of money market deposits, certificates of deposits and overnight investments.

Accounts and Notes Receivable

Accounts and notes receivable arise from the sale of equipment and replacement parts to independent dealers, distributors or other customers. Payments due under the Company’s terms of sale generally range from one to 12 months and are not contingent upon the sale of the equipment by the dealer or distributor to a retail customer. Under normal circumstances, payment terms are not extended and equipment may not be returned. In certain regions,with respect to most equipment sales, including the United States and Canada, the Company is obligated to repurchase equipment and replacement parts upon cancellation of a dealer or distributor contract. These obligations are required by national, state or provincial laws and require the Company to repurchase a dealer or distributor’s unsold inventory, including inventory for which the receivable has already been paid.

For sales in most markets outside of the United States and Canada, the Company does not normally charge interest on outstanding receivables with its dealers and distributors. For sales to certain dealers or distributors in the United States and Canada, interest is charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and generally range from one to 12 months, with the exception of certain seasonal products, which bear interest after various periods up to 23 months depending on the time of year of the sale and the dealer or distributor’s sales volume during the preceding year. For the year ended December 31, 2011, 16.9% and 3.2% of the Company’s net sales had maximum interest-free periods ranging from one to six months and seven to 12 months, respectively. Net sales with maximum interest-free periods ranging from 13 to 23 months were approximately 0.2% of the Company’s net sales during 2011. Actual interest-free periods are shorter than above because the equipment receivable from dealers or distributors in the United States and Canada is due immediately upon sale of the equipment to a retail customer. Under normal circumstances, interest is not forgiven and interest-free periods are not extended. The Company has an agreement to permit transferring, on an ongoing basis, substantially all of its wholesale interest-bearing and non-interest bearing accounts receivable in North America to its U.S. and Canadian retail finance joint ventures. Upon transfer, the receivables maintain standard payment terms, including required regular principal payments on amounts outstanding, and interest charges at market rates. The Company also has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its accounts receivables in Germany, France, Austria, Norway and Sweden to the relevant AGCO Finance entities in those countries. Upon transfer, the receivables maintain standard payment terms. Qualified dealers may obtain additional financing through the Company’s U.S., Canadian and European retail finance joint ventures at the joint ventures’ discretion.

The Company provides various volume bonus and sales incentive programs with respect to its products. These sales incentive programs include reductions in invoice prices, reductions in retail financing rates, dealer commissions and dealer incentive allowances. In most cases, incentive programs are established and communicated to the Company’s dealers on a quarterly basis. The incentives are paid either at the time of invoice (through a reduction of invoice price), at the time of the settlement of the receivable, at the time of retail financing, at the time of warranty registration, or at a subsequent time based on dealer purchases. The incentive programs are product-line specific and generally do not vary by dealer. The cost of sales incentives associated with dealer commissions and dealer incentive allowances is estimated based upon the terms of the programs and historical experience, is based on a percentage of the sales price, and is recorded at the later of (a) the date at which the related revenue is recognized, or (b) the date at which the sales incentive is offered. The related provisions and accruals are made on a product or product-line basis and are monitored for adequacy and revised at least quarterly in the event of subsequent modifications to the programs. Volume discounts are estimated and recognized based on historical experience, and related reserves are monitored and adjusted based on actual dealer purchases and the dealers’ progress towards achieving specified cumulative target levels. The Company records the cost of interest subsidy payments, which is a reduction in the retail financing rates, at the later of (a) the date at which the related revenue is recognized, or (b) the date at which the sales incentive is offered. Estimates of these incentives are based on the terms of the programs and historical experience. All incentive programs are recorded and presented as a reduction of revenue due to the fact that the Company does not receive an identifiable benefit in exchange for the consideration provided. Reserves for incentive programs that will be paid either through the reduction of future invoices or through credit memos are recorded as “accounts receivable allowances” within the Company’s Consolidated Balance Sheets. Reserves for incentive programs that will be paid in cash, as is the case with most of the Company’s volume discount programs, as well as sales with incentives associated with accounts receivable sold to its U.S. and

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Canadian retail finance joint ventures, are recorded within “Accrued expenses” within the Company’s Consolidated Balance Sheets.

Accounts and notes receivable are shown net of allowances for sales incentive discounts available to dealers and for doubtful accounts. Cash flows related to the collection of receivables are reported within “Cash flows from operating activities” within the Company’s Consolidated Statements of Cash Flows. Accounts and notes receivable allowances at December 31, 2011 and 2010 were as follows (in millions):

	2011	2010
Sales incentive discounts	$12.4	$11.3
Doubtful accounts	36.9	29.3
	$49.3	$40.6

The Company transfers certain accounts receivable under its accounts receivable sales agreements with its retail finance joint ventures (Note 4). The Company records such transfers as sales of accounts receivable when it is considered to have surrendered control of such receivables under the provisions of Accounting Standards Update (“ASU”) 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets”. Cash payments are made to the Company’s U.S. and Canadian retail finance joint ventures for sales incentive discounts provided to dealers related to outstanding accounts receivables sold. The balance of such sales discount reserves that are recorded within “Accrued expenses” as of December 31, 2011 and 2010 were approximately $91.1 million and $87.4 million, respectively.

Inventories

Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin. At December 31, 2011 and 2010, the Company had recorded $106.8 million and $86.2 million, respectively, as an adjustment for surplus and obsolete inventories. These adjustments are reflected within “Inventories, net” within the Company’s Consolidated Balance Sheets.

Inventories, net at December 31, 2011 and 2010 were as follows (in millions):

	2011	2010
Finished goods	$500.0	$422.6
Repair and replacement parts	450.7	432.4
Work in process	127.6	90.2
Raw materials	481.3	288.3
Inventories, net	$1,559.6	$1,233.5

Cash flows related to the sale of inventories are reported within “Cash flows from operating activities” within the Company’s Consolidated Statements of Cash Flows.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of ten to 40 years for buildings and improvements, three to 15 years for machinery and equipment, and three to ten years for furniture and fixtures. Expenditures for maintenance and repairs are charged to expense as incurred.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Property, plant and equipment, net at December 31, 2011 and 2010 consisted of the following (in millions):

	2011	2010
Land	$97.2	$63.6
Buildings and improvements	527.9	404.1
Machinery and equipment	1,358.1	1,166.4
Furniture and fixtures	265.7	221.9
Gross property, plant and equipment	2,248.9	1,856.0
Accumulated depreciation and amortization	(1,026.3)	(931.2)
Property, plant and equipment, net	$1,222.6	$924.8

Goodwill and Other Intangible Assets

ASC 350, “Intangibles — Goodwill and Other,” establishes a method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The Company’s annual qualitative or quantitative assessments involve determining an estimate of the fair value of the Company’s reporting units in order to evaluate whether an impairment of the current carrying amount of goodwill and other indefinite-lived intangible assets exists. A qualitative assessment evaluates whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step quantitative goodwill impairment test. The first step of a quantitative goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and, thus, the second step of the quantitative impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the quantitative goodwill impairment test is performed to measure the amount of impairment loss, if any. Fair values are derived based on an evaluation of past and expected future performance of the Company’s reporting units. A reporting unit is an operating segment or one level below an operating segment, for example, a component. A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and the Company’s executive management team regularly reviews the operating results of that component. In addition, the Company combines and aggregates two or more components of an operating segment as a single reporting unit if the components have similar economic characteristics. The Company’s reportable segments are not its reporting units.

The second step of the quantitative goodwill impairment test, used to measure the amount of impairment loss, if any, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination; that is, the Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

The Company utilizes a combination of valuation techniques, including a discounted cash flow approach and a market multiple approach, when making its annual and interim quantitative assessments. The results of the Company’s analyses conducted as of October 1, 2011, 2010 and 2009 indicated that no reduction in the carrying amount of goodwill was required.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Changes in the carrying amount of goodwill during the years ended December 31, 2011, 2010 and 2009 are summarized as follows (in millions):

	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
Balance as of December 31, 2008	$3.1	$141.6	$442.3	$—	$587.0
Adjustments related to income taxes	—	—	(9.2)	—	(9.2)
Foreign currency translation	—	45.6	10.6	—	56.2
Balance as of December 31, 2009	3.1	187.2	443.7	—	634.0
Acquisition	—	—	26.8	—	26.8
Adjustments related to income taxes	—	—	(8.6)	—	(8.6)
Foreign currency translation	—	9.5	(29.0)	—	(19.5)
Balance as of December 31, 2010	3.1	196.7	432.9	—	632.7
Acquisitions	412.8	38.3	66.3	88.3	605.7
Adjustments related to income taxes	—	—	(9.1)	—	(9.1)
Foreign currency translation	—	(22.8)	(12.3)	0.3	(34.8)
Balance as of December 31, 2011	$415.9	$212.2	$477.8	$88.6	$1,194.5

During 2011, 2010 and 2009, the Company reduced goodwill for financial reporting purposes by approximately
$9.1 million, $8.6 million and $9.2 million, respectively, related to the realization of tax benefits associated with the excess tax basis deductible goodwill resulting from the Company’s acquisition of Valtra.

The Company amortizes certain acquired identifiable intangible assets primarily on a straight-line basis over their estimated useful lives, which range from five to 45 years. The acquired intangible assets have a weighted average useful life as follows:

Intangible Asset	Weighted-Average Useful Life
Customer relationships	13	years
Technology and patents	13	years
Trademarks and tradenames	21	years
Land use rights	45	years

For the years ended December 31, 2011, 2010 and 2009, acquired intangible asset amortization was $21.6 million, $18.4 million and $18.0 million, respectively. The Company estimates amortization of existing intangible assets will be
$48.7 million for 2012, $48.7 million for 2013, $40.2 million for 2014, $40.2 million for 2015, and $39.0 million for 2016.

The Company has previously determined that two of its trademarks have an indefinite useful life. The Massey Ferguson trademark has been in existence since 1952 and was formed from the merger of Massey-Harris (established in the 1890’s) and Ferguson (established in the 1930’s). The Massey Ferguson brand is currently sold in over 140 countries worldwide, making it one of the most widely sold tractor brands in the world. The Company has also identified the Valtra trademark as an indefinite-lived asset. The Valtra trademark has been in existence since the late 1990’s, but is a derivative of the Valmet trademark which has been in existence since 1951. Valtra and Valmet are used interchangeably in the marketplace today, and Valtra is recognized to be the tractor line of the Valmet name. The Valtra brand is currently sold in approximately 50 countries around the world. Both the Massey Ferguson brand and the Valtra brand are primary product lines of the Company’s business, and the Company plans to use these trademarks for an indefinite period of time. The Company plans to continue to make investments in product development to enhance the value of these brands into the future. There are no legal, regulatory, contractual, competitive, economic or other factors that the Company is aware of or that the Company believes would limit the useful lives of the trademarks. The Massey Ferguson and Valtra trademark registrations can be renewed at a nominal cost in the countries in which the Company operates.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Changes in the carrying amount of acquired intangible assets during 2011 and 2010 are summarized as follows (in millions):

	Trademarks and Tradenames	Customer Relationships	Patents and Technology	Land Use Rights	Total
Gross carrying amounts:
Balance as of December 31, 2009	$33.4	$103.3	$54.3	$—	$191.0
Acquisition	4.8	21.9	—	—	26.7
Foreign currency translation	0.2	(0.3)	(3.5)	—	(3.6)
Balance as of December 31, 2010	38.4	124.9	50.8	—	214.1
Acquisitions	79.7	396.1	36.5	8.5	520.8
Foreign currency translation	—	(9.6)	(1.6)	0.1	(11.1)
Balance as of December 31, 2011	$118.1	$511.4	$85.7	$8.6	$723.8

	Trademarks and Tradenames	Customer Relationships	Patents and Technology	Land Use Rights	Total
Accumulated amortization:
Balance as of December 31, 2009	$9.9	$63.1	$46.5	$—	$119.5
Amortization expense	1.1	10.7	6.6	—	18.4
Foreign currency translation	—	(0.1)	(2.7)	—	(2.8)
Balance as of December 31, 2010	11.0	73.7	50.4	—	135.1
Amortization expense	2.1	18.2	1.3	—	21.6
Foreign currency translation	—	(6.6)	(1.4)	—	(8.0)
Balance as of December 31, 2011	$13.1	$85.3	$50.3	$—	$148.7

Trademarks and Tradenames
Indefinite-lived intangible assets:
Balance as of December 31, 2009	$95.3
Foreign currency translation	(2.7)
Balance as of December 31, 2010	92.6
Foreign currency translation	(1.2)
Balance as of December 31, 2011	$91.4

Long-Lived Assets

The Company reviewed its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset to be held and used are not sufficient to recover the unamortized balance of the asset. An impairment loss would be recognized based on the difference between the carrying values and estimated fair value. The estimated fair value is determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to income in the current year. If the asset being tested for recoverability was acquired in a business combination, intangible assets resulting from the acquisition that are related to the asset are included in the assessment. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences. The Company also evaluates the amortization periods assigned to its intangible assets to determine whether events or changes in circumstances warrant revised estimates of useful lives. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Accrued Expenses

Accrued expenses at December 31, 2011 and 2010 consisted of the following (in millions):

	2011	2010
Reserve for volume discounts and sales incentives	$318.9	$252.1
Warranty reserves	212.7	179.0
Accrued employee compensation and benefits	220.1	168.2
Accrued taxes	139.0	115.2
Other	189.9	168.6
	$1,080.6	$883.1

Warranty Reserves

The warranty reserve activity for the years ended December 31, 2011, 2010 and 2009 consisted of the following (in millions):

	2011	2010	2009
Balance at beginning of the year	$199.5	$181.6	$183.4
Acquisitions	7.2	—	—
Accruals for warranties issued during the year	195.1	163.7	141.6
Settlements made (in cash or in kind) during the year	(152.6)	(140.1)	(150.9)
Foreign currency translation	(8.7)	(5.7)	7.5
Balance at the end of the year	$240.5	$199.5	$181.6

The Company’s agricultural equipment products are generally under warranty against defects in materials and workmanship for a period of one to four years. The Company accrues for future warranty costs at the time of sale based on historical warranty experience. Approximately $27.8 million and $20.5 million of warranty reserves are included in “Other noncurrent liabilities” in the Company’s Consolidated Balance Sheets as of December 31, 2011 and 2010, respectively.

Insurance Reserves

Under the Company’s insurance programs, coverage is obtained for significant liability limits as well as those risks required to be insured by law or contract. It is the policy of the Company to self-insure a portion of certain expected losses related primarily to workers’ compensation and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on the Company’s estimates of the aggregate liabilities for the claims incurred.

Stock Incentive Plans

Stock compensation expense was recorded as follows (in millions). Refer to Note 10 for additional information regarding the Company’s stock incentive plans during 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
Cost of goods sold	$1.6	$0.7	$0.1
Selling, general and administrative expenses	23.0	12.9	8.2
Total stock compensation expense	$24.6	$13.6	$8.3

Research and Development Expenses

Research and development expenses are expensed as incurred and are included in engineering expenses in the Company’s Consolidated Statements of Operations.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Advertising Costs

The Company expenses all advertising costs as incurred. Cooperative advertising costs are normally expensed at the time the revenue is earned. Advertising expenses for the years ended December 31, 2011, 2010 and 2009 totaled approximately $66.3 million, $53.4 million and $51.5 million, respectively.

Shipping and Handling Expenses

All shipping and handling fees charged to customers are included as a component of net sales. Shipping and handling costs are included as a part of cost of goods sold, with the exception of certain handling costs included in selling, general and administrative expenses in the amount of $29.9 million, $26.8 million and $26.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Interest Expense, Net

Interest expense, net for the years ended December 31, 2011, 2010 and 2009 consisted of the following (in millions):

	2011	2010	2009
Interest expense	$59.0	$64.0	$65.0
Interest income	(28.8)	(30.7)	(22.9)
	$30.2	$33.3	$42.1

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income Per Common Share

Basic income per common share is computed by dividing net income by the weighted average number of common shares outstanding during each period. Diluted income per common share assumes the exercise of outstanding stock options, the vesting of restricted stock and performance share awards, and the appreciation of the excess conversion value of the contingently convertible senior subordinated notes using the treasury stock method when the effects of such assumptions are dilutive.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company’s $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provides for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method (Note 7). A reconciliation of net income attributable to AGCO Corporation and its subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted income per share during the years ended December 31, 2011, 2010 and 2009 is as follows (in millions, except per share data):

	2011	2010	2009
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$583.3	$220.5	$135.7
Weighted average number of common shares outstanding	95.6	92.8	92.2
Basic net income per share attributable to AGCO Corporation and subsidiaries	$6.10	$2.38	$1.47
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$583.3	$220.5	$135.7
Weighted average number of common shares outstanding	95.6	92.8	92.2
Dilutive stock options, performance share awards and restricted stock awards	0.6	0.4	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.9	3.2	1.5
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted income per share	98.1	96.4	94.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$5.95	$2.29	$1.44

Stock-settled stock appreciation rights (“SSARs”) to purchase 0.3 million shares for each of the years ended December 31, 2011, 2010 and 2009 were outstanding but not included in the calculation of weighted average common and common equivalent shares outstanding because they had an antidilutive impact.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss), defined as the total of net income (loss) and all other non-owner changes in equity and the components thereof in its Consolidated Statements of Stockholders’ Equity. The components of other comprehensive income (loss) and the related tax effects for the years ended December 31, 2011, 2010 and 2009 are as follows (in millions):

	AGCO Corporation and Subsidiaries			Noncontrolling Interests
	2011			2011
	Before-tax Amount (1)	Income Taxes	After-tax Amount	After-tax Amount
Defined benefit pension plans	$(76.0)	$14.9	$(61.1)	$—
Unrealized loss on derivatives, net (1)	(7.1)	1.6	(5.4)	—
Unrealized gain on derivatives held by affiliates	2.5	—	2.5	—
Foreign currency translation adjustments	(204.5)	—	(204.5)	(0.1)
Total components of other comprehensive income (loss)	$(285.1)	$16.5	$(268.5)	$(0.1)
____________________________________

(1)	Rounding may impact summation of amounts.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	AGCO Corporation and Subsidiaries			Noncontrolling Interest
	2010			2010
	Before-tax Amount	Income Taxes	After-tax Amount	After-tax Amount
Defined benefit pension plans	$41.7	$(12.5)	$29.2	$—
Unrealized gain on derivatives, net	3.1	(0.6)	2.5	—
Unrealized gain on derivatives held by affiliates	0.2	—	0.2	—
Foreign currency translation adjustments	23.4	—	23.4	(0.1)
Total components of other comprehensive income (loss)	$68.4	$(13.1)	$55.3	$(0.1)

	AGCO Corporation and Subsidiaries			Noncontrolling Interest
	2009			2009
	Before-tax Amount	Income Taxes	After-tax Amount	After-tax Amount
Defined benefit pension plans	$(97.6)	$27.4	$(70.2)	$—
Unrealized gain on derivatives, net	52.7	(17.3)	35.4	—
Unrealized gain on derivatives held by affiliates	0.6	—	0.6	—
Foreign currency translation adjustments	282.9	—	282.9	0.2
Total components of other comprehensive income	$238.6	$10.1	$248.7	$0.2

Financial Instruments

The carrying amounts reported in the Company’s Consolidated Balance Sheets for “Cash and cash equivalents,” “Accounts and notes receivable” and “Accounts payable” approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amounts of long-term debt under the Company’s 4½% senior term loan and credit facility (Note 7) approximate fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities. At December 31, 2011, the estimated fair values of the Company’s 5 7/8% senior notes and 1 1/4% convertible notes (Note 7), based on their listed market values, were $298.9 million and $252.4 million, respectively, compared to their carrying values of $300.0 million and $183.4 million, respectively. At December 31, 2010, the estimated fair values of the Company’s 6 7/8% senior subordinated notes, 1 3/4% convertible notes and 1 1/4% convertible notes (Note 7), based on their listed market values, were $271.7 million, $325.1 million and $277.1 million, respectively, compared to their carrying values of $267.7 million, $161.0 million and $175.2 million, respectively.

The Company uses foreign currency contracts to hedge the foreign currency exposure of certain receivables and payables. The contracts are for periods consistent with the exposure being hedged and generally have maturities of one year or less. These contracts are classified as non-designated derivative instruments. The Company also enters into foreign currency contracts designated as cash flow hedges of expected sales. At December 31, 2011 and 2010, the Company had foreign currency contracts outstanding with gross notional amounts of $1,232.7 million and $1,113.4 million, respectively. The Company had unrealized (losses) gains of approximately $(4.9) million and $5.6 million on foreign currency contracts at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, approximately $(1.1) million and $3.4 million, respectively, of unrealized (loss) gains were reflected in the Company’s results of operations, as the gains related to non-designated contracts. The Company’s foreign currency contracts mitigate risk due to exchange rate fluctuations because gains and losses on these contracts generally offset gains and losses on the exposure being hedged. The Company had $5.4 million of unrealized losses and $1.7 million of unrealized gains as of December 31, 2011 and 2010, respectively, related to designated cash flow hedges that were reflected in other comprehensive loss (Note 11).

The notional amounts of the foreign currency contracts do not represent amounts exchanged by the parties and, therefore, are not a measure of the Company’s risk. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the contracts. The credit and market risks under these contracts are not considered to be significant. The Company’s hedging policy prohibits it from entering into any foreign currency contracts for speculative trading purposes.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Recent Accounting Pronouncements

    In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-09 “Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer Plan” (“ASU 2011-09”). ASU 2011-09 requires additional disclosures about employers’ participation in multiemployer pension plans including information about the plan’s funded status if it is readily available. The ASU is effective for annual periods for fiscal years ending after December 15, 2011 and is to be applied retrospectively. The Company adopted this guidance for the year ended December 31, 2011 (Note 8).

In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). ASU 2011-08 permits an entity to make a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step goodwill impairment test. If an entity concludes it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it need not perform the two-step impairment test. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted. The adoption of the ASU did not have a material impact on the Company’s results of operations or financial condition.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 eliminates the option to present other comprehensive income and its components in the statement of stockholders’ equity. Accordingly, this standard increases the prominence of other comprehensive income in financial statements by requiring comprehensive income to be presented in either a single continuous statement or in two consecutive statements reporting net income and other comprehensive income. ASU 2011-05 does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The standard initially required that reclassification adjustments from other comprehensive income be measured and presented by income statement line item on the face of the income statement. In December 2011, however, the FASB issued ASC 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05.” This standard defers the requirement to present components of reclassifications of other comprehensive income on the face of the statement of operations. The deferral will become effective at the same time that ASU 2011-05 is adopted. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011 and is to be applied retrospectively. Early adoption was permitted. The Company will adopt these standards in the first quarter of 2012. The Company will present two separate but consecutive statements reporting net income and other comprehensive income for its first quarter ended March 31, 2012.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). ASU 2011-04 clarifies existing fair value measurement concepts and continues the convergence towards a uniform framework for applying fair value measurement principles. This standard requires additional disclosures for fair value measurements, primarily Level 3 measurements. ASU 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011 and is to be applied prospectively. Early adoption was prohibited. The Company does not expect that the adoption of this guidance on January 1, 2012 will have a material impact on its Consolidated Financial Statements or footnote disclosures.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). ASU 2010-29 amends the pro forma disclosure requirements for business combinations and specifies that public companies presenting comparative financial statements should disclose revenue and earnings of the combined entity as though business combinations occurring during the year had occurred as of the beginning of the comparable prior annual reporting period. The guidance also expands the pro forma disclosure requirements to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combinations included in the reported pro forma revenue and earnings. The Company adopted this guidance for the year ended December 31, 2011 (Note 2).

2.     Acquisitions

On November 30, 2011, the Company acquired GSI Holdings Corp. (“GSI”) for $932.2 million, net of approximately $27.9 million cash acquired. GSI, headquartered in Assumption, Illinois, is a leading manufacturer of grain storage and protein production systems. GSI sells its products globally through independent dealers. The acquisition of GSI provides the Company with strong positions in grain storage and protein production and the opportunity to benefit from increases in global grain production and protein demand. The acquisition was financed by the issuance of $300.0 million of 5 7/8% senior notes and the

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Company's new credit facility (Note 7). The Company paid $929.7 million of the purchase price during December 2011. As a result of the acquisition, the Company recorded a tax benefit of approximately $149.3 million within “Income tax (benefit) provision” in the Company's Consolidated Statement of Operations for the year ended December 31, 2011, resulting from a reversal of a portion of its previously established deferred tax valuation allowance. The reversal was required to offset deferred tax liabilities established as part of the acquisition accounting for GSI relating to acquired amortizable intangible assets (Note 6). The preliminary fair values of the assets acquired and liabilities assumed as of the acquisition date are presented in the following table (in millions):

Current assets:
Cash and cash equivalents	$27.9
Accounts receivable	63.1
Inventories	71.7
Deferred tax and other current assets	53.3
Total current assets acquired	216.0
Property, plant and equipment	72.0
Intangible assets	438.5
Goodwill	533.9
Other noncurrent assets	2.8
Total assets acquired	1,263.2
Current liabilities:
Accounts payable and accrued expenses	107.9
Other current liabilities	25.7
Total current liabilities assumed	133.6
Deferred tax liabilities	164.1
Long-term debt and other noncurrent liabilities	5.4
Total liabilities assumed	303.1
Net assets acquired	$960.1
On November 30, 2011, the Company acquired 80% of Dafeng for approximately 172.0 million yuan (or approximately $27.0 million). The Company acquired approximately $17.1 million of cash and assumed approximately $41.1 million of current indebtedness associated with the transaction. Dafeng is located in Yanzhou, China and manufactures a complete range of corn, grain, rice and soybean harvesting machines for Chinese domestic markets. The acquisition was funded with available cash on hand. The fair value of the noncontrolling interest in Dafeng of $4.6 million was recorded within “Noncontrolling interests” in the Company’s Consolidated Balance Sheet as of December 31, 2011.

On March 3, 2011, the Company acquired the remaining 50% interest of Laverda SpA (“Laverda”) for approximately €63.8 million, net of approximately €1.2 million cash acquired (or approximately $88.3 million, net). Laverda, previously an operating joint venture between AGCO and the Italian ARGO group, is located in Breganze, Italy and manufactures harvesting equipment. In addition to producing Laverda-branded combines, the Breganze factory manufactures mid-range combine harvesters for the Company’s Massey Ferguson, Fendt and Challenger brands for distribution in Europe, Africa and the Middle East. The Company’s 100% ownership of Laverda includes ownership in Fella-Werke GMBH, a German manufacturer of grass and hay machinery. The acquisition was funded with available cash on hand. In addition, as a result of the acquisition, the Company recorded a gain of approximately $0.7 million on the remeasurement of the previously held equity interest within the Company’s Consolidated Statement of Operations for the year ended December 31, 2011. The fair value of the 50% previously held equity interest as of the acquisition date was approximately €53.6 million (or approximately $74.2 million). The fair value assessment was determined based on various valuation techniques including market multiples and discounted cash flow projections.

On January 3, 2011, the Company acquired 50% of AGCO-Amity JV for approximately $25.0 million, net of approximately $5.0 million cash acquired, thereby creating a joint venture between the Company and Amity Technology LLC. The joint venture had approximately $6.2 million of indebtedness as of the date of acquisition. AGCO-Amity JV is located in North Dakota and manufactures air-seeding and tillage equipment. The investment was funded with available cash on hand. As

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

the Company has a controlling voting interest to direct the activities that most significantly impact the joint venture, the Company has consolidated the joint venture’s operations in the Company’s Consolidated Financial Statements commencing as of and from the date of the formation of the joint venture. The goodwill and other identifiable intangible assets recorded represent 100% of the value of these assets within the joint venture’s financial position. The fair value of the noncontrolling interest in AGCO-Amity JV of $30.0 million was recorded within “Noncontrolling Interests” in the Company’s Consolidated Balance Sheet as of December 31, 2011.

The results of operations for the GSI, Dafeng, Laverda and AGCO-Amity JV acquisitions have been included in the Company’s Consolidated Financial Statements as of and from the dates of the respective acquisitions. The Company allocated the purchase price of each acquisition to the assets acquired and liabilities assumed based on preliminary estimates of their fair values as of the respective acquisition dates. In general, the acquired assets of the Dafeng, Laverda and AGCO-Amity JV acquisitions consisted primarily of accounts receivable, property, plant and equipment, inventories and other identifiable intangible assets. The liabilities assumed generally consisted of accounts payable and current indebtedness.
The acquired other identifiable intangible assets associated with the GSI, Dafeng, Laverda and AGCO-Amity JV acquisitions are summarized collectively in the following table (in millions):

Intangible Asset	Amount	Weighted-Average Useful Life
Distribution network	$394.0	14	years
Tradenames and trademarks	80.0	17	years
Technology	36.5	13	years
Land use rights	8.5	45	years
	$519.0

The Company recorded approximately $606.6 million of goodwill associated with the acquisitions of GSI, Dafeng, Laverda and AGCO-Amity JV. This goodwill generally results from the value of the cash flows expected to be generated in the future compared to the asset intensity of each business. None of the goodwill recognized is expected to be deductible for income tax purposes. The goodwill recorded is reported as follows in the Company’s geographical reportable segments:

Geographical Reportable Segment
North America	$412.8
South America	38.3
Europe/Africa/Middle East	67.2
Rest of World	88.3
$606.6

On December 15, 2010, the Company acquired Sparex for approximately £51.6 million, net of approximately £2.7 million cash acquired (or approximately $81.5 million, net). Sparex, headquartered in Exeter, United Kingdom, is a global distributor of accessories and tractor replacement parts serving the agricultural aftermarket, with operations in 17 countries. The acquisition was financed with available cash on hand. The Company allocated the purchase price to the assets acquired and liabilities assumed based on their fair values as of the acquisition date. The acquired net assets consisted primarily of accounts receivable, property, plant and equipment, inventories, tradenames, trademarks and other identifiable intangible assets. The Company recorded approximately $28.6 million of tradename, trademark and customer relationship intangible assets and
$25.9 million of goodwill associated with the acquisition of Sparex. The goodwill recorded was reported within the Company’s Europe/Africa/Middle East geographical reportable segment.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The acquired other identifiable intangible assets of Sparex are summarized in the following table (in millions):

Intangible Asset	Amount	Weighted-Average Useful Life
Customer relationships	$23.8	12	years
Tradenames and trademarks	4.8	30	years
	$28.6

The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 2011 and 2010, respectively, as if the GSI, Dafeng, Laverda AGCO-Amity JV and Sparex acquisitions had occurred as of
January 1, 2010. The unaudited pro forma information does not reflect the impact of future events that may occur after the acquisition, including, but not limited to, anticipated cost savings from operating synergies. The unaudited pro forma financial information has been adjusted to give effect to adjustments that are directly related to the business combination, factually supportable, and expected to have a continuing impact. The adjustments include the application of the Company’s accounting policies, depreciation and amortization related to fair value adjustments to property, plant and equipment, intangible assets and inventory, tax-related adjustments and the impact of the Company’s issuance of $300.0 million of 5 7/8% senior notes and new credit facility, which were used to finance the acquisition of GSI. This unaudited pro forma information has been prepared for comparative purposes only and does not purport to represent what the results of operations of the Company actually would have been had the transactions occurred on the date indicated or what the results of operations may be in any future period (in millions, except per share data):

	Year Ended December 31,
	2011	2010
Net sales	$9,512.7	$7,939.9
Net income attributable to AGCO Corporation and subsidiaries	626.6	210.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$6.55	$2.27
Diluted	$6.39	$2.18

The Company recorded approximately $249.4 million of net sales and approximately $2.5 million of net income for GSI, Dafeng, Laverda and AGCO-Amity JV since their respective acquisition dates in its Consolidated Statement of Operations for the year ended December 31, 2011.

3.    Restructuring and Other Infrequent (Income) Expenses

The Company recorded restructuring and other infrequent (income) expense of $(0.7) million, $4.4 million and $13.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. The income in 2011 primarily related to the Company's reversal of previously accrued legally required severance payments associated with the rationalization of its French operations. The charges in 2010 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France. The charges in 2009 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France, the United Kingdom, Finland, Germany, the United States and Denmark.

European and North American Manufacturing and Administrative Headcount Reductions

During 2009 and 2010, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities, including those located in France, Finland, Germany and the United States, as well as at various administrative offices located in the United Kingdom, Spain and the United States. During 2009 and 2010, the Company recorded severance and other related costs of approximately $12.9 million and $2.2 million, respectively, associated with such actions. As of December 31, 2010, approximately $1.5 million of severance and other related costs were accrued associated with such actions, and 611 of 653 employees expected to be terminated had been terminated. During 2011, the Company recorded a reversal of approximately $0.9 million of previously accrued, legally required severance payments

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

associated with the rationalization of its French operations. Due to the improvement in European market conditions in 2011, certain employees previously identified to be terminated in France were not terminated as planned. The Company also recorded approximately $0.2 million of additional severance and other related costs during 2011 associated with the French rationalization. The net restructuring and other infrequent income was recorded within the Company’s Europe/Africa/Middle East geographical segment. During 2011, the Company paid approximately $0.6 million of severance and other related costs. A majority of the remaining $0.3 million of severance and other related costs accrued as of December 31, 2011 are expected to be paid and the remaining two of the original 653 employees identified for termination are expected to be terminated during the first quarter of 2012.

Randers, Denmark closure
In November 2009, the Company announced the closure of its assembly operations located in Randers, Denmark. The Company ceased operations in July 2010 and completed the transfer of the assembly operations to its harvesting equipment manufacturing operations, Laverda, located in Breganze, Italy, in August 2010. The Company recorded approximately $0.4 million and $2.2 million of expenses during 2009 and 2010, respectively, associated with the facility closure, primarily related to employee retention payments, which were accrued over the term of the retention period. During 2010 and 2011, the Company paid approximately $1.9 million and $0.8 million, respectively, of severance, retention and other related costs associated with the closure and as of December 31, 2011, all 79 employees had been terminated.

4.    Accounts Receivable Sales Agreements and Securitization Facilities

At December 31, 2011 and 2010, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to its U.S. and Canadian retail finance joint ventures. As of December 31, 2011 and 2010, the cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $517.5 million and $531.2 million, respectively.

At December 31, 2011 and 2010, the Company also had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in Germany, France, Austria, Norway and Sweden to the relevant retail finance joint ventures in those countries. As of December 31, 2011 and 2010, cash received from receivables sold under these accounts receivable sales agreements in Europe was approximately $310.0 million and $169.2 million, respectively.
Under the terms of the accounts receivable agreements in North America and Europe, the Company pays an annual servicing fee related to the servicing of the receivables sold. The Company also pays the respective AGCO Finance entities a subsidized interest payment with respect to the sales agreements, calculated based upon LIBOR plus a margin on any non-interest bearing accounts receivable outstanding and sold under the sales agreements. These fees were reflected within losses on the sales of receivables included within “Other expense, net” in the Company's Consolidated Statements of Operations. The Company does not service the receivables after the sale occurs and does not maintain any direct retained interest in the receivables. The Company reviewed its accounting for the accounts receivable sales agreements and determined that these facilities should be accounted for as off-balance sheet transactions.
The Company’s former European accounts receivable securitization facilities expired in October 2011. Wholesale accounts receivable were sold on a revolving basis to commercial paper conduits under the European facility through a wholly-owned qualified special purpose entity in the United Kingdom. Losses on sales of receivables under the European securitization facilities were reflected within “Interest expense, net” in the Company’s Consolidated Statements of Operations during 2011, 2010 and 2009.
Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” and “Interest expense, net” in the Company’s Consolidated Statements of Operations, were approximately $22.0 million and $16.1 million during 2011 and 2010, respectively. Losses on sales of receivables primarily from the Company’s former European, U.S. and Canadian securitization facilities was approximately $15.6 million in 2009 and was reflected within “Other expense, net” in the Company’s Consolidated Statements of Operations.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. The Company does not service the receivables after the sale occurs and does not maintain any direct retained interest in the receivables. As of December 31, 2011 and 2010, these retail finance joint ventures had approximately $62.0 million and $50.2 million, respectively, of outstanding accounts receivable associated with these arrangements. The Company reviewed its accounting for

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

these arrangements and determined that these arrangements should be accounted for as off-balance sheet transactions.

In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The Company reviewed the sale of such receivables and determined that these arrangements should be accounted for as off-balance sheet transactions.

5.    Investments in Affiliates

Investments in affiliates as of December 31, 2011 and 2010 were as follows (in millions):

	2011	2010
Retail finance joint ventures	$322.2	$305.7
Manufacturing joint ventures	14.3	82.5
Other joint ventures	9.8	9.8
	$346.3	$398.0

The Company’s manufacturing joint ventures as of December 31, 2011 consisted of GIMA and a joint venture with a third-party manufacturer to produce engines in South America. The manufacturing joint ventures as of December 31, 2010 also included Laverda, which was previously an operating joint venture between the Company and the Italian ARGO group. On March 3, 2011, the Company acquired the remaining 50% interest in Laverda (Note 2). The other joint ventures represent minority investments in farm equipment manufacturers, distributors and licensees.

The Company’s equity in net earnings of affiliates for the years ended December 31, 2011, 2010 and 2009 were as follows (in millions):

	2011	2010	2009
Retail finance joint ventures	$43.6	$43.4	$36.4
Manufacturing and other joint ventures	5.3	6.3	2.3
	$48.9	$49.7	$38.7

Summarized combined financial information of the Company’s retail finance joint ventures as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 were as follows (in millions):

	As of December 31,
	2011	2010
Total assets	$7,738.4	$7,092.8
Total liabilities	7,080.8	6,469.0
Partners’ equity	657.6	623.8

	For the Years Ended December 31,
	2011	2010	2009
Revenues	$364.2	$352.9	$335.8
Costs	220.5	212.2	229.0
Income before income taxes	$143.7	$140.7	$106.8

The majority of the assets of the Company’s retail finance joint ventures represents finance receivables. The majority of the liabilities represents notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates provide financing to the joint venture companies (Note 13).

At December 31, 2011 and 2010, the Company's receivables from affiliates were approximately $122.9 million and $106.3 million, respectively. The receivables from affiliates are reflected within Accounts and notes receivable, net within the Company's Consolidated Balance Sheets.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The portion of the Company’s retained earnings balance that represents undistributed retained earnings of equity method investees was approximately $208.2 million and $184.9 million as of December 31, 2011 and 2010, respectively.

6.    Income Taxes

The sources of income (loss) before income taxes and equity in net earnings of affiliates were as follows for the years ended December 31, 2011, 2010 and 2009 (in millions):

	2011	2010	2009
United States	$1.6	$(53.5)	$(29.7)
Foreign	559.4	328.4	184.1
Income before income taxes and equity in net earnings of affiliates	$561.0	$274.9	$154.4

The provision for income taxes by location of the taxing jurisdiction for the years ended December 31, 2011, 2010 and 2009 consisted of the following (in millions):

	2011	2010	2009
Current:
United States:
Federal	$(6.1)	$(7.1)	$(4.0)
State	—	—	0.2
Foreign	158.3	108.6	83.4
	152.2	101.5	79.6
Deferred:
United States:
Federal	(148.9)	0.1	(0.4)
State	—	—	—
Foreign	21.3	2.8	(21.5)
	(127.6)	2.9	(21.9)
	$24.6	$104.4	$57.7

At December 31, 2011, the Company’s foreign subsidiaries had approximately $2.7 billion of undistributed earnings. These earnings are considered to be indefinitely invested, and, accordingly, no income taxes have been provided on these earnings. Determination of the amount of unrecognized deferred taxes on these earnings is not practical; however, unrecognized foreign tax credits would be available to reduce a portion of the tax liability.

A reconciliation of income taxes computed at the United States federal statutory income tax rate (35%) to the provision for income taxes reflected in the Company’s Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009 is as follows (in millions):

	2011	2010	2009
Provision for income taxes at United States federal statutory rate of 35%	$196.3	$96.2	$53.9
State and local income taxes, net of federal income tax benefit	1.4	(0.9)	0.7
Taxes on foreign income which differ from the United States statutory rate	(31.8)	(4.0)	16.4
Tax effect of permanent differences	(13.5)	(10.2)	20.7
Change in valuation allowance	(150.7)	0.7	(38.8)
Change in tax contingency reserves	23.1	21.7	3.3
Other	(0.2)	0.9	1.5
	$24.6	$104.4	$57.7

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The “change in valuation allowance” for the year ended December 31, 2011 includes a reversal of approximately $149.3 million of valuation allowance previously established against the Company’s deferred tax assets in the United States. The reversal was required to offset deferred tax liabilities established as part of the acquisition accounting for GSI primarily related to acquired amortizable intangible assets, as well as other valuation adjustments and carry-over tax attributes. The “change in valuation allowance” for the year ended December 31, 2009 includes a $39.5 million favorable adjustment, which was fully offset by a write-off of certain foreign tax assets reflected in “tax effects of permanent differences.” Due to the fact that these tax assets had not been expected to be utilized in future years, the Company had previously maintained a valuation allowance against the tax assets. Accordingly, this write-off resulted in no impact to the Company’s income tax provision for the year ended December 31, 2009.

The significant components of the deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows (in millions):

	2011	2010
Deferred Tax Assets:
Net operating loss carryforwards	$181.6	$210.7
Sales incentive discounts	44.7	41.1
Inventory valuation reserves	24.5	18.4
Pensions and postretirement health care benefits	93.7	74.5
Warranty and other reserves	127.5	88.1
Other	26.2	33.6
Total gross deferred tax assets	498.2	466.4
Valuation allowance	(145.8)	(262.5)
Total net deferred tax assets	352.4	203.9
Deferred Tax Liabilities:
Tax over book depreciation and amortization	338.1	178.3
Other	27.7	32.0
Total deferred tax liabilities	365.8	210.3
Net deferred tax assets (liabilities)	$(13.4)	$(6.4)
Amounts recognized in Consolidated Balance Sheets:
Deferred tax assets — current	$142.7	$52.6
Deferred tax assets — noncurrent	37.6	58.0
Other current liabilities	(1.4)	(13.1)
Other noncurrent liabilities	(192.3)	(103.9)
	$(13.4)	$(6.4)

The Company recorded a net deferred tax liability of $13.4 million and $6.4 million as of December 31, 2011 and 2010, respectively. As reflected in the preceding table, the Company established a valuation allowance of $145.8 million and $262.5 million as of December 31, 2011 and 2010, respectively.

The change in the valuation allowance for the years ended December 31, 2011, 2010 and 2009 was a decrease of $116.7 million, an increase of $0.8 million, and a decrease of $32.7 million, respectively. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company assessed the likelihood that its deferred tax assets would be recovered from estimated future taxable income and available tax planning strategies and determined that the valuation allowance at December 31, 2011 and 2010 was appropriate. In making this assessment, all available evidence was considered, including the current economic climate, as well as reasonable tax planning strategies. The Company believes it is more likely than not that the Company will realize the remaining deferred tax assets, net of the valuation allowance, in future years.

The Company had net operating loss carryforwards of $685.5 million as of December 31, 2011, with expiration dates as follows: 2012 — $1.1 million; 2013 — $0.4 million; 2015 — $69.0 million; 2016 — $132.8 million; and thereafter or unlimited — $482.2 million. These net operating loss carryforwards included United States net loss carryforwards of

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

$335.4 million and foreign net operating loss carryforwards of $350.1 million. The Company paid income taxes of $116.4 million, $88.3 million and $67.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

At December 31, 2011 and 2010, the Company had $71.1 million and $48.2 million, respectively, of unrecognized income tax benefits, all of which would affect the Company’s effective tax rate if recognized. At December 31, 2011 and 2010, the Company had approximately $23.0 million and $14.2 million, respectively, of accrued or deferred taxes related to uncertain income tax positions connected with ongoing income tax audits in various jurisdictions that it expects to settle or pay in the next 12 months. The Company accrues interest and penalties related to unrecognized tax benefits in its provision for income taxes. At December 31, 2011 and 2010, the Company had accrued interest and penalties related to unrecognized tax benefits of $7.6 million and $5.2 million, respectively.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits as of and during the year ended December 31, 2011 and 2010 are as follows (in millions):

	2011	2010
Gross unrecognized income tax benefits	$48.2	$21.8
Additions for tax positions of the current year	18.9	17.3
Additions for tax positions of prior years	9.7	10.3
Reductions for tax positions of prior years for:
Changes in judgments	(1.5)	—
Settlements during the period	—	—
Lapses of applicable statute of limitations	(2.5)	(0.8)
Foreign currency translation	(1.7)	(0.4)
Gross unrecognized income tax benefits	$71.1	$48.2

The Company and its subsidiaries file income tax returns in the United States and in various state, local and foreign jurisdictions. The Company and its subsidiaries are routinely examined by tax authorities in these jurisdictions. As of December 31, 2011, a number of income tax examinations in other foreign jurisdictions were currently ongoing. It is possible that certain of these ongoing examinations may be resolved within 12 months. Due to the potential for resolution of federal, state and foreign examinations, and the expiration of various statutes of limitation, it is reasonably possible that the Company’s gross unrecognized income tax benefits balance may materially change within the next 12 months. Due to the number of jurisdictions and issues involved and the uncertainty regarding the timing of any settlements, the Company is unable at this time to provide a reasonable estimate of such change that may occur within the next 12 months. Although there are ongoing examinations in various jurisdictions, the 2008 through 2011 tax years generally remain subject to examination in the United States by federal and state authorities. In the Company’s significant foreign jurisdictions, primarily the United Kingdom, France, Germany, Switzerland, Finland and Brazil, the 2006 through 2011 tax years generally remain subject to examination by their respective tax authorities.

During 2010, changes in U.K. tax legislation affected the taxation of certain distributable profits of subsidiary companies that have not yet been repatriated to the United Kingdom. As a result of these legislative changes, approximately $5.0 million of other tax contingency reserves were reclassified to the gross unrecognized income tax benefits reserves. The net impact of changes in the gross unrecognized tax benefits reserves to the income statement for 2010 was an increase of $21.7 million.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7.    Indebtedness

Indebtedness consisted of the following at December 31, 2011 and 2010 (in millions):

	December 31, 2011	December 31, 2010
6 7/8% Senior subordinated notes due 2014	$—	$267.7
5 7/8% Senior notes due 2021	300.0	—
4½% Senior term loan due 2016	259.4	—
Credit facility	665.0	—
1 3/4% Convertible senior subordinated notes due 2033	—	161.0
1 1/4% Convertible senior subordinated notes due 2036	183.4	175.2
Securitization facilities	—	113.9
Other long-term debt	62.0	0.2
	1,469.8	718.0
Less: Current portion of long-term debt	(60.1)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	—	(161.0)
Securitization facilities	—	(113.9)
Total indebtedness, less current portion	$1,409.7	$443.0

At December 31, 2011, the aggregate scheduled maturities of long-term debt, excluding the current portion of long-term debt, are as follows (in millions):

2013	$21.9
2014	22.1
2015	41.3
2016	825.7
2017	—
Thereafter	498.7
$1,409.7

Convertible senior subordinated notes

The following table sets forth as of December 31, 2011 and 2010 the carrying amount of the equity component, the principal amount of the liability component, the unamortized discount and the net carrying amount of the Company’s former 1 3/4% convertible senior subordinated notes and its 1 1/4% convertible senior subordinated notes (in millions):

	December 31,
	2011	2010
1¾% Convertible senior subordinated notes due 2033:
Carrying amount of the equity component	$—	$16.1

Principal amount of the liability component	$—	$161.0
Less: unamortized discount	—	—
Net carrying amount	$—	$161.0
1¼% Convertible senior subordinated notes due 2036:
Carrying amount of the equity component	$54.3	$54.3

Principal amount of the liability component	$201.3	$201.3
Less: unamortized discount	(17.9)	(26.1)
Net carrying amount	$183.4	$175.2

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table sets forth the interest expense recognized for the years ended December 31, 2011, 2010 and 2009 relating to both the contractual interest coupon and the amortization of the discount on the liability component for the former 1 3/4% convertible senior subordinated notes and the 1 1/4% convertible senior subordinated notes (in millions):

	Years Ended December 31,
	2011	2010	2009
1¾% Convertible senior subordinated notes:
Interest expense	$0.9	$10.8	$11.3
1¼% Convertible senior subordinated notes:
Interest expense	$10.7	$10.2	$9.8

The effective interest rate on the liability component for the former 1 3/4% convertible senior subordinated notes and the 1 1/4% convertible senior subordinated notes for each of the years ended December 31, 2011, 2010 and 2009 was 6.1% for both notes. The unamortized discount for the former 1 3/4% convertible senior subordinated notes was amortized through December 2010 and the unamortized discount for the 1 1/4% convertible senior subordinated notes will be amortized through December 2013 as these were or are the earliest dates that the notes’ holders could or can require the Company to repurchase the notes.

Cash payments for interest were approximately $47.1 million, $47.0 million and $51.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company’s $201.3 million of 1 1/4% convertible senior subordinated notes due December 15, 2036, issued in December 2006, provide for (i) the settlement upon conversion in cash up to the principal amount of the notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions occurring prior to December 15, 2013. Interest is payable on the notes at 1 1/4% per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes are convertible into shares of the Company’s common stock at an effective price of $40.73 per share, subject to adjustment. This reflects an initial conversion rate for the notes of 24.5525 shares of common stock per $1,000 principal amount of notes. The notes contain certain anti-dilution provisions designed to protect the holders’ interests. If a change of control transaction that qualifies as a “fundamental change” occurs on or prior to December 15, 2013, under certain circumstances the Company will increase the conversion rate for the notes converted in connection with the transaction by a number of additional shares (as used in this paragraph, the “make whole shares”). A fundamental change is any transaction or event in connection with which 50% or more of the Company’s common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration that is not at least 90% common stock listed on a U.S. national securities exchange, or approved for quotation on an automated quotation system. The amount of the increase in the conversion rate, if any, will depend on the effective date of the transaction and an average price per share of the Company’s common stock as of the effective date. No adjustment to the conversion rate will be made if the price per share of common stock is less than $31.33 per share or more than $180.00 per share. The number of additional make whole shares range from 7.3658 shares per $1,000 principal amount at $31.33 per share to 0.0083 shares per $1,000 principal amount at $180.00 per share for the year ended December 15, 2012, with the number of make whole shares generally declining over time. If the acquirer or certain of its affiliates in the fundamental change transaction has publicly traded common stock, the Company may, instead of increasing the conversion rate as described above, cause the notes to become convertible into publicly traded common stock of the acquirer, with principal of the notes to be repaid in cash, and the balance, if any, payable in shares of such acquirer common stock. At no time will the Company issue an aggregate number of shares of the Company’s common stock upon conversion of the notes in excess of 31.9183 shares per $1,000 principal amount thereof. If the holders of the Company’s common stock receive only cash in a fundamental change transaction, then holders of the notes will receive cash as well. Holders may convert the notes only under the following circumstances: (1) during any fiscal quarter, if the closing sales price of the Company’s common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after a five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Company’s common stock and the conversion rate; (3) if the notes have been called for redemption; or (4) upon the occurrence of certain corporate transactions. Beginning December 15, 2013, the Company may redeem any of the notes at a redemption price of 100% of their principal amount, plus accrued interest, as well as settle any excess conversion value with shares of the Company’s common stock. Holders of the notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus accrued interest, on December 15, 2013, 2016, 2021, 2026 and 2031, as well as settle any excess conversion value with shares of the Company’s common stock. Holders

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

may also require the Company to repurchase all or a portion of the notes upon a fundamental change, as defined in the indenture, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. The notes are senior subordinated obligations and are subordinated to all of the Company’s existing and future senior indebtedness and effectively subordinated to all debt and other liabilities of the Company’s subsidiaries.

The Company’s former 1 3/4% convertible senior subordinated notes due December 31, 2033, issued in June 2005, provided for the settlement upon conversion in cash up to the principal amount of the notes with any excess conversion value settled in shares of the Company’s common stock. The notes were unsecured obligations and were convertible into cash and shares of the Company’s common stock upon satisfaction of certain conditions. Interest was payable semi-annually in arrears on June 30 and December 31 of each year. The notes were convertible into shares of the Company’s common stock at an effective price of $22.36 per share, subject to adjustment. This reflected an initial conversion rate for the notes of 44.7193 shares of common stock per $1,000 principal amount of notes. The notes contained certain anti-dilution provisions designed to protect the holders’ interests. Holders were able to convert the notes only under the following circumstances: (1) during any fiscal quarter, if the closing sales price of the Company’s common stock exceeded 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after a five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Company’s common stock and the conversion rate; (3) if the notes had been called for redemption; or (4) upon the occurrence of certain corporate transactions.

As of December 31, 2010, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1¾% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2010, and, therefore, the Company classified the notes as a current liability. Future classification of the 1¼% convertible senior subordinated notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.
During 2011, holders of the Company’s 1¾% convertible senior subordinated notes converted approximately $161.0 million of principal amount of the notes. The Company issued 3,926,574 shares associated with the $195.9 million excess conversion value of the notes. The Company reflected the repayment of the principal of the notes totaling $161.0 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Consolidated Statement of Cash Flows for the year ended December 31, 2011. During 2010, the Company repurchased approximately $37.5 million of principal amount of its 1¾% convertible senior subordinated notes plus accrued interest for approximately $58.1 million. The repurchase included approximately $21.1 million associated with the excess conversion value of the notes and resulted in a loss on extinguishment of approximately $0.2 million reflected in “Interest expense, net.” The Company reflected both the repurchase of the principal and the excess conversion value of the notes totaling $58.1 million within “Repurchase or conversion of convertible senior subordinated notes” in the Company’s Consolidated Statement of Cash Flows for the year ended December 31, 2010. In addition, during 2010, holders of the Company’s 1 3/4% convertible senior subordinated notes converted $2.7 million of principal amount of the notes. The Company issued 60,986 shares associated with the $2.7 million excess conversion value of the notes. The loss on extinguishment associated with the conversions of the notes was less than $0.1 million and was reflected in “Interest expense, net.” The Company reflected the repayment of the principal of the notes totaling $2.7 million within “Repurchase or conversion of convertible senior subordinated notes” within the Company’s Consolidated Statement of Cash Flows for the year ended December 31, 2010.

5 7/8%  Senior notes

On December 5, 2011, the Company completed its offering of $300.0 million of 5 7/8% senior notes due 2021 and received proceeds of approximately $296.6 million, after offering related fees and expenses. The Company used the net proceeds to fund a portion of the acquisition of GSI. The notes constitute senior unsecured and unsubordinated indebtedness. Interest is payable on the notes semi-annually in arrears on June 1 and December 1 of each year. At any time prior to September 1, 2021, the Company may redeem the notes, in whole or in part from time to time, at its option, at a redemption price equal to the greater of: (i) 100%of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date at the treasury rate plus 0.5%, plus accrued and unpaid interest, including additional interest, if any. Beginning September 1, 2021, the Company may redeem the notes, in whole or in part from time to time, at its option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

4 1/2% Senior term loan

The Company’s former €200.0 million of 6 7/8% senior subordinated notes due April 15, 2014, issued in April 2004, were redeemed at a price of 101.146% of their principal amount on May 2, 2011. The Company recorded a loss of approximately $3.1 million associated with the premium paid to the holders of the Company's former 6 7/8% senior subordinated notes and a write-off of approximately $1.2 million of unamortized deferred debt issuance costs associated with the redemption within “Interest expense, net” in the Company’s Consolidated Statements of Operations. The Company funded the redemption of the notes with a new €200.0 million term loan with Rabobank. The new term loan is due May 2, 2016. The Company has the ability to prepay the term loan before the maturity date. Interest is payable on the notes at 4 1/2% per annum, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. The term loan contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of default. The Company also has to fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio.

Credit facility

On December 1, 2011, the Company entered into a new credit facility agreement providing for a $1.0 billion revolving credit and term loan facility, consisting of a $600.0 million multi-currency revolving credit facility and a $400.0 million term loan facility. The Company used the credit facility together with the $300.0 million 5 7/8% senior notes previously discussed, to fund the acquisition of GSI. The new credit facility replaced the Company’s former $300.0 million revolving credit facility, as discussed below. The maturity date of the new credit facility is December 1, 2016. The Company is required to make quarterly payments towards the term loan of $5.0 million commencing March 2012 increasing to $10.0 million commencing March 2015. Interest accrues on amounts outstanding under the credit facility, at the Company’s option, at either (1) LIBOR plus a margin ranging from 1.0% to 2.0% based on the Company’s leverage ratio, or (2) the base rate, which is equal to the higher of (i) the administrative agent’s base lending rate for the applicable currency, (ii) the federal funds rate plus 0.5%, and (iii) one-month LIBOR for loans denominated in US dollars plus 1.0% plus a margin ranging from 0.0% to 0.5% based on the Company’s leverage ratio. The credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and is subject to acceleration in the event of a default. The Company also has to fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio. As of December 31, 2011, the Company had $665.0 million of outstanding borrowings under the credit facility and availability to borrow approximately $335.0 million.

The Company recorded $14.8 million of deferred costs associated with the issuance of its $300.0 million
5 7/8% senior notes and the establishment of its new credit facility within “Other assets” in the Company’s Consolidated Balance Sheet.

Former multi-currency revolving credit facility

The Company’s former credit facility provided for a $300.0 million unsecured multi-currency revolving credit facility. Interest accrued on amounts outstanding under the facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.00% and 1.75% based upon the Company’s total debt ratio or (2) the higher of the administrative agent’s base lending rate or one-half of one percent over the federal funds rate plus a margin ranging between 0.0% and 0.5% based upon the Company’s total debt ratio. The facility contained covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends, and was subject to acceleration in the event of a default, as defined in the facility. The Company also had to fulfill financial covenants with respect to a total debt to EBITDA ratio and an interest coverage ratio, as defined in the former credit facility. As of December 31, 2010, the Company had no outstanding borrowings under the former credit facility and the availability to borrow was $290.2 million.

Standby letters of credit and similar instruments

The Company has arrangements with various banks to issue standby letters of credit or similar instruments, which guarantee the Company’s obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2011 and 2010, outstanding letters of credit totaled $15.6 million and $9.8 million, respectively.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

8.    Employee Benefit Plans

The Company sponsors defined benefit pension plans covering certain employees, principally in the United States, the United Kingdom, Germany, Finland, Norway, France, Switzerland, Australia and Argentina. The Company also provides certain postretirement health care and life insurance benefits for certain employees principally in the United States and Brazil.

During 2010, the Company determined that its GIMA joint venture should no longer be consolidated into the Company’s results of operations or financial position as the Company does not have a controlling financial interest in GIMA. The amounts disclosed below for the year ended December 31, 2009 have been retroactively restated to reflect the deconsolidation of GIMA.

Net annual pension costs for the years ended December 31, 2011, 2010 and 2009 are set forth below (in millions):

Pension benefits	2011	2010	2009
Service cost	$14.4	$15.2	$8.8
Interest cost	40.1	38.4	36.7
Expected return on plan assets	(37.1)	(32.8)	(29.5)
Amortization of net actuarial loss	6.4	8.6	6.5
Amortization of prior service (credit) cost	(0.2)	2.2	(0.2)
Settlement loss	0.1	—	0.1
Special termination benefits and other	0.2	0.1	—
Net annual pension cost	$23.9	$31.7	$22.4

The weighted average assumptions used to determine the net annual pension costs for the Company’s pension plans for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
All plans:
Weighted average discount rate	5.6%	5.7%	6.6%
Weighted average expected long-term rate of return on plan assets	7.0%	7.0%	7.0%
Rate of increase in future compensation	2.5-4.5%	2.5-4.5%	3.0-4.0%
U.S.-based plans:
Weighted average discount rate	5.4%	5.5%	6.25%
Weighted average expected long-term rate of return on plan assets	8.0%	8.0%	8.0%
Rate of increase in future compensation	N/A	N/A	N/A

Net annual postretirement benefit costs for the years ended December 31, 2011, 2010 and 2009 are set forth below (in millions, except percentages):

Postretirement benefits	2011	2010	2009
Service cost	$0.1	$0.1	$0.1
Interest cost	1.6	1.5	1.7
Amortization of prior service credit	(0.3)	(0.3)	(0.3)
Amortization of unrecognized net loss	0.3	0.2	0.3
Net annual postretirement benefit cost	$1.7	$1.5	$1.8
Weighted average discount rate	5.6%	5.65%	6.33%

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following tables set forth reconciliations of the changes in benefit obligation, plan assets and funded status as of December 31, 2011 and 2010 (in millions):

	Pension Benefits		Postretirement Benefits
Change in benefit obligation	2011	2010	2011	2010
Benefit obligation at beginning of year	$713.4	$728.2	$28.8	$28.1
Service cost	14.4	15.2	0.1	0.1
Interest cost	40.1	38.4	1.6	1.5
Plan participants’ contributions	1.8	1.6	—	—
Actuarial loss (gain)	41.6	(3.4)	3.0	0.9
Acquisitions	8.9	—	—	—
Amendments	0.7	3.3	—	—
Settlements	(0.6)	—	—	—
Curtailments	—	(0.5)	—	—
Benefits paid	(46.7)	(44.7)	(1.6)	(1.9)
Special termination benefits and other	0.2	0.3	0.1	—
Foreign currency exchange rate changes	(7.9)	(25.0)	(0.2)	0.1
Benefit obligation at end of year	$765.9	$713.4	$31.8	$28.8

			Postretirement Benefits
	Pension Benefits
Change in plan assets	2011	2010	2011	2010
Fair value of plan assets at beginning of year	$529.1	$489.2	$—	$—
Actual return on plan assets	7.7	66.7	—	—
Employer contributions	32.4	31.2	1.5	1.8
Plan participants’ contributions	1.8	1.6	—	—
Benefits paid	(46.7)	(44.7)	(1.6)	(1.9)
Settlements	(0.6)	—	—	—
Other	—	0.1	0.1	0.1
Foreign currency exchange rate changes	(2.9)	(15.0)	—	—
Fair value of plan assets at end of year	$520.8	$529.1	$—	$—
Funded status	$(245.1)	$(184.3)	$(31.8)	$(28.8)
Unrecognized net actuarial loss	299.3	234.9	9.4	6.7
Unrecognized prior service (credit) cost	(0.3)	(1.2)	0.1	(0.2)
Accumulated other comprehensive loss	(299.0)	(233.7)	(9.5)	(6.5)
Net amount recognized	$(245.1)	$(184.3)	$(31.8)	$(28.8)

Amounts recognized in Consolidated Balance Sheets:
Other long-term asset	$0.2	$0.5	$—	$—
Other current liabilities	(6.6)	(5.0)	(1.9)	(1.7)
Pensions and postretirement health care benefits (noncurrent)	(238.7)	(179.8)	(29.9)	(27.1)
Net amount recognized	$(245.1)	$(184.3)	$(31.8)	$(28.8)

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Accrued pension costs of approximately $4.1 million and $3.2 million have been classified as current liabilities within “Accrued expenses” in the Company’s Consolidated Balance Sheets as of December 31, 2011 and 2010, respectively, related to the Company’s phased retirement plan obligations in Germany.

As of December 31, 2011, the Company’s accumulated other comprehensive loss included a net actuarial loss of approximately $299.3 million and a net prior service credit of approximately $0.3 million related to the Company’s defined benefit pension plans. The estimated net actuarial loss and net prior service credit for defined benefit pension plans expected to be amortized from the Company’s accumulated other comprehensive loss during the year ended December 31, 2012 are approximately $9.4 million and $0.1 million, respectively.

As of December 31, 2011, the Company’s accumulated other comprehensive loss included a net actuarial loss of approximately $9.4 million and a net prior service cost of approximately $0.1 million related to the Company’s U.S. and Brazilian postretirement health care benefit plans. The estimated net actuarial loss and net prior service credit for postretirement health care benefit plans expected to be amortized from the Company’s accumulated other comprehensive loss during the year ended December 31, 2012 are approximately $0.4 million and $0.2 million, respectively.

The weighted average assumptions used to determine the benefit obligation for the Company’s pension plans as of December 31, 2011 and 2010 are as follows:

	2011	2010
All plans:
Weighted average discount rate	5.1%	5.6%
Rate of increase in future compensation	2.5-4.5%	2.5-4.5%
U.S.-based plans:
Weighted average discount rate	4.6%	5.4%
Rate of increase in future compensation	N/A	N/A

The weighted average discount rate used to determine the benefit obligation for the Company’s postretirement benefit plans for the years ended December 31, 2011 and 2010 was 4.8% and 5.6%, respectively.

The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension and other postretirement plans with accumulated benefit obligations in excess of plan assets were $790.8 million , $714.9 million and $514.1 million, respectively, as of December 31, 2011 and $735.4 million, $669.5 million and $521.9 million, respectively, as of December 31, 2010. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company’s U.S-based qualified pension plans with accumulated benefit obligations in excess of plan assets were $49.7 million, $49.7 million and $33.5 million, respectively, as of December 31, 2011, and $47.5 million, $47.5 million and $35.9 million, respectively, as of December 31, 2010. The Company’s accumulated comprehensive loss as of December 31, 2011 reflects a reduction of equity of $308.5 million, net of taxes of $82.3 million, primarily related to the Company’s U.K. pension plan where the projected benefit obligation exceeded the plan assets. In addition, the Company’s accumulated comprehensive loss as of December 31, 2011 reflects a reduction of equity of approximately $0.8 million, net of taxes of $0.2 million, related to the Company’s GIMA joint venture. The amount represents 50% of GIMA’s unrecognized net actuarial losses and unrecognized prior service cost associated with its pension plan. The Company’s accumulated comprehensive loss as of December 31, 2010 reflected a reduction of equity of $240.2 million, net of taxes of $67.3 million, primarily related to the Company’s U.K. pension plan where the projected benefit obligation exceeded the plan assets. In addition, the Company’s accumulated comprehensive loss as of December 31, 2010 reflected a reduction of equity of approximately $0.9 million, net of taxes of $0.3 million, related to the Company’s GIMA and Fella joint ventures. The amount represented 50% of GIMA’s unrecognized net actuarial losses and unrecognized prior service cost associated with its pension plan and 50% of Fella’s unrecognized net actuarial losses associated with its pension plan. In March 2011, the Company acquired the remaining 50% of Laverda and Fella, which were previously operating joint ventures (Note 2). Therefore, 100% of Fella’s unrecognized net actuarial losses associated with its pension plan have been included in the Company’s accumulated comprehensive loss as of December 31, 2011.

For the years ended December 31, 2011 and 2010, the Company used a discount rate setting methodology in the countries where its largest benefit obligations exist to take advantage of a more globally consistent methodology. In the United States, the United Kingdom and the Euro Zone, the Company constructed a hypothetical bond portfolio of high quality

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

corporate bonds and then applied the cash flows of the Company’s benefit plans to those bond yields to derive a discount rate. The bond portfolio and plan-specific cash flows vary by country, but the methodology in which the yield curve is constructed is consistent. In the United States, the bond portfolio is large enough to result in taking a “settlement approach” to derive the discount rate, where high quality corporate bonds are assumed to be purchased and the resulting coupon payments and maturities are used to satisfy the Company’s largest U.S. pension plan’s projected benefit payments. In the United Kingdom and the Euro Zone, the discount rate is derived using a “yield curve approach,” where an individual spot rate, or zero coupon bond yield, for each future annual period is developed to discount each future benefit payment and, thereby, determine the present value of all future payments.

For the year ended December 31, 2009, the Company based the discount rate used to determine the projected benefit obligation for its U.S. pension plans, postretirement health care benefit plans and its Executive Nonqualified Pension Plan (“ENPP”) by matching the projected cash flows of its largest pension plan to the Citigroup Pension Discount Curve. For the U.K. plan, the Company derived the discount rate based on a yield curve developed from the constituents of the Merrill Lynch AA- rated corporate bond index. The discount rate for the U.K. plan for the year ended December 31, 2009 was a single weighted-average rate based on the approximate future cash flows of the plan. For countries within the Euro Zone, the Company derived an AA-rated corporate bond yield curve by selecting bonds included in the iBoxx corporate indices and creating a discount rate curve based on a series of model cash flows. Discount rates for each plan were then determined based on each plan’s liability duration. The indices used in the United States, the United Kingdom and other countries were chosen to match the expected plan obligations and related expected cash flows at that time.

Investment strategy and concentration of risk

The weighted average asset allocation of the Company’s U.S. pension benefit plans as of December 31, 2011 and 2010 are as follows:

Asset Category	2011	2010
Large and small cap domestic equity securities	37%	28%
International equity securities	13%	14%
Domestic fixed income securities	21%	22%
Other investments	29%	36%
Total	100%	100%

The weighted average asset allocation of the Company’s non-U.S. pension benefit plans as of December 31, 2011 and 2010 are as follows:

Asset Category	2011	2010
Equity securities	40%	41%
Fixed income securities	36%	34%
Other investments	24%	25%
Total	100%	100%

ASC 820, “Fair Value Measurements” (“ASC 820”), establishes a framework for measuring fair value. The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s valuation techniques are designed to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses the following valuation methodologies to measure the fair value of the plan assets:

Equity Securities: Equity securities are valued on the basis of the closing price per unit on each business day as reported on the applicable exchange.

Fixed Income: Fixed income securities are valued using the closing prices in the active market in which the fixed income investment trades. Fixed income funds are valued using the NAV of the fund, which is based on the fair value of the underlying securities.

Cash: These investments primarily consist of short term investment funds which are valued using the net asset value.

Alternative Investments and Pooled Funds: These investments are reported at fair value as determined by the general partner of the alternative investment or pooled fund. The “market approach” valuation technique is used to value investments in these funds. The funds are typically open-end funds as they generally offer subscription and redemption options to investors. The frequency of such subscriptions or redemptions is dictated by each fund's governing documents. The amount of liquidity provided to investors in a particular fund is generally consistent with the liquidity and risk associated with the underlying portfolio (i.e., the more liquid the investments in the portfolio, the greater the liquidity provided to investors). Liquidity of individual funds varies based on various factors and may include “gates,” “holdbacks” and “side pockets” imposed by the manager of the fund, as well as redemption fees that may also apply. Investments in these funds are typically valued utilizing the net asset valuations provided by their underlying investment managers, general partners or their administrators. The funds consider subscription and redemption rights, including any restrictions on the disposition of the interest, in its determination of the fair value.

Insurance Contracts: Insurance contracts are valued using current prevailing interest rates.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The fair value of the Company’s pension assets as of December 31, 2011 is as follows (in millions):

	Total	Level 1	Level 2	Level 3
Equity securities:
Global equities	$128.1	$128.1	$—	$—
Non-U.S. equities	4.5	4.5	—	—
U.K. equities	57.5	57.5	—	—
U.S. large cap equities	5.1	5.1	—	—
U.S. small cap equities	4.1	4.1	—	—
Total equity securities	199.3	199.3	—	—
Fixed income:
Aggregate fixed income	9.5	9.5	—	—
International fixed income	166.1	166.1	—	—
Total fixed income share(1)	175.6	175.6	—	—
Cash and equivalents:
Cash	5.0	—	5.0	—
Total cash and equivalents	5.0	—	5.0	—
Alternative investments(2)	119.8	—	—	119.8
Miscellaneous funds(3)	21.1	—	—	21.1
Total assets	$520.8	$374.9	$5.0	$140.9
______________________________________

(1)	75% of "fixed income" securities are in investment-grade corporate bonds; 21% are in government treasuries; and 4% are in other various fixed income securities.

(2)
23% of "alternative investments" are in multi-strategy funds; 17% are in long-short equity funds; 15% are in event-driven funds; 15% are in relative value funds; 13% are in credit funds; and 17% are distributed in hedged and non-hedged funds.

(3)	“Miscellaneous funds” is comprised of pooled funds in Australia and insurance contracts in Finland, Norway and Switzerland.

The following is a reconciliation of Level 3 assets as of December 31, 2011 (in millions):

	Total	Alternative Investments	Miscellaneous Funds
Beginning balance as of December 31, 2010	$145.1	$126.2	$18.9
Actual return on plan assets:
(a) Relating to assets still held at reporting date	(2.4)	(4.0)	1.6
(b) Relating to assets sold during period	(0.3)	(0.3)	—
Purchases, sales and /or settlements	15.2	13.9	1.3
Transfers in and /or out of Level 3	(15.6)	(15.6)	—
Foreign currency exchange rate changes	(1.1)	(0.4)	(0.7)
Ending balance as of December 31, 2011	$140.9	$119.8	$21.1

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The fair value of the Company’s pension assets as of December 31, 2010 is as follows (in millions):

	Total	Level 1	Level 2	Level 3
Equity securities:
Global equities	$140.5	$140.5	$—	$—
Non-U.S. equities	5.3	5.3	—	—
U.K. equities	53.8	53.8	—	—
U.S. large cap equities	5.3	5.3	—	—
U.S. small cap equities	3.7	3.7	—	—
Total equity securities	208.6	208.6	—	—
Fixed income:
Aggregate fixed income	7.5	7.5	—	—
International fixed income	157.0	157.0	—	—
Total fixed income share(1)	164.5	164.5	—	—
Cash and equivalents:
Cash	10.9	—	10.9	—
Total cash and equivalents	10.9	—	10.9	—
Alternative investments(2)	126.2	—	—	126.2
Miscellaneous funds(3)	18.9	—	—	18.9
Total assets	$529.1	$373.1	$10.9	$145.1
_______________________________________

(1)	42% of “fixed income” securities are in government treasuries; 23% are in investment-grade corporate bonds; 10% are in foreign bonds; and 25% are in other various fixed income securities.

(2)
29% of “alternative investments” are in long-short equity funds; 14% are in multi-strategy funds; 14% are in event-driven funds; 12% are in relative value funds; 8% are in credit funds; and 23% are distributed in hedged and non-hedged funds.

(3)	“Miscellaneous funds” is comprised of pooled funds in Australia and various contracts in Finland, Norway and Switzerland.

The following is a reconciliation of Level 3 assets as of December 31, 2010 (in millions):

	Total	Alternative Investments	Miscellaneous Funds
Beginning balance as of December 31, 2009	$144.3	$127.6	$16.7
Actual return on plan assets:
(a) Relating to assets still held at reporting date	8.5	7.7	0.8
(b) Relating to assets sold during period	0.4	0.4	—
Purchases, sales and /or settlements	(1.5)	(3.1)	1.6
Transfers in and /or out of Level 3	(2.0)	(2.0)	—
Foreign currency exchange rate changes	(4.6)	(4.4)	(0.2)
Ending balance as of December 31, 2010	$145.1	$126.2	$18.9

All tax-qualified pension fund investments in the United States are held in the AGCO Corporation Master Pension Trust. The Company’s global pension fund strategy is to diversify investments across broad categories of equity and fixed income securities with appropriate use of alternative investment categories to minimize risk and volatility. The primary investment objective of the Company’s pension plans is to secure participant retirement benefits. As such, the key objective in the pension plans’ financial management is to promote stability and, to the extent appropriate, growth in funded status.

The investment strategy for the plans’ portfolio of assets balances the requirement to generate returns with the need to control risk. The asset mix is recognized as the primary mechanism to influence the reward and risk structure of the pension fund investments in an effort to accomplish the plans’ funding objectives. The overall investment strategy for the U.S.-based pension plans is to achieve a mix of approximately 20% of assets for the near-term benefit payments and 80% for longer-term growth. The overall U.S. pension funds invest in a broad diversification of asset types. The Company’s U.S. target allocation of

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

retirement fund investments is 40% large- and small-cap domestic equity securities, 15% international equity securities, 20% broad fixed income securities and 25% in alternative investments. The Company has noted that over very long periods, this mix of investments would achieve an average return in excess of 7.85%. In arriving at the choice of an expected return assumption of 7.75% as of December 31, 2011 for its U.S.-based plans, the Company has tempered this historical indicator with lower expectations for returns and equity investment in the future as well as the administrative costs of the plans. The overall investment strategy for the non-U.S. based pension plans is to achieve a mix of approximately 32% of assets for the near-term benefit payments and 68% for longer-term growth. The overall non-U.S. pension funds invest in a broad diversification of asset types. The Company’s non-U.S. target allocation of retirement fund investments is 40% equity securities, 30% broad fixed income investments and 30% in alternative investments. The majority of the Company’s non-U.S. pension fund investments are related to the Company’s pension plan in the United Kingdom. The Company has noted that over very long periods, this mix of investments would achieve an average return in excess of 7.5%. In arriving at the choice of an expected return assumption of 7% for its U.K.-based plans, the Company has tempered this historical indicator with lower expectations for returns and equity investment in the future as well as the administrative costs of the plans.

Equity securities primarily include investments in large-cap and small-cap companies located across the globe. Fixed income securities include corporate bonds of companies from diversified industries, mortgage-backed securities, agency mortgages, asset-backed securities and government securities. Alternative and other assets include investments in hedge fund of funds that follow diversified investment strategies. To date, the Company has not invested pension funds in its own stock, and has no intention of doing so in the future.

Within each asset class, careful consideration is given to balancing the portfolio among industry sectors, geographies, interest rate sensitivity, dependence on economic growth, currency and other factors affecting investment returns. The assets are managed by professional investment firms, who are bound by precise mandates and are measured against specific benchmarks. Among asset managers, consideration is given, among others, to balancing security concentration, issuer concentration, investment style and reliance on particular active investment strategies.

For measuring the expected U.S. postretirement benefit obligation at December 31, 2011, the Company assumed an 8.0% health care cost trend rate for 2012, decreasing to 5.0% by 2018. For measuring the expected U.S. postretirement benefit obligation at December 31, 2010, the Company assumed an 8.5% health care cost trend rate for 2010, decreasing to 5.0% by 2018. For measuring the Brazilian postretirement benefit plan obligation at December 31, 2011 and 2010, the Company assumed a 10.0% health care cost trend rate for 2011 and 2010, respectively, decreasing to 5.5% by 2021 and 2020, respectively. Changing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would have the following effect to service and interest cost for 2011 and the accumulated postretirement benefit obligation at December 31, 2011 (in millions):

	One Percentage Point Increase	One Percentage Point Decrease
Effect on service and interest cost	$0.2	($0.2)
Effect on accumulated benefit obligation	$3.4	($2.9)

The Company currently estimates its minimum contributions to its U.S.-based defined pension plans for 2012 will aggregate approximately $4.3 million. The Company currently estimates its benefit payments for 2012 to its U.S.-based postretirement health care and life insurance benefit plans will aggregate approximately $1.8 million and its benefits for 2012 to its Brazilian postretirement health care benefit plans will aggregate approximately $0.1 million. The Company currently estimates its minimum contributions for underfunded plans and benefit payments for unfunded plans for 2012 to its
non-U.S.- based defined pension plans will aggregate approximately $31.3 million, of which approximately $20.7 million relates to its U.K. pension plan.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During 2011, approximately $47.3 million of benefit payments were made related to the Company’s pension plans. At December 31, 2011, the aggregate expected benefit payments for all of the Company’s pension plans are as follows (in millions):

2012	$47.1
2013	45.9
2014	49.0
2015	50.2
2016	46.5
2017 through 2021	248.6
$487.3

During 2011, approximately $1.6 million of benefit payments were made related to the Company’s U.S. and Brazilian postretirement benefit plans. At December 31, 2011, the aggregate expected benefit payments for the Company’s U.S. and Brazilian postretirement benefit plans are as follows (in millions):

2012	$1.9
2013	2.1
2014	2.1
2015	2.1
2016	2.2
2017 through 2021	11.5
$21.9

The Company participates in a small number of multiemployer plans in the Netherlands and Sweden. The Company has assessed and determined that none of the multiemployer plans which it participates in are individually, or in the aggregate, significant to the Company's financial statements. The Company does not expect to incur a withdrawal liability or expect to significantly increase its contributions over the remainder of the multiemployer plans' contract periods.

The ENPP provides a group of senior Company executives with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive’s social security benefits and 401(k) employer matching contributions account, as if the executive had made the maximum contribution. The benefit paid to the executives ranges from 2.25% to 3.00% of the highest three non-consecutive years of their respective base salaries plus bonus in the final ten years of employment prior to their termination (“final earnings”) multiplied by credited years of service, with a maximum benefit of 60% of the final earnings, depending on the level of the executive. For nearly all participants, benefits under the ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which include years of participation in the ENPP), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age  65.

Net annual ENPP cost and the measurement assumptions for the plans for the years ended December 31, 2011, 2010 and 2009 are set forth below (in millions, except percentages):

	2011	2010	2009
Service cost	$1.8	$1.4	$1.2
Interest cost	1.0	0.9	0.8
Amortization of prior service cost	0.6	0.5	0.5
Recognized actuarial loss (gain)	0.1	—	(0.1)
Net annual ENPP costs	$3.5	$2.8	$2.4
Discount rate	5.4%	5.5%	6.25%
Rate of increase in future compensation	5.0%	5.0%	5.0%

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following tables set forth reconciliations of the changes in benefit obligation and funded status as of December 31, 2011 and 2010 (in millions):

Change in benefit obligation	2011	2010
Benefit obligation at beginning of year	$20.5	$16.5
Service cost	1.8	1.4
Interest cost	1.0	0.9
Actuarial loss	4.0	2.3
Amendments	4.5	0.2
Benefits paid	(0.8)	(0.8)
Benefit obligation at end of year	$31.0	$20.5
Funded status	$(31.0)	$(20.5)
Unrecognized net actuarial loss	6.9	3.0
Unrecognized prior service cost	6.5	2.6
Accumulated other comprehensive loss	(13.4)	(5.6)
Net amount recognized	$(31.0)	$(20.5)
Amounts recognized in Consolidated Balance Sheets:
Other current liabilities	$(1.0)	$(0.9)
Pensions and postretirement health care benefits (noncurrent)	(30.0)	(19.6)
Net amount recognized	$(31.0)	$(20.5)

The weighted average discount rate used to determine the benefit obligation for the ENPP for the years ended December 31, 2011 and 2010 was 4.6% and 5.4%, respectively.

At December 31, 2011, the Company’s accumulated other comprehensive loss included a net actuarial loss of approximately $6.9 million and a net prior service cost of approximately $6.5 million related to the ENPP. The estimated net actuarial loss and net prior service cost related to the ENPP expected to be amortized from the Company’s accumulated other comprehensive loss during the year ended December 31, 2012 are approximately $0.3 million and $0.9 million, respectively.

At December 31, 2011 and 2010, the Company recorded a reduction to equity of $13.4 million and $5.6 million, respectively, related to the unfunded projected benefit obligation of the ENPP. As the Company was not benefiting from losses for tax purposes in the United States, there was no tax impact to these charges.

During 2011, approximately $0.8 million of benefit payments were made related to the ENPP. At December 31, 2011, the aggregate expected benefit payments for the ENPP are as follows (in millions):

2012	$1.0
2013	1.3
2014	1.3
2015	0.9
2016	1.1
2017 through 2021	13.6
$19.2

The Company maintains separate defined contribution plans covering certain employees primarily in the United States, the United Kingdom and Brazil. Under the plans, the Company contributes a specified percentage of each eligible employee’s compensation. The Company contributed approximately $9.6 million, $9.0 million and $9.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. The Company participates in a small number of multiemployer plans in the Netherlands and Sweden. The Company has assessed and determined that none of the multiemployer plans which it participates in are individually or in aggregate significant to the Company’s Consolidated Financial Statements. The Company does not expect to incur a withdrawal liability or expect to significantly increase its contributions over the remainder of the contract period.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

9.    Common Stock

At December 31, 2011, the Company had 150.0 million authorized shares of common stock with a par value of $0.01 per share, with approximately 97.2 million shares of common stock outstanding and approximately 5.4 million shares reserved for issuance under the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) (Note  10).

The Company has a stockholder rights plan, which was adopted in April 1994 following stockholder approval. The plan provides that each share of common stock outstanding will have attached to it the right to purchase a one-hundredth of a share of Junior Cumulative Preferred Stock, with a par value $0.01 per share. The purchase price per each one-hundredth of a share is $110.00, subject to adjustment. The rights will be exercisable only if a person or group (“acquirer”) acquires 20% or more of the Company’s common stock or announces a tender offer or exchange offer that would result in the acquisition of 20% or more of the Company’s common stock or, in some circumstances, if additional conditions are met. Once they are exercisable, the plan allows stockholders, other than the acquirer, to purchase the Company’s common stock or securities of the acquirer with a then current market value of two times the exercise price of the right. The rights are redeemable for $0.01 per right, subject to adjustment, at the option of the Company’s Board of Directors. The rights will expire on April 26, 2014, unless they are extended, redeemed or exchanged by the Company before that date.

10.    Stock Incentive Plans

Under the 2006 Plan, up to 10.0 million shares of AGCO common stock may be issued. The 2006 Plan allows the Company, under the direction of the Board of Directors’ Compensation Committee, to make grants of performance shares, stock appreciation rights, stock options and restricted stock awards to employees, officers and non-employee directors of the Company.

Employee Plans

The 2006 Plan encompasses stock incentive plans to Company executives and key managers. The primary long-term incentive plan is a performance share plan that provides for awards of shares of the Company’s common stock based on achieving financial targets, such as targets for earnings per share and return on invested capital, as determined by the Company’s Board of Directors. The Company’s other incentive plan includes the margin growth incentive plan, which provides for awards of shares of the Company’s common stock based on achieving operating margin targets as determined by the Company’s Board of Directors. The stock awards under the 2006 Plan are earned over a performance period, and the number of shares earned is determined based on the cumulative or average results for the period, depending on the measurement. Performance periods for the long-term incentive plan are consecutive and overlapping three-year cycles and performance targets are set at the beginning of each cycle. The long-term incentive plan provides for participants to earn 33% to 200% of the target awards depending on the actual performance achieved, with no shares earned if performance is below the established minimum target. The performance period for the margin growth incentive plan is a three- to five-year cycle commencing in January 2011 and performance targets are set at the beginning of the cycle. The margin incentive plan provides for participants to earn 33% to 300% of the target awards depending on the actual performance achieved, with no shares earned if performance is below the established minimum target. Awards earned under the 2006 Plan are paid in shares of common stock at the end of each performance period. The compensation expense associated with these awards is amortized ratably over the vesting or performance period based on the Company’s projected assessment of the level of performance that will be achieved and earned.

On April 21, 2011, the Company’s shareholders approved the amendment and restatement of the 2006 Plan, including an increase in the number of shares available for issuance under the 2006 Plan by 5.0 million shares, for a total of 10.0 million shares available for grant.

Compensation expense recorded during 2011, 2010 and 2009 with respect to awards granted was based upon the stock price as of the grant date. The weighted average grant-date fair value of performance awards granted under the 2006 Plan during 2011, 2010 and 2009 was $52.73, $33.62 and $21.55, respectively. Based on the level of performance achieved as of December 31, 2011, no shares were earned or issued under the 2009-2011 performance period. Based on the level of performance achieved as of December 31, 2010, 77,685 shares were earned under the 2008-2010 performance period and 51,590 shares were issued in 2011, net of 26,095 shares that were withheld for taxes related to the earned awards. The 2006 Plan allows for the participant to have the option of forfeiting a portion of the shares awarded in lieu of a cash payment contributed to the participant’s tax withholding to satisfy the participant’s statutory minimum federal, state and employment taxes which would be payable at the time of grant.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During 2011, the Company granted 672,492 awards for the three-year performance period commencing in 2011 and ending in 2013 assuming the maximum target level of performance is achieved. The Company also granted 818,361 awards under the margin growth incentive plan for a performance period commencing in 2011 and ending in 2016, assuming the maximum target level of performance is achieved for operating margin improvement. Performance award transactions during 2011 were as follows and are presented as if the Company were to achieve its maximum levels of performance under the plan:

Shares awarded but not earned at January 1	1,916,254
Shares awarded	1,490,853
Shares forfeited or unearned	(1,199,126)
Shares earned	—
Shares awarded but not earned at December 31	2,207,981

As of December 31, 2011, the total compensation cost related to unearned performance awards not yet recognized, assuming the Company’s current projected assessment of the level of performance that will be achieved and earned, was approximately $43.8 million, and the weighted average period over which it is expected to be recognized is approximately three years.

On December 6, 2007, the Board of Directors of the Company approved two retention-based restricted stock awards of $2,000,000 each to the Company’s Chairman, President and Chief Executive Officer. The first award was granted on December 6, 2007 and totaled 28,839 shares that vest over a five-year period at the rate of 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The second award was granted on December 5, 2008 and totaled 99,010 shares that vest over a four-year period at the rate of 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. Vesting is subject to his continued employment by the Company on the date of vesting, except under certain circumstances such as a change in control. The Company recognizes stock compensation expense ratably over the vesting period for each grant.

In addition to the performance share plans, certain executives and key managers are eligible to receive grants of stock-settled appreciation rights (“SSARs”) or incentive stock options depending on the participant’s country of employment. The SSARs provide a participant with the right to receive the aggregate appreciation in stock price over the market price of the Company’s common stock at the date of grant, payable in shares of the Company’s common stock. The participant may exercise his or her SSAR at any time after the grant is vested but no later than seven years after the date of grant. The SSARs vest ratably over a four-year period from the date of grant. SSAR award grants made to certain executives and key managers under the 2006 Plan are made with the base price equal to the price of the Company’s common stock on the date of grant. The Company recorded stock compensation expense of approximately $2.6 million, $2.5 million and $2.3 million associated with SSAR award grants during 2011, 2010 and 2009, respectively. The compensation expense associated with these awards is being amortized ratably over the vesting period. The Company estimated the fair value of the grants using the Black-Scholes option pricing model. The Company utilized the “simplified” method for estimating the expected term of granted SSARs during the year ended December 31, 2011 as afforded by SEC Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment (SAB Topic 14),” and SAB No. 110, “Share-Based Payment (SAB Topic 14.D.2).” The expected term used to value a grant under the simplified method is the mid-point between the vesting date and the contractual term of the SSAR. As the Company has only been granting SSARs since April 2006, it does not believe it has sufficient relevant experience regarding employee exercise behavior.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The weighted average grant-date fair value of SSARs granted under the 2006 Plan and the weighted average assumptions under the Black-Scholes option model were as follows for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
	2011	2010	2009
Weighted average grant-date fair value	$22.26	$14.49	$7.46
Weighted average assumptions under Black-Scholes option model:
Expected life of awards (years)	5.5	5.5	5.5
Risk-free interest rate	1.9%	2.4%	1.6%
Expected volatility	49.7%	48.5%	45.3%
Expected dividend yield	—	—	—
SSAR transactions during the year ended December 31, 2011 were as follows:

SSARs outstanding at January 1	798,197
SSARs granted	164,425
SSARs exercised	(130,062)
SSARs canceled or forfeited	(500)
SSARs outstanding at December 31	832,060
SSAR price ranges per share:
Granted	$ 43.39-52.29
Exercised	21.45-37.38
Canceled or forfeited	56.98
Weighted average SSAR exercise prices per share:
Granted	$51.53
Exercised	27.78
Canceled or forfeited	56.98
Outstanding at December 31	36.78

At December 31, 2011, the weighted average remaining contractual life of SSARs outstanding was approximately four years. As of December 31, 2011, the total compensation cost related to unvested SSARs not yet recognized was approximately $5.0 million and the weighted-average period over which it is expected to be recognized is approximately three years.

The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price:

	SSARs Outstanding			SSARs Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable as of December 31, 2011	Weighted Average Exercise Price
$21.45 – $23.80	258,157	3.8	$21.68	129,188	$22.01
$29.23 – $37.38	307,891	3.9	$35.00	168,016	$36.37
$43.39 – $56.98	266,012	5.0	$53.51	76,612	$56.79
	832,060			373,816	$35.59

The total fair value of SSARs vested during 2011 was approximately $2.2 million. There were 458,244 SSARs that were not vested as of December 31, 2011. The total intrinsic value of outstanding and exercisable SSARs as of December 31, 2011 was $8.0 million and $3.8 million, respectively. The total intrinsic value of SSARs exercised during 2011 was approximately $3.5 million. The Company realized an insignificant tax benefit from the exercise of these SSARs.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On January 25, 2012, the Company granted 496,400 performance award shares (subject to the Company achieving future target levels of performance) and 295,400 SSARs under the 2006 Plan.

Director Restricted Stock Grants

Pursuant to the 2006 Plan, all non-employee directors receive annual restricted stock grants of the Company’s common stock. The shares are restricted as to transferability for a period of three years, but are not subject to forfeiture. In the event a director departs from the Company’s Board of Directors, the non-transferability period expires immediately. The plan allows each director to have the option of forfeiting a portion of the shares awarded in lieu of a cash payment contributed to the participant’s tax withholding to satisfy the statutory minimum federal, state and employment taxes that would be payable at the time of grant. The 2011 grant was made on April 21, 2011 and equated to 16,560 shares of common stock, of which 12,034 shares of common stock were issued, after shares were withheld for taxes. The Company recorded stock compensation expense of approximately $0.9 million during 2011 associated with these grants.
As of December 31, 2011, of the 10.0 million shares reserved for issuance under the 2006 Plan, approximately 5.4 million shares were available for grant, assuming the maximum number of shares are earned related to the performance award grants discussed above.

Stock Option Plan

There have been no grants under the Company’s Option Plan since 2002, and the Company does not intend to make any grants under the Option Plan in the future. All of the Company’s outstanding stock options are fully vested. Stock option transactions during 2011 were as follows:

Options outstanding and exercisable at January 1	19,275
Options granted	—
Options exercised	(17,275)
Options canceled or forfeited	—
Options outstanding and exercisable at December 31	2,000
Option price ranges per share:
Granted	$—
Exercised	15.12-20.85
Canceled or forfeited	—
Weighted average option exercise prices per share:
Granted	$—
Exercised	15.78
Canceled or forfeited	—
Outstanding at December 31	20.85

At December 31, 2011, there were 2,000 outstanding and exercisable stock options with an exercise price of $20.85, a remaining contractual life of less than one year, and an intrinsic value of less than $0.1 million.

The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was approximately $0.5 million, $0.9 million and $0.0 million, respectively. Cash proceeds received from stock option exercises during 2011, 2010 and 2009 was approximately $0.3 million, $0.5 million and $0.0 million, respectively. The Company realized an insignificant tax benefit from the exercise of these options.

11.    Derivative Instruments and Hedging Activities

All derivatives are recognized on the Company’s Consolidated Balance Sheets at fair value. On the date the derivative contract is entered into, the Company designates the derivative as either (1) a fair value hedge of a recognized liability, (2) a cash flow hedge of a forecasted transaction, (3) a hedge of a net investment in a foreign operation, or (4) a non-designated derivative instrument.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is no longer highly effective as a hedge, hedge accounting is discontinued on a prospective basis.

Foreign Currency Risk

The Company has significant manufacturing operations in the United States, France, Germany, Finland and Brazil, and it purchases a portion of its tractors, combines and components from third-party foreign suppliers, primarily in various European countries and in Japan. The Company also sells products in over 140 countries throughout the world. The Company’s most significant transactional foreign currency exposures are the Euro, Brazilian real and the Canadian dollar in relation to the United States dollar, and the Euro in relation to the British pound.

The Company attempts to manage its transactional foreign exchange exposure by hedging foreign currency cash flow forecasts and commitments arising from the anticipated settlement of receivables and payables and from future purchases and sales. Where naturally offsetting currency positions do not occur, the Company hedges certain, but not all, of its exposures through the use of foreign currency contracts. The Company’s translation exposure resulting from translating the financial statements of foreign subsidiaries into United States dollars is not hedged. When practical, the translation impact is reduced by financing local operations with local borrowings.

The foreign currency contracts are primarily forward and options contracts. These contracts’ fair value measurements fall within the Level 2 fair value hierarchy under ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” Level 2 fair value measurements are generally based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs or significant value-drivers are observable in active markets. The fair value of foreign currency forward contracts is based on a valuation model that discounts cash flows resulting from the differential between the contract price and the market-based forward rate. The fair value of foreign currency option contracts is based on a valuation model that utilizes spot and forward exchange rates, interest rates and currency pair volatility.

The Company’s senior management establishes the Company’s foreign currency and interest rate risk management policies. These policies are reviewed periodically by the Audit Committee of the Company’s Board of Directors. The policies allow for the use of derivative instruments to hedge exposures to movements in foreign currency and interest rates. The Company’s policies prohibit the use of derivative instruments for speculative purposes.

Cash Flow Hedges

During 2011, 2010 and 2009, the Company designated certain foreign currency contracts as cash flow hedges of expected future sales and purchases. The effective portion of the fair value gains or losses on these cash flow hedges were recorded in other comprehensive income (loss) and subsequently reclassified into cost of goods sold during the period the sales and purchases are recognized. These amounts offset the effect of the changes in foreign currency rates on the related sale and purchase transactions. The amount of the gain (loss) recorded in other comprehensive income (loss) that was reclassified to cost of goods sold during the years ended December 31, 2011, 2010 and 2009 was approximately $5.2 million, $(3.1) million and $(14.5) million, respectively, on an after-tax basis. The amount of the (loss) gain recorded to other comprehensive income (loss) related to the outstanding cash flow hedges as of December 31, 2011, 2010 and 2009 was approximately $(4.3) million, $1.2 million and $(1.3) million, respectively, on an after-tax basis. The outstanding contracts as of December 31, 2011 range in maturity through December 2012.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes the activity in accumulated other comprehensive income (loss) related to the derivatives held by the Company during the years ended December 31, 2011, 2010 and 2009 (in millions):

	Before-Tax Amount	Income Tax (1)	After-Tax Amount (1)
Accumulated derivative net losses as of December 31, 2008	$(54.1)	$(17.4)	$(36.7)
Net changes in fair value of derivatives	34.6	13.7	20.9
Net losses reclassified from accumulated other comprehensive loss into income	18.1	3.6	14.5
Accumulated derivative net losses as of December 31, 2009	(1.4)	(0.1)	(1.3)
Net changes in fair value of derivatives	—	0.6	(0.6)
Net losses reclassified from accumulated other comprehensive loss into income	3.1	—	3.1
Accumulated derivative net gains as of December 31, 2010	1.7	0.5	1.2
Net changes in fair value of derivatives	(1.5)	(1.3)	(0.2)
Net gains reclassified from accumulated other comprehensive loss into income	(5.6)	(0.4)	(5.2)
Accumulated derivative net losses as of December 31, 2011	$(5.4)	$(1.1)	$(4.3)
____________________________________

(1)	Rounding may impact summation of amounts.
As of December 31, 2011 and 2010, the Company had outstanding foreign currency contracts with a notional amount of approximately $275.9 million and $111.1 million, respectively, that were entered into to hedge forecasted sale and purchase transactions.

Derivative Transactions Not Designated as Hedging Instruments

During 2011, 2010 and 2009, the Company entered into foreign currency contracts to hedge receivables and payables on the Company and its subsidiaries’ balance sheets that are denominated in foreign currencies other than the functional currency. These contracts were classified as non-designated derivative instruments.

As of December 31, 2011 and 2010, the Company had outstanding foreign currency contracts with a notional amount of approximately $956.8 million and $1,002.3 million, respectively, that were entered into to hedge receivables and payables that are denominated in foreign currencies other than the functional currency. Changes in the fair value of these contracts are reported in “Other expense, net.” For the years ended December 31, 2011, 2010 and 2009, the Company recorded a net loss of approximately $13.6 million and a net gain of approximately $37.3 million and $51.0 million, respectively, under the caption of “Other expense, net” related to these contracts. Gains and losses on such contracts are substantially offset by losses and gains on the remeasurement of the underlying asset or liability being hedged.

The table below sets forth the fair value of derivative instruments as of December 31, 2011 (in millions):

	Asset Derivatives As of December 31, 2011		Liability Derivatives As of December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative instruments designated as hedging instruments:
Foreign currency contracts	Other current assets	$—	Other current liabilities	$4.3
Derivative instruments not designated as hedging instruments:
Foreign currency contracts	Other current assets	7.3	Other current liabilities	7.9
Total derivative instruments		$7.3		$12.2

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The table below sets forth the fair value of derivative instruments as of December 31, 2010 (in millions):

	Asset Derivatives As of December 31, 2010		Liability Derivatives As of December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative instruments designated as hedging instruments:
Foreign currency contracts	Other current assets	$2.3	Other current liabilities	$—
Derivative instruments not designated as hedging instruments:
Foreign currency contracts	Other current assets	12.0	Other current liabilities	8.7
Total derivative instruments		$14.3		$8.7

Counterparty Risk

The Company regularly monitors the counterparty risk and credit ratings of all the counterparties to the derivative instruments. The Company believes that its exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. If the Company perceives any risk with a counterparty, then the Company would cease to do business with that counterparty. There have been no negative impacts to the Company from any non-performance of any counterparties.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

12.    Commitments and Contingencies

The future payments required under the Company’s significant commitments as of December 31, 2011 are as follows (in millions):

	Payments Due By Period
	2012	2013	2014	2015	2016	Thereafter	Total
Interest payments related to indebtedness(1)	$43.8	$43.4	$40.5	$40.0	$32.4	$83.7	$283.8
Capital lease obligations	2.0	1.6	0.6	0.4	0.2	0.1	4.9
Operating lease obligations	48.0	34.9	20.5	15.0	13.1	51.0	182.5
Unconditional purchase obligations(2)	67.9	3.5	2.3	1.2	0.9	—	75.8
Other short-term and long-term obligations(3)	64.6	31.9	28.2	34.6	32.9	84.9	277.1
Total contractual cash obligations	$226.3	$115.3	$92.1	$91.2	$79.5	$219.7	$824.1
____________________________________

(1)
Estimated interest payments are calculated assuming current interest rates over minimum maturity periods specified in debt agreements. Debt may be repaid sooner or later than such minimum maturity periods (unaudited).

(2)	Unconditional purchase obligations exclude routine purchase orders entered into in the normal course of business.

(3)
Other short-term and long-term obligations include estimates of future minimum contribution requirements under the Company’s U.S. and non-U.S. defined benefit pension and postretirement plans. These estimates are based on current legislation in the countries the Company operates within and are subject to change. Other short-term and long-term obligations also include income tax liabilities related to uncertain income tax positions connected with ongoing income tax audits in various jurisdictions (unaudited).

	Amount of Commitment Expiration Per Period
	2012	2013	2014	2015	2016	Thereafter	Total
Guarantees	$128.7	$2.8	$1.9	$1.0	$0.2	$—	$134.6

Off-Balance Sheet Arrangements

Guarantees

The Company maintains a remarketing agreement with its U.S. retail finance joint venture, whereby the Company is obligated to repurchase repossessed inventory at market values. The Company has an agreement with its U.S. retail finance joint venture which limits the Company’s purchase obligations under this arrangement to $6.0 million in the aggregate per calendar year. The Company believes that any losses that might be incurred on the resale of this equipment will not materially impact the Company’s financial position or results of operations, due to the fair value of the underlying equipment.

At December 31, 2011, the Company guaranteed indebtedness owed to third parties of approximately $134.6 million, primarily related to dealer and end-user financing of equipment. Such guarantees generally obligate the Company to repay outstanding finance obligations owed to financial institutions if dealers or end users default on such loans through 2016. The Company believes the credit risk associated with these guarantees is not material to its financial position or results of operations. Losses under such guarantees have historically been insignificant. In addition, the Company generally would expect to be able to recover a significant portion of the amounts paid under such guarantees from the sale of the underlying financed farm equipment, as the fair value of such equipment is expected to be sufficient to offset a substantial portion of the amounts paid.

Other

At December 31, 2011, the Company had outstanding designated and non-designated foreign exchange contracts with a gross notional amount of approximately $1,232.7 million. The outstanding contracts as of December 31, 2011 range in maturity through December 2012 (Note  11).

The Company sells substantially all of its wholesale accounts receivable in North America to the Company’s U.S. and Canadian retail finance joint ventures and a large portion of its wholesale accounts receivable to its retail finance joint ventures in Europe. The Company also sells certain accounts receivable under factoring arrangements to financial institutions around the

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

world. The Company reviewed the sale of such receivables and determined that these facilities should be accounted for as off-balance sheet transactions.

Total lease expense under noncancelable operating leases was $57.2 million, $50.2 million and $48.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Contingencies

As a result of Brazilian tax legislative changes impacting value added taxes (“VAT”), the Company recorded a reserve of approximately $37.4 million and $22.3 million against its outstanding balance of Brazilian VAT taxes receivable as of December 31, 2011 and 2010, respectively, due to the uncertainty as to the Company’s ability to collect the amounts outstanding.

On June 27, 2008, the Republic of Iraq filed a civil action in a federal court in New York, Case No. 08 CIV 59617, naming as defendants the Company’s French subsidiary and two of its other foreign subsidiaries that participated in the United Nations Oil for Food Program (the “Program”). Ninety-one other entities or companies also were named as defendants in the civil action due to their participation in the Program. The complaint purports to assert claims against each of the defendants seeking damages in an unspecified amount. Although the Company’s subsidiaries intend to vigorously defend against this action, it is not possible at this time to predict the outcome of this action or its impact, if any, on the Company, although if the outcome was adverse, the Company could be required to pay damages. In addition, the French government also is investigating the Company’s French subsidiary in connection with its participation in the Program.

In August 2008, as part of a routine audit, the Brazilian taxing authorities disallowed deductions relating to the amortization of certain goodwill recognized in connection with a reorganization of the Company’s Brazilian operations and the related transfer of certain assets to the Company’s Brazilian subsidiaries. The amount of the tax disallowance through December 31, 2011, not including interest and penalties, was approximately 90.6 million Brazilian reais (or approximately $48.6 million). The amount ultimately in dispute will be greater because of interest and penalties. The Company has been advised by its legal and tax advisors that its position with respect to the deductions is allowable under the tax laws of Brazil. The Company is contesting the disallowance and believes that it is not likely that the assessment, interest or penalties will be required to be paid. However, the ultimate outcome will not be determined until the Brazilian tax appeal process is complete, which could take several years.

The Company is a party to various other legal claims and actions incidental to its business. The Company believes that none of these claims or actions, either individually or in the aggregate, is material to its business or financial statements as a whole, including its results of operations and financial condition.

13.     Related Party Transactions

Rabobank, a financial institution based in the Netherlands, is a 51% owner in the Company’s retail finance joint ventures, which are located in the United States, Canada, Germany, France, the United Kingdom, Austria, Ireland, the Netherlands, Denmark, Italy, Sweden, Brazil, Argentina and Australia. Rabobank is also the principal agent and participant in the Company’s revolving credit facility (Note 7). The majority of the assets of the Company’s retail finance joint ventures represents finance receivables. The majority of the liabilities represents notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates provide financing to the joint venture companies, primarily through lines of credit. During 2011 and 2010, the Company made a total of approximately $8.3 million and $25.4 million, respectively, of investments in its retail finance joint ventures in Germany, the Netherlands and Brazil, primarily related to additional capital required as a result of increased retail finance portfolios during 2011 and 2010.

The Company’s retail finance joint ventures provide retail financing and wholesale financing to its dealers. The terms of the financing arrangements offered to the Company’s dealers are similar to arrangements the retail finance joint ventures provide to unaffiliated third parties. In addition, the Company transfers, on an ongoing basis, substantially all of its wholesale interest-bearing and non-interest bearing accounts receivable in North America to its retail finance joint ventures in the United States and Canada. The Company also transfers on an ongoing basis, a majority of its wholesale receivables in Germany, France, Austria, Norway and Sweden to the relevant retail finance joint ventures in those countries (Note 4). The Company maintains a remarketing agreement with its U.S. retail finance joint venture (Note 12). In addition, as part of sales incentives provided to end users, the Company may from time to time subsidize interest rates of retail financing provided by its retail finance joint ventures. The cost of those programs is recognized at the time of sale to the Company’s dealers.

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During 2011, 2010 and 2009, the Company paid approximately $5.2 million, $3.6 million and $3.4 million, respectively, to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. The Company’s Chairman, President and Chief Executive Officer is currently a member of the board of directors of PPG Industries, Inc.

14.     Segment Reporting

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the years ended December 31, 2011, 2010 and 2009 based on the Company’s reportable segments are as follows (in millions):

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Rest of World	Consolidated
2011
Net sales	$1,770.6	$1,871.5	$4,681.7	$449.4	$8,773.2
Income from operations	90.9	143.1	479.4	31.4	744.8
Depreciation	28.5	20.0	98.3	5.1	151.9
Assets	861.4	585.5	1,895.0	311.6	3,653.5
Capital expenditures	59.3	40.4	189.6	11.1	300.4
2010
Net sales	$1,489.3	$1,753.3	$3,364.4	$289.6	$6,896.6
Income from operations	49.5	161.7	207.2	14.2	432.6
Depreciation	24.9	19.4	86.9	4.7	135.9
Assets	597.0	557.3	1,628.2	178.0	2,960.5
Capital expenditures	27.9	21.9	112.5	4.8	167.1
2009
Net sales	$1,442.7	$1,167.1	$3,602.8	$303.8	$6,516.4
Income from operations	21.9	64.6	224.5	18.4	329.4
Depreciation	24.1	15.7	76.2	2.8	118.8
Assets	583.9	515.1	1,419.3	203.3	2,721.6
Capital expenditures	33.3	29.4	142.8	1.1	206.6

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A reconciliation from the segment information to the consolidated balances for income from operations and total assets is set forth below (in millions):

	2011	2010	2009
Segment income from operations	$744.8	$432.6	$329.4
Corporate expenses	(90.6)	(72.7)	(71.3)
Stock compensation	(23.0)	(12.9)	(8.2)
Restructuring and other infrequent income (expenses)	0.7	(4.4)	(13.2)
Amortization of intangibles	(21.6)	(18.4)	(18.0)
Consolidated income from operations	$610.3	$324.2	$218.7

Segment assets	$3,653.5	$2,960.5	$2,721.6
Cash and cash equivalents	724.4	719.9	651.4
Receivables from affiliates	122.9	106.3	70.3
Investments in affiliates	346.3	398.0	353.9
Deferred tax assets, other current and noncurrent assets	549.1	447.9	400.9
Intangible assets, net	666.5	171.6	166.8
Goodwill	1,194.5	632.7	634.0
Consolidated total assets	$7,257.2	$5,436.9	$4,998.9

Net sales by customer location for the years ended December 31, 2011, 2010 and 2009 were as follows (in millions):

	2011	2010	2009
Net sales:
United States	$1,363.7	$1,151.4	$1,103.6
Canada	315.6	253.5	250.8
Germany	1,067.3	746.2	838.4
France	825.1	563.4	733.6
United Kingdom and Ireland	449.5	333.9	330.8
Finland and Scandinavia	835.4	674.0	653.0
Other Europe	1,403.2	944.7	928.2
South America	1,851.0	1,739.5	1,155.6
Middle East and Africa	266.7	159.0	184.1
Asia	96.6	94.5	72.2
Australia and New Zealand	187.3	138.3	166.3
Mexico, Central America and Caribbean	111.8	98.2	99.8
	$8,773.2	$6,896.6	$6,516.4

Net sales by product for the years ended December 31, 2011, 2010 and 2009 were as follows (in millions):

	2011	2010	2009
Net sales:
Tractors	$5,779.6	$4,685.7	$4,393.4
Combines	610.8	397.7	377.3
Application equipment	345.2	304.1	252.2
Other machinery	762.5	505.4	553.6
Replacement parts	1,275.1	1,003.7	939.9
	$8,773.2	$6,896.6	$6,516.4

AGCO CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Property, plant and equipment and amortizable intangible assets by country as of December 31, 2011 and 2010 was as follows (in millions):

	2011	2010
United States	$618.2	$143.1
Finland	173.2	178.0
Germany	395.6	295.3
Brazil	214.9	184.2
Italy	88.1	0.1
France	65.8	62.2
Other	241.9	135.8
	$1,797.7	$998.7

Item 9.        Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.    Controls and Procedures

The Company’s management, including the Chief Executive Officer and the Chief Financial Officer, does not expect that the Company’s disclosure controls or the Company’s internal controls will prevent all errors and all fraud. However, our principal executive officer and principal financial officer have concluded the Company’s disclosure controls and procedures are effective at the reasonable assurance level. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected. We will conduct periodic evaluations of our internal controls to enhance, where necessary, our procedures and controls.

Evaluation of Disclosure Controls and Procedures

Our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended) as of December 31, 2011, have concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements for external purposes in accordance with generally accepted accounting principles. In assessing the effectiveness of the Company’s internal controls over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control — Integrated Framework.”

The Company acquired GSI Holdings Corp., Shandong Dafeng Machinery Co., Ltd., Laverda SpA, and AGCO-Amity JV (collectively, the “acquired entities”) during 2011, and management of the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, the acquired entities’
internal control over financial reporting associated with total assets of approximately $1,685.8 million and total revenues of approximately $249.4 million included in the Consolidated Financial Statements as of and for the year ended
December 31, 2011.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Based on this assessment, management believes that, as of December 31, 2011, the Company’s internal control over financial reporting is effective based on the criteria referred to above.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. However, as a result of the Company’s processes to comply with the Sarbanes-Oxley Act of 2002, enhancements to the Company’s internal control over financial reporting were implemented as management addressed and remediated deficiencies that had been identified.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AGCO Corporation:

We have audited AGCO Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). AGCO Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AGCO Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

AGCO Corporation acquired GSI Holdings Corp., Shandong Dafeng Machinery Co., Ltd., Laverda SpA, and AGCO-Amity JV (collectively, the “Acquired Entities”) during 2011, and management excluded from its assessment of the effectiveness of AGCO Corporation's internal control over financial reporting as of December 31, 2011, the Acquired Entities' internal control over financial reporting associated with total assets of approximately $1,685.8 million and total revenues of $249.4 million included in the consolidated financial statements of AGCO Corporation and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of AGCO Corporation also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 27, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP
Atlanta, Georgia
February 27, 2012

Item 9B.    Other Information

None.

PART  III
The information called for by Items 10, 11, 12, 13 and 14, if any, will be contained in our Proxy Statement for the 2012 Annual Meeting of Stockholders which we intend to file in March 2012.

Item 10.        Directors, Executive Officers and Corporate Governance

The information with respect to directors and committees required by this Item set forth in our Proxy Statement for the 2012 Annual Meeting of Stockholders in the sections entitled “Election of Directors,” “Directors Continuing in Office” and “Board of Directors and Certain Committees of the Board” is incorporated herein by reference. The information with respect to executive officers required by this Item set forth under the heading “Executive Officers of the Registrant” in Part I of this Form 10-K and in our Proxy Statement for the 2012 Annual Meeting of Stockholders in the section entitled “Section 16(a) Beneficial Ownership Reporting Compliance” is incorporated herein by reference.

The information under the heading “Available Information” set forth in Part I of this Form 10-K is incorporated herein by reference. The code of conduct referenced therein applies to our principal executive officer, principal financial officer, principal accounting officer and controller and the persons performing similar functions.

Item 11.        Executive Compensation

The information with respect to executive compensation and its establishment required by this Item set forth in our Proxy Statement for the 2012 Annual Meeting of Stockholders in the sections entitled “Board of Directors and Certain Committees of the Board,” “Compensation Committee Interlocks and Insider Participation,” “Executive Compensation” and “Compensation Committee Report” is incorporated herein by reference.

Item 12.        Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(a)	Securities Authorized for Issuance Under Equity Compensation Plans

AGCO maintains its 2006 Plan and its Option Plan pursuant to which we may grant equity awards to eligible persons. For additional information, see Note 10, “Stock Incentive Plans,” in the Notes to Consolidated Financial Statements included in this filing. The following table gives information about equity awards under our Plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Awards Under the Plans	Weighted-Average Exercise Price of Outstanding Awards Under the Plans	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	3,042,041	$43.69	5,405,883
Equity compensation plans not approved by security holders	—	—	—
Total	3,042,041	$43.69	5,405,883

(b)	Security Ownership of Certain Beneficial Owners and Management

The information required by this Item set forth in our Proxy Statement for the 2012 Annual Meeting of Stockholders in the section entitled “Principal Holders of Common Stock” is incorporated herein by reference.

Item 13.        Certain Relationships and Related Transactions, and Director Independence

The information required by this Item set forth in our Proxy Statement for the 2012 Annual Meeting of Stockholders in the section entitled “Certain Relationships and Related Transactions” is incorporated herein by reference.

Item 14.        Principal Accounting Fees and Services

The information required by this Item set forth in our 2012 Proxy Statement for the Annual Meeting of Stockholders in the sections entitled “Audit Committee Report” and “Board of Directors and Certain Committees of the Board” is incorporated herein by reference.

PART IV

Item 15.        Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this Form 10-K:
(1) The Consolidated Financial Statements, Notes to Consolidated Financial Statements, Report of Independent Registered Public Accounting Firm for AGCO Corporation and its subsidiaries are presented under Item 8 of this Form 10-K.
(2) Financial Statement Schedules:
The following Consolidated Financial Statement Schedule of AGCO Corporation and its subsidiaries is included herein and follows this report.

Schedule	Description
Schedule II	Valuation and Qualifying Accounts

Schedules other than that listed above have been omitted because the required information is contained in Notes to the Consolidated Financial Statements or because such schedules are not required or are not applicable.
(3) The following exhibits are filed or incorporated by reference as part of this report. Each management contract or compensation plan required to be filed as an exhibit is identified by an asterisk (*).

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation
3.1	Certificate of Incorporation	June 30, 2002, Form 10-Q, Exhibit 3.1
3.2	By-Laws	December 20, 2011, Form 8-K, Exhibit 3.1
4.1	Rights Agreement	March 31, 1994, Form 10-Q; August 8, 1999, Form 8-A/A, Exhibit 4.1 April 23, 2004, Form 8-A/A, Exhibit 4.1
4.2	Indenture dated as of December 4, 2006	December 4, 2006, Form 8-K, Exhibit 10.1
4.3	Indenture dated as of December 5, 2011	December 6, 2011, Form 8-K, Exhibit 4.1
10.1	2006 Long Term Incentive Plan*	March 21, 2011, Form DEF14A, Appendix A
10.2	Form of Non-Qualified Stock Option Award Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.2
10.3	Form of Incentive Stock Option Award Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.3
10.4	Form of Stock Appreciation Rights Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.4
10.5	Form of Restricted Stock Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.5
10.6	Form of Performance Share Award*	March 31, 2006, Form 10-Q, Exhibit 10.6
10.7	Management Incentive Plan*	June 30, 2008, Form 10-Q, Exhibit 10.4
10.8	Amended and Restated Executive Nonqualified Pension Plan*	Filed herewith
10.9	Employment and Severance Agreement with Martin H. Richenhagen*	December 31, 2009, Form 10-K, Exhibit 10.12
10.10	Employment and Severance Agreement with Andrew H. Beck*	March 31, 2010, Form 10-Q, Exhibit 10.2
10.11	Employment and Severance Agreement with Andre M. Carioba*	December 31, 2008, Form 10-K, Exhibit 10.15
10.12	Employment and Severance Agreement with Gary L. Collar*	June 30, 2008, Form 10-Q, Exhibit 10.6

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by References are AGCO Corporation
10.13	Employment and Severance Agreement with Hubertus Muehlhaeuser*	June 30, 2008, Form 10-Q, Exhibit 10.7
10.14	Credit Agreement dated as of May 2, 2011	June 30, 2011, Form 10-Q, Exhibit 10.1
10.15	Credit Agreement dated as of December 1, 2011	December 6, 2011, Form 8-K, Exhibit 10.1
10.16	U.S. Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.1
10.17	Canadian Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.2
10.18	European Receivables Transfer Agreement, dated October 13, 2006	September 30, 2006, Form 10-Q, Exhibit 10.1; December 31, 2009, Form 10K, Exhibit 10.21; June 30, 2010, Form 10-Q, Exhibit 10.1
10.19	French Receivables Purchase Agreement, dated February 19, 2010	December 31, 2009, Form 10-K, Exhibit 10.22
10.20	GSI Holdings Corp. Agreement and Plan of Merger, dated as of September 30, 2011	October 5, 2011, Form 8-K, Exhibit 2.1
10.21	Current Director Compensation	Filed herewith
21.1	Subsidiaries of the Registrant	Filed herewith
23.1	Consent of KPMG LLP	Filed herewith
24.1	Powers of Attorney	Filed herewith
31.1	Certification of Martin Richenhagen	Filed herewith
31.2	Certification of Andrew H. Beck	Filed herewith
32.1	Certification of Martin Richenhagen and Andrew H. Beck	Filed herewith
101.INS	XBRL Instance Document	*
101.SCH	XBRL Taxonomy Extension Schema	*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase	*
101.DEF	XBRL Taxonomy Extension Definition Linkbase	*
101.LAB	XBRL Taxonomy Extension Label Linkbase	*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase	*
____________________________________

*
Users of this data are advised pursuant to Rule 406T of Regulation S-T that XBRL (Extensible Business Reporting Language) information is deemed "furnished" and not "filed" or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed "furnished" and not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AGCO Corporation

		By:	/s/ MARTIN RICHENHAGEN
Martin Richenhagen
Chairman of the Board, President and Chief Executive Officer
Dated:	February 27, 2012
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date
/s/ MARTIN RICHENHAGEN	Chairman, President and Chief Executive Officer	February 27, 2012
Martin Richenhagen
/s/ ANDREW H. BECK	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 27, 2012
Andrew H. Beck
/s/ P. GEORGE BENSON *	Director	February 27, 2012
P. George Benson
/s/ DANIEL C. USTIAN *	Director	February 27, 2012
Daniel C. Ustian
/s/ Wolfgang Deml *	Director	February 27, 2012
Wolfgang Deml
/s/ LUIZ F. FURLAN *	Director	February 27, 2012
Luiz F. Furlan
/s/ GERALD B. JOHANNESON *	Director	February 27, 2012
Gerald B. Johanneson
/s/ THOMAS W. LASORDA*	Director	February 27, 2012
Thomas W. Lasorda
/s/ GEORGE E. MINNICH *	Director	February 27, 2012
George E. Minnich
/s/ MALLIKA SRINIVASAN *	Director	February 27, 2012
Mallika Srinivasan

	Signature	Title	Date

	/s/ GERALD L. SHAHEEN *	Director	February 27, 2012
Gerald L. Shaheen

	/s/ HENDRIKUS VISSER *	Director	February 27, 2012
Hendrikus Visser

*By:	/s/ ANDREW H. BECK		February 27, 2012
Andrew H. Beck
Attorney-in-Fact

ANNUAL REPORT ON FORM 10-K
ITEM 15 (A)(2)
FINANCIAL STATEMENT SCHEDULE
YEAR ENDED DECEMBER 31, 2011

II-1

SCHEDULE II

AGCO CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(In millions)

		Additions
Description	Balance at Beginning of Period	Acquired Businesses	Charged to Costs and Expenses	Deductions	Foreign Currency Translation	Balance at End of Period [1]
Year ended December 31, 2011
Allowances for sales incentive discounts	$98.7	$—	$222.4	$(217.6)	$—	$103.5
Year ended December 31, 2010
Allowances for sales incentive discounts	$97.5	$—	$204.8	$(203.6)	$—	$98.7
Year ended December 31, 2009
Allowances for sales incentive discounts	$125.1	$—	$199.1	$(226.7)	$—	$97.5

		Additions
Description	Balance at Beginning of Period	Acquired Businesses	Charged to Costs and Expenses	Deductions	Foreign Currency Translation	Balance at End of Period
Year ended December 31, 2011
Allowances for doubtful accounts	$29.3	$12.4	$4.3	$(7.0)	$(2.1)	$36.9
Year ended December 31, 2010
Allowances for doubtful accounts	$35.0	$0.6	$0.1	$(5.4)	$(1.0)	$29.3
Year ended December 31, 2009
Allowances for doubtful accounts	$28.1	$—	$7.1	$(6.7)	$6.5	$35.0

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Reversal of Accrual	Deductions	Foreign Currency Translation	Balance at End of Period
Year ended December 31, 2011
Accruals of severance, relocation and other integration costs	$2.2	$0.2	$(0.9)	$(1.4)	$0.2	$0.3
Year ended December 31, 2010
Accruals of severance, relocation and other integration costs	$8.2	$4.9	$(0.5)	$(9.9)	$(0.5)	$2.2
Year ended December 31, 2009
Accruals of severance, relocation and other integration costs	$—	$13.2	$—	$(5.0)	$—	$8.2

		Additions
Description	Balance at Beginning of Period	Acquired Businesses	Charged (Credited) to Costs and Expenses [2]	Deductions	Foreign Currency Translation	Balance at End of Period
Year ended December 31, 2011
Deferred tax valuation allowance	$262.5	$28.9	$(144.3)	$—	$(1.3)	$145.8
Year ended December 31, 2010
Deferred tax valuation allowance	$261.7	$0.6	$1.6	$—	$(1.4)	$262.5
Year ended December 31, 2009
Deferred tax valuation allowance	$294.4	$—	$(38.0)	$—	$5.3	$261.7
_____________________________________

(1)
As of December 31, 2011, approximately $91.1 million of this balance was recorded within “Accrued expenses” and approximately $12.4 million was recorded within “accounts receivable allowances” in the Company’s Consolidated Balance Sheets. As of December 31, 2010, approximately $87.4 million of this balance was recorded within “Accrued expenses” and approximately $11.3 million was recorded within “accounts receivable allowances” in the Company’s Consolidated Balance Sheets.

(2)	Amounts charged through other comprehensive income during the years ended December 31, 2011, 2010 and 2009 were $6.4 million, $0.9 million and $0.8 million, respectively.

II-2

II-3

ANNEX C

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

[Attached]

C-1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 26, 2012

Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

Items of Business:

1.    To elect ten directors to the Board of Directors for terms expiring at the Annual Meeting in 2013;

2.    To consider a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

3.    To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012; and

4.    To transact any other business that may properly be brought before the meeting.

Record Date:	Only stockholders of record as of the close of business on March 16, 2012 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Attendance at the Annual Meeting is limited to stockholders of record at the close of business on March 16, 2012, and to any invitees of the Company.

Inspection of List of Stockholders of Record:	A list of stockholders as of the close of business on March 16, 2012, will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

DEBRA E. KUPER

Corporate Secretary

Atlanta, Georgia

March 26, 2012

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Since this summary does not contain all of that information, you are encouraged to read the entire proxy statement before voting.

Annual Meeting of Stockholders

•Time and Date:	9:00 a.m., Eastern Time, on Thursday, April 26, 2012

•Place:	AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096

•Record Date:	March 16, 2012

•Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the selection of KPMG LLP	FOR

Director Nominees

The following table provides summary information about each director nominee. Directors are elected annually. AGCO has majority voting in uncontested elections of directors, such as this election. In the event that a director does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					EC	AC	CC	GC	SP
P. George Benson	65	2004	President, the College of Charleston	X	X	X		C
Wolfgang Deml	66	1999	Former President and CEO, BayWa Corporation (Germany)	X				X	X
Luiz F. Furlan	65	2010	Board member, BRF Brasil Foods, S. A. (Brazil)	X			X		X
Gerald B. Johanneson	71	1995	Former President and CEO, Haworth, Inc.	X	X			X	C
George E. Minnich	62	2008	Former Senior VP and CFO, ITT Corporation	X	X	C	X
Martin H. Richenhagen	59	2004	Chairman, President and CEO, AGCO		C				X
Gerald L. Shaheen	67	2005	Former Group President, Caterpillar Inc.	X	X		C		X
Mallika Srinivasan	54	2011	Chairman and CEO, Tractors and Farm Equipment Limited (India)						X
Daniel C. Ustian	61	2011	Chairman, President and CEO, Navistar International Corporation	X		X	X
Hendrikus Visser	67	2000	Chairman, Royal Huisman Shipyards N.V. (Netherlands)	X		X		X

EC Executive Committee AC Audit Committee CC Compensation Committee	GC Governance Committee SP Succession Planning Committee C Chair

Executive Compensation Advisory Vote

We are asking stockholders to approve on an advisory basis our named executive officer compensation.

The Company’s compensation philosophy and program design is intended to pay for performance, support the Company’s business strategy and align executives’ interests with those of stockholders and employees. A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation, which supports and reinforces the Company’s pay for performance orientation.

For more information on the Company’s executive compensation program, please see “Proposal Number 2 — Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs,” and “Compensation Discussion and Analysis” in this proxy statement.

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2012. The Company’s Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2012. KPMG LLP served as the Company’s independent registered public accounting firm for 2011 and is considered to be well-qualified.

Set forth below is summary information with respect to KPMG’s fees for services provided in 2011 and 2010.

Type of Fees (in thousands)	2011	2010
Audit Fees	$7,005	$6,211
Audit-Related Fees	76	60
Tax Fees	57	34
Total	$7,138	$6,305

Certain fees incurred in 2010 that were previously reported as “audit-related fees” have been reclassified to “audit fees” to conform with the presentation and classification of fees and services that were incurred and performed during 2011. These fees primarily related to statutory audits and opening balance sheet work related to the Company’s acquisitions completed in 2010, as well as fees for consultations regarding various accounting matters.

AGCO CORPORATION

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2012

INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors (the “Board”) of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares (i) in favor of all of the ten director nominees described below; (ii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers (“NEOs”); (iii) in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012; and (iv) in their best judgment with respect to any other business brought before the Annual Meeting.

The enclosed proxy card is solicited by the Board of the Company, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. Proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their customary expenses in forwarding proxy material to beneficial owners.

This proxy statement and the enclosed proxy card are first being sent to stockholders on or about March 26, 2012. The Company’s 2011 Annual Report to its stockholders and its 2011 Annual Report on Form 10-K also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 16, 2012, are entitled to notice of and to vote at the Annual Meeting. On March 16, 2012, the Company had outstanding 97,204,329 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. However, in uncontested elections of directors, such as this election, in the event that a director does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation. See “Proposal Number 1 — Election of Directors” in this proxy statement for a more detailed description of the majority voting procedures in our By-Laws.

Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the election outcome.

Vote Necessary to Adopt the Non-Binding Advisory Resolution to Approve the Compensation of the Company’s NEOs

Adoption of the non-binding advisory resolution to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Because the stockholder vote on this proposal is advisory only, it will not be binding on the Company or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Compensation Committee deems appropriate.

Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the non-binding advisory resolution to approve the compensation of the Company’s NEOs if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Vote Necessary to Ratify the Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not affect the vote on this proposal.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Delaware, federal law, the Company’s Certificate of Incorporation or the Company’s By-Laws, or, to the extent permitted by the laws of Delaware, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Important Notice Regarding the Availability of Proxy Materials

As required by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in our website’s “Investors” section located under “Company,” and the annual report to stockholders is available under the heading “Annual Reports” in the “Investors” section.

2

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Company’s By-Laws provide for a majority voting standard for the election of directors in uncontested elections. In the event that a director does not receive the requisite majority vote he or she is required to tender his or her resignation. In that event, the Governance Committee will determine whether to accept the director’s resignation and will submit its recommendation to the Board. In deciding whether to accept a director’s resignation, the Board and our Governance Committee may consider any factors that they deem relevant. Our By-Laws also provide that the director whose resignation is under consideration will abstain from the deliberation process with respect to his or her resignation.

In the event that a stockholder proposes a nominee to stand for election with nominees selected by the Board, and the stockholder does not withdraw the nomination prior to the tenth day preceding our mailing the notice of the stockholders meeting, then directors will be elected by a plurality vote.

For this year’s Annual Meeting, the Governance Committee has recommended, and the Board has nominated, the ten individuals named below to serve as directors until the Annual Meeting in 2013 or until their successors have been duly elected and qualified. Thomas W. LaSorda, who has been a member of the Board since 2009, recently accepted the position of Co-Chairman and Chief Executive Officer of another company and has notified AGCO that he will be retiring from its Board upon the expiration of his term at the Annual Meeting.

The following is a brief description of the business experience, qualifications and skills of each of the ten nominees for directorship:

P. George Benson, Ph.D, age 65, has been a director of the Company since December 2004.

•	President of the College of Charleston in Charleston, South Carolina since 2007

•	Member of the Boards of Directors of Crawford & Company (Atlanta, Georgia) and Primerica, Inc.

•	Former Member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., from 1998 to 2010 and from 2002 to 2010, respectively

•

Judge for the Malcom Baldrige National Quality Award from 1997 to 2000, was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007 and is currently Chairman-elect of the Board of Directors for the Foundation for the Baldrige Award

•	Former Dean of the Terry College of Business at the University of Georgia from 1998 to 2007

•	Former Dean of the Rutgers Business School at Rutgers University from 1993 to 1998

•

Former Faculty member of the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988

Director Qualifications and Skills:    Mr. Benson has significant academic expertise in business, in particular with strategic planning and organizational management systems that adds a valuable perspective to the Board, especially in the area of improving the delivery of products and services. His ties to the community provide the Board with regional representation and a critical link to the academic and research sectors.

Wolfgang Deml, age 66, has been a director of the Company since February 1999.

•	Former President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, from 1991 until his retirement in 2008

•	Member of the Supervisory Board of Mannheimer Versicherung AG

Director Qualifications and Skills: Mr. Deml adds extensive experience to the Board given his service as the Chief Executive Officer of an international corporation within our industry. His tenure on the Board provides consistent leadership, and he serves as an ongoing source for industry-specific knowledge, especially in Europe, which is our largest market.

3

Luiz F. Furlan, age 65, has been a director of the Company since July 2010.

•	Member of the Boards of Directors of BRF Brasil Foods S.A. (Brazil), Telefónica S.A. (Spain), Telefónica Brasil S.A. (Brazil), Telefónica Digital (UK) and AMIL Particpacoes S.A. (Brazil)

•	Former member of the Board of Directors of Redecard S.A. from 2007 to 2010

•	Numerous former executive positions 1976 to 2002 at Sadia, S.A., a leading producer of frozen foods in Brazil, including Chairman of its Board of Directors in 2009

•	Two terms as Minister of Development, Industry and Foreign Trade of Brazil from 2003 to 2007

Director Qualifications and Skills:    Mr. Furlan’s extensive executive experience in the South American food and agriculture business, along with his background in the Brazilian government, provide an important perspective and contribution to the Board, especially given that we have a substantial presence in Brazil.

Gerald B. Johanneson, age 71, has been a director of the Company since April 1995.

•	Former President and Chief Executive Officer of Haworth, Inc. from 1997 until his retirement in 2003

•	Former President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997

•	Former Executive Vice President and Chief Operating Officer of Haworth, Inc. from 1988 to 1994

•	Former member of the Board of Directors of Haworth, Inc. from 2003 to 2011

Director Qualifications and Skills:    Mr. Johanneson brings to the Board a wealth of knowledge of sales and marketing strategy in the manufacturing industry. His background as both a Chief Executive Officer and Chief Operating Officer of a global company lends a unique perspective to the Board. Further, Mr. Johanneson’s tenure provides consistent leadership to the Board and a familiarity with the Company’s operations.

George E. Minnich, age 62, has been a director of the Company since January 2008.

•	Former Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007

•

Several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001

•	Various positions within Price Waterhouse (now PricewaterhouseCoopers LLP) from 1971 to 1993, serving as an audit partner from 1984 to 1993

•	Member of the Boards of Directors and Audit Committees of Belden Inc. and Kaman Corporation and the Chairman of their Audit Committees

•	Member of the Board of Trustees of Albright College

Director Qualifications and Skills:    Mr. Minnich, through his background as a former audit partner of Price Waterhouse and Chief Financial Officer of a publicly-traded company, provides the Board with substantial financial expertise. He also brings to the Board a familiarity with the challenges facing large, international manufacturing companies.

Martin H. Richenhagen, age 59, has been Chairman of the Board since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004.

•	Member of the Board of Directors, Audit and Technology & Environment Committees for PPG Industries, Inc.

•	Former Executive Vice President of Forbo International SA, a flooring material business based in Switzerland from 2003 to 2004

•	Former Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor from 1998 to 2002

4

•	Former Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators from 1995 to 1998

Director Qualifications and Skills:    In addition to his eight years of experience as the Company’s Chief Executive Officer, Mr. Richenhagen brings to the Board substantial experience in the agricultural equipment industry. His business and leadership acumen as both a former Executive Vice President and current Chief Executive Officer provides the Board with an informed resource for a wide range of disciplines, from sales and marketing to broad business strategies.

Gerald L. Shaheen, age 67, has been a director of the Company since October 2005.

•	Numerous marketing and general management positions for Caterpillar Inc., both in the United States and Europe, including Group President from 1998 until his retirement in 2008

•	Chairman of the Board of Trustees of Bradley University and Board member and past Chairman of the U.S. Chamber of Commerce

•	Member of Board of Directors of the National Chamber Foundation, the Ford Motor Company, Peoria Next and the National Multiple Sclerosis Society, Greater Illinois Chapter

•	Former member of the Board of Directors of National City Corp. from 2001 to 2008

Director Qualifications and Skills:    Mr. Shaheen’s background in management of a global heavy equipment manufacturer brings to the Board particular knowledge of the Company’s industry, as well as a necessary perspective of the challenges facing large, publicly-traded companies. His work with the U.S. Chamber of Commerce also provides the Board with a wealth of knowledge related to international commerce and trade issues.

Mallika Srinivasan, age 54, has been a director of the Company since July 2011.

•	Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited, the second largest agricultural tractor manufacturer in India, since 2011

•	Various positions at Tractors and Farm Equipment Limited since 1981, including Director (1994 to 2011), Vice President (1991 to 1994) and General Manager- Planning & Coordination (1986 to 1991)

•

Member of the Boards of Directors of Tata Global Beverages Limited (India), The United Nilgiri Tea Estates Company Limited (India), the Indian School of Business and the Governing Board of Rural Technology and Business Incubator of the Indian School of Technology

•	Recipient of the Economic Times Businesswoman of the Year in 2006 and Ernst & Young’s 2010 Manufacturing Entrepreneur of the Year

Director Qualifications and Skills:    Ms. Srinivasan’s expertise in strategy, extensive leadership experience in the farm equipment industry and her knowledge of operations in India and other developing markets provide an important perspective and contribution to the Board.

Daniel C. Ustian, age 61, has been a director of the Company since March 2011.

•	President and Chief Executive Officer of Navistar International Corporation since 2003

•	Member of the Board of Directors of Navistar International Corporation since 2002 and Chairman of the Board since 2004

•

Former President and Chief Operating Officer of Navistar, Inc., from 2002 to 2003, President of the Engine Group from 1999 to 2002, and Group Vice President and General Manager of Engine & Foundry from 1993 to 1999

•	Member of the Business Roundtable and the Society of Automotive Engineers

Director Qualifications and Skills: As a result of his professional and other experiences as a Chief Executive Officer and otherwise, Mr. Ustian possesses particular knowledge and experience in a variety of areas, including manufacturing and global distribution of large capital equipment, which strengthens the Board’s collective knowledge, capabilities and experience.

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Hendrikus Visser, age 67, has been a director of the Company since April 2000.

•	Chairman of Royal Huisman Shipyards N.V.

•	Member of the Boards of Directors of Vion N.V., Mediq N.V., and Sterling Strategic Value, Ltd.

•

Former Chief Financial Officer of NUON N.V. and former member of the Boards of Directors of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen

Director Qualifications and Skills:    Mr. Visser’s substantial experience with and knowledge of financial capital markets, particularly in our Europe/Africa/Middle East (“EAME”) region, provides the Board with significant international financial expertise. His tenure with the Board also provides stability in leadership, and he serves as a continued source of regional diversity.

The ten nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board recommends a vote “FOR” the nominees set forth above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

In accordance with the rules of the NYSE, the Board has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board has determined that in order to be considered independent, a director must not:

•

be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•

receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•

be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•

have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•

be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; or

•

be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three years of such other company, exceeds (or in the current year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; or

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•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•

receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (“IRC”); or

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and Ms. Srinivasan, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company.

Committees of the Board of Directors

The Board has delegated certain functions to five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Governance Committee and a Succession Planning Committee. Each of the committees has a written charter except for the Executive Committee. The Board has determined that each member of the Audit, Compensation and Governance Committees is an independent director under the applicable rules of the IRC, NYSE, and SEC with respect to such committees. The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities
Executive Committee

•    Is authorized, between meetings of the Board, to perform all of the functions of the Board except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws.

Audit Committee

•    Assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm.

•    Reviews the Company’s internal accounting and financial controls, considers other matters relating to the financial reporting process and safeguards of the Company’s assets, and produces an annual report of the Audit Committee for inclusion in the Company’s proxy statement.

•    The Board has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC.

•    The report of the Audit Committee for 2011 is set forth under the caption “Audit Committee Report.”

•    Management periodically meets with the Company’s Audit Committee and reviews risks and relevant strategies.

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Committee	Principal Responsibilities
Compensation Committee

•    Is charged with executing the Board’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement.

•    Has retained Towers Watson to advise it on current trends and best practices in compensation.

•    The report of the Compensation Committee for 2011 is set forth under the caption “Compensation Committee Report.”

Governance Committee

•    Assists the Board in fulfilling its responsibilities to stockholders by:

¡       identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board, recommending candidates to the Board for all directorships and for service on the committees of the Board;

¡        developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company; and

¡       overseeing the evaluation of the Board.

Succession Planning Committee

•    Charged with ensuring a continued source of capable, experienced managers available to support the Company’s future success.

•    Meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans.

Committee Composition and Meetings

The following table shows the current membership of each committee and the number of meetings held by each committee during 2011.

Director	Executive	Audit	Comp	Governance	Succession Planning
P. George Benson	X	X		Chair
Wolfgang Deml				X	X
Luiz F. Furlan			X		X
Gerald B. Johanneson	X			X	Chair
Thomas W. LaSorda		X	X
George E. Minnich	X	Chair	X
Martin H. Richenhagen	Chair				X
Gerald L. Shaheen	X		Chair		X
Mallika Srinivasan					X
Daniel C. Ustian		X	X
Hendrikus Visser		X		X
Total meetings in 2011	—	8	7	6	6

During 2011, the Board held six meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.

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Identification and Evaluation of Director Nominees

With respect to the Governance Committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider to ensure the entire Board collectively embraces a wide variety of characteristics, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s Board — our Board values continuity (but not entrenchment).

The Governance Committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board. The committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. Although the Company has not adopted a specific diversity policy, the Board believes that a diversity of experience, gender, race, ethnicity and age contributes to effective governance over the affairs of the Company for the benefit of its stockholders. With respect to the identification of nominee candidates, the committee has not developed a single, formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•

the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•

any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

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The foregoing information should be sent to the Governance Committee, c/o Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and have given the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

Board and Executive Leadership Structure

Mr. Richenhagen, who is also the Chief Executive Officer of the Company, serves as Chairman of the Board, and Mr. Johanneson serves as Lead Director of the Board. The Company holds executive sessions of its non-management directors at each regular meeting of its Board. As Lead Director, Mr. Johanneson, who was elected unanimously to that position by the independent directors, presides over executive sessions and at all meetings of the Board in the absence of the Chairman, provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major stockholders, and has the authority to call meetings of the independent directors. The Company believes that having the Chief Executive Officer serve as Chairman is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to the Company.

Risk Oversight

The Company’s management maintains a risk assessment process that identifies the risks that face the Company that management considers the most significant. The risk assessment process also considers appropriate strategies to mitigate those risks. Management periodically meets with the Company’s Audit Committee and reviews such risks and relevant strategies.

Corporate Governance Principles, Committee Charters and Code of Conduct

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•

our corporate governance principles and charters for the Audit, Compensation, Governance and Succession Planning Committees of the Board, which are available under the headings “Committee Guidelines” and “Committee Charters,” respectively, in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company;” and

•	the Company’s Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

In addition, should there be any waivers of or amendments to the Company’s Code of Conduct, those waivers or amendments will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “About AGCO” section located under “Company.”

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Furlan, LaSorda, Minnich, Shaheen (Chairman) and Ustian served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2011.

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Director Compensation

The following table provides information concerning the compensation of the members of the Board for the most recently completed year. As reflected in the table, each non-employee director received an annual base retainer of $90,000 plus $100,000 in restricted shares of the Company’s Common Stock for Board service. Committee chairmen received an additional annual retainer of $15,000 (or $25,000 for the chairman of the Audit Committee and $20,000 for the chairman of the Compensation Committee). Mr. Johanneson, who is the Lead Director, also received an additional annual $30,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Gerald B. Johanneson (Lead Director)	135,000	100,000	—	235,000
P. George Benson	105,000	100,000	—	205,000
Herman Cain(2)	22,500	—	—	22,500
Wolfgang Deml	90,000	100,000	—	190,000
Luiz F. Furlan	90,000	100,000	—	190,000
Thomas W. LaSorda(3)	90,000	100,000	—	190,000
George E. Minnich	115,000	100,000	—	215,000
Curtis E. Moll(4)	27,692	—	—	27,692
Gerald L. Shaheen	110,000	100,000	—	210,000
Mallika Srinivasan(5)	40,109	—	—	40,109
Daniel C. Ustian(6)	71,250	100,000	—	171,250
Hendrikus Visser	90,000	100,000	—	190,000
Total	986,551	900,000	—	1,886,551

(1)	The Long-Term Incentive Plan provided for annual restricted stock grants of the Company’s Common Stock to all non-employee directors. For 2011, each non-employee director was granted $100,000 in restricted stock. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2011 annual grant occurred on April 21, 2011. The total grant on April 21, 2011 was 16,560 shares, or 1,840 shares per director. The amounts above reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation.”

After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2011 related to this grant: Mr. Johanneson — 1,104 shares; Mr. Benson — 1,104 shares; Mr. Deml — 1,104 shares; Mr. Furlan — 1,840 shares; Mr. LaSorda — 1,840 shares; Mr. Minnich — 1,472 shares; Mr. Shaheen — 1,104 shares; Mr. Ustian — 1,178 shares; and Mr. Visser — 1,288 shares.

(2)	Mr. Cain retired as a director effective March 17, 2011.

(3)	Mr. LaSorda will be retiring as a director at the Annual Meeting.

(4)	Mr. Moll retired as a director effective April 21, 2011.

(5)	Ms. Srinivasan joined the Board on July 21, 2011.

(6)	Mr. Ustian joined the Board on March 17, 2011.

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Director Attendance at the Annual Meeting

The Board has adopted a policy that all directors on the Board are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board attended the Company’s previous Annual Meeting held in April 2011.

Stockholder Communication with the Board of Directors

The Company encourages stockholders and other interested persons to communicate with members of the Board. Any person who wishes to communicate with a particular director or the Board as a whole, including the Lead Director or any other independent director, may write to those directors in care of Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board or to one or more particular directors. Ms. Kuper will forward all correspondence satisfying these criteria.

PROPOSAL NUMBER 2

NON-BINDING ADVISORY RESOLUTION TO APPROVE THE

COMPENSATION OF THE COMPANY’S NEOS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board is submitting a “say-on-pay” proposal for stockholder consideration. While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Compensation Committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. At the 2011 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation for 2010. A majority of our stockholders also expressed a preference for holding say-on-pay votes every year. Accordingly, we intend to hold annual say-on-pay votes. Stockholders who want to communicate with the Board or management regarding compensation-related matters should refer to “Board of Directors and Certain Committees of the Board” in this proxy statement for additional information.

The Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs, as described in this proxy statement.

Compensation Philosophy and Program Design

The Company’s compensation philosophy and program design is intended to support the Company’s business strategy and align executives’ interests with those of stockholders and employees (i.e., pay for performance). A significant portion of the Company’s executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, free cash flow performance and return on invested capital. The Company believes that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive (“LTI”) compensation, which supports and reinforces the Company’s pay for performance orientation.

Best Practices in Executive Compensation

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment with the Company’s compensation philosophy, business strategy and stockholder focus. The Company’s executive compensation program consists of the following:

•	Total compensation levels for NEOs generally targeted at the median (or 50th percentile) of the market, that provides opportunity for upside compensation levels for excellent performance;

•	A well-defined peer group of industrial and manufacturing comparators to benchmark NEO and other officer compensation;

•

An annual incentive plan (“IC Plan”) that includes a minimum earnings per share threshold that must be met before a payout is earned, a maximum payout level of 150% of target, and multiple performance measures that

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drive stockholder value (e.g., earnings per share, operating cash flow, operating margin as a percentage of sales and quality improvement), which mitigate too heavy of a focus on any one performance measure in particular;

•

A long-term incentive plan (“LTI Plan”) consisting of a performance share plan, which comprises appropriately 75% of an NEO’s target LTI award, and a grant of stock-settled stock appreciation rights, which comprises approximately 25% of an NEO’s target LTI award. Both LTI vehicles contain a strong performance orientation and align closely with stockholder interests;

•

A clawback policy, which allows the Company to take remedial action against an executive if the Board determines that an executive’s misconduct contributed to the Company having to restate its financial statements;

•	Stock ownership guidelines that encourage executives to own a specified level of stock, which emphasizes the alignment of their interests with those of stockholders;

•	Modest perquisites for NEOs;

•	Plan design that mitigates the possibility of excessive risk that could harm long-term stockholder value;

•	The use of a so called “double trigger” change in control provisions, under which both a change in control and a change in employment status have to occur; and

•	Historical share usage levels that have minimized stockholder dilution.

The Compensation Committee has and will continue to take action to structure the Company’s executive compensation practices in a fashion that is consistent with its compensation philosophy, business strategy and stockholder focus.

Company Performance

The following table illustrates the Company’s strong financial performance in 2011 relative to performance in 2010:

	2010	2011	% Change
Revenue as Reported (figures in millions $)	$6,897	$8,773	27%
Net Income as Reported (figures in millions $)	$221.5	$585.3	164%
Operating Margin	4.8%	7.0%	46%

AGCO’s strong financial performance aligns with compensation actions taken for NEOs in 2011, including:

•	Base salary increases ranging from 4% to 15%; and

•	IC Plan payouts at 142% of target.

Even with a strong financial performance in 2011, there were no payouts earned for the 2009-2011 performance cycle of the LTI Plan due to financial performances in 2009 and 2010 that, cumulatively with 2011, did not meet the payout targets. This is consistent with the goal of our LTI Plan to encourage long-term performance, rather than single year achievement.

The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of the Company’s NEO compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

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We are asking our stockholders to indicate their support for the Company’s NEO compensation as described in this proxy statement. This proposal, gives our stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices thereof described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and accompanying narrative set forth in the Proxy Statement.”

The Board recommends a vote “FOR”

the non-binding advisory resolution to approve the compensation of the Company’s NEOs.

PROPOSAL NUMBER 3

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2012

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2012. KPMG LLP served as the Company’s independent registered public accounting firm for 2011 and is considered to be well-qualified.

In view of the difficulty and expense involved in changing registered accounting firms on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2012 under this proposal, it is contemplated that the appointment of KPMG LLP for 2012 will be permitted to stand unless the Board finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select another independent registered public accounting firm for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board recommends a vote “FOR”

the ratification of the Company’s independent registered public accounting firm for 2012.

OTHER BUSINESS

The Board does not know of any matters to be presented for action at the Annual Meeting other than the election of directors, the non-binding advisory resolution to approve the compensation of the Company’s NEOs, and the ratification of the Company’s independent registered public accounting firm for 2012. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

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PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 16, 2012 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 97,204,329 shares outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, New York 10022	7,132,715	7.34%

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the director nominees, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other NEOs and all executive officers and directors as a group, all as of March 16, 2012. Each such individual has sole voting and investment power with respect to the shares set forth in the table.

Name of Beneficial Owner	Shares of Common Stock(1)(2)	Shares That May be Acquired Within 60 Days	Percent of Class
P. George Benson	6,240	—	*
Wolfgang Deml	13,360	—	*
Luiz F. Furlan	1,840	—	*
Gerald B. Johanneson	17,064	—	*
Thomas W. LaSorda	4,678	—	*
George E. Minnich	7,802	—	*
Gerald L. Shaheen	7,051	—	*
Mallika Srinivasan	—	—	*
Daniel C. Ustian	1,178	—	*
Hendrikus Visser	10,982	—	*
Andrew H. Beck	75,986	10,987	*
Gary L. Collar	41,494	4,930	*
Andre M. Carioba	43,000	5,797	*
Hubertus M. Muehlhaeuser	80,568	2,465	*
Martin H. Richenhagen	415,112	64,952	*
All executive officers and directors as a group (22 persons)	858,495	112,670	1.0%

* Less than one percent

(1)	This includes grants to Mr. Richenhagen of 49,505 and 14,420 restricted shares that vest on December 5, 2012 and December 6, 2012, respectively. Mr. Richenhagen previously was issued these retention-based awards, but he will forfeit the shares if he does not remain employed at the end of each respective vesting period.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock as a result of restricted stock grants under the Company’s incentive plans by the following individuals: Mr. Benson — 6,040; Mr. Deml — 8,494; Mr. LaSorda — 4,178; Mr. Johanneson — 7,064; Mr. Furlan — 1,840; Mr. Minnich — 7,802; Mr. Shaheen — 7,051; Mr. Ustian — 1,178; Mr. Visser — 9,787; All directors as a group — 53,434.

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EXECUTIVE OFFICERS

The following table sets forth information as of March 16, 2012, with respect to each person who is an executive officer of the Company.

Name	Age	Positions
Martin H. Richenhagen	59	Chairman of the Board, President and Chief Executive Officer
Garry L. Ball	64	Senior Vice President — Engineering Projects
Andrew H. Beck	48	Senior Vice President — Chief Financial Officer
David L. Caplan	64	Senior Vice President — Materials Projects
André M. Carioba	61	Senior Vice President and General Manager, South America
Scott G. Clawson	46	Senior Vice President, Chief Executive Officer, GSI
Gary L. Collar	55	Senior Vice President and General Manager, Asia/Pacific
Robert B. Crain	52	Senior Vice President and General Manager, North America
Helmut R. Endres	56	Senior Vice President — Engineering, Worldwide
Randall G. Hoffman	60	Senior Vice President — Global Sales, Marketing and Product Management
Hubertus M. Muehlhaeuser	42	Senior Vice President and General Manager, Europe/Africa/Middle East
Lucinda B. Smith	45	Senior Vice President — Human Resources
Hans-Bernd Veltmaat	57	Senior Vice President — Chief Supply Chain Officer

Martin H. Richenhagen has been Chairman of the Board since August 2006 and has served as President and Chief Executive Officer since July 2004. For additional information regarding Mr. Richenhagen see “Proposal Number 1 – Election of Directors” in this proxy statement.

Garry L. Ball has been Senior Vice President — Engineering Projects since December 2011. Mr. Ball was Senior Vice President — Engineering from 2002 to December 2011 and Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

David L. Caplan has been Senior Vice President — Materials Projects since January 2012. Mr. Caplan was Senior Vice President — Material Management, Worldwide from 2003 to December 2011. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany, from 1995 to 1998.

Scott G. Clawson has been Senior Vice President, Chief Executive Officer, GSI since December 2011. Mr. Clawson joined GSI Group, Inc. as President in 2007 and later Chief Executive Officer in 2008. Between 2004 and 2007, Mr. Clawson served as chief executive officer of Ryko Enterprises. Between 1998 and 2003 he held various executive roles at Danaher Corporation and served as President of Gilbarco Veeder-Root. From 1993 to 1998, Mr. Clawson worked in various management positions for ALCOA in the United States and Europe.

Gary L. Collar has been Senior Vice President and General Manager, Asia/Pacific since January 2012. Mr. Collar was Senior Vice President and General Manager, EAME and Australia/New Zealand from January 2009 until December 2011 and Senior Vice President and General Manager EAME and EAPAC from 2004 to December 2008.

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Mr. Collar is currently a member of the Board of Directors for Jason Incorporated, a global industrial manufacturing company. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002.

Helmut R. Endres, has been Senior Vice President — Engineering, Worldwide since December 2011. Between 2006 and 2010, Mr. Endres was Chief Technological Officer and Vice President, Engineering, International Trucks and Engines for Navistar International Corporation. Between 1995 and 2006, Mr. Endres worked at Volkswagen (including the Audi division) in various roles including Executive Director, Group Powertrain and Director, Gasoline Engines. He was a member of the Audi Executive Board’s product Strategy Committee and Chairman of the Volkswagen Group Powertrain Strategy Committee. Between 1982 and 1995, Mr. Endres was with FEV, Inc. in Germany serving in various gasoline and diesel engine engineering roles, including head of the European Business Unit, and leading the Combustion Technologies Divisions.

Randall G. Hoffman has been Senior Vice President, Global Sales, Marketing and Product Management since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide, from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Hubertus M. Muehlhaeuser has been Senior Vice President and General Manager, Europe/Africa/Middle East since January 2012. Mr. Muehlhaeuser was Senior Vice President — Strategy & Integration and General Manager, Eastern Europe/Asia from January 2009 to December 2011. From 2005 to December 2011, Mr. Muehlhaeuser served as Senior Vice President — Strategy & Integration, and from 2007 to December 2011 he also had responsibility for AGCO Sisu Power Engines. Previously, Mr. Muehlhaeuser spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led the firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

Lucinda B. Smith has been Senior Vice President — Human Resources since January 2009. Ms. Smith was Vice President, Global Talent Management & Rewards from May 2008 to December 2008 and was Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and global human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Hans-Bernd Veltmaat has been Senior Vice President — Chief Supply Chain Officer since January 2012. Mr. Veltmaat was Senior Vice President — Manufacturing & Quality from July 2008 to December 2011. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation philosophy, the compensation programs provided to our NEOs and the decision-making process followed in setting pay levels for our NEOs during 2011. This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs are:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	André M. Carioba — Senior Vice President and General Manager, South America

•	Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific

•	Hubertus M. Muehlhaeuser, Senior Vice President and General Manager, Europe/Africa/Middle East

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

At the 2011 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation. More than 90% of votes cast supported our executive compensation policies and practices. During 2011, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the company and business strategies in concert with our compensation philosophy.

Consistent with our commitment to executive compensation best practices, the following executive compensation practices are in place:

•	The financial performance objectives in our annual and long-term incentive plans are reviewed and approved annually by the Compensation Committee;

•	Our annual and long-term incentive plans consist of multiple performance objectives, thus mitigating more focus on any one objective in particular;

•	The vesting period for our NEOs’ stock options is 48 months, and the performance periods for performance shares are between 36 and 60 months;

•	Our NEOs (and directors) are subject to stock ownership guidelines;

•	Compensation levels for our NEOs generally are targeted at median levels of market competitiveness;

•	Our compensation program supports a conservative approach to share usage associated with our stock compensation plans;

•	The design of our compensation program attempts to mitigate the possibility of excessive risk that could harm the long-term value of AGCO; and

•	We have a clawback provision in place that can require the return of any bonus or incentive compensation.

Compensation Philosophy and Governance

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests;

•	Reward performance;

•	Attract and retain quality management;

•	Encourage executive stock ownership;

•	Are competitive with companies of similar revenue size, industry and complexity;

•	Mitigate excessive risk taking; and

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•	Are substantially consistent among our locations worldwide.

AGCO’s compensation philosophy was updated and approved by the Compensation Committee (the “Committee”) of the Board in July 2011. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with our business strategy and reflects performance attributes and, as such, ties executives’ interests to those of our stockholders and employees.

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary;

•	Annual Cash Incentive Bonuses;

•	Long-Term Incentives; and

•	Benefits and Certain Perquisites.

Each element of total compensation is summarized in the chart below:

Component	Philosophy	Strategy/Competitive Positioning
Base Salary	• Establishes the foundation of total compensation and supports attraction and retention of qualified staff	• Generally targeted at median levels of other industrial companies of similar size and complexity

Annual Management Incentive Plan (IC Plan)	• Facilitates alignment of management with corporate objectives in order to achieve outstanding performance and meet specific AGCO financial goals

• Target award opportunities competitive with median levels of other industrial companies of similar size and complexity, with minimum and maximum award opportunities ranging from 40% to 150% of target, respectively

Long-Term Incentives (LTI Plan)	• Engages management in achieving longer-term performance goals and to make decisions in the best interests of stockholders	• Target award opportunities competitive with median levels of other industrial companies of similar size and complexity

Retirement Benefits	• Supports the attraction and retention of key executives

• Competitive with general market practices; consist generally of the same account-based plans that are available to all local employees (such as the 401(k) in the U.S.) as well as non-qualified benefits

• Require employees to remain employed with the Company until retirement age (generally age 50 or older) in order to vest in the non-qualified benefits

Certain Perquisites	• Supports the attraction and retention of key executives	• Minimal use, as appropriate

We believe that as an executive’s responsibilities increase, so should the proportion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation.

When establishing the compensation and performance criteria, we set goals that we believe reflect key areas of performance that support our long-term success. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within our compensation plans.

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Compensation Consultant Independence

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. The Committee is responsible for retaining and terminating compensation consultants and determining the terms and conditions of their engagement, including fees. Since 2005, the Committee has engaged Towers Watson, an internationally recognized human resources consulting firm, to advise the Committee (and at times management) with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. A Towers Watson representative reports directly to the Committee as its compensation advisor.

The Committee annually reviews the role of its compensation advisor and believes that they are fully independent for purposes of providing on-going recommendations regarding executive compensation. In addition, the Committee believes that the compensation advisor provides candid, direct and objective advice to the Committee that is not influenced by any other services provided by Towers Watson. To ensure independence:

•	The Committee directly hired and has the authority to terminate the compensation advisor;

•	The compensation advisor reports directly to the Committee and the chairperson;

•	The compensation advisor meets as needed with the Committee in executive sessions that are not attended by any of the Company’s officers; and

•	The compensation advisor and the team at Towers Watson have direct access to all members of the Committee during and between meetings.

Towers Watson provides the Committee an annual update on its services and related fees. The Committee determines whether Towers Watson’s services are performed objectively and free from the influence of management. With the full knowledge of the Committee, AGCO has retained a distinct and separate unit of Towers Watson for other services, including broad-based employee retirement and benefit services, and specific projects within multiple countries for various Company subsidiaries.

The Committee also closely examines the safeguards and steps Towers Watson takes to ensure that its executive compensation consulting services are objective, for example:

•	Towers Watson has separated its executive compensation consulting services into a single, segregated business unit within Towers Watson;

•	The Committee’s compensation advisor receives no direct incentives based on other services Towers Watson provides to AGCO;

•	The compensation advisor is not the Towers Watson client relationship manager for AGCO; and

•	Neither the compensation advisor nor any member of his team participates in any activities related to the administrative services provided to AGCO by other Towers Watson business units.

For these reasons, the Committee does not believe that Towers Watson’s services for AGCO’s employee retirement and benefit plans, or its specific projects, compromise its compensation advisor’s ability to provide the Committee with perspective and advice that is independent and objective.

The total amount of fees for consulting services provided to the Committee in 2011 by its compensation advisor was approximately $252,000. The total amount of fees paid by AGCO to Towers Watson in 2011 for all other services, excluding Committee services, was approximately $2,300,000. These other services primarily related to actuarial services for the Company’s defined benefit plans and pension administration services. Approximately $800,000 of the $2,300,000 in other services was paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans.

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Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and include a comparison to nationally recognized compensation surveys, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation practices followed at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation guidelines, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives.

The Committee performed an external market review in 2011 that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and LTI pay. The Committee’s goal is to provide base salary, target total cash compensation (e.g., base salary plus target bonus opportunity) and target total direct compensation (e.g., target total cash plus target LTI opportunity) for each NEO within plus or minus 20% of the market median, which reflects an average of published survey data and peer proxy statements.

Target total cash compensation and target total direct compensation positioning for each of the Company’s NEOs versus the external market in 2011 are summarized below:

Target Total Cash Compensation

	00000000	00000000	00000000	00000000	00000000	00000000	00000000
Executive	Competitive Market Range
Mr. Beck			t
Mr. Carioba				t
Mr. Collar		t
Mr. Muehlhaeuser				t
Mr. Richenhagen				t
	Low To Median		Near Median			High To Median

Target Total Direct Compensation

	00000000	00000000	00000000	00000000	00000000	00000000	00000000
Executive	Competitive Market Range
Mr. Beck		t
Mr. Carioba			t
Mr. Collar		t
Mr. Muehlhaeuser				t
Mr. Richenhagen				t
	Low To Median		Near Median			High To Median

The Committee uses the external market review to help it make informed decisions regarding NEO compensation. For the Chief Executive Officer, the Committee recognizes the critical nature of this role, his higher level of responsibility within the Company and his more pervasive influence over our performance and, therefore, provides market competitive levels of compensation that differ from levels of compensation paid to other NEOs. Mr. Richenhagen, as Chief Executive Officer of the Company, is placed in his own level based purely on median market information and benchmarking.

The Company’s Senior Vice Presidents (“SVPs”) are grouped into two tiers. All of the General Managers, the Chief Financial Officer and the Chief Supply Chain Officer are grouped together in the first tier, and the Company’s other functional SVPs are grouped together in the second tier. It is the our philosophy to compensate SVPs within each tier similarly, including each of the General Managers and the Chief Financial Officer, even though market data might suggest otherwise. The Committee, in recognition of the collaborative efforts of the General Managers operating not only their respective businesses, but also our worldwide business, sets the compensation of all General Managers at similar levels. In Mr. Beck’s case, the Committee’s view is that the Chief Financial Officer should not be paid sig-

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nificantly more than the General Managers, which is consistent with our compensation philosophy and reinforced by the internal grouping of the Company’s executives. However, in recognition that Mr. Beck’s total direct compensation was slightly below market median, he was given a slightly larger LTI award in 2011. In the case of Mr. Collar, whose target total cash and total direct compensation is slightly below median levels, the salary adjustment action plan implemented in 2009, and described below, will continue to address the competitiveness of his compensation.

As part of its regular process, the Committee reviewed our peer group in July 2011 to ensure that total compensation for NEOs aligns with market. The Company’s peer group consists of 19 organizations. No changes were made in 2011 to the composition of the peer group, which is shown below:

•Cooper Industries, Ltd.	•Ingersoll-Rand Company Limited	•Stanley Black & Decker
•Cummins, Inc.	•Navistar International Corporation	•Terex Corporation
•Danaher Corporation	•Oshkosh Corporation	•Textron Inc.
•Dover Corporation	•PACCAR Inc.	•The Manitowoc Company Inc.
•Eaton Corporation	•Parker Hannifin Corporation	•The Timken Company
•Flowserve Corporation	•Rockwell Automation
•Illinois Tool Works Inc.	•SPX Corporation

The Committee believes that the companies in the current peer group reflect AGCO’s size and closely align with our business and the markets in which we serve and operate. The Committee will continue to review the composition of the peer group and make updates as needed.

Base Salary

In April 2011, the Committee provided base salary increases to our NEOs based upon individual and Company performance and consistent with the benchmarking and base salary adjustment action plan that was developed in 2009. The salary adjustment action plan was developed to improve or maintain, depending on market positioning, base salaries for NEOs and other executive officers over a period of three years. Base salary increases for NEOs ranged from 4% to 15%. The base salary for Martin Richenhagen, Chief Executive Officer, was set at $1,162,035, reflecting a 5% increase in 2011.

Annual Cash Incentive Bonuses

Incentive compensation must be based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective regional or functional areas. For NEOs with a regional focus, their goals are established primarily for operational performance in their geographic area or other quantitative objectives based on their specific responsibilities. Incentive compensation opportunities are expressed as a percentage of the executive officer’s base salary. The annual award opportunities for the NEOs in 2011 are shown in the chart below:

	Opportunity as a Percentage of Base Salary			Portion Attributable To:
Name	Minimum Award	Target Award	Maximum Award	Corporate Goals	Regional / Functional Goals
Mr. Beck	40%	100%	150%	100%	0%
Mr. Carioba	28%	70%	105%	50%	50%
Mr. Collar	28%	70%	105%	50%	50%
Mr. Muehlhaeuser	28%	70%	105%	50%	50%
Mr. Richenhagen	52%	130%	195%	100%	0%

Mr. Richenhagen’s annual incentive compensation for 2011 is deductible under Section 162(m) of the IRC.

Under the IC Plan, graduated award payments of 40% of target are made if a minimum of 80% of the target goal is met, increasing to the maximum payout of 150% of target when 120% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. However, unless a threshold of 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2011, the corporate objectives were based on targets for EPS,

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operating cash flow, operating margin as a percentage of sales and a quality measurement. The calculation of these measures and corporate weightings are as follows:

•

EPS:    Diluted and adjusted to exclude restructuring expenses and other infrequent items (40% weight). EPS equals adjusted net income (excluding restructuring expenses and other infrequent items) divided by diluted weighted average number of common and common equivalent shares outstanding.

•	Operating Cash Flow: Cash flow that reflects income from operations (30% weight).

•

Operating Margin as a Percentage of Sales:    The percentage calculated when income from operations is divided by net sales (20% weight). Operating margin equals income from operations divided by net sales. This measure also excludes restructuring expenses and other infrequent items.

•	Quality: Customer satisfaction index, which measures after-sales service, sales experience and product quality (10% weight).

In addition to corporate goals, the plan engages participants to focus on regional and functional goals to provide incentives for behaviors linked to business drivers, such as growth in market share. For participants with direct regional responsibility, the corporate portion is a minimum of 50% of the total target award. For these participants, regional goals are also 50%, except for our Chief Executive Officer and Chief Financial Officer, who are measured solely on corporate goals. For participants with direct functional responsibility, the corporate portion is 70% of the total target award and functional goals are 30%. Goal setting is based on internal planning informed by external factors. The regional and functional goals help provide alignment with corporate goals and the Company’s overall performance. Although goals differ by region and function, examples of regional and functional goals for 2011 are as follows:

Regional Goals	Functional Goals
• Income Contributed • Operating Margin as a Percentage of Sales • Market Share	• New Product Introduction • Consolidated Operating Expense • Productivity/Efficiency

For 2011, targets for each of the measures and AGCO’s performance are summarized below:

Measure	Weight	Bonus Objective	Performance(2)	Percent Achieved	Earned Award
Earnings Per Share	40%	$2.72	$4.48	165%	60%
Operating Cash Flow(1)	30%	$450	$599	133%	45%
Operating Margin as a Percentage of Sales	20%	5.5%	7.0%	129%	30%
Quality	10%	84.0%	83.1%	91%	7.3%

(1)	Dollar amounts stated in millions, except per share amounts.

(2)	Adjusted to reflect restructuring and certain other infrequent items as permitted by the IC Plan.

For 2011, the Committee determined that the Company not only met the minimum performance level for EPS to warrant an incentive payout, but performed near the maximum level on three of the four performance measures. As a result, the corporate portion of bonuses paid to NEOs reflects 142.3% of target.

The IC Plan also provides for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control. This is further explained in “Severance Benefits and Change of Control.”

In 2011, the Committee made several refinements to the IC Plan effective for the 2012 plan year. Target award opportunities for Mr. Carioba, Mr. Collar and Mr. Muehlhaeuser were increased from 70% to 90% of base salary to bring their IC Plan opportunities more in-line with market competitive levels and better align them internally. Additionally, the maximum payout opportunity and associated performance level to achieve maximum payout in the IC Plan were increased from 150% to 200% of target and 120% to 150% of target, respectively. These changes also were made to more closely align our IC Plan with competitive market practices.

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Long-term Incentives

We provide performance- and retention-based equity opportunities to the NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders;

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity;

•	Realizable gains are intended to vary with Company performance and stock price growth; and

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO.

The following table summarizes the mix, performance measurements and general terms for each form of equity awarded to our NEOs for 2011 under our LTI Plan:

	Performance Share Plan (“PSP”)	Stock-Settled Stock Appreciation Rights (“SSARs”)
LTI Mix	75%	25%
Description	•Performance shares that are earned on the basis of AGCO’s performance versus pre-established goals for a three-year cycle	•SSARs provide the right to receive share appreciation over the grant price, payable in whole shares of AGCO stock
Performance Measurements	•50% Cumulative Earnings Per Share •50% Average Return on Invested Capital (“ROIC”)	•Stock price appreciation
Vesting Period	•Vest in full at the end of the three-year cycle •Number of shares earned depends on performance	•Vest in equal installments over four years
Restrictions / Expiration	•Converted to AGCO common stock upon vesting	•Expire seven years from the grant date
Competitive Positioning	•Target award levels set at median level of market competitiveness •Threshold and outstanding performance levels intended to flex from 25th to 75th percentile of market competitiveness, respectively	•Median level of market competitiveness

In January 2011, the Compensation Committee approved long-term incentive awards for 2011 eligible plan participants. Long-term incentive awards for 2011 are summarized in the table below under the caption “2011 Grants of Plan-Based Awards.”

For grants under the PSP, cumulative EPS and average ROIC were chosen as performance measures because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative EPS and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

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The matrix of award opportunities is illustrated below:

		Cumulative Earnings Per Share (EPS)
		Below Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average ROIC	Target	50.0%	66.6%	100.0%	150.0%
	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative EPS or average ROIC in order to ensure the LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

For the awards granted in 2009 under the PSP, the Committee determined that, based on the Company’s performance for the three-year PSP performance cycle (2009-2011), the Company achieved “below threshold” on both the cumulative EPS and average ROIC goals, thus producing a 0% payout as shown in the chart below. The information provided below includes adjustments made by the Committee in accordance with the LTI Plan for restructuring and certain other infrequent items.

Measure	Threshold	Target	Outstanding	Actual	Earned Award
Cumulative EPS	$ 12.01	$ 13.24	$ 15.28	$ 8.79	0%
Average ROIC	16.0%	17.7%	20.4%	10.2%	0%

The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2009-2011 are shown below:

Three-Year Performance Cycle (2009-2011)
Name	Target Award	Actual Award
Mr. Beck	17,000 shares	0 shares
Mr. Carioba	17,000 shares	0 shares
Mr. Collar	17,000 shares	0 shares
Mr. Muehlhaeuser	17,000 shares	0 shares
Mr. Richenhagen	134,500 shares	0 shares

In 2011, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2011-2013), as well as a new grant of SSARs. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other volatility factors. New targets covering the 2011 three-year PSP performance period also were established for cumulative EPS and average ROIC.

We consider the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for our executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in our strategic plans the Committee believes that each executive officer should be able to earn a target level award for achieving those goals in each of our open performance share cycles.

In 2010, the Committee also established the Margin Growth Improvement Plan (“MGIP”), which is a supplemental, one-time PSP that focuses exclusively on the achievement of operating margin goals. The Committee believes that operating margin improvement is critical in sustaining and driving strong financial results and stockholder returns.

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The MGIP covers a five-year period (2011-2015) and can pay out after 2013, 2014 and/or 2015 if certain operating margin goals are met. Awards under the MGIP were made in shares during 2011 and actual awards payouts can range from 0-300% of target. Target awards under the MGIP for NEOs are summarized in the table below under the caption “2011 Grants of Plan-Based Awards.”

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Human Resources, assists the Committee with recommendations for award levels for all other executive officers. Our policy is that SSARs are awarded with exercise prices at or above the fair market value of the Company’s Common Stock on the date of the grant.

Clawback of Incentive Compensation

We have a Compensation Adjustment and Recovery Policy. Pursuant to the policy, if the Board learns of any misconduct by an officer of AGCO or one of its subsidiaries that contributed to our having to restate its published financial statements, it shall take, or direct to take, such action as it deems reasonably necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the individual in violation of the policy. In determining whether remedial action is appropriate, the Board shall take into account such factors as it deems relevant, including whether the misconduct reflected negligence, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer.

In addition, the Board will, to the full extent permitted by governing law, in all appropriate cases, direct us to seek reimbursement of any bonus or incentive compensation awarded to an officer, or effect the cancellation of unvested, restricted or deferred equity awards previously granted to an officer, if: (1) the amount of the bonus or incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced as part of a restatement, (2) the officer engaged in intentional wrongdoing that contributed to the restatement, and (3) the amount of the award would have been lower had the financial results been properly reported.

In determining what action to take or to require to take, the Board may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon us in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.

Without by implication limiting the foregoing, following a restatement of our Company’s financial statements, we also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

The policy further specifies that the authority vested in the Board under the policy may be exercised by any committee thereof. In addition, this policy will be evaluated after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Share Ownership and Retention Guidelines

Share ownership by directors and executives emphasizes the alignment of their interests with those of stockholders. The stock ownership guidelines for the Company’s non-executive directors and executive officers call for non-employee directors to own Common Stock, or other equity equivalents, equal in value to four times the value of the annual retainer. The guidelines call for the Chief Executive Officer to own Common Stock, or other equity equivalents, equal in value to five times annual salary, and all other executive officers to own Common Stock, or other equity equivalents, equal in value to three times respective annual salaries. Once the minimum ownership level is acquired, an individual will remain qualified if he or she continues to hold at least the same number of shares regardless of the change in market value of the underlying stock. Directors and executive officers as of October 23, 2008 have a period of four years from that date to accumulate enough shares to satisfy the stock ownership guidelines. Any person becoming a director or executive officer after October 23, 2008 is allowed a four-year period from his or her date of election or appointment to comply with the stock ownership guidelines. The table below summarizes the current share ownership targets for each of the NEOs:

Name	Ownership Target	Target Number of Shares	Satisfies Target
Mr. Beck	3X Base Salary	31,626	Yes
Mr. Carioba	3X Base Salary	37,657	Yes
Mr. Collar	3X Base Salary	26,541	Yes
Mr. Muehlhaeuser	3X Base Salary	35,770	Yes
Mr. Richenhagen	5X Base Salary	135,215	Yes

* Reflects base salary and stock price as of December 30, 2011.

Compensation Risk Assessment

AGCO regularly reviews compensation plans and practices to ensure they are appropriately structured and aligned with business objectives, and not designed to encourage executives to take unwarranted risks. In 2010 we performed a comprehensive assessment to identify potential risks identified within our compensation program. This review concluded that there are no material risks arising from compensation policies and practices and incentive plans and programs. Specifically, the overall design of the compensation philosophy and plans mitigate risks because: (1) the financial performance objectives of the short and long-term incentive plans are reviewed and approved annually by the Board, (2) the plans consist of multiple performance objectives, thus lessening the focus on any one in particular, (3) short and long-term incentive payouts are capped for all participants (NEOs are capped at 200% of the target opportunity), and (4) the Company has in place a clawback provision that can require the return of bonus and other incentive compensation.

Tax Considerations

Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided that such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee attempts to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our Company’s 401(k) plan, AGCO generally contributed approximately $11,250 to each executive’s 401(k) account during 2011, which was the maximum match contribution allowable under the plan.

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We maintain an Executive Nonqualified Pension Plan (“ENPP”), which is competitive with companies of similar type and size. The ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of the average of their highest three non-consecutive years of base salary and bonus during their final 10 years of employment (referred to as their “three-year average compensation”), reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions, as if the executive had made the maximum contribution. The benefit paid to the executive officers is 3% of their three-year average compensation multiplied by credited years of service, with a maximum annual benefit of 60% of their three-year average compensation. To provide a stronger retention feature, benefits under the ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. In 2010 the plan was amended to allow Mr. Beck to vest in his benefit at age 46. In 2011, the ENPP was amended to consider the highest three, non-consecutive years of compensation in the final ten years of employment (base salary plus bonus), rather than only the final three years of compensation.

In 2011, we undertook an initiative to align our executive retirement benefits globally. In the U.S. executives participate in the ENPP, which is designed to provide benefits that are competitive compared to the peer companies, provide benefits that are tied to base salary and bonus incentives, and do not vest until the participant is near retirement in order to encourage retention. We adopted new provisions in Switzerland and Brazil to consistently apply these same three principles to our executives in those countries. Additional details regarding retirement benefits are provided in the tables below under the captions “2011 Summary Compensation Table” and “2011 Pension Benefits Table.”

Severance Benefits and Change of Control

Reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to executives are designed to take into account the difficulty executives may have to find comparable employment.

Employment agreements with the executives provide severance benefits when the termination is without “cause” or for termination with “good reason.” The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive their base salary for a period of up to two years and a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs, Messrs. Carioba, Collar and Muehlhaeuser may receive their respective base salaries and bonus amounts for one year upon termination. In addition, upon termination, the Company is obligated to reimburse Mr. Collar for expenses to relocate to the United States. Mr. Beck may receive his base salary and bonus amount for two years upon termination. Mr. Richenhagen will be eligible for a severance benefit that allows him to receive his base salary for two years upon termination and a bonus equal to two times the average of the prior two completed years and the current year’s trend. Consistent with the severance benefits provided to other NEOs, Mr. Richenhagen’s severance benefit would be reduced or terminated at the time he found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the ENPP payable beginning at age 65.

We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are in alignment. By providing certain change of control benefits, we believe executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The Board has approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of his or her awards received during the prior two completed years and the current year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend), and the execu-

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tive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, our equity incentive plan allows for all unearned awards to become fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the greater of the target level of compensation expected to be attained pursuant to such award or the level of performance dictated by the trend of the Company’s actual performance, so that all of such compensation shall be immediately vested and payable.

All benefits under the ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control and loss of job would also be entitled to the severance benefits described above and receive a gross-up for excise taxes due on any payments. There is no gross-up for ordinary income taxes associated with payouts from a change of control. An excise tax gross-up would be equitable and is necessary to offset the potential differences among executives for varying levels of stock holdings.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire Common Stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. Perquisites are periodically reviewed for executives to ensure conformity with this policy. The primary perquisites available to executives are the use of a leased automobile and the reimbursement of dues associated with a social or country club. The Company does not allow executive officers the use of our leased aircraft for personal use. Supplemental life and disability insurance is also provided for executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.

For executives on international assignments, additional expatriate benefits are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and host country. In addition, additional financial assistance is provided to the assignee for expenses such as relocation, children’s education, tax preparation and home leave travel.

Executives also participate in our other benefit plans on the same general terms as other employees. These plans may include medical, dental, and life and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with AGCO. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary

Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed and are in concert with the compensation philosophy. We feel the competitive compensation that is provided to our executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that our short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders.

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SUMMARY OF 2011 COMPENSATION

The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed years ended December 31, 2009, 2010 and 2011.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). For SSARs, the FASB ASC Topic 718 aggregate grant date fair value per share is based on certain assumptions that the Company explains in Note 10 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2011. For awards of stock, the FASB ASC Topic 718 aggregate grant date fair value per share is equal to the closing price of the Company’s Common Stock on the date of grant. Please also refer to the table below under the caption “2011 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose amounts earned under our IC Plan. The amounts included with respect to any particular year are dependent on whether the achievement of the relevant performance measure was satisfied during the year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2011.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment agreements with Messrs. Beck, Collar, Carioba, Muehlhaeuser and Richenhagen. The employment contracts provide for current base salaries at the following annualized rates per annum: Mr. Beck — $452,986; Mr. Collar — $380,160; Mr. Carioba — 926,291 Brazilian Real (which is currently equivalent to $539,379); Mr. Muehlhaeuser — 463,371 Swiss Francs (which is currently equivalent to $512,349); and Mr. Richenhagen — $1,162,035. Messrs. Beck, Collar, Carioba, Muehlhaeuser and Richenhagen’s employment contracts continue in effect until terminated in accordance with their terms. Actual amounts paid in the year vary slightly due to timing of pay periods. In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in benefit plans and other arrangements generally available to senior executive officers of the Company.

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2011 SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	SSAR Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Andrew H. Beck, Senior Vice President — Chief Financial Officer	2009 2010 2011	418,850 428,274 447,594	— — —	364,650 605,700 1,019,193	110,880 181,375 165,053	— 642,411 636,926	369,287 485,711 582,877	40,712 33,536 40,006	1,304,379 2,377,007 2,891,649
André M. Carioba, Senior Vice President and General Manger, South America(6)	2009 2010 2011	350,926 449,842 547,988	— — —	364,650 403,800 935,529	110,880 116,080 142,443	25,460 484,343 415,174	— — 142,433	71,593 99,474 113,505	923,509 1,553,539 2,297,072
Gary L. Collar, Senior Vice President and General Manager, Asia/Pacific(7)	2009 2010 2011	320,000 339,200 371,520	— — —	364,650 403,800 935,529	110,880 116,080 142,443	— 217,127 353,910	167,077 226,953 207,435	291,881 393,800 315,729	1,254,488 1,696,960 2,326,566
Hubertus M. Muehlhaeuser, Senior Vice President and General Manager, Europe/Africa/Middle East(8)	2009 2010 2011	472,004 503,194 612,205	— — —	364,650 403,800 935,529	110,880 116,080 142,443	— 515,145 594,206	54,114 93,822 298,095	63,072 33,428 40,924	1,064,720 1,665,469 2,623,402
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2009 2010 2011	1,054,000 1,093,525 1,148,201	— — —	2,885,025 2,692,000 4,370,520	863,940 805,305 960,925	— 2,132,374 2,124,058	948,352 1,372,256 1,389,342	102,386 58,485 93,037	5,853,703 8,153,945 10,086,083

(1)	Stock Awards for 2009

In 2009, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2009 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2009-2011 three-year performance cycle were dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $729,300; Mr. Carioba — $729,300; Mr. Collar — $729,300; Mr. Muehlhaeuser — $729,300; and Mr. Richenhagen — $5,770,050; however, the maximum performance level was not achieved. The value of the awards on the date of grant at the actually achieved level of performance was zero for all NEOs as we did not achieve the “threshold” goal for any of the pre-established targets.

Stock Awards for 2010

In 2010, awards were granted under a three-year performance cycle under the PSP. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2010 three-year performance cycle at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2010-2012 three-year performance cycle are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $1,211,400; Mr. Carioba — $807,600; Mr. Collar — $807,600; Mr. Muehlhaeuser — $807,600; and Mr. Richenhagen — $5,384,000.

Stock Awards for 2011

In 2011, awards were granted under a three-year performance cycle under the PSP and under a three to five year cycle under the margin growth incentive plan for a performance period commencing in 2011 and ending in 2016. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to both the 2011 three-year performance cycle and the margin growth incentive plan at the probable outcome of the performance conditions, or “target” level, at the date of grant. The actual amounts that will be earned under the 2011-2013 three-year performance cycle and under the three-to five year cycle margin growth incentive plan are dependent upon the achievement of pre-established performance goals. Assuming the maximum level of performance conditions, the following would be the value of the award on the date of grant: Mr. Beck — $2,445,786; Mr. Carioba — $2,278,458; Mr. Collar — $2,278,458; Mr. Muehlhaeuser — $2,278,458; and Mr. Richenhagen — $9,555,840.

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(2)	SSARs were awarded on January 21, 2009, January 20, 2010 and January 26, 2011. The SSARs vest over four years from the date of grant, or 25% per year. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Non-Equity Incentive Plan Compensation for 2009. No annual incentive awards for 2009 were earned under the IC Plan. During 2009, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

Non-Equity Incentive Plan Compensation for 2010.    All annual incentive awards for 2010 were performance-based. These payments were earned in 2010 and paid in March 2011 under the IC Plan. In addition, during 2010, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

Non-Equity Incentive Plan Compensation for 2011.    All annual incentive awards for 2011 were performance-based. These payments were earned in 2011 and paid in February and March 2012 under the IC Plan. In addition, during 2011, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2009, 2010 or 2011.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the year to the end of the year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service.

Change in pension values during the year may be due to various sources such as:

•

Service accruals:    The benefits payable from the pension plans increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the year, the benefit payable at retirement increases. Each of the NEOs who participate in a pension plan earned an additional year of benefit service during 2011.

•

Compensation increases/decreases since prior year:    The benefits payable from the pension plans are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the pension plans will increase (decrease) as well.

•

Aging:    The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

•

Changes in assumptions:    The amounts shown in the “2011 Pension Benefits Table” are present values of retirement benefits that will be paid in the future. The discount rate used to determine the present value is updated each year based on current economic conditions. This assumption does not impact the actual benefits paid to participants. The discount rate decreased from 2010 to 2011, which resulted in an increase in the present value of the officers’ benefits. The discount rate decrease was the primary source of the increase in the present value of pension benefits for the U.S. executives.

•

Plan amendments:    The Company periodically amends the retirement programs in order to remain competitive locally and/or align with our global benefits strategy. During 2011, the Company adopted amendments in the U.S., Brazil and Switzerland. The amendments in Switzerland were the primary source of the increase in Mr. Muehlhaeuser’s pension benefits.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

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(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2011:

Name	Club Membership ($)	Defined Contribution Match ($)	Life Insurance(a) ($)	Car Lease and Maintenance(b) ($)	Other(c) ($)	Total ($)
Andrew H. Beck	7,110	11,025	3,020	14,347	4,504	40,006
André M. Carioba	9,066	30,332	—	66,096	8,011	113,505
Gary L. Collar	—	11,025	4,142	44,102	256,460	315,729
Hubertus M. Muehlhaeuser	—	—	—	40,924	—	40,924
Martin H. Richenhagen	7,980	11,025	18,549	34,813	20,670	93,037

(a)	These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b)	These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(c)	The amount for Mr. Beck pertains to commercial airfare related to attendance by Mr. Beck’s wife at corporate functions. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $54,817; housing allowance — $100,810; tax equalization payments — $30,839; relocation expenses — $30,125; storage fees — $350; tax preparation fees — $1,200; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $35,993. The amount also includes commercial airfare related to attendance by Mr. Collar’s wife at corporate functions — $2,326. The amount for Mr. Carioba includes meal expenses — $2,886, as well as commercial airfare related to attendance by Mr. Carioba’s wife at corporate functions — $5,125. The amount for Mr. Richenhagen includes commercial airfare related to attendance by Mr. Richenhagen’s wife at corporate functions — $14,088, as well as $6,582 related to immigration of Mr. Richenhagen’s son to the United States. In addition, Mr. Richenhagen’s wife accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for attendance at corporate functions at no incremental cost.

(6)	Mr. Carioba, as a Brazil-based employee, is paid in Brazilian Reais. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made, or for certain items, using the average exchange rate in effect for the year.

(7)	Mr. Collar, as an expatriate who is based in Switzerland, is partially paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made or, for certain items, using the average exchange rate in effect for the year.

(8)	Mr. Muehlhaeuser, as a Swiss-based employee, is paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted payments into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made or, for certain items, using the average exchange rate in effect for the year.

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2011 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed year. This includes the awards under the Company’s IC Plan, as well as PSP awards and SSARs under the LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the third- and second-to-last columns, we report the number of shares of Common Stock underlying SSARs granted in the year and corresponding per share exercise price. In all cases, the exercise price was equal to the closing market price of the Company’s Common Stock on the date of grant. In the last column, we report the aggregate FASB ASC Topic 718 grant date fair value of all SSAR awards made in 2011.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Under- lying SSARs Compen- sation (#)	Exercise Price of SSAR Awards ($/sh)	Grant Date Fair Value of SSAR Awards ($)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (# of shares)	Target (# of shares)	Maxi- mum (# of shares)
Andrew H. Beck	IC Plan PSA MGIP SSAR Awards	1/26/2011 1/26/2011 4/21/2011 1/26/2011	179,037	447,594	671,391	3,900 2,500	11,700 7,500	23,400 22,500	7,300	52.29	165,053
André M. Carioba	IC Plan PSA MGIP SSAR Awards	1/26/2011 1/26/2011 4/21/2011 1/26/2011	153,437	383,592	575,387	3,367 2,500	10,100 7,500	20,200 22,500	6,300	52.29	142,443
Gary L. Collar	IC Plan PSA MGIP SSAR Awards	1/26/2011 1/26/2011 4/21/2011 1/26/2011	104,026	260,064	390,096	3,367 2,500	10,100 7,500	20,200 22,500	6,300	52.29	142,443
Hubertus M. Muehlhaeuser	IC Plan PSA MGIP SSAR Awards	1/26/2011 1/26/2011 4/21/2011 1/26/2011	171,417	428,543	642,816	3,367 2,500	10,100 7,500	20,200 22,500	6,300	52.29	142,443
Martin H. Richenhagen	IC Plan PSA MGIP SSAR Awards	1/26/2011 1/26/2011 4/21/2011 1/26/2011	597,065	1,492,661	2,238,992	22,667 5,000	68,000 15,000	136,000 45,000	42,500	52.29	960,925

(1)	Amounts included in the table above represent the potential payout levels related to corporate and personal objectives for 2011 under the Company’s IC Plan. For 2011, payments for these awards already have been determined and were paid on February 29, 2012 to the NEOs, except for the payments to Mr. Muehlhaeuser, which was made on March 16, 2012 and Mr. Carioba, which will be made on March 30, 2012.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

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OUTSTANDING EQUITY AWARDS AT YEAR-END 2011

The following table provides information concerning unexercised SSARs, and stock that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR/option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
Name	Number of Securities Underlying Unexercised SSARs Exercisable (#)	Number of Securities Underlying Unexercised SSARs Unexercised(1) (#)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned SSARs (#)	SSAR Exercise Price ($)	SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units or Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Value Realized on Vesting(4) ($)
Andrew H. Beck	12,500 3,450 6,000 3,125 —	— 1,150 6,000 9,375 7,300	— — — — —	37.38 56.98 21.45 33.65 52.29	2/15/2014 1/23/2015 1/21/2016 1/20/2017 1/26/2018	— — — — — —	— — — — — —	— — — 18,000 11,700 7,500	— — — 605,700 611,793 407,400
André M. Carioba	9,375 3,450 — 2,000 —	— 1,150 6,000 6,000 6,300	— — — — —	37.38 56.98 21.45 33.65 52.29	2/15/2014 1/23/2015 1/21/2016 1/20/2017 1/26/2018	— — — — — —	— — — — — —	— — — 12,000 10,100 7,500	— — — 403,800 528,129 407,400
Gary L. Collar	3,450 3,000 2,000 —	1,150 6,000 6,000 6,300	— — — —	56.98 21.45 33.65 52.29	1/23/2015 1/21/2016 1/20/2017 1/26/2018	— — — — —	— — — — —	— — 12,000 10,100 7,500	— — 403,800 528,129 407,400
Hubertus M. Muehlhaeuser	2,250 — — —	750 6,000 6,000 6,300	— — — —	56.98 21.45 33.65 52.29	1/23/2015 1/21/2016 1/20/2017 1/26/2018	— — — — —	— — — — —	— — 12,000 10,100 7,500	— — 403,800 528,129 407,400
Martin H. Richenhagen	50,000 23,625 46,750 13,875 —	— 7,875 46,750 41,625 42,500	— — — — —	37.38 56.98 21.45 33.65 52.29	2/15/2014 1/23/2015 1/21/2016 1/20/2017 1/26/2018	— — — — — — 14,420 49,505	— — — — — — 1,000,000 1,000,000	— — — 80,000 68,000 15,000 — —	— — — 2,692,000 3,555,720 814,800 — —

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was January 23, 2008 for the 2008 grants, January 21, 2009 for the 2009 grants, January 20, 2010 for the 2010 grants and January 26, 2011 for the 2011 grants.

(2)	The retention-based restricted stock award granted to Mr. Richenhagen on December 6, 2007 was for 28,839 shares and was based on the price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share. The retention-based restricted stock award granted to Mr. Richenhagen on December 5, 2008 was for 99,010 shares and was based on the price of the Company’s Common Stock on December 5, 2008, which was $20.20 per share. 25% of each restricted stock grant vested on December 5, 2010 and December 6, 2010, respectively, equating to 24,752 shares and 7,210 shares, respectively. 25% of each restricted stock grant vested on December 5, 2011 and December 6, 2011, respectively, equating to 24,753 shares and 7,210 shares, respectively.

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(3)	The amounts shown represent the number of shares awarded under the PSP in January 2010, January 2011 and April 2011, respectively. The amounts shown also include the number of shares awarded under the margin growth incentive plan for a performance period commencing in 2011 and ending in 2015. The actual amounts that will be earned under the PSP and the margin growth incentive plan are dependent upon the achievement of pre-established performance goals during the respective performance cycles.

(4)	Based on the price of the Company’s Common Stock on the date of grant, which was $33.65 per share on January 20, 2010, $52.29 per share on January 26, 2011, and $54.32 per share on April 21, 2011.

SSAR/OPTION EXERCISES AND STOCK VESTED IN 2011

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed year for each of the NEOs. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options and SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock in 2011.

	SSAR/Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Exercise ($)
Andrew H. Beck	4,716	376,625	—	—
André M. Carioba	1,587	92,430	—	—
Gary L. Collar	—	—	—	—
Hubertus M. Muehlhaeuser	4,337	242,670	—	—
Martin H. Richenhagen	14,294	1,236,375	31,963	1,469,546

(1)	The dollar amount realized upon exercise is computed by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the SSARs/options. Shares withheld for income tax purposes related to shares SSARs exercised were as follows: Mr. Beck — 2,267 shares; Mr. Carioba — 604 shares; and Mr. Richenhagen — 7,484.

(2)	Mr. Richenhagen’s shares include 24,753 shares and 7,210 shares valued at $1,138,391 and $331,155, respectively, related to retention-based restricted stock awards that vested on December 5, 2011 and December 6, 2011, respectively.

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PENSION BENEFITS

The “2011 Pension Benefits Table” provides further details regarding the executive officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2011 Summary Compensation Table” and the “2011 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with FASB ASC Topic 715, “Compensation — Retirement Benefits,” on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan

The ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the ENPP are as follows:

Monthly Benefit.    Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon (at the maximum level), and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.    The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years in which such sum was the highest from among the ten years prior to his or her death, termination or retirement.

Vesting.    Participants become vested after meeting all three of the following requirements: (i) turn age 50 (age 46 for Mr. Beck); (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the ENPP. Alternatively, all participants will become vested in the plan in the event of a change of control of the Company and, in addition, Mr. Richenhagen will become vested in the plan in the event of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his employment agreement.

Early Retirement Benefits.    Participants may not receive retirement benefits prior to normal retirement age unless the participant dies.

Swiss Life Collective “BVG” Foundation

The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Muehlhaeuser is a participant. The BVG ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Muehlhaeuser. Mr. Muehlhaeuser’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.

The key provisions of the BVG plan are as follows:

Retirement benefit.    Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

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Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit as a percentage of pay (paid by employee)
25 - 34	4.0%	4.0%
35 - 44	5.5%	5.5%
45 - 54	8.0%	8.0%
55 - 65	9.5%	9.5%

Pensionable pay.    Payable at the annual rate of base pay.

Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.    Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

Swiss Life Additional Capital Plan

Effective January 1, 2012, the BVG also operates an enhanced pension fund for executives in Switzerland, for which Mr. Muehlhaeuser is a participant. This plan is a cash balance formula, with contributions made only by the Company, and contributions are made retroactive to date of hire.

The key provisions of the additional capital plan are as follows:

Retirement benefit.    Upon retirement, participants will receive benefits equal to that of their cash balance account. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.    Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

Age	Credit as a percentage of pay (paid by the Company)	Credit as a percentage of pay (paid by employee)
35 - 44	11.0%	0.0%
45 - 54	16.0%	0.0%
55 - 65	19.0%	0.0%

Pensionable pay.    Bonus pay only.

Normal Retirement Age.    Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.    Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

Vesting.    From age 50, benefits associated with these contributions and the capital plan account balance will become vested. Should Mr. Muehlhauser leave the Company prior to age 50, he will be required to reimburse the Company 100% of the amount accumulated in the capital plan at that time.

Brazilian Retirement Bonus

Effective January 1, 2012, the Company established a notional, unfunded account that will be paid to Mr. Carioba as a cash bonus immediately prior to his retirement, assuming he remains with the Company until age 65. This bonus will vest at the later of age 65 or his retirement date; if Mr. Carioba leaves the Company prior to age 65, he will forfeit this account. This retirement bonus is intended to be a substitute for the ENPP for Mr. Carioba.

The key provisions of the retirement bonus are as follows:

Retirement benefit.    Upon retirement, Mr. Carioba will receive the value of their defined contribution account as a lump sum. The cash balance account grows each year with pay credits (payable by the Company) and interest (currently fixed at 10.5%).

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Pay credits.    Each year, Mr. Carioba’s notional defined contribution account is credited with 2% of base salary and 8% of bonus.

Pensionable pay.    Base salary and bonus pay.

Normal Retirement Age.    Age 65.

Early Retirement Benefits.    None — if Mr. Carioba leaves before age 65, he will not receive this bonus.

2011 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Year ($)
Andrew H. Beck	AGCO executive nonqualified Pension Plan	17.42	2,054,666	—
André M. Carioba(2)	None	—	—	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	9.67	813,930	—
Hubertus M. Muehlhaeuser(3)	Swiss Life Collective “BVG” Foundation	6.33	614,948	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	7.75	5,169,293	—

(1)	Based on plan provisions in effect as of December 31, 2011. Other than Mr. Carioba, the executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

(2)	Mr. Carioba did not participate in any defined benefit pension programs sponsored by the Company as of December 31, 2011. Mr. Carioba does participate in a defined contribution plan that is broadly available to other employees in Brazil. This plan provides a 100% match on contributions up to a maximum of 6% of pay, plus the potential for catch-up contributions. In addition, the Company does make mandatory payroll contributions to a state-sponsored retirement plan. Mr. Carioba will be entitled to recover this pension upon termination or retirement from the Company. If Mr. Carioba is terminated without cause, then the Company is required to increase its contributions to the fund by 40%. Please note, Mr. Carioba will also receive a retirement bonus, as described in the “Pension Benefits — Brazilian Retirement Bonus” section.

(3)	Mr. Muehlhaeuser’s benefits include both employer and employee-provided contributions. Mr. Muehlhaeuser’s BVG benefits were converted from Swiss Francs to U.S. dollars based on the exchange rate in effect as of December 31, 2011.

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OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events assuming termination on the last day of the prior year (December 31, 2011):

Executive / Termination Scenario(1)	Severance	Bonus	Accelerated Vesting of Equity	Benefits	Retirement Benefits		Death Benefit	Disability Benefit	280G Tax Gross-Up	Estimated Total
Andrew H. Beck
Change in Control(2)(3)(4)(5)	$1,758,864	$636,926	$3,319,308	$75,588	$1,197,230		$—	$—	$—	$6,987,916
Voluntary Termination Without Good Reason	—	—	—	—	407,833	(11)	—	—	—	407,833
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	113,247	636,926	—	4,759	407,833	(11)	2,717,916	—	—	3,880,681
Disability(8)	—	636,926	—	—	407,833	(11)	—	650,736	—	1,695,495
Involuntary With Cause	—	—	—	—	407,833	(11)	—	—	—	407,833
Involuntary Without Cause or Good Reason Resignation(9)	$905,973	$636,926	$—	$75,588	$407,833	(11)	$—	$—	$—	$2,026,320
André M. Carioba
Change in Control(2)(3)(4)(5)	$1,678,436	$415,174	$2,477,635	$—	$—		$—	$—	$—	$4,571,245
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	134,845	415,174	—	6,226	—		1,078,758	—	—	1,635,003
Disability(8)	—	415,174	—	—	—		—	—	—	415,174
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation(9)	$539,379	$415,174	$—	$—	$—		$—	$—	$—	$954,553
Gary L. Collar(10)
Change in Control(2)(3)(4)(5)	$1,172,691	$353,910	$2,489,789	$47,696	$561,169		$—	$—	$—	$4,625,255
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	126,720	353,910	—	3,644	—		2,280,960	—	—	2,765,234
Disability(8)	31,680	353,910	—	—	—		—	270,000	—	655,590
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause or Good Reason Resignation(9)	$411,840	$353,910	$—	$28,826	$—		$—	$—	$—	$794,576
Hubertus M. Muehlhaeuser
Change in Control(2)(3)(4)(5)	$1,764,192	$594,096	$2,406,589	—	$409,068		$—	$—	$—	$5,173,945
Voluntary Termination Without Good Reason	—	—	—	—	409,068	(12)	—	—	—	409,068
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	128,087	594,096	—	—	3,935,894		—	—	—	4,658,077
Disability(8)	—	594,096	—	—	352,683		—	—	—	946,779
Involuntary With Cause	—	—	—	—	409,068	(12)	—	—	—	409,068
Involuntary Without Cause or Good Reason Resignation(9)	$512,349	$594,096	$—	$—	$409,068		$—	$—	$—	$1,515,513
Martin H. Richenhagen
Change in Control(2)(3)(4)(5)	$7,742,536	$2,124,058	$18,919,386	$256,636	$3,917,299		$—	$—	$4,196,096	$37,156,011
Voluntary Termination Without Good Reason	—	—	—	—	—		—	—	—	—
Retirement(6)	—	—	—	—	—		—	—	—	—
Death(7)	290,509	2,124,058	—	28,551	—		6,972,210	—	—	9,415,328
Disability(8)	—	2,124,058	—	28,551	—		—	2,083,200	—	4,235,809
Involuntary With Cause	—	—	—	—	—		—	—	—	—
Involuntary Without Cause, Good Reason, Resignation or Company’s Non-Renewal of Employment Agreement(9)	$5,161,691	$2,124,058	$—	$243,019	$609,438	(13)	$—	$—	$—	$8,138,206

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(1)	All termination scenarios assume termination occurs on December 31, 2011, at a stock price of $42.97, the closing price of the Company’s Common Stock as of December 30, 2011 (which was the last business day of the year).

(2)	Upon termination within two years following a change of control, the following provisions apply to each of the NEOs:

•

Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed years and the current year’s trend. He continues to receive life insurance benefits during a three-year period, and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•

Other NEOs receive a lump sum payment equal to (i) two times base salary in effect at the time of termination, (ii) a pro-rata portion of bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three-year average of the NEO’s awards received during the prior two completed years and the current year’s trend. Each of the NEOs continues to receive life insurance and healthcare benefits during a two-year period, except for Mr. Muehlhaeuser.

(3)	All outstanding equity awards held by the NEOs at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable.

(4)	In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the ENPP. The difference between the “Retirement Benefits” values shown in the table above from the ENPP and the value shown in the “2011 Pension Benefits Table” is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(5)	This termination scenario has factored in a non-compete covenant, thus reducing the severance amount by the presumed value of the covenant not to compete. The “excise tax gross-up” for taxes due on any payments to the executive in the event of a change of control is not expected to apply to Mr. Carioba or Mr. Muehlhaeuser because neither is subject to U.S. taxes.

(6)	None of the NEOs are eligible for retirement benefits as of December 31, 2011. Mr. Beck is vested in his ENPP benefit. Mr. Muehlhaeuser is not vested in his additional capital account.

(7)	Upon death, the following provisions apply to each of the NEOs:

•

The estate receives the executive’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to the executive through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage. Mr. Muehlhaeuser’s spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary. If accidental death should occur, Mr. Muehlhaeuser’s retirement benefit would be $2,227,442.

(8)	Upon disability, the following provisions apply to each of the NEOs:

•

Each of the NEOs receives all sums otherwise payable to them by the Company through the date of disability, including the pro-rata portion of the bonus earned. The “Disability Benefit” amount represents the annual value of the insurance proceeds payable to the executive on a monthly basis upon disability. For Mr. Richenhagen, the Company pays 18 months of COBRA premiums to continue group health coverage. For Mr. Muehlhaeuser, he is entitled to receive 60% of his salary (approximately $352,683) annually until he reaches retirement age. Once he reaches retirement age, he will receive the value in his cash balance account (accumulated with salary and interest credits).

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(9)	Unless such termination occurs within two years following a change of control, if employment is terminated without cause or if the executive voluntarily resigns with good reason, the following provisions apply to each of the NEOs:

•

For Mr. Richenhagen, he receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company, and a bonus equal to two times the average of the prior two completed years and the current year’s trend. He continues to receive life insurance benefits during the two-year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage.

•

For Mr. Beck, he receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

•

For Mr. Carioba, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination (which only includes the company-wide bonus program), which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

•

For Mr. Collar, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

•

For Mr. Muehlhaeuser, he receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his vested account balance.

(10)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the relocation of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days of temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary and is included in the severance column where appropriate.

(11)	Mr. Beck is currently vested in his ENPP retirement benefit. In the event of Mr. Beck’s termination due to a change of control, he will receive a $1,197,230 lump sum payment. In the event of his termination due to any other cause, he will receive a $407,833 annual annuity for 15 years beginning at age 65.

(12)	In the event of Mr. Muehlhaeuser’s voluntarily termination without good reason or involuntary termination with cause, he receives a lump sum amount from his BVG Plan equal to the current value of his vested account balance.

(13)	In the event of Mr. Richenhagen’s termination due to involuntary without cause, or good reason resignation, or by the Company’s non-renewal of his employment agreement, he will receive a $609,438 annual annuity for 15 years beginning at age 65.

For Mr. Muehlhaeuser, the amounts shown above represent the approximate portion of Mr. Muehlhaeuser’s BVG benefit attributable to employer and employee contributions made to the account as an AGCO employee. Mr. Muehlhaeuser’s account balance also includes contributions (with interest) made by his previous employers, which are not included in the amounts disclosed above. Mr. Muehlhaeuser’s employment agreement provides certain restrictive covenants that continue for a one year period after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If

42

Mr. Muehlhaeuser breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Muehlhaeuser.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Company has engaged Towers Watson to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects. The aggregate fees billed by Towers Watson for consulting services rendered to the Committee for 2011 in recommending the amount or form of executive and director compensation were approximately $252,000. The total amount of fees paid by the Company to Towers Watson in 2011 for all other services, excluding Committee services, was approximately $2,300,000. These other services primarily related to actuarial services in respect of the Company’s defined benefit plans, general employee compensation consulting services, benefit plan design services and pension administration services. Approximately $800,000 of the $2,300,000 in other services were paid directly from the pension trusts of the Company’s U.S. and U.K. pension plans. The Committee recommended and approved the provision of these additional services to the Company by Towers Watson.

The foregoing report is submitted by the Compensation Committee of the Board.

Gerald L. Shaheen, Chairman

Luiz F. Furlan

Thomas W. LaSorda

George E. Minnich

Daniel D. Ustian

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board: P. George Benson, Thomas W. LaSorda, George E. Minnich (Chairman), Daniel C. Ustian and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities

43

of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2011.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the audit committee and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the professional services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The foregoing report has been furnished by the Audit Committee of the Board.

George E. Minnich, Chairman

P. George Benson

Thomas W. LaSorda

Daniel C. Ustian

Hendrikus Visser

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2011 and 2010, the audit of the Company’s internal control over financial reporting for 2011 and 2010, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K during such years were approximately $7,005,000 and $6,211,000, respectively.

Certain fees incurred in 2010 that were previously reported as “audit-related fees” have been reclassified to “audit fees” to conform with the presentation and classification of fees and services that were incurred and performed during 2011. These fees primarily related to statutory audits and opening balance sheet work related to the Company’s acquisitions completed in 2010, as well as fees for consultations regarding various accounting matters.

44

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for 2011 and 2010 for audit-related fees were approximately $76,000 and $60,000, respectively. The amount for 2011 primarily represents fees for the audit of one of the Company’s employee benefit plans, as well as required auditor certifications for various matters required in certain foreign jurisdictions. The amount for 2010 primarily represents fees related to the audit of one of the Company’s employee benefit plans.

Tax Fees

The aggregate fees billed by KPMG LLP for 2011 and 2010 for professional services rendered for tax services primarily related to auditor-required attestations of tax credit and other claims related to the Company’s operations in certain foreign jurisdictions was approximately $57,000 and $34,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for 2011 or 2010.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit, audit-related and tax fees during 2011 or 2010. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG LLP’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2011 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2012, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 16, 2012, the Company had loans to Robert Ratliff, who served as Chairman of the Board until his retirement in August 2006 and is the step-father-in-law of Randall G. Hoffman, who is the Company’s Senior Vice President — Global Sales & Marketing and Product Management, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has previously agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

During 2011 and 2010, the Company paid approximately $5.2 million and $3.6 million, respectively, to PPG Industries, Inc. for painting materials used in the Company’s manufacturing processes. Mr. Richenhagen, who is the Company’s Chairman, President and Chief Executive Officer, is currently a member of the board of directors and serves on the audit and technology/environment committees of PPG Industries, Inc.

Ms. Srinivasan, who is currently a member of the board of directors of the Company, is the Chairman and Chief Executive Officer of Tractors and Farm Equipment Limited (“TAFE”), in which the Company holds a 23.5% interest. The Company received dividends of approximately $1.2 million from TAFE during 2011. TAFE manufactures and distributes Massey Ferguson branded equipment primarily in India and also supplies tractors and components to AGCO for sale in other markets. During 2011, the Company purchased approximately $80.4 million of tractors and components from TAFE.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount in which any director, executive officer, significant stockholder or certain other persons has or have a material interest.

45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the year ended December 31, 2011, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2011 Annual Report to its stockholders and Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March  16, 2012.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the year ended December 31, 2011, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 16, 2012. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2011, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2012, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2013 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 26, 2012; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2012 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2013 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 25, 2013 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

46

AGCO CORPORATION

OFFER TO EXCHANGE

$300,000,000 PRINCIPAL AMOUNT OF ITS 5.875% SENIOR NOTES DUE 2021

THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED

FOR

ANY AND ALL OF ITS OUTSTANDING 5.875% SENIOR NOTES DUE 2021

PROSPECTUS

Until July 3, 2012, all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

April 4, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such person actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Article XI of the Company’s Bylaws provides in regard to indemnification of directors and officers as follows:

1. Definitions. As used in this article, the term “person” means any past, present or future director or officer of the corporation or a designated officer of an operating division of the corporation.

2. Indemnification Granted. The corporation shall indemnify, defend, and hold harmless against all liability, loss and expenses (including attorneys’ fees reasonably incurred), to the full extent and under the circumstances permitted by the Delaware General Corporation Law of the State of Delaware in effect from time to time, any person as defined above, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer of the corporation or designated officer of an operating division of the corporation, or is or was an employee or agent of the corporation acting as a director, officer, employee or agent of another company or other enterprise in which the corporation owns, directly or indirectly, an equity or other interest or of which it may be a creditor.

If a person indemnified herein must retain an attorney directly, the corporation may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this article or otherwise.

This right of indemnification shall not be deemed exclusive of any other rights to which a person indemnified herein may be entitled by By-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, designated officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. It is not intended that the provisions of this article be applicable to, and they are not to be construed as granting indemnity with respect to, matters as to which indemnification would be in contravention of the laws of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provision.

3. Miscellaneous. The board of directors may also on behalf of the corporation grant indemnification to any individual other than a person defined herein to such extent and in such manner as the board in its sole discretion may from time to time and at any time determine.

Article 6 of the Company’s Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

The Company’s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those exhibits incorporated in this registration statement by reference. Each management contract or compensation plan required to be filed as an exhibit is identified by an asterisk (*).

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation

3.1	Certificate of Incorporation	June 30, 2002, Form 10-Q, Exhibit 3.1

3.2	By-Laws	December 20, 2011, Form 8-K, Exhibit 3.1

4.1	Rights Agreement	March 31, 1994, Form 10-Q; August 8, 1999, Form 8-A/A, Exhibit 4.1 April 23, 2004, Form 8-A/A, Exhibit 4.1

4.2	Indenture dated as of December 4, 2006	December 4, 2006, Form 8-K, Exhibit 10.1

4.3	Indenture dated December 5, 2011 (including Form of Global Note for 5.875% Senior Notes due 2021)	December 6, 2011, Form 8-K, Exhibit 4.1

4.4	Registration Rights Agreement dated December 5, 2011	December 6, 2011, Form 8-K, Exhibit 4.2

5.1	Opinion of Troutman Sanders LLP	Previously filed

10.1	2006 Long Term Incentive Plan*	March 21, 2011, Form DEF14A, Appendix A

10.2	Form of Non-Qualified Stock Option Award Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.3

10.4	Form of Stock Appreciation Rights Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.4

10.5	Form of Restricted Stock Agreement*	March 31, 2006, Form 10-Q, Exhibit 10.5

10.6	Form of Performance Share Award*	March 31, 2006, Form 10-Q, Exhibit 10.6

10.7	Management Incentive Plan*	June 30, 2008, Form 10-Q, Exhibit 10.4

10.8	Amended and Restated Executive Nonqualified Pension Plan*	December 31, 2011, Form 10-K, Exhibit 10.8

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation

10.9	Employment and Severance Agreement with Martin H. Richenhagen*	December 31, 2009, Form 10-K, Exhibit 10.12

10.10	Employment and Severance Agreement with Andrew H. Beck*	March 31, 2010, Form 10-Q, Exhibit 10.2

10.11	Employment and Severance Agreement with Andre M. Carioba*	December 31, 2008, Form 10-K, Exhibit 10.15

10.12	Employment and Severance Agreement with Gary L. Collar*	June 30, 2008, Form 10-Q, Exhibit 10.6

10.13	Employment and Severance Agreement with Hubertus Muehlhaeuser*	June 30, 2008, Form 10-Q, Exhibit 10.7

10.14	Credit Agreement dated as of May 2, 2011	June 30, 2011, Form 10-Q, Exhibit 10.1

10.15	Credit Agreement dated as of December 1, 2011	December 6, 2011, Form 8-K, Exhibit 10.1

10.16	U.S. Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.1

10.17	Canadian Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.2

10.18	European Receivables Transfer Agreement, dated October 13, 2006	September 30, 2006, Form 10-Q, Exhibit 10.1; December 31, 2009, Form 10K, Exhibit 10.21; June 30, 2010, Form 10-Q, Exhibit 10.1

10.19	French Receivables Purchase Agreement, dated February 19, 2010	December 31, 2009, Form 10-K, Exhibit 10.22

10.20	GSI Holdings Corp. Agreement and Plan of Merger, dated as of September 30, 2011	October 5, 2011, Form 8-K, Exhibit 2.1

10.21	Current Director Compensation	December 31, 2011, Form 10-K, Exhibit 10.21

12.1	Computation of ratio of earnings to fixed charges	Previously filed

21.1	Subsidiaries of the Registrant	December 31, 2011, Form 10-K, Exhibit 21.1

23.1	Consent of KPMG LLP	Previously filed

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)	Previously filed

24.1	Powers of Attorney	Previously filed

25.1	Form T-1 Statement of Eligibility and Qualification of Trustee	Previously filed

101.INS	XBRL Instance Document	Filed herewith+

101.SCH	XBRL Taxonomy Extension Schema	Filed herewith+

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	Filed herewith+

101.DEF	XBRL Taxonomy Extension Definition Linkbase	Filed herewith+

101.LAB	XBRL Taxonomy Extension Label Linkbase	Filed herewith+

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	Filed herewith+

+	Users of this data are advised pursuant to Rule 406T of Regulation S-T that XBRL (Extensible Business Reporting Language) information is deemed “furnished” and not “filed” or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

(b) Financial Statement Schedule. All financial statement schedules have been omitted because they are not applicable or the required information is presented in the consolidated financial statements or notes thereto included in the prospectus.

(c) Reports, Opinions and Appraisals. Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 28th day of March, 2012.

AGCO Corporation

By:	/s/ David K. Williams
David K. Williams

Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 28, 2012 by the following persons in the capacities indicated.

SIGNATURE	CAPACITY

* Martin Richenhagen	Chairman, President and Chief Executive Officer (Principal Executive Officer)

* Andrew H. Beck	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* P. George Benson	Director

* Wolfgang Deml	Director

* Luiz F. Furlan	Director

* Gerald B. Johanneson	Director

* Thomas W. LaSorda	Director

* George E. Minnich	Director

* Gerald L. Shaheen	Director

* Mallika Srinivasan	Director

* Daniel C. Ustian	Director

* Hendrikus Visser	Director

* By:	/s/ Debra E. Kuper
Debra E. Kuper
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation

3.1	Certificate of Incorporation	June 30, 2002, Form 10-Q, Exhibit 3.1

3.2	By-Laws	December 20, 2011, Form 8-K, Exhibit 3.1

4.1	Rights Agreement	March 31, 1994, Form 10-Q; August 8, 1999, Form 8-A/A, Exhibit 4.1 April 23, 2004, Form 8-A/A, Exhibit 4.1

4.2	Indenture dated as of December 4, 2006	December 4, 2006, Form 8-K, Exhibit 10.1

4.3	Indenture dated December 5, 2011 (including Form of Global Note for 5.875% Senior Notes due 2021)	December 6, 2011, Form 8-K, Exhibit 4.1

4.4	Registration Rights Agreement dated December 5, 2011	December 6, 2011, Form 8-K, Exhibit 4.2

5.1	Opinion of Troutman Sanders LLP	Previously filed

10.1	2006 Long Term Incentive Plan	March 21, 2011, Form DEF14A, Appendix A

10.2	Form of Non-Qualified Stock Option Award Agreement	March 31, 2006, Form 10-Q, Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement	March 31, 2006, Form 10-Q, Exhibit 10.3

10.4	Form of Stock Appreciation Rights Agreement	March 31, 2006, Form 10-Q, Exhibit 10.4

10.5	Form of Restricted Stock Agreement	March 31, 2006, Form 10-Q, Exhibit 10.5

10.6	Form of Performance Share Award	March 31, 2006, Form 10-Q, Exhibit 10.6

10.7	Management Incentive Plan	June 30, 2008, Form 10-Q, Exhibit 10.4

10.8	Amended and Restated Executive Nonqualified Pension Plan	December 31, 2011, Form 10-K, Exhibit 10.8

10.9	Employment and Severance Agreement with Martin H. Richenhagen	December 31, 2009, Form 10-K, Exhibit 10.12

10.10	Employment and Severance Agreement with Andrew H. Beck	March 31, 2010, Form 10-Q, Exhibit 10.2

10.11	Employment and Severance Agreement with Andre M. Carioba	December 31, 2008, Form 10-K, Exhibit 10.15

10.12	Employment and Severance Agreement with Gary L. Collar	June 30, 2008, Form 10-Q, Exhibit 10.6

10.13	Employment and Severance Agreement with Hubertus Muehlhaeuser	June 30, 2008, Form 10-Q, Exhibit 10.7

10.14	Credit Agreement dated as of May 2, 2011	June 30, 2011, Form 10-Q, Exhibit 10.1

10.15	Credit Agreement dated as of December 1, 2011	December 6, 2011, Form 8-K, Exhibit 10.1

Exhibit Number	Description of Exhibit	The Filings Referenced for Incorporation by Reference are AGCO Corporation
10.16	U.S. Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.1

10.17	Canadian Receivables Purchase Agreement, dated December 22, 2009	December 23, 2009, Form 8-K, Exhibit 10.2

10.18	European Receivables Transfer Agreement, dated October 13, 2006	September 30, 2006, Form 10-Q, Exhibit 10.1; December 31, 2009, Form 10K, Exhibit 10.21; June 30, 2010, Form 10-Q, Exhibit 10.1

10.19	French Receivables Purchase Agreement, dated February 19, 2010	December 31, 2009, Form 10-K, Exhibit 10.22

10.20	GSI Holdings Corp. Agreement and Plan of Merger, dated as of September 30, 2011	October 5, 2011, Form 8-K, Exhibit 2.1

10.21	Current Director Compensation	December 31, 2011, Form 10-K, Exhibit 10.21

12.1	Computation of ratio of earnings to fixed charges	Previously filed

21.1	Subsidiaries of the Registrant	December 31, 2011, Form 10-K, Exhibit 21

23.1	Consent of KPMG LLP	Previously filed

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5.1)	Previously filed

24.1	Powers of Attorney	Previously filed

25.1	Form T-1 Statement of Eligibility and Qualification of Trustee	Previously filed

101.INS	XBRL Instance Document	Filed herewith+

101.SCH	XBRL Taxonomy Extension Schema	Filed herewith+

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	Filed herewith+

101.DEF	XBRL Taxonomy Extension Definition Linkbase	Filed herewith+

101.LAB	XBRL Taxonomy Extension Label Linkbase	Filed herewith+

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	Filed herewith+

+	Users of this data are advised pursuant to Rule 406T of Regulation S-T that XBRL (Extensible Business Reporting Language) information is deemed “furnished” and not “filed” or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.